     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 1994


                                                       REGISTRATION NO. 33-_____

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                USG CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                           3275                          36-3329400
(State or other jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
incorporation or organization)     Classification Code Number)          Identification No.)

                           125 SOUTH FRANKLIN STREET
                          CHICAGO, ILLINOIS 60606-4678
                                 (312) 606-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                            ARTHUR G. LEISTEN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                           125 SOUTH FRANKLIN STREET
                          CHICAGO, ILLINOIS 60606-4678
                                 (312) 606-4000
           (Name, address and telephone number of agent for service)
                           --------------------------

                                   COPIES TO:

       FRANCIS J. GERLITS, P.C.                      SETH A. KAPLAN
           Kirkland & Ellis                  Wachtell, Lipton, Rosen & Katz
        200 East Randolph Drive                    51 West 52nd Street
        Chicago, Illinois 60601                 New York, New York 10019

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE


                                                                                               AMOUNT OF
                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM      ADDITIONAL
   TITLE OF EACH CLASS OF          AMOUNT TO         OFFERING PRICE          AGGREGATE        REGISTRATION
SECURITIES TO BE REGISTERED   BE REGISTERED(1)(2)     PER SHARE(3)       OFFERING PRICE(3)       FEE(4)
Common Stock, par value
 $0.10 per share............   14,375,000 shares         $29.875           $432,831,250         $149,253

(1) Of the 14,375,000 shares of Common Stock being registered, 9,775,000 shares were registered pursuant to Registration Statement No. 33-51845 originally filed on January 7, 1994, 1,725,000 shares were registered pursuant to Amendment No. 1 to such Registration Statement, and 2,875,000 additional shares are being registered pursuant hereto.
(2) Includes 1,875,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(3) Estimated in accordance with Rule 457 solely for the purpose of calculating the additional registration fee. The proposed maximum offering price per share shown in the table relates to the 2,875,000 shares of Common Stock being registered pursuant to this Registration Statement. A proposed maximum offering price per share of $29.625 was used for the purpose of calculating the registration fee with respect to the 9,775,000 shares of Common Stock registered pursuant to the Registration Statement originally filed on January 7, 1994. A proposed maximum offering price per share of $33.25 was used for the purpose of calculating the registration fee with respect to the 1,725,000 shares of Common Stock registered pursuant to Amendment No. 1 to such original Registration Statement.
(4) Of the $149,253 registration fee, $99,857 was paid in connection with the Registration Statement originally filed on January 7, 1994 and $19,778 of the registration fee was paid in connection with Amendment No. 1 to such original Registration Statement. Accordingly, $29,618 of the registration fee is being paid in connection herewith.

                           --------------------------


    Pursuant to  Rule  429, the  Prospectus  contained herein  also  relates  to
Registration   Statement  No.  33-51845   and  this  constitutes  Post-Effective
Amendment No. 1 to such Registration Statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
  SHOWING LOCATION IN PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF PART I OF
                                   FORM S-1.

REGISTRATION STATEMENT
ITEM NUMBER AND CAPTION                                                   CAPTION OR LOCATION IN PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus.......................................  Inside Front Cover Page of Prospectus; Outside Back
                                                                Cover Page of Prospectus; Additional Information
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds...................................  Purpose of the Offering and Use of Proceeds;
                                                                Management's Discussion and Analysis of Financial
                                                                Condition and Results of Operations
       5.  Determination of Offering Price...................  Not applicable
       6.  Dilution..........................................  Dilution
       7.  Selling Security Holders..........................  Ownership of Common Stock
       8.  Plan of Distribution..............................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to Be Registered........  Prospectus Summary; Dividend Policy; Capitalization;
                                                                Description of Capital Stock
      10.  Interests of Named Experts and Counsel............  Legal Matters
      11.  Information with Respect to the Registrant........  Outside Front Cover Page of Prospectus; Prospectus
                                                                Summary; Risk Factors; Dividend Policy; Purpose of the
                                                                Offering and Use of Proceeds; Capitalization; Dilution;
                                                                Selected Consolidated Financial Data; Management's
                                                                Discussion and Analysis of Financial Condition and
                                                                Results of Operations; Business; Management; Certain
                                                                Relationships and Related Transactions; Description of
                                                                Capital Stock; Legal Matters; Experts; Financial
                                                                Statements
      12.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...  Not Applicable

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one (the "U.S. Prospectus") to be used in connection with an offering in the United States and Canada and one (the "International Prospectus") to be used in connection with a concurrent international offering outside the United States and Canada. The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from or are in addition to those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labelled "Alternate Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS          SUBJECT TO COMPLETION               [LOGO]
12,500,000 SHARES       MARCH 9, 1994
USG CORPORATION
COMMON STOCK
($.10 PAR VALUE)


Of the 12,500,000 shares of common stock ("Common Stock") of USG Corporation ("USG" or the "Corporation") being offered, 7,000,000 shares are being sold by the Corporation and 5,500,000 shares are being sold by Water Street Corporate Recovery Fund I, L.P. (the "Selling Stockholder" or "Water Street"). See "Ownership of Common Stock -- Selling Stockholder and its Affiliates." The Corporation will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder.



Of the 12,500,000 shares of Common Stock being offered, 10,625,000 shares are being offered hereby in the United States and Canada (the "U.S. Offering") and 1,875,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering" and,
collectively  with  the U.S.  Offering,  the "Offering"),  subject  to transfers between the U.S. Underwriters (as defined herein) and the International Underwriters (as defined herein). The offering price and underwriting discounts for the U.S. Offering and the International Offering will be identical. The
closing   of  the  U.S.  Offering  is   conditioned  upon  the  closing  of  the
International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering. See "Underwriting."



The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "USG." On March 8, 1994, the last reported sale price of the Common Stock as reported on the NYSE Composite Tape was $29.875 per share. See "Price Range of Common Stock." Potential investors are encouraged to obtain current trading price information.


PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PROCEEDS TO     PROCEEDS TO
                             PRICE TO        UNDERWRITING    CORPORATION     SELLING
                             PUBLIC          DISCOUNT        (1)             STOCKHOLDER
Per Share..................  $29.875         $1.344          $28.531         $28.531
Total (2)..................  $373,437,500    $16,800,000     $199,717,000    $156,920,500

(1) Before deduction of expenses payable by the Corporation, estimated to be $1,350,000.
(2) The Corporation and the Selling Stockholder have each granted to the U.S. Underwriters a 30-day option to purchase up to 765,000 and 828,750 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. Additionally, the Corporation and the Selling Stockholder have each granted to the International Underwriters a 30-day option to purchase up to 135,000 and 146,250 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discount, Proceeds to Corporation and Proceeds to
    Selling  Stockholder  will  be  429,453,125,  19,320,000,  225,394,900,  and
    184,738,225, respectively. See "Underwriting."


The shares of Common Stock are offered subject to receipt and acceptance by the U.S. Underwriters, to prior sale and to the U.S. Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about March 16, 1994.


SALOMON BROTHERS INC                                         LAZARD FRERES & CO.
                           SMITH BARNEY SHEARSON INC.


The date of this Prospectus is March 9, 1994.

                                   [PICTURES]

    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) CONTAINED ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "USG" AND THE "CORPORATION" MEAN USG CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES. UNLESS OTHERWISE SPECIFIED, THE INFORMATION PROVIDED IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS. SEE "UNDERWRITING."

                                    OVERVIEW

    Through its subsidiaries, USG is a leading manufacturer of building materials in North America which produces a wide range of products for use in residential and nonresidential construction, repair and remodeling, as well as products used in certain industrial processes. United States Gypsum Company ("U.S. Gypsum") is the largest producer of gypsum wallboard in the United States and accounted for approximately one-third of total domestic gypsum wallboard sales in 1993. USG Interiors, Inc. ("USG Interiors") is a leading supplier of interior ceiling, wall and floor products used primarily in commercial applications. In 1993, USG Interiors was the largest producer of ceiling grid and the second largest producer of ceiling tile in the United States. L&W Supply Corporation ("L&W Supply") is the largest distributor of wallboard and related products in the United States and in 1993 distributed approximately 22% of U.S. Gypsum's wallboard production. In addition to its United States operations, the Corporation's 76% owned subsidiary, CGC Inc. ("CGC"), is the largest manufacturer of gypsum products in eastern Canada and the Corporation's USG International unit ("USG International") supplies interior systems and gypsum wallboard products in Europe, the Pacific and Latin America. In the year ended December 31, 1993, the Corporation had net sales of $1,916 million and generated EBITDA of $218 million.

    On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt through the implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws. This restructuring significantly reduced the Corporation's overall interest and debt repayment obligations and extended the maturities of a substantial portion of its remaining debt. See "The Restructuring" and "Risk Factors."

                                    BUSINESS

    The Corporation participates in three industry segments: Gypsum Products, Interior Systems and Building Products Distribution.

    GYPSUM PRODUCTS. U.S. Gypsum has vertically integrated operations for extracting, processing, producing and marketing gypsum and related products, such as "SHEETROCK" brand wallboard, joint compound and industrial gypsum cements and fillers. U.S. Gypsum also manufactures cement board, which it sells under the "DUROCK" brand name. Due to the vertical integration of its key raw materials (gypsum and paper), its technical expertise and the proximity of its plants to major metropolitan areas, U.S. Gypsum believes that its delivered cost for gypsum wallboard is generally lower than its competitors'. As a result of efficiency improvements and cost reduction efforts, U.S. Gypsum's unit manufacturing cost for gypsum wallboard in 1993 (measured in nominal dollars) was lower than its unit manufacturing cost a decade ago. In the year ended December 31, 1993, the Gypsum Products segment had net sales of $1,165 million and generated EBITDA of $179 million before allocation of corporate expenses.

    INTERIOR SYSTEMS. The Interior Systems segment manufactures and markets an integrated line of products used primarily for commercial interiors. Products include ceiling grid and ceiling tile, access floor systems, wall systems and mineral wool insulation and soundproofing products. In 1993, USG Interiors accounted for over one-half and approximately one-third of total domestic sales of ceiling grid and ceiling tile, respectively. CGC is the largest producer of ceiling grid and the second largest marketer of ceiling tile in Canada. USG International's net sales in Europe, the Pacific and Latin America accounted for approximately 27% of the Interior Systems segment's net sales in 1993. In the year ended December 31, 1993, the Interior Systems segment had net sales of $550 million and generated EBITDA of $57 million before allocation of corporate expenses.

    BUILDING PRODUCTS DISTRIBUTION. The Building Products Distribution segment is conducted through L&W Supply, which distributed approximately 9% of all gypsum wallboard in the United States in 1993. L&W Supply's 131 distribution centers located in 34 states offer a wide range of building products to construction contractors, including wallboard, drywall metal, ceiling tile and ceiling grid. L&W Supply is able to provide less than truckload quantities of materials directly to job sites and place the materials in areas where work is in progress, thereby reducing contractors' material handling and inventory requirements. In the year ended December 31, 1993, the Building Products Distribution segment had net sales of $528 million and generated EBITDA of $7 million before allocation of corporate expenses.

    U.S. INDUSTRY TRENDS. Demand for the Corporation's products in the United States is largely influenced by the three major components of the construction industry: new residential construction (single and multi-family homes), new non-residential construction (offices, schools, stores and other institutions) and repair and remodel activity. In recent years, structural changes in residential construction activity combined with growth in the repair and remodel component have partially mitigated the impact of the cyclical demand in overall new construction components. New residential construction has shifted toward more single family housing, which typically requires twice as much wallboard as a multi-family home, and the average single family home size has increased by approximately 15% since 1986. In addition, the repair and remodel segment has become an increasing percentage of the Corporation's business. The Corporation estimates that the repair and remodel segment comprised approximately 36% of 1993 industry-wide demand for gypsum wallboard and approximately half of industry-wide demand for interior systems products. Largely as a result of these factors, United States industry shipments of gypsum wallboard were 21.6 billion square feet in 1993, as compared to 21.3 billion in 1986, despite an approximate 28% decline in the number of housing starts from 1.8 million units in 1986 to
1.3 million units in 1993.

    The Corporation estimates that industry capacity utilization for gypsum wallboard has increased from an average of approximately 83% during 1992 to approximately 93% during the fourth quarter of 1993. USG's average gypsum wallboard price increased to $82.46 per thousand square feet ("MSF") in the three months ended December 31, 1993, as compared to its 14 year low of $67.77 reached in the three months ended March 31, 1992.

    There can be no assurance, however, that recent increases in demand and pricing in the gypsum wallboard industry will continue or that current levels of demand and pricing can be sustained in the future. In this regard, the Corporation's business is cyclical in nature and sensitive to changes in general economic conditions, including changes in interest rates. See "Risk Factors."

    The Corporation's principal executive offices are located at 125 South Franklin Street, Chicago, Illinois 60606. Its telephone number at that address is 312-606-4000.

                               THE RESTRUCTURING

    On May 6, 1993, the Corporation completed a a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization under the federal bankruptcy laws (the "Prepackaged Plan"). The Restructuring significantly reduced the Corporation's overall interest and debt repayment obligations and extended the maturities of a substantial portion of its remaining debt. In the Restructuring, the Corporation (i) converted approximately $1.4 billion of subordinated debt and accrued interest into Common Stock and warrants to purchase Common Stock at an exercise price of $16.14 per share (the "Warrants"), (ii) converted approximately $340 million of its bank obligations into 10 1/4% Senior Notes due 2002 ("Senior 2002 Notes"), and (iii) extended the maturities of its remaining bank obligations and certain public debt. Subsequent to the Restructuring, the Corporation also completed an exchange offer that converted an additional $138 million of bank debt into Senior 2002 Notes and eliminated all scheduled bank debt amortization prior to December 31, 1997. See "The Restructuring," "Description of Credit Agreement" and "Risk Factors."

                  PURPOSE OF THE OFFERING AND USE OF PROCEEDS


    The Offering is part of a refinancing strategy which also includes (i) the placement (the "Note Placement") of $150 million principal amount of 9 1/4% Senior Notes due 2001 (the "Senior 2001 Notes") with certain institutional investors and (ii) the amendment of USG's bank credit agreement (the "Credit
Agreement Amendments" and, together with the Offering and the Note Placement, the "Transactions"). In the Note Placement, USG issued the Senior 2001 Notes in exchange for approximately $85 million in cash and approximately $30 million aggregate principal amount of its outstanding 8% Senior Notes due 1996 (the "Senior 1996 Notes") and $35 million aggregate principal amount of its outstanding 8% Senior Notes due 1997 (the "Senior 1997 Notes"). The closing of the Note Placement occurred on February 17, 1994. The Credit Agreement Amendments will increase the size of the Corporation's revolving credit facility by $70 million and amend existing mandatory bank term loan prepayment provisions so as to allow USG, upon the achievement of certain financial tests, to retain additional free cash flow for capital expenditures and the purchase of its public debt. Certain of the Credit Agreement Amendments are contingent on the consummation of the Offering.



    USG expects to use a portion of the net proceeds from the Offering and the Note Placement, together with approximately $158 million of existing cash generated from operations, to pay $140 million of its bank debt and to redeem, at 100% of principal amount, $75 million of its 8% Senior Notes due 1995 (the "Senior 1995 Notes") and $35 million of its 9% Senior Notes due 1998 (the "Senior 1998 Notes"). The Corporation also expects to use a portion of the net proceeds to purchase up to a total of approximately $85 million additional principal amount of its outstanding Senior 1996 Notes and Senior 1997 Notes, depending upon market conditions. The remainder of the net proceeds will be available for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. The Corporation has no present plans, commitments or understandings with respect to significant future acquisitions, but may take advantage of opportunities, if any, that may arise in the future.


    Sources and uses of funds in the Transactions are estimated to be as follows:

                                                                           (DOLLARS IN MILLIONS)
Sources:
  The Offering, net of the estimated underwriting discount and
   expenses..............................................................        $     198
  The Note Placement.....................................................              150
  Cash on hand...........................................................              158
                                                                                     -----
                                                                                 $     506
                                                                                     -----
                                                                                     -----
Uses:
  Payment of bank debt...................................................        $     140
  Redemption of Senior 1995 Notes and Senior 1998 Notes..................              110
  Acquisition of Senior 1996 Notes and Senior 1997 Notes.................              150
  General corporate purposes.............................................              106
                                                                                     -----
                                                                                 $     506
                                                                                     -----
                                                                                     -----

    Collectively, the Transactions are designed, among other things, to (i) reduce the Corporation's financial leverage through the retirement of up to $250 million principal amount of the Corporation's total debt (net of the issuance of $150 million principal amount of Senior 2001 Notes in the Note Placement), (ii) reduce the amount of the Corporation's public debt maturing in 1995 through 1998 by up to $260 million (depending on the principal amount of outstanding Senior 1996 Notes and Senior 1997 Notes purchased) and prepay the $140 million of scheduled bank debt amortization in those years,

(iii) extend the final maturity of a significant portion of the Corporation's debt through the Note Placement, (iv) improve the Corporation's financial and operating flexibility under its bank credit agreement and (v) provide an estimated $106 million in funds for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Purpose of the Offering and Use of Proceeds."


                                  THE OFFERING

Common Stock offered by the
 Corporation:
  U.S. Offering...................  5,950,000 shares
  International Offering..........  1,050,000 shares
                                    ------------------
    Total.........................  7,000,000 shares
Common Stock offered by the
 Selling Stockholder:
  U.S. Offering...................  4,675,000 shares
  International Offering..........  825,000 shares
                                    ------------------
    Total.........................  5,500,000 shares
Common Stock outstanding (a):
  Prior to the Offering...........  37,158,085 shares
  After the Offering..............  44,158,085 shares
Use of Proceeds...................  Payment of indebtedness and general corporate purposes, including capital expenditures for cost reduction,
                                    capacity improvement and future growth opportunities.
                                    See "Purpose of the Offering and Use of Proceeds."
NYSE Symbol.......................  USG

- ------------------------
(a) Does not include (i) warrants to purchase up to an aggregate of 2,601,619 shares of Common Stock which are immediately exercisable at a price of $16.14 per share, (ii) options held by management to purchase up to an aggregate of 1,673,000 shares of Common Stock which will become exercisable at a price of $10.3125 per share in the years 1994 through 1996 and (iii) options granted to management on February 9, 1994 to purchase up to an aggregate of 933,000 shares of Common Stock which will become exercisable at a price of $32.5625 per share in the years 1995 through 1997. See "Management -- Executive Compensation and Benefits."

                         SUMMARY FINANCIAL INFORMATION
    (Dollars in millions, except per share data and gypsum wallboard prices)

    The following tables present summary historical financial data, summary pro forma financial data and certain other information. Due to the Restructuring and implementation of fresh start accounting, financial statements effective May 7, 1993 are not comparable to financial statements for periods prior to that date. Accordingly, a vertical line has been added to separate such information. The information in the tables should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Condensed Consolidated Financial Statements" and the Corporation's Consolidated Financial Statements and notes thereto, all of which are included elsewhere in this Prospectus. See "Index to Financial Statements."

    The unaudited pro forma earnings statement data for the year ended December 31, 1993 and the unaudited pro forma balance sheet data as of December 31, 1993 were prepared as if the Transactions had occurred on January 1, 1993 and December 31, 1993, respectively. The unaudited pro forma income statement data reflects the implementation of the Restructuring, including the adoption of fresh start accounting prescribed by AICPA Statement of Position 90-7, and the issuance of $138 million in aggregate principal amount of Senior 2002 Notes in exchange for bank debt as if those transactions had also occurred on January 1, 1993. The unaudited pro forma financial data shown below does not purport to be indicative of the results of operations that would actually have been reported had such transactions actually been consummated on such dates or of the results of operations that may be reported by the Corporation in the future. For additional detail, see "Pro Forma Condensed Consolidated Financial Statements."

HISTORICAL INFORMATION

                                                     MAY 7 THROUGH     JANUARY 1       YEARS ENDED DECEMBER 31,
                                                     DECEMBER 31,     THROUGH MAY   ------------------------------
                                                         1993         6, 1993(A)      1992       1991       1990
                                                    ---------------   -----------   --------   --------   --------
EARNINGS STATEMENT DATA:
  Net sales.......................................       $1,325         $ 591        $1,777     $1,712     $1,915
  Gross profit....................................          263           109           317        327        416
  Amortization of Excess Reorganization Value.....          113            --            --         --         --
  Operating profit................................            1            38            99        133        195
  Interest expense................................           92            86           334        333        292
  Interest income.................................           (4)           (2)          (12)       (11)        (8)
  Other (income)/expense, net.....................           (8)            6             1          5          5
  Reorganization items............................           --          (709)(b)        --         --         --
  Extraordinary gain/(loss), net of taxes.........          (21)          944            --         --         --
  Net earnings/(loss) (c).........................         (129)        1,434          (191)      (161)       (90)
  Average number of common shares (d).............   37,157,672
  Loss before extraordinary loss per common
   share..........................................        (2.90)
  Net loss per common share (c)(d)................        (3.46)
  Dividends paid per common share (d).............           --
BALANCE SHEET DATA (as of the end of the period):
  Total assets....................................        2,163         2,194         1,659      1,626      1,675
  Total debt......................................        1,531(e)      1,556(e)      2,711      2,660      2,600
  Total stockholders' equity/(deficit)............         (134)            4        (1,880)    (1,680)    (1,518)
OTHER INFORMATION:
  EBITDA (f)......................................          155            63           159        194        280
  Capital expenditures............................           29            12            49         49         64
  Gross margin (g)................................         19.8%         18.4%         17.8%      19.1%      21.7%
  EBITDA margin (h)...............................         11.7%         10.7%          8.9%      11.3%      14.6%
  Gypsum wallboard shipments: (i)
    Total U.S. Industry...........................         14.9           6.7          20.3       18.4       20.7
    U.S. Gypsum...................................          5.0           2.3           7.2        6.6        7.2
  Average U.S. Gypsum wallboard price (j).........       $80.58        $75.81        $71.58     $72.53     $79.08

PRO FORMA INFORMATION (K)

                                                                                           YEAR
                                                                                           ENDED
                                                                                          DECEMBER
                                                                                            31,
                                                                                           1993
                                                                                          -------
EARNINGS STATEMENT DATA:
  Operating loss.......................................................................... $  (18)
  Interest expense........................................................................    122
  Interest income.........................................................................     (6)
  Other income, net.......................................................................     (3)
  Loss before extraordinary gain and changes in accounting principles (l)(m)..............   (166)
  Loss before extraordinary gain and changes in accounting principles per common share
   (l)(m).................................................................................  (3.76)
BALANCE SHEET DATA (as of the end of the period):
  Total assets............................................................................  2,111
  Total debt..............................................................................  1,281(n)
  Total stockholders' equity..............................................................     63
OTHER INFORMATION:
  EBITDA (f)..............................................................................    218
  Amortization of Excess Reorganization Value.............................................    170

- ------------------------------
(a) Fresh start accounting adjustments were recorded on May 6, 1993.
(b) Reflects one-time gain from reorganization items, including an $851 million gain from recording Excess Reorganization Value, partially offset by other fresh start adjustments, fees and expenses associated with the Restructuring and a write-off of deferred financing costs associated with the 1988 Recapitalization.
(c) For the period of May 7 through December 31, 1993, amortization of Excess Reorganization Value ($113 million) and reorganization debt discount ($8 million) reduced reported net earnings by $121 million, or $3.26 per share. Reorganization debt discount is a component of interest expense.
(d) Common shares and per share data for periods prior to May 7, 1993 have been omitted because, due to the Restructuring and implementation of fresh start accounting, they are not meaningful.
(e) Total debt as of December 31 and May 6, 1993 are shown at principal amounts. The carrying amounts (net of unamortized reorganization debt discount) as reflected on the Corporation's balance sheets as of those dates are $1,476 million and $1,461 million, respectively.
(f) EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash postretirement charges, reorganization items, extraordinary gain, discontinued operations and changes in accounting principles. The Corporation believes EBITDA is helpful in understanding cash flow generated from operations that is available for taxes, debt service and capital expenditures. In addition, EBITDA facilitates the monitoring of covenants related to certain long-term debt and other agreements entered into in conjunction with the Restructuring. EBITDA should not be considered by investors as an alternative to net earnings as an indicator of the Corporation's operating performance or to cash flows as a measure of its overall liquidity.
(g) Gross profit as a percentage of net sales.
(h) EBITDA as a percentage of net sales.
(i) In billions of square feet.
(j) Represents average price per thousand square feet realized by U.S. Gypsum during the periods shown.
(k) For additional pro forma information, see "Pro Forma Condensed Consolidated Financial Statements."
(l) Pro forma earnings statement data reflects the impact of the Transactions, implementation of the Restructuring, including the adoption of fresh start accounting prescribed by AICPA Statement of Position 90-7, and the issuance of $138 million in aggregate principal amount of Senior 2002 Notes in exchange for bank debt as if all of these transactions had occurred on January 1, 1993. The Transactions alone had the impact of reducing the pro forma loss before extraordinary gain and changes in accounting principles by $11 million, or $0.25 per share.
(m) Amortization of Excess Reorganization Value ($170 million) and reorganization debt discount ($10 million) reduced pro forma earnings before extraordinary gain and changes in accounting principles by $180 million, or $4.08 per share. Reorganization debt discount is a component of interest expense.
(n) Total pro forma debt as of December 31, 1993 is shown at the principal amount. The carrying amount (net of unamortized reorganization debt discount) as reflected on the Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1993 is $1,227 million.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

HIGH LEVERAGE


    The Corporation will remain highly leveraged upon completion of the Transactions. As of December 31, 1993, the Corporation had $1,531 million principal amount of total debt (which had a carrying amount of $1,476 million on the Corporation's balance sheet after deducting unamortized reorganization debt discount of $55 million) and a deficit in stockholders' equity of $134 million. As adjusted to reflect the Offering and the debt repayments to be made in connection with the Transactions, the Corporation's total principal amount of debt and stockholders' equity as of December 31, 1993 would have been $1,281 million and $63 million, respectively. The Corporation is expected to have a deficit in stockholders' equity at least during the period from 1993 through 1998 when reorganization value in excess of identifiable assets ("Excess Reorganization Value") will be amortized. See "Risk Factors -- Recent Losses," "Selected Consolidated Financial Data," "Purpose of the Offering and Use of Proceeds" and "Capitalization."


    The degree to which the Corporation is leveraged will pose risks to holders of the Common Stock, including, but not limited to, the following: (i) a significant portion of the Corporation's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for its operations; (ii) the Corporation's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes will be restricted; (iii) certain of the Corporation's borrowings are and will continue to carry variable rates of interest, which could result in higher interest expense in the event of an increase in interest rates; and (iv) certain indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Corporation. These and other factors could have material adverse effects on the marketability, price and future value of the Common Stock.

LIQUIDITY; RELIANCE ON RECOVERY IN CONSTRUCTION-BASED MARKETS

    The Corporation believes that cash generated by operations and the estimated levels of liquidity available to the Corporation will be sufficient to permit the Corporation to satisfy its debt service requirements and other capital requirements for the foreseeable future. However, the Corporation is subject to significant business, economic and competitive uncertainties that are beyond its control. Therefore, there can be no assurance that the Corporation's financial resources will be sufficient for the Corporation to satisfy its debt service obligations and other capital requirements. See "Risk Factors -- Cyclical Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RECENT LOSSES

    During the period from May 7 through December 31, 1993, the Corporation reported a net loss of $129 million after the amortization of $113 million of Excess Reorganization Value. The Corporation expects to report net losses at least until its Excess Reorganization Value is fully amortized in 1998. Such amortization will be $170 million per year in 1994 through 1997 and $57 million in 1998. Although a significant portion of the Corporation's recent net losses are the result of non-cash items, there can be no assurance that the Corporation will have net income in the future.

CYCLICAL BUSINESS

    The Corporation's business is cyclical in nature and sensitive to changes in general economic conditions, including, in particular, conditions in the housing and construction-based markets. These markets are in turn influenced by a variety of factors beyond the Corporation's control, including interest rates. As a result of this cyclicality, the Corporation has experienced and in the future could experience reduced revenues and margins, which may affect the Corporation's ability to satisfy its debt service obligations on a timely basis. See "Business" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations." During 1992, a modest recovery in the Corporation's markets was evidenced by increases in housing starts and wallboard pricing and shipments, in addition to improvement in sales of other construction products over 1991. This recovery continued in 1993. However, there can be no assurance that the modest recovery which began in 1992 will continue.

NONCOMPARABILITY OF HISTORICAL FINANCIAL INFORMATION

    As a result of the adoption of fresh start accounting upon emergence from bankruptcy, the Corporation's assets and liabilities were adjusted to fair values and retained earnings were restated to zero. The historical financial information presented herein should not, therefore, be viewed as indicative of the Corporation's future financial performance. For a discussion of the Corporation's results of operations since emergence from Chapter 11 proceedings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ASBESTOS LITIGATION

    One of the Corporation's subsidiaries, U.S. Gypsum, is a defendant in asbestos lawsuits alleging property damage (the "Property Damage Cases") and personal injury (the "Personal Injury Cases") and seeking compensatory and, in many cases, punitive damages. This litigation has not had a material effect on the Corporation's liquidity or earnings. To date, virtually all costs of the Personal Injury Cases have been paid by insurance. U.S. Gypsum estimates that it is probable that the Personal Injury Cases pending at December 31, 1993 can be disposed of for an amount between $100 million and $120 million, virtually all of which is expected to be paid by insurance. U.S. Gypsum is unable to make a reasonable estimate of the cost of disposing of its pending Property Damage Cases, some of which are class actions or involve multiple buildings. Many of U.S. Gypsum's insurance carriers are denying coverage for the Property Damage Cases, although U.S. Gypsum believes that substantial coverage exists and the trial court in U.S. Gypsum's insurance coverage action (the "Coverage Action") against its carriers has so ruled (such ruling has been appealed).

    In view of the limited insurance funding currently available to U.S. Gypsum for Property Damage Cases resulting from continued resistance by a number of its insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in Property Damage Cases that reach trial prior to the completion of the Coverage Action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the Coverage Action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the results of operations or the consolidated financial position of the Corporation. The Corporation's independent public accountants have also noted this uncertainty in their report with respect to the financial statements of the Corporation. See "Business -- General Information -- Asbestos Litigation" and "Consolidated Financial Statements -- Report of Independent Public Accountants."

CREDIT AGREEMENT AND OTHER RESTRICTIONS

    The Credit Agreement contains certain restrictions on the Corporation's operations including, among other things, limitations on the ability of the Corporation and certain of its subsidiaries ("Restricted Subsidiaries") to (i) incur additional indebtedness, subject to certain exceptions, including an exception allowing an aggregate of $50 million of capitalized lease obligations and an aggregate of $75 million of indebtedness to be incurred by foreign subsidiaries that are not Restricted Subsidiaries, (ii) make any investments in excess of $5 million in the aggregate, subject to certain exceptions, including an exception allowing the Corporation (subject to certain terms and conditions) to repurchase its public senior debt with certain proceeds of permitted asset sales, certain proceeds from the issuance of public equity or debt securities and certain excess cash flow otherwise payable to the Banks under the Credit Agreement, (iii) make capital expenditures, subject to various exceptions and limitations, or sell assets outside the ordinary course of business, subject to certain exceptions, including an exception allowing for sales of up to $20 million in any fiscal year and $5 million in any single transaction or series of related transactions, (iv) make certain payments with respect to outstanding stock and debt, (v) give guarantees, and (vi) effect certain fundamental
changes,   such   as   the   sale   of  all   or   substantially   all   of  the

Corporation's or any Restricted Subsidiary's assets, or enter into mergers, recapitalizations or other similar transactions. Although the Credit Agreement Amendments are designed to increase the Corporation's financial and operating flexibility in certain regards, the foregoing restrictions will nonetheless limit the Corporation's ability to respond to opportunities or changes in its business. See "Description of Credit Agreement."

    In addition, after January 1, 1995, the Credit Agreement will require the Corporation to achieve and maintain certain financial ratios and tests. There can be no assurance that the Corporation will be able to achieve and maintain compliance with the prescribed financial ratios and tests or other requirements under the Credit Agreement. Failure to achieve or maintain compliance with such financial ratios and tests or other requirements under the Credit Agreement would result in a default that could lead to the acceleration of the Corporation's obligations under the Credit Agreement. An acceleration under the Credit Agreement would in turn permit the acceleration of other indebtedness of the Corporation. The acceleration of any such indebtedness would result in its becoming immediately due and payable and could result in the Corporation becoming subject to a proceeding under the federal bankruptcy laws. See "Description Of Credit Agreement."

    In addition to the restrictions and covenants contained in the Credit Agreement, the Senior 2002 Notes contain restrictions on the ability of the Corporation and the Subsidiaries to incur additional indebtedness, to pay dividends on the Common Stock, to effect certain fundamental changes and to enter into certain types of transactions. See "Description of Credit Agreement" and "Description of Other Debt Obligations."

RESTRICTIONS ON COMMON STOCK DIVIDENDS

    The Corporation anticipates that no cash dividends will be paid on the Common Stock for the foreseeable future. Further, the Corporation's ability to pay cash dividends on the Common Stock is restricted under a number of the Corporation's existing agreements. For example, the Senior 2002 Notes prohibit the payment of cash dividends on the Common Stock subject to certain limited exceptions and the Credit Agreement prohibits the payment of any cash dividends on the Common Stock. See "Dividend Policy," "Description of Capital Stock," "Description of Credit Agreement" and "Description of Other Debt Obligations."

ANTITAKEOVER PROVISIONS

    The Corporation's Certificate of Incorporation, the Corporation's Shareholder Rights Plan and the Delaware General Corporation Law contain provisions that could have the effect of delaying or preventing transactions that result in a change of control of the Corporation, including transactions in which stockholders might otherwise receive a substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock."

FUTURE DISTRIBUTIONS OR SALES OF COMMON STOCK


    Water Street Corporate Recovery Fund I, L.P. ("Water Street"), together with its affiliates Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. (collectively the "Water Street Entities"), beneficially own 16,105,840 shares of Common Stock (including 116,070 Warrants), or approximately 43% of the Common Stock outstanding as of December 31, 1993. Water Street proposes to sell 5,500,000 shares of Common Stock in the Offering. Upon consummation of the Offering, the Water Street Entities will beneficially own 10,605,840 shares of Common Stock (including 116,070 warrants), or approximately 24% of the Common Stock to be outstanding after the Offering. Goldman, Sachs & Co. is the general partner of Water Street. Messrs. Zubrow and Fetzer, who are directors of the Corporation, are general partners of Goldman, Sachs & Co.


    On February 25, 1993, the Corporation entered into a letter agreement with the Water Street Entities (the "Water Street Agreement"). The Water Street Agreement, among other things, (i) restricts purchases of Common Stock by the Water Street Entities; (ii) governs voting by the Water Street Entities of shares of Common Stock beneficially owned by them; (iii) restricts transfers by the Water Street

Entities of shares of Common Stock to any person, except for (a) sales consistent with Rule 144 of the Securities Act of 1933, (b) underwritten public offerings, (c) persons not known to be 5% holders, (d) pledgees who agree to be bound by certain provisions of the Water Street Agreement, (e) in the case of Water Street, distributions to Water Street's partners in accordance with the governing partnership agreement, (f) pursuant to certain tender or exchange offers for shares of Common Stock and (g) pursuant to transactions approved by the Board; (iv) requires that the Corporation's Shareholder Rights Plan provide temporary exemptions for ownership of Common Stock by the Water Street Entities; and (v) provides Water Street with four demand registrations and unlimited piggyback registrations, subject to certain limitations. During the 120-day period after the effective date of the Offering, Water Street (and, if it distributes Common Stock to the partners of Water Street, those partners) shall not request a demand registration of Common Stock. In addition, during such 120-day period, Water Street and Goldman, Sachs & Co. shall not sell or otherwise dispose of any shares of Common Stock or Warrants, except that, at any time after 90 days after the effective date of the Offering, Water Street may distribute all or any portion of its shares of Common Stock and Warrants to the partners in Water Street in accordance with its governing partnership agreement. In the event of any such distribution by Water Street, the partners (other than Goldman, Sachs & Co.) would not be subject to the restriction on selling shares of Common Stock or Warrants during the remainder of the 120-day period. Except in the case of the Offering, the Corporation and Water Street have mutual piggyback rights on registrations initiated by either, generally on a 50-50 basis.

    There can be no assurance as to what effect future distributions of Common Stock by Water Street to its partners or future sales by Water Street or its partners would have on the trading markets for the Common Stock. See "Ownership of Common Stock" and "Certain Relationships and Related Transactions."

                               THE RESTRUCTURING

    In July 1988, the Corporation consummated a plan of recapitalization (the "1988 Recapitalization") in part in response to an unsolicited takeover attempt. Approximately $2.5 billion in new debt was incurred by the Corporation to finance the 1988 Recapitalization, pay related costs and repay certain debt existing at that time. The 1988 Recapitalization immediately changed the Corporation's capital structure to one that was highly leveraged. At the time of the 1988 Recapitalization, the Corporation projected that it would have sufficient cash flows to meet its debt service obligations in a timely manner. However, the Corporation was adversely affected by a cyclical downturn in its construction-based markets which resulted in the Corporation's inability to achieve projected operating results and service certain debt obligations in a timely manner.

    On May 6, 1993 (the "Effective Date"), the Corporation completed the Restructuring through the implementation of a "prepackaged" plan of reorganization (the "Prepackaged Plan") which was confirmed under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") by the United States Bankruptcy Court for the District of Delaware. The principal components of the Restructuring were:

       - Conversion of approximately $1.4 billion of subordinated debt and accrued interest into approximately 36.1 million shares of
        Common Stock and Warrants to purchase approximately 2.6 million additional shares of Common Stock.

       - Extension of the maturity of the Corporation's bank obligations through the issuance of approximately $340 million of Senior 2002
        Notes, approximately $56 million aggregate principal amount of capitalized interest notes and approximately $540 million of term loans with mandatory amortizations from 1994 to 2000; the implementation of mandatory prepayment provisions and a cash sweep mechanism; the extension of the Corporation's then existing revolving credit facility through July 13, 1998; and the making available of an interest rate on the bank term loans and revolving credit loans of LIBOR plus 1 7/8% (or, at USG's option, a base rate maintained by the administrative agent plus 7/8%).

       - Extension of the maturity of $100 million of senior notes due in 1991 and $10 million of Senior 1996 Notes through the issuance of
        $75  million of Senior 1995 Notes  and $35 million of Senior 1998
        Notes.

Substantially all other obligations of the Corporation and its subsidiaries, including obligations arising out of asbestos litigation and certain other legal proceedings against the Corporation or its subsidiaries, were not affected by the Restructuring and remained outstanding. At December 31, 1993, the Corporation's bank terms loans were subject to an interest rate of approximately 5.4%. The Corporation's bank obligations, as well as the Senior 2002 Notes, are entitled to the benefit of guarantees made by certain of the Corporation's subsidiaries. See "Risk Factors -- Asbestos Litigation," "Business -- General Information -- Asbestos Litigation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Projected Liquidity."

    Subsequent to the Restructuring, on August 10, 1993 the Corporation issued $138 million of additional Senior 2002 Notes in exchange for $92 million of bank term loans and $46 million of capitalized interest notes. In connection with the issuance of the additional Senior 2002 Notes, USG's bank credit agreement (the "Credit Agreement") was modified as follows: (i) scheduled bank term loan amortization payments totaling $95 million due in 1994, 1995 and 1996 were eliminated ($3 million was added to the final maturity of the bank term loan due in 2000); (ii) $9 million of capitalized interest notes originally due in 1998 were paid; and (iii) the cash sweep mechanism was modified to permit the application of up to $165 million of cash otherwise subject to the cash sweep mechanism in 1994, 1995 and 1996 to repayment or purchase of senior debt due prior to January 1, 1999 or bank term loans, at the discretion of the Corporation.

                  PURPOSE OF THE OFFERING AND USE OF PROCEEDS


    The net proceeds to the Corporation from the Offering are estimated to be approximately $198 million (or $224 million if the Underwriters' over-allotment options are exercised in full), after deducting the underwriting discount and offering expenses.



    The Offering is part of a refinancing strategy which also includes (i) the placement of $150 million principal amount of Senior 2001 Notes with certain institutional investors in the Note Placement and (ii) the Credit Agreement Amendments. In the Note Placement, USG issued the Senior 2001 Notes in exchange for approximately $85 million in cash and approximately $30 million aggregate principal amount of its outstanding Senior 1996 Notes and $35 million aggregate principal amount of its outstanding Senior 1997 Notes. The closing of the Note Placement occurred on February 17, 1994. The Credit Agreement Amendments will increase the size of the Corporation's revolving credit facility by $70 million and amend existing bank term loan mandatory prepayment provisions so as to allow USG, upon the achievement of certain financial tests, to retain additional free cash flow for capital expenditures and the purchase of its public debt. Certain of the Credit Agreement Amendments are contingent on the consummation of the Offering.



    USG expects to use a portion of the net proceeds from the Offering and the Note Placement, together with approximately $158 million of existing cash generated from operations, to pay $140 million of its bank debt and to redeem, at 100% of principal amount, $75 million of its Senior 1995 Notes and $35 million of its Senior 1998 Notes. The Corporation also expects to use a portion of the net proceeds to purchase up to a total of approximately $85 million additional principal amount of its outstanding Senior 1996 Notes and Senior 1997 Notes, depending upon market conditions. The remainder of the net proceeds will be available for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. The Corporation has no present plans, commitments or understandings with respect to significant future acquisitions, but may take advantage of opportunities, if any, that may arise in the future.

    Sources and uses of funds in the Transactions are estimated to be as follows:

                                                                                   (DOLLARS IN MILLIONS)
Sources:
  The Offering, net of the estimated underwriting discount and expenses..........        $     198
  The Note Placement.............................................................              150
  Cash on hand...................................................................              158
                                                                                             -----
                                                                                         $     506
                                                                                             -----
                                                                                             -----
Uses:
  Payment of bank debt...........................................................        $     140
  Redemption of Senior 1995 Notes and Senior 1998 Notes..........................              110
  Acquisition of Senior 1996 Notes and Senior 1997 Notes.........................              150
  General corporate purposes.....................................................              106
                                                                                             -----
                                                                                         $     506
                                                                                             -----
                                                                                             -----


    Collectively, the Transactions are designed, among other things, to (i) reduce the Corporation's financial leverage through the retirement of up to $250 million principal amount of the Corporation's total debt (net of the issuance of $150 million principal amount of Senior 2001 Notes in the Note Placement), (ii) reduce the amount of the Corporation's public debt maturing in 1995 through 1998 by up to $260 million (depending on the principal amount of outstanding Senior 1996 Notes and Senior 1997 Notes purchased) and prepay the $140 million of scheduled bank debt amortization in those years, (iii) extend the final maturity of a significant portion of the Corporation's debt through the Note Placement,
(iv) improve the Corporation's financial and operating flexibility under the Credit Agreement and (v) provide an estimated $106 million in funds for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the unaudited consolidated capitalization of the Corporation and its subsidiaries as of December 31, 1993 and as adjusted to give effect to the Transactions, including the issuance and sale of 7,000,000 shares of Common Stock by the Corporation in the Offering. This table should be read in conjunction with the Pro Forma Condensed Consolidated Financial Statements contained elsewhere in this Prospectus.


                                                                              AS OF DECEMBER 31, 1993
                                                                             --------------------------
                                                                             HISTORICAL   PRO FORMA(A)
                                                                             -----------  -------------
                                                                                    (UNAUDITED)
                                                                               (DOLLARS IN MILLIONS)
Total Debt:
Bank debt..................................................................   $     448     $     308
Senior notes and debentures:
  8% Senior Notes due 1995.................................................          75            --
  8% Senior Notes due 1996.................................................          90            15
  8% Senior Notes due 1997.................................................         100            25
  9% Senior Notes due 1998.................................................          35            --
  9 1/4% Senior Notes due 2001.............................................          --           150
  10 1/4% Senior Notes due 2002............................................         478           478
  7 7/8% Sinking Fund Debentures due 2004..................................          36            36
  8 3/4% Sinking Fund Debentures due 2017..................................         200           200
Industrial revenue bonds and other secured debt............................          69            69
                                                                             -----------  -------------
Total principal amount of debt.............................................       1,531         1,281
Less unamortized reorganization discount...................................         (55)          (54)
                                                                             -----------  -------------
Total carrying amount of debt..............................................       1,476         1,227
                                                                             -----------  -------------
Stockholders' Equity/(Deficit):
  Preferred Stock, $1 par value, 36,000,000 shares authorized, no shares
   outstanding.............................................................          --            --
  Common Stock, $0.10 par value, 200,000,000 shares authorized, 37,158,085 shares outstanding prior to the Offering, 44,158,085 shares outstanding
   upon consummation of the Offering (b)...................................           4             5
  Capital received in excess of par value..................................          --           197
  Deferred currency translation............................................          (9)           (9)
  Reinvested earnings/(deficit)............................................        (129)         (130)
                                                                             -----------  -------------
    Total stockholders' equity/(deficit)...................................        (134)           63
                                                                             -----------  -------------
      Total capitalization.................................................   $   1,342     $   1,290
                                                                             -----------  -------------
                                                                             -----------  -------------

- ------------------------
        (a) Gives effect to the acquisition of approximately $30 million principal amount of Senior 1996 Notes and $35 million principal amount of Senior 1997 Notes in the Note Placement. Assumes additional purchases by the Corporation of approximately $45 million principal amount of Senior 1996 Notes and $40 million principal amount of Senior 1997 Notes. The additional purchases are assumed to be made at 100% of principal amount. However, the Senior 1996 Notes and Senior 1997 Notes are not callable and there can be no assurance that the Corporation will be able to purchase the additional Senior 1996 Notes or Senior 1997 Notes as shown. Funds not used to purchase Senior 1996 Notes and Senior 1997 Notes within 12 months after the consummation of the Offering may become subject to the cash sweep mechanism under the Credit Agreement. See "Description of Credit Agreement."

        (b) Does not include (i) warrants to purchase up to an aggregate of 2,601,619 shares of Common Stock which are immediately exercisable at a price of $16.14 per share, (ii) options held by management to purchase up to an aggregate of 1,673,000 shares of Common Stock which will become exercisable at a price of $10.3125 per share in the years 1994 through 1996 and (iii) options granted to management on February 9, 1994 to purchase up to an aggregate of 933,000 shares of Common Stock which will become exercisable at a price of $32.5625 per share in the years 1995 through 1997.
    See "Management -- Executive Compensation and Benefits."

                          PRICE RANGE OF COMMON STOCK


    The Common Stock is traded on the NYSE under the symbol "USG." In connection with the issuance of shares of Common Stock pursuant to the Prepackaged Plan, trading of the Common Stock commenced on the NYSE on a when-issued basis on May 7, 1993 and a regular-way basis on May 21, 1993. During the period from May 6, 1993, the date the Corporation emerged from Chapter 11 bankruptcy proceedings, through February 28, 1994, the high and low sales prices of Common Stock, as reported on the NYSE Composite Tape, were $36 per share and $9 5/8 per share, respectively. The last reported sale price of the Common Stock as reported on the NYSE Composite Tape on March 8, 1994 was $29 7/8 per share. The high and the low sales prices of the Common Stock by quarter during 1993 and for the period of January 1 through February 28, 1994, as reported on the NYSE Composite Tape, were:


                                                                               1993                            1994
                                                           --------------------------------------------   ---------------
                                                            MAY 7         JULY 1           OCTOBER 1         JANUARY 1
                                                           THROUGH        THROUGH           THROUGH           THROUGH
                                                           JUNE 30     SEPTEMBER 30       DECEMBER 31       FEBRUARY 28
                                                           --------   ---------------   ---------------   ---------------
High.....................................................  $ 14         $  22 5/8         $  30 1/2         $  36
Low......................................................     9 5/8        13                20 1/4            27 1/2

    Although common stock of the Corporation was publicly traded prior to May 7, 1993, the historical sales prices are not comparable with the sales prices set forth above due to the Restructuring. Potential investors are encouraged to obtain current trading price information. As of December 31, 1993, there were approximately 13,898 stockholders of record of Common Stock.

                                DIVIDEND POLICY

    Since July 1988, the Corporation has not declared or paid any cash dividends on its Common Stock. The Corporation does not presently intend to pay any dividends in the foreseeable future. In addition, the Corporation's Credit
Agreement and certain other debt instruments currently restrict the Corporation's ability to pay dividends to common stockholders. Moreover, the Corporation is prohibited from paying any dividends without surplus earnings or capital earmarked for this purpose under Delaware corporate law. See "Risk Factors -- Restrictions on Common Stock Dividends," "Description of Capital Stock," "Description of Credit Agreement" and "Description of Other Debt Obligations."

                                    DILUTION


    The following table presents certain information concerning the net tangible book value per share of the Common Stock as of December 31, 1993, and as adjusted to reflect the sale of 7,000,000 shares of Common Stock by the Corporation in the Offering, at a public offering price of $29 7/8 per share and after deducting the estimated offering expenses and underwriting discounts:


Assumed public offering price per share..................             $   29.88
Net tangible book value (deficit) per share before the
 Offering (1)                                              $  (23.37)
Increase per share attributable to payments by new
 investors...............................................       8.18
                                                           ---------
Pro forma net tangible book value (deficit) per share
 after the Offering......................................                (15.19)
                                                                      ---------
Dilution per share to new investors (2)..................             $   45.07
                                                                      ---------
                                                                      ---------

- ------------------------
          (1) Net tangible book value per share of Common Stock is determined by dividing the Corporation's tangible net worth at December 31, 1993 by the aggregate number of shares of Common Stock outstanding.
          (2) Dilution is determined by subtracting net tangible book value per share after the Offering from the public offering price per share.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The unaudited Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1993 and the unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1993 illustrate the effect of the Transactions. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Corporation's Consolidated Financial Statements and related notes thereto contained elsewhere in this Prospectus. See "Index to Financial Statements."

    The unaudited Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1993 was prepared as if the Transactions had occurred on January 1, 1993. Due to the Restructuring and implementation of fresh start accounting, financial statements effective May 7, 1993 are not comparable to financial statements prior to that date. However, for presentation of the Pro Forma Condensed Consolidated Statement of Earnings, total results for 1993 are shown under the caption "Total Before Adjustments." The adjustments set forth under the caption "Restructuring" reflect the implementation of the Prepackaged Plan on May 6, 1993, including the adoption of fresh start accounting prescribed by AICPA Statement of Position 90-7, and the issuance of $138 million in aggregate principal amount of Senior 2002 Notes on August 10, 1993 in exchange for bank debt as if those transactions had also occurred on January 1, 1993.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1993 was prepared as if the consummation of the Transactions had occurred on December 31, 1993.

                                USG CORPORATION
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA ADJUSTMENTS
                                                      TOTAL BEFORE    --------------------------------
                                                     ADJUSTMENTS (A)  RESTRUCTURING (B)  TRANSACTIONS    PRO FORMA
                                                     ---------------  -----------------  -------------  -----------
Net sales..........................................     $   1,916         $                $             $   1,916
Cost of products sold..............................         1,544                                            1,544
                                                          -------           -------      -------------  -----------
Gross profit.......................................           372                                              372
Selling and administrative expenses................           220                                              220
Amortization of Excess Reorganization Value........           113                57(c)                         170
                                                          -------           -------      -------------  -----------
Operating profit/(loss)............................            39               (57)                           (18)
Interest expense...................................           178               (39)(d)          (17)(e)        122
Interest income....................................            (6)                                              (6)
Other income, net..................................            (2)               (1)                            (3)
Reorganization items...............................          (709)              709(f)                          --
                                                          -------           -------      -------------  -----------
Earnings/(loss) before taxes on income,
 extraordinary gain and changes in accounting
 principles........................................           578              (726)              17          (131)
Taxes on income....................................            46               (17)               6            35
                                                          -------           -------      -------------  -----------
Earnings/(loss) before extraordinary gain and
 changes in accounting principles..................           532              (709)              11          (166)
                                                          -------           -------      -------------  -----------
                                                          -------           -------      -------------  -----------
Earnings/(loss) before extraordinary gain and
 changes in accounting principles per common
 share.............................................            --(g)                                         (3.76)(h)
                                                           -------                                      -----------
                                                           -------                                      -----------

  SEE ACCOMPANYING NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                                   EARNINGS.

                                USG CORPORATION
      NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

    The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Condensed Consolidated Statement of Earnings. The pro forma adjustments are based on estimates by the Corporation's management using information currently available.

    (a) Due to the Restructuring and implementation of fresh start accounting, financial statements for periods after May 6, 1993 are not comparable to financial statements prior to that date. However, for presentation of the Pro Forma Condensed Consolidated Statement of Earnings, results for 1993 are shown under the caption "Total Before Adjustments."

    (b) The adjustments set forth under the caption "Restructuring" reflect the implementation of the Prepackaged Plan on May 6, 1993, including the adoption of fresh start accounting prescribed by AICPA Statement of Position 90-7, and the issuance of Senior 2002 Notes on August 10, 1993 in exchange for bank debt, as if those transactions had occurred on January 1, 1993.

    (c) Reflects amortization of Excess Reorganization Value which would have been recorded during the period of January 1 through May 6, 1993 had the Restructuring been consummated on January 1, 1993.

    (d) Reflects net reduction of interest expense for the period of January 1 through May 6, 1993 as a result of the assumed implementation of the Prepackaged Plan and issuance of Senior 2002 Notes on January 1, 1993. The net reduction has been estimated as follows:

Decrease in interest expense:
  Bank debt...................................................  $     (21)
  7 3/8% senior notes due 1991................................         (3)
  13 1/4% senior subordinated debentures......................        (22)
  16% junior subordinated debentures..........................        (18)
                                                                ---------
                                                                           $     (64)
Increase in interest expense:
  Senior 1995 Notes...........................................          2
  Senior 1998 Notes...........................................          1
  Senior 2002 Notes...........................................         18
                                                                ---------
                                                                                  21
Amortization of reorganization debt discount..................                     4
                                                                           ---------
Net reduction of interest expense.............................                   (39)
                                                                           ---------
                                                                           ---------

                                USG CORPORATION
NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (CONTINUED)

    (e) Reflects   net  reduction  of  interest  expense  as  a  result  of  the
        Transactions. The net reduction has been estimated as follows:

Decrease in interest expense:
  Bank debt....................................................  $      (8)
  Senior 1995 Notes............................................         (6)
  Senior 1996 Notes............................................         (6)
  Senior 1997 Notes............................................         (6)
  Senior 1998 Notes............................................         (3)
                                                                       ---
                                                                            $     (29)
Increase in interest expense:
  Senior 2001 Notes............................................                    14
Amortization of reorganization debt discount...................                    (2)
                                                                            ---------
Net reduction of interest expense..............................                   (17)
                                                                            ---------
                                                                            ---------

          Gives effect to the acquisition of approximately $30 million principal amount of Senior 1996 Notes and $35 million principal amount of Senior 1997 Notes in the Note Placement. Assumes additional purchases by the Corporation of approximately $45 million principal amount of Senior 1996 Notes and $40 million principal amount of Senior 1997 Notes. The additional purchases are assumed to be made at 100% of principal amount. However, the Senior 1996 Notes and Senior 1997 Notes are not callable and there can be no assurance that the Corporation will be able to purchase the additional Senior 1996 Notes or Senior 1997 Notes as shown. Funds not used to purchase Senior 1996 Notes and Senior 1997 Notes within 12 months after the consummation of the Offering may become subject to the cash sweep mechanism under the Credit Agreement. If the Corporation is unable to purchase the additional Senior 1996 Notes and Senior 1997 Notes as shown, pro forma pre-tax interest expense could increase by up to $2 million and pro forma earnings before extraordinary gain and changes in accounting principles could decrease by up to $1 million, or $0.02 per share. See "Description of Credit Agreement."

     (f) Reflects the elimination of the net gain from reorganization items associated with the implementation of the Prepackaged Plan and the adoption of fresh start accounting, since this gain would have been recorded in the period prior to January 1, 1993.

    (g) Due to the Restructuring and implementation of fresh start accounting, earnings/(loss) before extraordinary gain and changes in accounting principles per common share for 1993 shown under the caption "Total Before Adjustments" is not meaningful and therefore has been omitted.


    (h) Pro forma earnings/(loss) before extraordinary gain and changes in accounting principles per common share is computed based upon an average of 44,157,590 shares of Common Stock assumed to be outstanding during the year ended December 31, 1993. Amortization of Excess Reorganization Value ($170 million) and reorganization debt discount ($10 million) reduced pro forma earnings/(loss) before extraordinary gain and changes in accounting principles per common share by $4.08 (or $180 million in total). Reorganization debt discount is a component of interest expense.

                                USG CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1993
                                  (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                            HISTORICAL   ADJUSTMENTS    PRO FORMA
                                                                            -----------  ------------   ----------
Current assets:
  Cash and cash equivalents...............................................  $      211   $    (52)(a)   $     159
  Receivables.............................................................         264                        264
  Inventories.............................................................         145                        145
                                                                            -----------  ------------   ----------
    Total current assets..................................................         620        (52)            568
Property, plant and equipment, net........................................         754                        754
Excess Reorganization Value, net..........................................         735                        735
Other assets..............................................................          54                         54
                                                                            -----------  ------------   ----------
    Total assets..........................................................       2,163        (52)          2,111
                                                                            -----------  ------------   ----------
                                                                            -----------  ------------   ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................  $      104   $              $     104
  Accrued expenses........................................................         208                        208
  Notes payable...........................................................           2                          2
  Long-term debt maturing within one year.................................         165       (158)(b)           7
  Taxes on income.........................................................          20                         20
                                                                            -----------  ------------   ----------
    Total current liabilities.............................................         499       (158)            341
                                                                            -----------  ------------   ----------
Long-term debt............................................................       1,309        (91)(b)       1,218
Deferred income taxes.....................................................         180                        180
Other liabilities.........................................................         309                        309
Stockholders' equity/(deficit):
  Preferred stock.........................................................          --                         --
  Common stock............................................................           4          1(c)            5
  Capital received in excess of par value.................................          --        197(c)          197
  Deferred currency translation...........................................          (9 )                       (9 )
  Reinvested earnings/(deficit)...........................................        (129 )       (1)(d)        (130 )
                                                                            -----------  ------------   ----------
    Total stockholders' equity/(deficit)..................................        (134 )      197              63
                                                                            -----------  ------------   ----------
    Total liabilities and stockholders' equity............................       2,163        (52)          2,111
                                                                            -----------  ------------   ----------
                                                                            -----------  ------------   ----------
Book value/(deficit) per common share.....................................       (3.61 )     5.04            1.43
                                                                            -----------  ------------   ----------
                                                                            -----------  ------------   ----------

 SEE ACCOMPANYING NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET.

                                USG CORPORATION
          NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1993
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

    The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Condensed Consolidated Balance Sheet. The pro forma adjustments are based on estimates by the Corporation's management using information currently available.

    (a) Reflects the reduction in cash and cash equivalents as follows:

  Payment of bank debt............................................  $    (140)
  Retirement of Senior 1995 Notes.................................        (75)
  Retirement of Senior 1996 Notes.................................        (45)
  Retirement of Senior 1997 Notes.................................        (40)
  Retirement of Senior 1998 Notes.................................        (35)
  Issuance for cash of Senior 2001 Notes in the Note Placement....         85
  Issuance of Common Stock in the Offering........................        198
                                                                    ---------
  Total...........................................................        (52)
                                                                    ---------
                                                                    ---------

          Gives effect to the acquisition of approximately $30 million principal amount of Senior 1996 Notes and $35 million principal amount of Senior 1997 Notes in the Note Placement. Assumes additional purchases by the Corporation of approximately $45 million principal amount of Senior 1996 Notes and $40 million principal amount of Senior 1997 Notes. The additional purchases are assumed to be made at 100% of principal amount. However, the Senior 1996 Notes and Senior 1997 Notes are not callable and there can be no assurance that the Corporation will be able to purchase the additional Senior 1996 Notes or Senior 1997 Notes as shown. Funds not used to purchase Senior 1996 Notes and Senior 1997 Notes within 12 months after the consummation of the Offering may become subject to the cash sweep mechanism under the Credit Agreement. If the Corporation is unable to purchase the additional Senior 1996 Notes and Senior 1997 Notes as shown, pro forma pre-tax interest expense could increase by up to $2 million and pro forma earnings before extraordinary gain and changes in accounting principles could decrease by up to $1 million, or $0.02 per share. See "Description of Credit Agreement."

    (b) Reflects net reduction of short and long-term debt as follows:

  Payment of bank debt............................................  $    (140)
  Retirement of Senior 1995 Notes.................................        (75)
  Retirement of Senior 1996 Notes.................................        (45)
  Retirement of Senior 1997 Notes.................................        (40)
  Retirement of Senior 1998 Notes.................................        (35)
  Issuance of Senior 2001 Notes in the Note Placement.............         85
                                                                    ---------
                                                                         (250)
  Write-off of related unamortized reorganization discount........          1
                                                                    ---------
  Total...........................................................       (249)
                                                                    ---------
                                                                    ---------


    (c) Reflects the issuance of 7,000,000 shares of Common Stock, par value $0.10 per share, in the Offering, yielding net proceeds of $198 million.


    (d) Reflects the write-off of an additional $1 million of unamortized reorganization debt discount which would have been recorded on December 31, 1993 if the Transactions had occurred on that date.

                      SELECTED CONSOLIDATED FINANCIAL DATA
    (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA AND GYPSUM WALLBOARD PRICES)

    The following table presents selected historical consolidated financial information of the Corporation for the post-Restructuring period of May 7 through December 31, 1993 and for the pre-Restructuring periods of January 1 through May 6, 1993 and the five years ended December 31, 1992. Due to the Restructuring and implementation of fresh start accounting, financial statements effective May 7, 1993 are not comparable to financial statements for periods prior to that date. Accordingly, a vertical line has been added to separate such information. The information provided below has not been audited. However, the selected annual historical consolidated financial information presented below has been derived from the Consolidated Financial Statements of the Corporation and its subsidiaries which were examined by Arthur Andersen & Co., whose report with respect to certain of such financial statements appears elsewhere in this Prospectus. The following financial information should be read in conjunction with "Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Corporation's Consolidated Financial Statements and notes thereto, all of which are included elsewhere in this Prospectus. See "Index To Financial Statements."

                                                MAY 7 THROUGH    JANUARY 1               YEARS ENDED DECEMBER 31,
                                                DECEMBER 31,    THROUGH MAY  ------------------------------------------------
                                                    1993        6, 1993(A)     1992      1991      1990      1989      1988
                                               ---------------  -----------  --------  --------  --------  --------  --------
EARNINGS STATEMENT DATA:
  Net sales..................................       $1,325         $591        $1,777    $1,712    $1,915    $2,007    $2,070
  Cost of products sold......................        1,062          482         1,460     1,385     1,499     1,506     1,536
                                               ---------------  -----------  --------  --------  --------  --------  --------
  Gross profit...............................          263          109           317       327       416       501       534
  Selling and administrative expenses........          149           71           218       194       203       209       223
  Amortization of Excess Reorganization
   Value.....................................          113           --            --        --        --        --        --
  Restructuring expenses.....................           --           --            --        --        18        --        20
                                               ---------------  -----------  --------  --------  --------  --------  --------
  Operating profit...........................            1           38            99       133       195       292       291
  Interest expense...........................           92           86           334       333       292       297       178
  Interest income............................           (4)          (2)          (12)      (11)       (8)      (10)      (13)
  Other (income)/expense, net................           (8)           6             1         5         5        15        16
  Reorganization items.......................           --         (709)(b)        --        --        --        --        --
  Nonrecurring gain..........................           --           --            --        --       (34)      (33)       --
  Taxes on income/(income tax benefit).......           29           17           (33)      (53)       (6)        3        43
  Extraordinary gain/(loss), net of taxes....          (21)         944            --        --        --        --        --
  Changes in accounting principles, net......           --         (150)           --        --        --        --        --
  Earnings/(loss) from discontinued
   operations, net...........................           --           --            --       (20)      (36)        8        58
                                               ---------------  -----------  --------  --------  --------  --------  --------
  Net earnings/(loss) (c)....................         (129)       1,434          (191)     (161)      (90)       28       125
                                               ---------------  -----------  --------  --------  --------  --------  --------
                                               ---------------  -----------  --------  --------  --------  --------  --------
  Average number of common shares (d)........   37,157,672
  Loss before extraordinary loss per common
   share.....................................        (2.90)
  Net loss per common share (c)(d)...........        (3.46)
  Dividends paid per common share (d)........           --
BALANCE SHEET DATA (as of the end of the
 period):
  Total assets...............................        2,163        2,194         1,659     1,626     1,675     1,585     1,806
  Total debt.................................        1,531(e)     1,556(e)      2,711     2,660     2,600     2,428     2,643
  Total stockholders' equity/(deficit).......         (134)           4        (1,880)   (1,680)   (1,518)   (1,438)   (1,471)
OTHER INFORMATION:
  EBITDA (f).................................          155           63           159       194       280       361       383
  Depreciation, depletion and amortization
   (g).......................................           44           22            66        68        76        79        79
  Capital expenditures.......................           29           12            49        49        64        76        81
  Gross margin (h)...........................         19.8%        18.4%        17.8%      19.1%     21.7%     25.0%     25.8%
  EBITDA margin (i)..........................         11.7%        10.7%         8.9%      11.3%     14.6%     18.0%     18.5%
  Gypsum wallboard shipments: (j)
    Total U.S. Industry......................         14.9          6.7          20.3      18.4      20.7      21.3      21.3
    U.S. Gypsum..............................          5.0          2.3           7.2       6.6       7.2       7.2       7.3
  Average U.S. Gypsum wallboard price (k)....       $80.58       $75.81        $71.58    $72.53    $79.08    $85.68    $90.65

NOTES TO SELECTED CONSOLIDATED FINANCIAL DATA

(a) Fresh start accounting adjustments were recorded on May 6, 1993.

(b) Reflects one-time gain from reorganization items, including an $851 million gain from recording Excess Reorganization Value, partially offset by other fresh start adjustments, fees and expenses associated with the Restructuring and a write-off of deferred financing costs associated with the 1988 Recapitalization.

(c) For the period of May 7 through December 31, 1993, amortization of Excess Reorganization Value ($113 million) and reorganization debt discount ($8 million) reduced reported net earnings by $121 million, or $3.26 per share. Reorganization debt discount is a component of interest expense.

(d) Common shares and per share data for periods prior to May 7, 1993 have been omitted because, due to the Restructuring and implementation of fresh start accounting, they are not meaningful.

(e) Total debt as of December 31 and May 6, 1993 are shown at principal amounts. The carrying amounts (net of unamortized reorganization debt discount) as reflected on the Corporation's balance sheets as of those dates are $1,476 million and $1,461 million, respectively.

(f) EBITDA represents earnings before interest, taxes, depreciation, depletion, amortization, non-cash postretirement charges, reorganization items, extraordinary gain, discontinued operations and changes in accounting principles. The Corporation believes EBITDA is helpful in understanding cash flow generated from operations that is available for taxes, debt service and capital expenditures. In addition, EBITDA facilitates the monitoring of covenants related to certain long-term debt and other agreements entered into in conjunction with the Restructuring. EBITDA should not be considered by investors as an alternative to net earnings as an indicator of the Corporation's operating performance or to cash flows as a measure of its overall liquidity.

(g) Excludes amortization of Excess Reorganization Value, which is shown separately under "Earnings Statement Data."

(h) Gross profit as a percentage of net sales.

(i)  EBITDA as a percentage of net sales.

(j)  In billions of square feet.

(k) Represents average price per thousand square feet realized by U.S. Gypsum during the periods shown.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    On May 6, 1993, the Corporation completed the Restructuring. Due to the Restructuring and implementation of fresh start accounting, the Corporation's financial statements effective May 7, 1993 are not comparable to financial statements for periods prior to that date. See "The Restructuring" and "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Financial Restructuring and Fresh Start Accounting" notes for information on the Restructuring and implementation of fresh start accounting.

    To facilitate a meaningful comparison of the Corporation's operating performance, the following discussion and analysis is presented on an annual basis. Consequently, 1993 information presented below does not comply with post-bankruptcy accounting rules which require separate reporting for the restructured company and the predecessor company. Included in the following discussion are comparisons of earnings before interest, taxes, depreciation, depletion, amortization, and additionally for 1993, non-cash postretirement charges, reorganization items, extraordinary gain/(loss) and changes in accounting principles ("EBITDA"). The Corporation believes EBITDA is helpful in understanding cash flow generated from operations that is available for taxes, debt service and capital expenditures. In addition, EBITDA facilitates the monitoring of covenants related to certain long-term debt and other agreements entered into in conjunction with the Restructuring. EBITDA should not be considered by investors as an alternative to net earnings as an indicator of the Corporation's operating performance or to cash flows as a measure of its overall liquidity.

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                     -------------------------------
CONSOLIDATED RESULTS OF OPERATIONS                                                     1993       1992       1991
- -----------------------------------------------------------------------------------  ---------  ---------  ---------
                                                                                          (DOLLARS IN MILLIONS)
NET SALES..........................................................................  $   1,916  $   1,777  $   1,712
GROSS PROFIT.......................................................................        372        317        327
  % OF NET SALES...................................................................      19.4%      17.8%      19.1%
Selling and administrative expenses................................................        220        218        194
  % OF NET SALES...................................................................      11.5%      12.3%      11.3%
Amortization of Excess Reorganization Value........................................        113         --         --
                                                                                     ---------  ---------  ---------
OPERATING PROFIT...................................................................         39         99        133
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
CALCULATION OF EBITDA:
  Operating profit.................................................................  $      39  $      99  $     133
  Amortization of Excess Reorganization Value......................................        113         --         --
  Depreciation and depletion.......................................................         54         58         57
  Other............................................................................         12          2          4
                                                                                     ---------  ---------  ---------
  EBITDA...........................................................................        218        159        194
    % OF NET SALES.................................................................      11.4%       8.9%      11.3%
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

                                                                               YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------------------------
                                                                      NET SALES                         EBITDA
                                                           -------------------------------  -------------------------------
RESULTS OF OPERATIONS BY GEOGRAPHIC AREA                     1993       1992       1991       1993       1992       1991
- ---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                (DOLLARS IN MILLIONS)
United States:
  Gypsum Products........................................  $     986  $     889  $     835  $     148  $      99  $      93
  Interior Systems.......................................        376        368        386         45         47         59
  Building Products Distribution.........................        528        464        424          7          5          4
  Corporate..............................................         --         --         --        (25)       (28)       (19)
  Intrasegment eliminations..............................       (236)      (216)      (212)        --         --         --
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Total United States......................................      1,654      1,505      1,433        175        123        137
Total Canada.............................................        143        149        169         17         14         29
Total Other Foreign......................................        208        208        193         26         22         28
Transfers between geographic areas.......................        (89)       (85)       (83)        --         --         --
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Total USG Corporation....................................      1,916      1,777      1,712        218        159        194
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------

CONSOLIDATED RESULTS

    Net sales increased for the second consecutive year in 1993, up $139 million, or 7.8%, over the prior year. Net sales in 1992 increased $65 million, or 3.8%, over the 1991 level. The primary factor for the improved levels of sales has been increased demand for domestic gypsum wallboard which led to all-time record shipments in 1993 and seven consecutive quarters of improving prices. These trends reflect the continuing recovery in domestic residential construction as evidenced by an approximate 7% increase in U.S. housing starts in 1993 compared with the 1992 level, which was 18% higher than 1991 U.S. housing starts.

    As a percentage of net sales, gross profit in 1993 improved to 19.4% from 17.8% in 1992, reflecting increased gypsum wallboard pricing. In 1992, gross profit as a percentage of net sales decreased from the 1991 level of 19.1%, primarily due to lower margins for gypsum wallboard in Canada and interior systems products.

    Selling and administrative expenses increased slightly in 1993 versus 1992. However, these expenses as a percentage of net sales improved to 11.5% from 12.3% in 1992 as a result of the increase in 1993 net sales. In 1992, selling and administrative expenses increased $24 million, or 12.4%, over the 1991 level due to increased compensation and benefits, rent associated with the new corporate headquarters building, expansion of certain international operations and a nonrecurring charge associated with organizational streamlining activities.

    Effective May 7, 1993, the Corporation began amortizing its Excess Reorganization Value which was established in accordance with fresh start accounting rules. This non-cash amortization, which will continue through April 1998, amounted to $113 million in 1993 with no counterpart in prior years. Consequently, 1993 operating profit is not comparable to the prior years.

    EBITDA in 1993 increased $59 million, or 37.1%, over 1992, after decreasing $35 million, or 18.0%, in 1992 compared with 1991. These results reflect the aforementioned gross profit performance and the higher 1992 versus 1991 selling and administrative expenses.

UNITED STATES

    Net sales and EBITDA for domestic Gypsum Products (primarily U.S. Gypsum) have increased for two consecutive years. In 1993, net sales increased $97 million, or 10.9%, over 1992, following a $54 million, or 6.5%, increase in 1992 compared with 1991. EBITDA in 1993 improved $49 million, or 49.5%, over 1992, which was $6 million, or 6.5%, higher than the 1991 level. These improvements primarily reflect improving gypsum wallboard selling prices and increased volume. Higher sales of joint compound, DUROCK cement board and other products contributed to the more favorable domestic Gypsum Products results.

    As a result of increased demand, 1993 shipments of gypsum wallboard exceeded
7.3 billion square feet, the highest level in the Corporation's history, and were up 2% over 1992. Shipments in 1992 were up 8% over 1991. As gypsum wallboard demand and industry capacity utilization increased, prices improved. After reaching a 14-year low in the first quarter of 1992, gypsum wallboard prices rebounded and rose in each of the next seven consecutive quarters. For 1993 as a whole, gypsum wallboard prices increased 10.5% over the prior year average after falling 1.3% in 1992 from 1991. U.S. Gypsum's average gypsum wallboard prices per thousand square feet for the three years were as follows:

                                                                             1993       1992       1991
                                                                           ---------  ---------  ---------
First Quarter............................................................  $   74.97  $   67.77  $   77.05
Second Quarter...........................................................      77.71      72.20      71.93
Third Quarter............................................................      80.70      73.03      71.32
Fourth Quarter...........................................................      82.46      73.35      70.19
Total Year...............................................................      79.07      71.58      72.53

    Partially offsetting the favorable price and volume trends in 1993 was a 3% increase in unit manufacturing cost for gypsum wallboard. This increase was primarily attributable to higher levels of maintenance expenditures and energy cost. In 1992, unit manufacturing cost declined 2% compared with 1991. However, EBITDA in 1992 was unfavorably impacted by a nonrecurring pre-tax charge of $4 million associated with organizational streamlining activities.

    Net sales in 1993 for domestic Interior Systems (primarily USG Interiors) increased $8 million, or 2.2%, over the 1992 level, while EBITDA decreased $2 million, or 4.3%. Net sales and EBITDA in 1992 decreased $18 million, or 4.7%, and $12 million, or 20.3%, from the respective 1991 levels. These results primarily reflect low levels of non-residential construction in 1992 and 1993, partially offset in 1993 by increased sales to retail markets. The 1993 net sales and EBITDA trends primarily reflect increased sales of lower margin products and higher raw material costs.

    Building Products Distribution (L&W Supply) has experienced two consecutive years of increased net sales and EBITDA. Net sales in 1993 increased $64 million, or 13.8%, and EBITDA rose $2 million, or 40.0%, over the respective 1992 amounts. Comparing 1992 to 1991, net sales were up $40 million, or 9.4%, and EBITDA increased $1 million, or 25.0%. These improvements reflect higher gypsum wallboard selling prices and increased volume, as well as improved results for its other building product lines.

CANADA

    Net sales for the Corporation's Canadian operations (primarily CGC) declined $6 million, or 4.0%, in 1993 versus 1992, due to the strengthened U.S. dollar compared with the Canadian dollar. However, EBITDA was up $3 million, or 21.4%, in 1993 versus 1992 due to higher selling prices for gypsum wallboard. Canadian gypsum wallboard prices were impacted in 1993 by the Canadian government's ruling that dumping of U.S.-made gypsum wallboard had occurred and the resulting imposition of duties on gypsum wallboard imported into Canada from the United States at prices below certain levels. This ruling will be in effect until January 1998. For 1992, net sales and EBITDA decreased $20 million, or 11.8%, and $15 million, or 51.7%, respectively, from the corresponding 1991 levels. These declines resulted from lower selling prices and volume for gypsum wallboard due to the weak Canadian economy. Results for both 1993 and 1992 were also unfavorably impacted by lower sales of CGC's interior systems products due to the low level of commercial construction.

OTHER FOREIGN

    Despite the continuing recession in Europe and the impact of the strengthened U.S. dollar compared with European currencies, net sales in 1993 for the Corporation's Other Foreign businesses (primarily operations in Europe, the Pacific and Mexico managed by USG International) were unchanged from 1992 due to increased sales of ceiling tile in Europe. However, EBITDA in 1993 increased $4 million, or 18.2%, over 1992 due to reduced overhead costs. Comparing 1992 to 1991, net sales increased $15 million, or 7.8%, while EBITDA decreased $6 million, or 21.4%. The improvement in net sales reflects increased sales of interior systems products in certain markets as well as the impact of a weakened U.S. dollar in 1992. The decline in EBITDA resulted from recessionary market conditions in Europe, costs associated with the Aubange, Belgium ceiling tile plant and increased overhead costs.

OTHER EARNINGS INFORMATION

    Interest expense, which was significantly reduced as a result of the Restructuring, amounted to $92 million in the period of May 7 through December 31, 1993, of which $8 million represented non-cash amortization of reorganization debt discount. For the period of January 1 through May 6, 1993, interest expense was $86 million. For the years ended December 31, 1992 and 1991, interest expense was $334 million and $333 million, respectively.

    In connection with the Restructuring, the Corporation recorded in the period of January 1 through May 6, 1993 a one-time reorganization items gain of $709 million, which primarily consisted of an $851 million gain from recording the Excess Reorganization Value pursuant to fresh start accounting principles. See "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Reorganization Items" note for additional information on the reorganization items gain.

    Income tax expense amounted to $29 million in the period of May 7 through December 31, 1993 due to the inability to benefit the amortization of Excess Reorganization Value. Income tax expense was $17 million for the period of January 1 through May 6, 1993 while income tax benefits of $33 million and $53 million were recorded in 1992 and 1991, respectively. The income tax expense in the period of January 1 through May 6, 1993 and the lower 1992 benefit compared to 1991 were primarily due to the inability to fully benefit a net operating loss carryforward ("NOL Carryforward") as an offset to deferred taxes. See "Index to Financial Statements -- Notes to Financial Statements -- Taxes on Income and Deferred Income Taxes" notes for both the Restructured and Predecessor Companies for additional information on income taxes.

    Also in connection with the Restructuring, the Corporation recorded in the period of January 1 through May 6, 1993 a one-time after-tax extraordinary gain of $944 million. See "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Extraordinary Gain" note for additional information on the extraordinary gain. In the period of May 7 through December 31, 1993, the Corporation recorded an after-tax extraordinary loss of $21 million reflecting the write-off of reorganization discount associated with debt issues expected to be prepaid, redeemed or purchased in 1994 with a portion of the proceeds from the Offering and the Note Placement. See "Purpose of the Offering and Use of Proceeds" for additional information on the Offering and Note Placement.

    A one-time after-tax net charge of $150 million was recorded in the first quarter of 1993 representing the cumulative impact of the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and SFAS No. 109, "Accounting for Income Taxes." See "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Taxes on Income and Deferred Income Taxes and Postretirement Benefits" notes for information related to these accounting changes.

    A net loss of $129 million was recorded in the period of May 7 through December 31, 1993 after the aforementioned amortization of Excess Reorganization Value of $113 million and the after-tax extraordinary loss of $21 million. Net earnings of $1,434 million were recorded in the period of January 1 through May 6, 1993, reflecting the reorganization items gain of $709 million and the after-tax extraordinary gain of $944 million. Net losses of $191 million and $161 million were recorded in 1992 and 1991, respectively, primarily due to high levels of interest expense. The net loss in 1991 included a $20 million after-tax provision relating to the sale of DAP Inc. ("DAP"), formerly a wholly owned subsidiary of the Corporation. Results for DAP are reported separately as discontinued operations up to September 1991, when the sale of DAP was completed.

LIQUIDITY AND CAPITAL RESOURCES

    On May 6, 1993, the Corporation completed the Restructuring through implementation of the Prepackaged Plan. The provisions of the Prepackaged Plan were agreed upon in principle with all committees and certain institutions
representing  debt  subject   to  the   Restructuring  in   January  1993.   The

Corporation's Registration Statement (Registration No. 33-40136), which included a Disclosure Statement and Proxy Statement -- Prospectus, was declared effective by the Securities and Exchange Commission (the "SEC") in February 1993. The solicitation process for approvals of the Prepackaged Plan was completed on March 15, 1993. The Corporation commenced a prepackaged Chapter 11 bankruptcy case in Delaware (IN RE: USG CORPORATION, Case No. 93-300) on March 17, 1993 and received the U.S. Bankruptcy Court's confirmation of the Prepackaged Plan on April 23, 1993. None of the subsidiaries of the Corporation were part of this proceeding and there was no impact on trade creditors of the Corporation's subsidiaries. Under the Prepackaged Plan, all previously existing defaults were waived or cured.

    In the Restructuring, the Corporation (i) converted approximately $1.4 billion of subordinated debt and accrued interest into Common Stock and Warrants, (ii) converted approximately $300 million principal amount of bank term loan (the "Bank Term Loan") and $40 million of other obligations under the Credit Agreement with a syndicate of commercial banks (the "Banks" or the "Bank Group") into Senior 2002 Notes and (iii) extended the maturities of its remaining Bank Debt and certain public debt. Further, modifications were made to the Credit Agreement which resulted in, among other things, (i) the issuance of $56 million of notes (the "Capitalized Interest Notes" and, together with the Bank Term Loan, the "Bank Debt") in exchange for an equal amount of accrued but unpaid interest and other obligations and (ii) modifications to a revolving credit facility (the "Revolving Credit Facility"). See "The Restructuring" and "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Financial Restructuring" for additional information on the Restructuring.

    Subsequent to the Restructuring, on August 10, 1993, the Corporation issued an additional $138 million of Senior 2002 Notes in exchange for Bank Debt. This transaction improved the Corporation's financial flexibility and responded to strong market demand for the Senior 2002 Notes by replacing near-term maturities of the Bank Debt with the longer term notes. Although issuance of these notes caused a modest increase in interest expense from the level experienced since the Restructuring was consummated, it eliminated all Bank Term Loan scheduled principal payments due through 1996. Furthermore, in connection with this exchange, the cash sweep mechanism of the Credit Agreement was modified, allowing the Corporation to apply cash otherwise subject to the cash sweep through 1996 to repayment or purchase of senior debt. For the holders of the Bank Debt participating in the exchange, the Senior 2002 Notes provide greater yield and liquidity than the Bank Debt. See "The Restructuring" and "Index to Financial Statements -- Restructured Company -- Notes to Financial Statements -- Indebtedness" note for additional information on this transaction.


    On January 7, 1994, the Corporation filed a Registration Statement (Registration No. 33-51845), as amended on February 16, 1994, pertaining to its planned public offering of 6,000,000 new shares of common stock to be sold by the Corporation and 4,000,000 shares of common stock to be sold by Water Street Corporate Recovery Fund I, L.P. The numbers of shares were subsequently amended to 7,000,000 new shares of common stock to be sold by the Corporation and 5,500,000 shares of common stock to be sold by Water Street. The Offering is part of a refinancing strategy which also includes (i) the placement of $150 million principal amount of Senior 2001 Notes with certain institutional investors and (ii) certain amendments to the Corporation's Credit Agreement. The amendments to the Credit Agreement will, among other things, increase the size of the Corporation's revolving credit facility by $70 million and amend existing mandatory Bank Term Loan prepayment provisions to allow the Corporation, upon the achievement of certain financial tests, to retain additional free cash flow for capital expenditures and the purchase of its public debt. Certain amendments are contingent on the consummation of the Offering.


    On February 17, 1994, the Corporation completed the Note Placement of $150 million principal amount of Senior 2001 Notes. In such placement, the Corporation received in exchange for the Senior 2001 Notes approximately $30 million principal amount of Senior 1996 Notes, $35 million principal amount of Senior 1997 Notes and approximately $85 million in cash, of which $75 million was used to prepay its Bank Term Loans in satisfaction of the scheduled payment of $40 million for 1997 and in reduction of the scheduled payment for 1998 from $100 million to $65 million.

    In addition to the exchange of notes and payment of Bank Term Loans in connection with the Note Placement as described above, the Corporation expects to use a portion of the net proceeds from the Offering, together with approximately $158 million of existing cash generated from operations, to pay up to an additional $65 million of Bank Term Loans and to prepay, redeem or purchase approximately $195 million aggregate principal amount of certain other senior debt issues. The remainder of the net proceeds, approximately $106 million, will be available for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. See "Purpose of the Offering and Use of Proceeds" for more information on the Offering and Note Placement.


    The Corporation believes that, as a result of the Restructuring, as well as the subsequent exchange of Senior 2002 Notes for Bank Debt, the Corporation's cash generated by operations and the estimated levels of liquidity available to the Corporation will be sufficient to permit the Corporation to satisfy its debt service requirements and other capital requirements for the foreseeable future. Upon completion of the Transactions, the Corporation's liquidity and capital resources will be further significantly strengthened. However, the Corporation is subject to significant business, economic and competitive uncertainties that are beyond its control. There can be no assurance that the Corporation's financial resources will be sufficient for the Corporation to satisfy its debt service obligations and other capital requirements under all circumstances.

WORKING CAPITAL

    As of December 31, 1993, working capital (current assets less current liabilities) amounted to $121 million and the ratio of current assets to current liabilities was 1.24 to 1, versus December 31, 1992 when current liabilities exceeded current assets by $2.6 billion and the ratio of current assets to current liabilities was .21 to 1. From December 31, 1990 through May 6, 1993, the Corporation had a deficit working capital position, primarily resulting from the inclusion of most long-term debt issues in current liabilities due to various defaults upon certain of the debt issues. Upon consummation of the Restructuring, all previously existing defaults were waived or cured and long-term debt included in current liabilities was either exchanged for Common
Stock and Warrants, reclassified to long-term debt or, in the case of $140 million of the Revolving Credit Facility, repaid. See "The Restructuring" and "Index to Financial Statements -- Predecessor Company -- Notes to Financial Statements -- Financial Restructuring" note for additional information related to the Restructuring.

    For the period of May 7 through December 31, 1993, cash and cash equivalents increased $162 million as cash flows from operating activities of $183 million were partially offset by a net repayment of debt of $21 million. As of December 31, 1993, $158 million of long-term debt was reclassified to currently maturing long-term debt due to the cash sweep mechanism of the Credit Agreement. This cash sweep mechanism requires prepayment of long-term debt in 1994. For the period of January 1 through May 6, 1993, cash and cash equivalents decreased by $131 million, primarily due to debt repayments in connection with the Restructuring.

    Comparing December 31, 1993 balances with December 31, 1992, accrued expenses of $208 million were down $345 million, or 62.4%, primarily due to the cancellation and discharge of $375 million of accrued interest in connection with the Restructuring. Inventories of $145 million increased $32 million, or 28.3%, primarily due to their revaluation as a result of fresh start accounting. Accounts receivable (net) of $264 million declined $35 million, or 11.7%, reflecting a decline in miscellaneous corporate receivables, partially offset by an increase of $26 million in customer receivables due to the higher level of net sales. Accounts payable of $104 million rose $13 million, or 14.3%, due to the increased level of business and improved trade credit.

CAPITAL EXPENDITURES

    Capital expenditures amounted to $29 million in the period of May 7 through December 31, 1993 and $12 million in the period of January 1 through May 6, 1993 for a total of $41 million in the year ended December 31, 1993. In 1992, capital expenditures were $49 million. Capital expenditure commitments for the replacement, modernization and expansion of operations amounted to $11 million as of December 31, 1993, compared with $24 million as of December 31, 1992. The Credit Agreement restricts, among other things, capital expenditures above certain levels. The Corporation believes that these permitted levels are adequate. In connection with the planned Offering and Note Placement, the Credit Agreement will be amended, allowing the Corporation to retain additional cash flow for capital expenditures and other uses. Upon completion of the Transactions, the Corporation intends to augment its capital spending program on a basis consistent with such new amendment. See "Purpose of the Offering and Use of Proceeds" for more information on the Offering and Note Placement.

LITIGATION

    One of the Corporation's subsidiaries, U.S. Gypsum, is a defendant in asbestos lawsuits alleging both property damage and personal injury. This litigation has not had a material effect on the Corporation's liquidity or earnings. Virtually all costs of the Personal Injury Cases are being paid by insurance. However, many of U.S. Gypsum's insurance carriers are denying coverage for the Property Damage Cases, although U.S. Gypsum believes that substantial coverage exists and the trial court in U.S. Gypsum's Coverage Action has so ruled (such ruling has been appealed). In view of the limited insurance funding currently available to U.S. Gypsum for Property Damage Cases resulting from continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in Property Damage Cases that reach trial prior to the completion of the Coverage Action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the Coverage Action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the results of operations or the consolidated financial position of the Corporation.

    The Corporation and certain of its subsidiaries have been notified by state and federal environmental protection agencies of possible involvement as one of numerous "potentially responsible parties" in a number of so-called "Superfund" sites in the United States. The Corporation believes that neither these matters nor any other known governmental proceeding regarding environmental matters will have a material adverse effect upon its earnings or consolidated financial position. See "Business -- General Information -- Asbestos Litigation" for more information on legal proceedings.

                                    BUSINESS

INTRODUCTION

    Through its subsidiaries, USG is a leading manufacturer of building materials in North America which produces a wide range of products for use in residential and nonresidential construction, repair and remodeling, as well as products used in certain industrial processes. U.S. Gypsum is the largest producer of gypsum wallboard in the United States and accounted for approximately one-third of total domestic gypsum wallboard sales in 1993. USG Interiors is a leading supplier of interior ceiling, wall and floor products used primarily in commercial applications. In 1993, USG Interiors was the largest producer of ceiling grid and the second largest producer of ceiling tile in the United States, accounting for over one-half and approximately one-third of total domestic sales of such products, respectively. L&W Supply is the largest distributor of wallboard and related products in the United States and in 1993 distributed approximately 22% of U.S. Gypsum's wallboard production. In addition to its United States operations, the Corporation's 76% owned subsidiary, CGC, is the largest manufacturer of gypsum products in eastern Canada and the Corporation's USG International unit supplies interior systems and gypsum wallboard products in the Pacific, Europe and Latin America. In the year ended December 31, 1993, the Corporation had net sales of $1,916 million and generated EBITDA of $218 million.

    The Corporation believes that its leading industry positions and low cost structure position it to take advantage of the long-term potential in its three industry segments: Gypsum Products, Interior Systems and Building Products Distribution.

U.S. INDUSTRY OVERVIEW

    USG's consolidated financial performance is largely influenced by changes in the three major components of the construction industry in the United States: new residential construction, new nonresidential construction, and repair and remodel activity. In recent years, structural changes in residential construction activity combined with growth in the repair and remodel component have partially mitigated the impact of the cyclical demand of the overall new construction components.

NEW RESIDENTIAL AND NONRESIDENTIAL CONSTRUCTION

    Demand for the Corporation's products has historically been influenced primarily by new residential (single and multi-family homes) and nonresidential (offices, schools, stores, and other institutions) construction. Construction activity is directly influenced by a variety of economic variables. In the short term, the new residential segment is characterized by fluctuating activity levels as builders and buyers respond to changes in funding costs, new home prices, and the availability of new construction financing. Over the medium to long term, new residential construction activity reflects the demand generated by household formations, the home ownership rate, removals of housing stock, and the growth of personal income.

    Although new residential construction remains the largest single source of demand for gypsum wallboard in the United States, it has declined significantly as a percentage of gypsum wallboard demand since 1986 (a year in which total gypsum wallboard shipments were comparable to 1993 levels). Residential construction has a nominal impact on demand for Interiors Systems products. The following table sets forth demand for gypsum wallboard in the United States by end-use segment as estimated by U.S. Gypsum based on publicly available data, internal surveys and data from the Gypsum Association, an industry trade group. Management estimates that the distribution of U.S. Gypsum's sales volume to these four end-use segments is generally proportional to industry demand.

                                                                                   1993       1986
                                                                                 ---------  ---------
Residential construction.......................................................         48%        54%
Nonresidential construction....................................................          9         10
Repair and remodel.............................................................         36         30
Export/other...................................................................          7          6

    Over recent economic cycles, demand for gypsum wallboard has been favorably impacted by a shift toward more single family housing within the new residential construction segment and an increase in the average single family home size. New single family homes, which typically require twice as much wallboard as multi-family homes, accounted for 87% of total housing starts in 1993, as compared to 65% in 1986. Additionally, the size of the average single family home in the United States increased approximately 15% to 2,095 square feet in 1992 from 1,825 square feet in 1986. Largely as a result of these factors, United States industry shipments of gypsum wallboard were 21.6 billion square feet in 1993, as compared to 21.3 billion in 1986, despite an approximate 28% decline in the number of housing starts from 1.8 million units in 1986 to 1.3 million units in 1993, as depicted in the following chart.

                      GYPSUM WALLBOARD INDUSTRY SHIPMENTS
                            AND TOTAL HOUSING STARTS

                                     [GRAPHIC]

                                1982   1983   1984   1985   1986   1987   1988   1989   1990   1991   1992   1993
                                -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  -----
Gypsum Wallboard Industry
  Shipments, in billions of
  square feet                    13.3   17.1   19.2   20.2   21.3   21.4   21.3   21.3   20.7   18.4   20.3   21.6
Housing Starts, in thousands
  of units                      1,062  1,703  1,750  1,742  1,805  1,621  1,488  1,376  1,193  1,014  1,200  1,285

    SOURCES: HOUSING STARTS ARE  BASED ON DATA PUBLISHED  BY THE U.S. BUREAU  OF
             THE CENSUS. GYPSUM WALLBOARD INDUSTRY SHIPMENTS ARE BASED ON DATA PUBLISHED BY THE GYPSUM ASSOCIATION.

    Nonresidential construction responds less quickly to changes in interest rates than residential construction because long-term financing is normally arranged in advance of the commencement of major building projects. In the longer term, nonresidential construction activity levels are also affected by the general rate of economic growth, the rate of new job formation and population shifts. Continued weakness in the nonresidential construction segment has negatively impacted demand for the products manufactured by both U.S. Gypsum and USG Interiors. Demand for USG Interiors' products is particularly dependent on new nonresidential construction activity. Management estimates that approximately one-half of USG Interiors' 1993 sales were in the new nonresidential construction segment as compared to approximately two-thirds in 1986. In recent years, nonresidential construction demand has accounted for approximately 10% of gypsum wallboard industry demand in the United States.

REPAIR AND REMODEL

    Based on data published by the U.S. Bureau of The Census, the size of the total residential repair and remodel market grew to $104 billion in 1992 from $91 billion in 1986 and $46 billion in 1980. Although data on nonresidential repair and remodel activity is not readily available, management believes that this segment grew significantly during the 1980s. The growth of the repair and remodel market is primarily due to the aging of housing stock, remodeling of existing buildings and tenant turnover in commercial space. The median age of housing stock was 27 years in 1990, and the National Association of Homebuilders forecasts that the median age will increase to 32 years by 2000. Management believes that the continued aging of housing stock will contribute to further growth in the repair and remodel segment. In addition, management believes that the increase in the number of commercial buildings over the last decade will provide a greater base for nonresidential repair and remodel activity in the future, as building owners or tenants replace ceiling, wall and floor systems as part of the tenant turnover process. Demand in the repair and remodel component tends to be more stable than in new construction, although it does fluctuate somewhat in response to general economic conditions.

    Management estimates that repair and remodel demand for gypsum wallboard has increased more than 22% since 1986 and, in 1993, accounted for 36% of total demand for gypsum wallboard in the United States. Management estimates that approximately one-half of USG Interiors' 1993 sales were to the nonresidential repair and remodel segment.

GYPSUM PRODUCTS

BUSINESS

    The Gypsum Products segment consists primarily of the gypsum operations of U.S. Gypsum in the United States, CGC in Canada and USG International in Mexico.

    CGC is  the largest  manufacturer  of gypsum  wallboard in  eastern  Canada.
Management estimates that industry sales in eastern Canada, including the Toronto and Montreal metropolitan areas, represent approximately two-thirds of total Canadian sales volume. In 1993, CGC accounted for approximately 45% of industry sales in eastern Canada.

PRODUCTS

    The Gypsum Products segment manufactures and markets building and industrial products used in a variety of applications. Gypsum panel products are used to finish the interior walls and ceilings in residential, commercial and mobile home construction. These products provide aesthetic as well as sound and fire retarding value. The majority of these products are sold under the "SHEETROCK" brand name. Also sold under the "SHEETROCK" brand name is a line of joint compounds used for finishing wallboard joints. The "DUROCK" line of cement board and accessories is produced to provide fire-resistant and water damage resistant assemblies for both interior and exterior construction. The Corporation also produces a variety of plaster products used to provide a custom finish for residential and commercial interiors. Like "SHEETROCK" brand wallboard, these products provide aesthetic and sound and fire retarding value. Plaster products are sold under the trade names of "RED TOP,"
"IMPERIAL" and "DIAMOND." The Corporation also produces gypsum-based products sold to agricultural and industrial customers for use in a number of applications, including soil conditioning, road repair, fireproofing and ceramics.

FINANCIAL PERFORMANCE

    Summary financial results of the Gypsum Products segment are outlined in the table below. Such results are not adjusted for intersegment sales eliminations and corporate expenses. Operating profit in 1993 for the Gypsum Products segment is not comparable to prior years due to $51 million of non-cash amortization of Excess Reorganization Value.

                                                      YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------------------------
                                  1993        1992        1991        1990        1989        1988
                                ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS)
Net sales.....................     $1,165      $1,068      $1,011      $1,134      $1,263      $1,367
Operating profit..............         90          85          93         148         227         266
EBITDA........................        179         123         131         194         266         307
EBITDA margin.................       15.4%       11.5%       13.0%       17.1%       21.1%       22.5%
Capital expenditures..........         30          31          25          25          41          60

    See "Selected Consolidated Financial Data." For additional information on the Corporation's results by industry segment, including intersegment sales eliminations and corporate expenses, see "Index to Financial Statements -- Notes to Financial Statements -- Geographic and Industry Segments."

MANUFACTURING

    Gypsum and related products are produced by the Corporation at 42 plants located throughout the United States, Eastern Canada and in central Mexico. The Corporation believes several factors contribute to its low delivered cost, including (i) the vertical integration of its key raw materials (gypsum and paper); (ii) the technical expertise provided by its extensive research and development efforts and its experienced employees and (iii) the proximity of its plants to major metropolitan areas.

    USG's vertically integrated gypsum and paper operations provide several cost and quality advantages. Since the Corporation obtains substantially all of its gypsum requirements from its own quarries and mines, it controls the cost, quality and continuity of its supply. These factors are vital to producing wallboard of a consistently high quality at a low cost. The Corporation's geologists estimate that recoverable rock reserves are sufficient for more than 30 years of operation based on the Corporation's average annual production of crude gypsum during the past five years. Proven reserves contain approximately 243 million tons, of which approximately 69% are located in the United States and 31% in Canada. Additional reserves of approximately 153 million tons exist on three properties not in operation. The Corporation's total average annual production of crude gypsum in the United States and Canada during the past five years was 9.4 million tons.

    USG owns and operates seven modern paper mills located across the United States for efficient distribution of paper to virtually all of its wallboard plants. These mills have sufficient capacity to satisfy virtually all of the Corporation's expected paper needs for the foreseeable future. All these mills presently are designed to produce paper utilizing 100% recycled waste paper fiber as opposed to more costly virgin pulp. Vertical integration in paper ensures a continuous supply of high quality paper that is tailored to the specific needs of USG's wallboard production processes.

    As the leading producer of gypsum products for over 90 years, USG has developed extensive knowledge of gypsum and the processes used in making its products. Combined with USG's experienced work force, USG's technical expertise provides significant cost efficiencies in the production of existing products and development of new ones. USG maintains the largest research and development facility in the gypsum industry in Libertyville, Illinois which conducts fire and structural testing and product and process development. Research and development activities involve technology related to gypsum, cellulosic fiber and cement as the primary raw materials on which panel products and systems, such as gypsum board and cement board, are based. Related technologies are those pertaining to joint compounds and textures for wallboard finishing, specialty plaster products for both construction and industrial applications, coatings and latex polymers.

    The number and location of the Corporation's gypsum plants enhance its cost position by minimizing the distance and the transportation costs to major metropolitan areas. Transportation costs can be a significant part of total delivered cost of gypsum products.

MARKETING AND DISTRIBUTION

    Distribution is carried out through L&W Supply's 131 distribution centers located in 34 states, as well as mass merchandisers and other retailers, building material dealers, contractors and distributors. Sales of gypsum products are seasonal to the extent that sales are generally greater from spring through the middle of autumn than during the remaining part of the year.

COMPETITION

    The Corporation competes in North America as the largest of 18 producers of gypsum wallboard products and, in 1993, accounted for approximately one-third of total gypsum wallboard sales in the United States. In 1993, U.S. Gypsum's shipments of gypsum wallboard totaled 7.3 billion square feet, the highest in the Corporation's history, compared with total domestic industry shipments of
21.6 billion square feet which is also a record level. Principal competitors in the United States are: National Gypsum Company, which emerged from Chapter 11 bankruptcy in July 1993, The Celotex Corporation, which has operated under Chapter 11 of the Bankruptcy Code since 1990, Domtar, Inc., Georgia-Pacific Corporation and several smaller, regional competitors. Major competitors of CGC in Eastern Canada include Domtar, Inc. and Westroc Industries Ltd.

INTERIOR SYSTEMS

BUSINESS

    The Interior Systems segment consists of USG Interiors in the United States, USG International in Europe, the Pacific and Latin America and CGC in Canada.

    The Corporation has increased its emphasis on the interior systems business since 1986 when Donn Inc. ("Donn"), a manufacturer of ceiling grid and other interior products, was acquired. Already second behind Armstrong World Industries, Inc. in the ceiling tile market, the acquisition of Donn positioned the Corporation as the worldwide leader in ceiling suspension systems and the only company to offer complete pre-designed, pre-engineered and fully integrated ceiling systems. With the acquisition of Donn, USG Interiors was established as a separate subsidiary to combine the operations of Donn and USG Acoustical Products Company, formerly part of U.S. Gypsum and a leading producer of mineral fiber ceiling products.

    USG's international position was enhanced in late 1987 when it began to export ceiling tile to Europe to complement Donn's established grid business and to capitalize on the strength of its existing distribution channels. By combining ceiling tile and grid as a system for distributors and contractors, USG has used its leading position in grid to advance sales of ceiling tile. As a result, management estimates that USG's share of the European ceiling tile market has grown to approximately 8%. International sales are managed through USG International on a regional basis consisting of Europe, the Pacific and Latin America.

    CGC manufactures and markets ceiling products and wall and floor systems and accounted for over one-half of Canadian grid sales in 1993. CGC is the second largest marketer of ceiling tile in Canada, behind Armstrong World Industries, Inc., and accounted for approximately 30% of Canadian sales of such products in 1993. CGC markets ceiling tile produced by USG Interiors.

PRODUCTS

    The Interior Systems segment manufactures and markets ceiling suspension systems ("grid") and ceiling tile, access floor systems, wall systems and mineral wool insulation and soundproofing products. USG's integrated line of ceiling products provides qualities such as sound absorption, fire retardation, and convenient access to the space above the ceiling for electrical and mechanical systems, air distribution and maintenance. The Corporation believes its ability to provide custom-designed and specially fabricated ceiling solutions to meet specific job design installation conditions is increasingly attractive to architects, designers and building owners. USG Interiors' significant trade names include the "ACOUSTONE" and "AURATONE" brands of ceiling tile and the "DX," "FINELINE," "CENTRICITEE" and "DONN" brands of ceiling grid.

    USG's wall systems provide the versatility of an open floor plan with the privacy of floor-to-ceiling partitions which are compatible with leading office equipment and furniture systems. Wall systems are designed to be installed quickly and reconfigured easily. In addition, USG manufactures a line of access floor systems that permit easy access to wires and cables for repairs, modifications, and upgrading of electrical and communication networks as well as convenient movement of furniture and equipment.

FINANCIAL PERFORMANCE

    Summary financial results for the Interior Systems segment are outlined in the table below. Such results are not adjusted for intersegment sales eliminations and corporate expenses. Operating profit/ (loss) in 1993 for the Interior Systems segment is not comparable to prior years due to $60 million of non-cash amortization of Excess Reorganization Value.

                                                      YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------------------------
                                  1993        1992        1991        1990        1989        1988
                                ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS)
Net sales.....................       $550        $548        $576        $624        $610        $599
Operating profit/(loss).......        (17)         41          62          78          89          83
EBITDA........................         57          59          78          98         105          98
EBITDA margin.................       10.4%       10.8%       13.5%       15.7%       17.2%       16.4%
Capital expenditures..........          9          14          22          37          33          17

    See "Selected Consolidated Financial Data." For additional information on the Corporation's results by industry segment, including intersegment sales eliminations and corporate expenses, see "Index to Financial Statements -- Notes to Financial Statements -- Geographic and Industry Segments."

MANUFACTURING

    Interior Systems products are manufactured at 16 plants throughout North America, including 5 ceiling tile plants and 4 ceiling grid plants. The remaining plants produce other interior products and raw materials for ceiling tile and grid. Principal raw materials used in the production of Interior Systems products include mineral fiber, steel, aluminum extrusions and high-pressure laminates. Certain of these raw materials are produced internally, while others are obtained from various outside suppliers. Shortages of raw materials used in this segment are not expected.

    USG Interiors maintains its own research and development facility in Avon, Ohio, which provides product design, engineering and testing services in addition to manufacturing development, primarily in metal forming, with tool and machine design and construction services. Additional research and development is carried out at the Corporation's research and development center in Libertyville, Illinois and at its "Solutions Center"-SM- in Chicago.

MARKETING AND DISTRIBUTION

    Interiors Systems products are sold primarily in markets related to the new construction and renovation of commercial buildings as well as the retail market for small commercial contractors. Marketing and distribution to large commercial users is conducted through a network of distributors and installation contractors as well as through L&W Supply and is oriented toward providing integrated interior systems at competitive price levels. The Corporation emphasizes educational and promotional materials designed to influence decision makers who play a significant role in choosing material suppliers, such as interior designers, contractors and facility managers. To this end, USG Interiors maintains the "Solutions Center"-SM- located adjacent to Chicago's Merchandise Mart which is used for product displays, educational seminars on products and new product design and development. In recent years, the Corporation has increased its emphasis on the retail market and as a result now sells its products to seven of the ten largest building products retailers in the United States.

COMPETITION

    The Corporation estimates that it is the world's largest manufacturer of ceiling suspension systems with approximately 40% of worldwide sales of such products. USG's most significant competitor is Chicago Metallic Corporation, which participates in the U.S. and European markets. Other competitors in ceiling grid include W.A.V.E. (a joint venture of Armstrong World Industries, Inc. and National Rolling Mills). The Corporation estimates that it accounts for approximately one-third of sales of acoustical ceiling tile to the U.S. market. Principal global competitors include Armstrong World Industries, Inc. (the largest manufacturer), Odenwald of West Germany and the Celotex Corporation.

BUILDING PRODUCTS DISTRIBUTION

BUSINESS

    The Building Products Distribution segment consists of the operations of the Corporation's L&W Supply subsidiary. L&W Supply is the largest distributor of gypsum wallboard and related building products for residential and nonresidential construction in the United States. L&W Supply distributes approximately 9% of all gypsum wallboard in the United States (including approximately 22% of U.S. Gypsum's wallboard production). Wallboard accounts for approximately 47% of L&W Supply's total net sales.

    Although L&W Supply specializes in distribution of gypsum wallboard, joint compound and other products manufactured primarily by U.S. Gypsum, it also distributes USG Interiors' products such as acoustical ceiling tile and ceiling grid and products of other manufacturers, including drywall metal, insulation, roofing products and accessories.

    L&W Supply was founded in 1971 by U.S. Gypsum to address what management perceived as a growing demand in the construction industry for a specialized delivery service for construction materials, especially gypsum wallboard. U.S. Gypsum management believed the construction industry could benefit from a service-oriented organization that would deliver less than truckload quantities of construction materials to a job site and place them in the areas where the work was being done, thereby reducing or eliminating the need for handling by contractors. To perform this service, U.S. Gypsum established a number of distribution centers that could stock construction materials and be able to deliver relatively large quantities with short lead times.

    L&W Supply has grown significantly over the past 23 years and now has 131 distribution centers located in 34 states.

FINANCIAL PERFORMANCE

    Summary financial results for the Building Products Distribution segment are outlined in the table below. Such results are not adjusted for corporate expenses. There are no intersegment sales eliminations for this segment. Operating profit in 1993 for the Building Products Distribution segment is not comparable to prior years due to $2 million of non-cash amortization of Excess Reorganization Value.

                                                      YEARS ENDED DECEMBER 31,
                                ---------------------------------------------------------------------
                                  1993        1992        1991        1990        1989        1988
                                ---------   ---------   ---------   ---------   ---------   ---------
                                                        (DOLLARS IN MILLIONS)
Net sales.....................       $528        $464        $424        $478        $485        $483
Operating profit..............          3           3          --           4           7          12
EBITDA........................          7           5           4          12          16          23
EBITDA margin.................        1.3%        1.1%        0.9%        2.5%        3.3%        4.8%
Capital expenditures..........          2           3           1           1           1           3

    See "Selected Consolidated Financial Data." For additional information on the Corporation's results by industry segment, including intersegment sales eliminations and corporate expenses, see "Index to Financial Statements -- Notes to Financial Statements -- Geographic and Industry Segments."

DISTRIBUTION CENTERS

    L&W Supply leases approximately 80% of its facilities from third parties, which management believes provides it with the flexibility to enter and exit fluctuating market areas. Usually, initial leases are from three to five years with a five-year renewal option. Facilities are located in virtually every major metropolitan area in the United States.

    A typical L&W Supply facility has approximately 12,000 square feet of warehouse space, 1,500 square feet of office space and is located on 1.5 paved acres of land in prime industrial areas with good interstate highway access. Each center is equipped with at least one flatbed truck, a boom truck and, in some cases, a towable forklift. Boom trucks are standard flatbed trucks with telescoping hydraulic booms installed on the front of the truckbed. By using either the telescoping boom or the towable forklift, L&W Supply employees are able to place wallboard, joint compound and other materials in various locations on a job site.

COMPETITION

    L&W Supply's closest competitor, Gypsum Management Supply, is an independent distributor with approximately 70 locations in the southern, central and western United States. There are several regional competitors, such as Gypsum Drywall Management Association in the southern United States and Strober Building Supply in the northeastern United States. L&W Supply's many local competitors include lumber dealers, hardware stores, mass merchandisers, home improvement centers, acoustical tile distributors and manufacturers.

    Sales are seasonal to the extent that sales are generally greater from the middle of spring through the middle of autumn than during the remaining part of the year.

PROPERTIES OF THE CORPORATION

    The Corporation's plants, mines, transport ships, quarries and other facilities are located in North America, Europe, Australia, New Zealand and Malaysia. Many of these facilities are operating at or near full capacity. All facilities and equipment are in good operating condition and, in management's judgment, sufficient expenditures have been made annually to maintain them. The locations of the production properties of the Corporation's subsidiaries, grouped by industry segment, are as follows (plants are owned unless otherwise indicated):

GYPSUM PRODUCTS

    Gypsum Board and Other Gypsum Products

                  UNITED STATES
           ---------------------------
  (*)(**)  Baltimore, Maryland
        *  Boston (Charlestown),
           Massachusetts
        *  Detroit (River Rouge),
           Michigan
       **  East Chicago, Indiana
           Empire, Nevada
           Fort Dodge, Iowa
        *  Fremont, California
  (*)(**)  Galena Park, Texas
        *  Gypsum, Ohio
        *  Jacksonville, Florida
  (*)(**)  New Orleans, Louisiana
        *  Norfolk, Virginia
           Oakfield, New York
           Plaster City, California
           Plasterco (Saltville),
           Virginia
        *  Santa Fe Springs,
           California
           Shoals, Indiana
           Sigurd, Utah
           Southard, Oklahoma
           Sperry, Iowa
        *  Stony Point, New York
           Sweetwater, Texas
           CANADA
           ---------------------------
           Hagersville, Ontario
        *  Montreal, Quebec
        *  St. Jerome, Quebec
           MEXICO
           ---------------------------
      ***  Puebla, Puebla

    Gypsum plants utilize locally mined or quarried gypsum rock unless noted as follows:

      * These plants use rock from quarry operations at Alabaster, Michigan; Empire, Nevada; Plaster City, California; Little Narrows and/or Windsor, Nova Scotia; or Harbour Head, Jamaica, an outside source.

     ** These plants purchase synthetic gypsum from outside sources.

    *** This plant purchases all rock from outside sources.

    Joint Compound

    Surface preparation and joint treatment products are produced in plants located at Chamblee, Georgia; Dallas, Texas; East Chicago, Indiana; Fort Dodge, Iowa; Gypsum, Ohio; Jacksonville, Florida; Port Reading, New Jersey (leased); Sigurd, Utah; Tacoma, Washington (leased); Torrance, California; Hagersville, Ontario, Canada; Montreal, Quebec, Canada; Puebla, Mexico; and Selangor, Malaysia (leased).

    Paper

    Paper for gypsum board is manufactured at Clark, New Jersey; Galena Park, Texas; Gypsum, Ohio; Jacksonville, Florida; North Kansas City, Missouri; Oakfield, New York; and South Gate, California.

    Ocean Vessels

    Gypsum Transportation Limited, a wholly owned subsidiary of the Corporation, headquartered in Bermuda, owns and operates a fleet of three self-unloading ocean vessels. Under contract of affreightment, these vessels haul gypsum rock from Nova Scotia to the East Coast and Gulf port plants of U.S. Gypsum. Excess ship time, when available, is offered for charter on the open market.

    Miscellaneous

    A mica-processing plant is located at Spruce Pine, North Carolina; perlite ore is produced at Grants, New Mexico. Metal lath, plaster and drywall accessories and light gauge steel framing products are manufactured at Puebla, Mexico. Metal safety grating products are manufactured at Burlington, Ontario, Canada (leased); and Delta, British Columbia, Canada (leased). Various other building products are manufactured at La Mirada, California (adhesives) and New Orleans, Louisiana (lime products).

INTERIOR SYSTEMS

    Ceiling Tile

    Acoustical ceiling tile and panels are manufactured at Cloquet, Minnesota; Greenville, Mississippi; Gypsum, Ohio; Walworth, Wisconsin; San Juan Ixhautepec, Mexico; and Aubange, Belgium.

    Ceiling Grid

    Ceiling grid products are manufactured at Cartersville, Georgia; Stockton, California; Westlake, Ohio; Auckland, New Zealand (leased); Dreux, France;
Oakville, Ontario, Canada; Peterlee, England (leased); Selangor, Malaysia (leased); and Viersen, Germany. A coil coater and slitter plant used in the production of ceiling grid is also located in Westlake, Ohio.

    Access Floor Systems

    Access floor systems products are manufactured at Red Lion, Pennsylvania; Dreux, France; Peterlee, England (leased); and Selangor, Malaysia (leased).

    Mineral Wool

    Mineral wool products are manufactured at Birmingham, Alabama; Gypsum, Ohio; Red Wing, Minnesota; Tacoma, Washington; Wabash, Indiana; Walworth, Wisconsin; and Weston, Ontario, Canada.

    Wall Systems

    Wall system products are manufactured at Medina, Ohio (leased).

GENERAL INFORMATION

ASBESTOS LITIGATION

    One of the Corporation's subsidiaries, U.S. Gypsum, is among numerous defendants in lawsuits arising out of the manufacture and sale of asbestos-containing building materials. U.S. Gypsum sold certain asbestos-containing products beginning in the 1930's; in most cases the products were discontinued or asbestos was removed from the product formula by 1972, and no asbestos-containing products were sold after 1977. Some of these lawsuits seek to recover compensatory and in many cases punitive damages for costs associated with maintenance or removal and replacement of products containing asbestos (the "Property Damage Cases"). Others of these suits seek to recover compensatory and in many cases punitive damages for personal injury allegedly resulting from exposure to asbestos and asbestos-containing products (the "Personal Injury Cases"). It is anticipated that additional personal injury and property damage cases containing similar allegations will be filed.

    As discussed below, U.S. Gypsum has substantial personal injury and property damage insurance for the years involved in the asbestos litigation. Prior to 1985, when an asbestos exclusion was added to U.S. Gypsum's policies, U.S. Gypsum purchased comprehensive general liability insurance policies covering personal injury and property damage in an aggregate face amount of approximately $850 million. Insurers that issued approximately $106 million of these policies are presently insolvent. After deducting insolvencies and exhaustion of policies, approximately $625 million of insurance remains potentially available. Because U.S. Gypsum's insurance carriers initially responded to its claims for defense and indemnification with various theories denying or limiting coverage and the applicability of their policies, U.S. Gypsum filed a declaratory judgment action against them in the Circuit Court of Cook

County, Illinois on December 29, 1983. (U.S. GYPSUM CO. v. ADMIRAL INSURANCE CO., ET AL.) (the "Coverage Action"). U.S. Gypsum alleges in the Coverage Action that the carriers are obligated to provide indemnification for settlements and judgments and, in some cases, defense costs incurred by U.S. Gypsum in property damage and personal injury claims in which it is a defendant. The current defendants are ten insurance carriers that provided comprehensive general liability insurance coverage to U.S. Gypsum between the 1940's and 1984. As discussed below, several carriers have settled all or a portion of the claims in the Coverage Action.

    U.S. Gypsum's aggregate expenditures for all asbestos-related matters, including property damage, personal injury, insurance coverage litigation and related expenses, exceeded aggregate insurance payments by $10.9 million in 1991, $25.8 million in 1992, and $8.2 million in 1993.

    Property Damage Cases

    The Property Damage Cases have been brought against U.S. Gypsum by a variety of plaintiffs, including school districts, state and local governments, colleges and universities, hospitals and private property owners. U.S. Gypsum is one of many defendants in four cases that have been certified as class actions and others that request such certification. One class action suit is brought on behalf of owners and operators of all elementary and secondary schools in the United States that contain or contained friable asbestos-containing material. (IN RE ASBESTOS SCHOOL LITIGATION, U.S.D.C., E.D. PA.) Approximately 1,350 school districts opted out of the class, some of which have filed or may file separate lawsuits or are participants in a state court class action involving approximately 333 school districts in Michigan. (BOARD OF EDUCATION OF THE CITY OF DETROIT, ET AL. v. THE CELOTEX CORP., ET AL., Circuit Court for Wayne County, Mich.) On April 10, 1992, a state court in Philadelphia certified a class consisting of all owners of buildings leased to the federal government. (PRINCE GEORGE CENTER, INC. v. U.S. GYPSUM CO., ET AL., COURT OF COMMON PLEAS, PHILADELPHIA, PA.) On September 4, 1992, a Federal district court in South Carolina conditionally certified a class comprised of all colleges and universities in the United States, which certification is presently limited to the resolution of certain allegedly "common" liability issues. (CENTRAL WESLEYAN COLLEGE V. W.R. GRACE & CO., ET AL., U.S.D.C. S.C.). On December 23, 1992, a case was filed in state court in South Carolina purporting to be a "voluntary" class action on behalf of owners of all buildings containing certain types of asbestos-containing products manufactured by the nine named defendants, including U.S. Gypsum, other than buildings owned by the federal or state governments, single family residences, or buildings at issue in the four above-described class actions (ANDERSON COUNTY HOSPITAL v. W.R. GRACE & CO., ET AL., Court of Common Pleas, Hampton Co., S.C. (the "Anderson Case"). On January 14, 1993, the plaintiff filed an amended complaint that added a number of claims and defendants, including USG Corporation. The amended complaint alleges, among other things, that the guarantees executed by U.S. Gypsum in connection with the 1988 Recapitalization, as well as subsequent distributions of cash from U.S. Gypsum to the Corporation, rendered U.S. Gypsum insolvent and constitute a fraudulent conveyance. The suit seeks to set aside the guarantees and recover the value of the cash flow "diverted" from U.S. Gypsum to the Corporation in an amount to be determined. This case has not been certified as a class action and no other threshold issues, including whether the South Carolina Courts have personal jurisdiction over the Corporation, have been decided. The damages claimed against U.S. Gypsum in the class action cases are unspecified. U.S. Gypsum has denied the substantive allegations of each of the Property Damage Cases and intends to defend them vigorously except when advantageous settlements are possible.

    As of December 31, 1993, 61 Property Damage Cases were pending against U.S. Gypsum; however, the number of buildings involved is greater than the number of cases because many of these cases, including the class actions referred to above, involve multiple buildings. In addition, approximately 42 property damage claims have been threatened against U.S. Gypsum.

    In total, U.S. Gypsum has settled property damage claims of approximately 191 plaintiffs involved in approximately 75 cases. Twenty-five cases have been tried to verdict, 16 of which were won by U.S. Gypsum and 6 lost; two other cases, one won at the trial level and one lost, were settled during appeals. Another case that was lost at the trial court level has been reversed on appeal and a new trial ordered.

Appeals are pending in 5 of the tried cases. In the cases lost, compensatory damage awards against U.S. Gypsum have totaled $11.5 million. Punitive damages totalling $5.5 million were entered against U.S. Gypsum in four trials. Two of the punitive damage awards, totalling $1.45 million, were paid after appeals were exhausted; a third was settled after the verdict was reversed on appeal. The remaining punitive damage award is on appeal.

    In 1991, 13 new Property Damage Cases were filed against U.S. Gypsum, 11 were dismissed before trial, 8 were settled, 2 were closed following trial or appeal, and 100 were pending at year-end. U.S. Gypsum expended $22.2 million for the defense and resolution of Property Damage Cases and received insurance payments of $13.8 million in 1991. During 1992, 7 new Property Damage Cases were filed against U.S. Gypsum, 10 were dismissed before trial, 18 were settled, 3 were closed following trial or appeal, and 76 were pending at year-end. U.S. Gypsum expended $34.9 million for the defense and resolution of Property Damage Cases and received insurance payments of $10.2 million in 1992. In 1993, 5 new Property Damage Cases were filed against U.S. Gypsum, 7 were dismissed before trial, 11 were settled, 1 was closed following trial or appeal, 2 were consolidated into 1, and 61 were pending at year-end. U.S. Gypsum expended $13.9 million for the defense and resolution of Property Damage Cases and received insurance payments of $7.6 million in 1993.

    In the Property Damage Cases litigated to date, a defendant's liability for compensatory damages, if any, has been limited to damages associated with the presence and quantity of asbestos-containing products manufactured by that defendant which are identified in the buildings at issue, although plaintiffs in some cases have argued that principles of joint and several liability should apply. Because of the unique factors inherent in each of the Property Damage Cases, including the lack of reliable information as to product identification and the amount of damages claimed against U.S. Gypsum in many cases, including the class actions described above, management is unable to make a reasonable estimate of the cost of disposing of pending Property Damage Cases.

    Personal Injury Cases

    U.S. Gypsum was among numerous defendants in asbestos personal injury suits and administrative claims involving approximately 59,000 claimants pending as of December 31, 1993. All asbestos bodily injury claims pending in the federal courts, including approximately one-third of the Personal Injury Cases pending against U.S. Gypsum, have been consolidated in the United States District Court for the Eastern District of Pennsylvania.

    U.S. Gypsum is a member, together with 19 other former producers of asbestos-containing products, of the Center for Claims Resolution (the
"Center"). The Center has assumed the handling, including the defense and settlement, of all Personal Injury Cases pending against U.S. Gypsum and the other members of the Center. Each member of the Center is assessed a portion of the liability and defense costs of the Center for the Personal Injury Cases handled by the Center, according to predetermined allocation formulas. Five of U.S. Gypsum's insurance carriers that in 1985 signed an Agreement Concerning Asbestos-Related Claims (the "Wellington Agreement") are supporting insurers (the "Supporting Insurers") of the Center. The Supporting Insurers are obligated to provide coverage for the defense and indemnity costs of the Center's members pursuant to the coverage provisions in the Wellington Agreement. Claims for punitive damages are defended but not paid by the Center; if punitive damages are recovered, insurance coverage may be available under the Wellington Agreement depending on the terms of particular policies and applicable state law. Punitive damages have not been awarded against U.S. Gypsum in any of the Personal Injury Cases. Virtually all of U.S. Gypsum's personal injury liability and defense costs are paid by those of its insurance carriers that are Supporting Insurers. The Supporting Insurers provided approximately $350 million of the total coverage referred to above, of which approximately $262 million remains unexhausted.

    On January 15, 1993, U.S. Gypsum and the other members of the Center were named as defendants in a class action filed in the U.S. District Court for the Eastern District of Pennsylvania (GEORGINE ET AL. v. AMCHEM PRODUCTS INC., ET AL., Case No. 93-CV-0215) (hereinafter "Georgine," formerly known as "Carlough"). The complaint generally defines the class of plaintiffs as all persons who have been occupationally exposed to asbestos-containing products manufactured by the defendants and who had not filed an asbestos personal injury suit as of the date of the filing of the class action. Simultaneously with the filing of the class action, the parties filed a settlement agreement in which the named plaintiffs, proposed class counsel, and the defendants agreed to settle and compromise the claims of the proposed class. The settlement, if approved by the court, will implement for all future Personal Injury Cases, except as noted below, an administrative compensation system to replace judicial claims against the defendants, and will provide fair and adequate compensation to future claimants who can demonstrate exposure to asbestos-containing products manufactured by the defendants and the presence of an asbestos-related disease. Class members will be given the opportunity to "opt out," or elect to be excluded from the settlement, although the defendants reserve the right to withdraw from the settlement if the number of opt outs is, in their sole judgment, excessive. In addition, in each year a limited number of claimants will have certain rights to prosecute their claims for compensatory (but not punitive) damages in court in the event they reject the compensation offered by the administrative processing of their claim.

    The Center members, including U.S. Gypsum, have instituted proceedings against those of their insurance carriers that had not consented to support the settlement, seeking a declaratory judgment that the settlement is reasonable and, therefore, that the carriers are obligated to fund their portion of it. Consummation of the settlement is contingent upon, among other things, court approval of the settlement and a favorable ruling in the declaratory judgment proceedings against the non-consenting insurers. It is anticipated that appeals will follow the district court's ruling on the fairness and reasonableness of the settlement.

    Each of the defendants has committed to fund a defined portion of the settlement, up to a stated maximum amount, over the initial ten year period of the agreement (which is automatically extended unless terminated by the defendants). Taking into account the provisions of the settlement agreement concerning the maximum number of claims that must be processed in each year and the total amount to be made available to the claimants, the Center estimates that U.S. Gypsum will be obligated to fund a maximum of approximately $125 million of the class action settlement, exclusive of expenses, with a maximum payment of less than $18 million in any single year; of the total amount of U.S. Gypsum's obligation, all but approximately $7 million is expected to be paid by U.S. Gypsum's insurance carriers.

    During 1991, approximately 13,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 6,300 were settled or dismissed. U.S. Gypsum incurred expenses of $15.1 million in 1991 with respect to Personal Injury Cases of which $15.0 million was paid by insurance. During 1992, approximately 20,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 10,600 were settled or dismissed. U.S. Gypsum incurred expenses of $21.6 million in 1992 with respect to Personal Injury Cases of which $21.5 million was paid by insurance. During 1993, approximately 26,900 Personal Injury Cases were filed against U.S. Gypsum and approximately 22,900 were settled or dismissed. U.S. Gypsum incurred expenses of $34.9 million in 1993 with respect to Personal Injury Cases of which $34.0 million was paid by insurance. As of December 31, 1993, 1992, and 1991, approximately 59,000, 54,000, and 43,000 Personal Injury
Cases were outstanding against U.S. Gypsum, respectively.

    U.S. Gypsum's average settlement cost for Personal Injury Cases over the past three years has been approximately $1,600 per claim, exclusive of defense costs. Management anticipates that its average settlement cost is likely to increase due to such factors as the possible insolvency of co-defendants, although this increase may be offset to some extent by other factors, including the possibility for block settlements of large numbers of cases and the apparent increase in the percentage of asbestos personal injury cases that appear to have been brought by individuals with little or no physical impairment. Through the Center, U.S. Gypsum has reached settlements on approximately 26,700 pending Personal Injury Cases for an amount estimated at approximately $32 million. These settlements will be consummated and the cases closed over a three year period. In management's opinion, based primarily upon U.S. Gypsum's experience in the Personal Injury Cases disposed of to date and taking into consideration a number of uncertainties, it is probable that all asbestos-related Personal Injury Cases pending against U.S. Gypsum as of December 31, 1993, can be disposed of for a total amount, including both indemnity costs and legal fees and expenses, estimated to be between $100 million and $120 million (of which all but $2 million or $5 million, respectively, is expected to be paid by insurance). The estimated cost of resolving pending claims takes into account, among other factors, (i) an increase in the number of pending claims; (ii) the settlements of certain large blocks of claims for higher per-case averages than have historically been paid;
(iii) the committed but unconsummated settlements described above; and (iv) a small increase in U.S. Gypsum's historical settlement average.

    Assuming that the GEORGINE class action settlement referred to above is approved substantially in its current form, management estimates, based on assumptions supplied by the Center, U.S. Gypsum's maximum total exposure in Personal Injury Cases during the next ten years (the initial term of the agreement), including liability for pending claims and claims resolved as part of the class action settlement, as well as defense costs and other expenses, at approximately $262 million, of which approximately $250 million is expected to be paid by insurance. U.S. Gypsum's additional exposure for claims filed by persons who have opted out of Georgine would depend on the number of such claims that are filed, which cannot presently be determined.

    Coverage Action

    As indicated above, all of U.S. Gypsum's carriers initially denied coverage for the Property Damage Cases and the Personal Injury Cases, and U.S. Gypsum initiated the Coverage Action to establish its right to such coverage. U.S. Gypsum has voluntarily dismissed the Supporting Insurers referred to above from the personal injury portion of the Coverage Action because they are committed to providing personal injury coverage in accordance with the Wellington Agreement. U.S. Gypsum's claims against the remaining carriers for coverage for the Personal Injury Cases have been stayed since 1984.

    On January 7, 1991, the trial court in the Coverage Action ruled on the applicability of U.S. Gypsum's insurance policies to settlements and one adverse judgment in eight Property Damage Cases. The court ruled that the eight cases were generally covered, and imposed coverage obligations on particular policy years based upon the dates when the presence of asbestos-containing material was "first discovered" by the plaintiff in each case. The court awarded reimbursement of approximately $6.2 million spent by U.S. Gypsum to resolve the eight cases. U.S. Gypsum has appealed the court's ruling with respect to the policy years available to cover particular claims, and the carriers have appealed most other aspects of the court's ruling. The appeal process is likely to take up to a year or more from the date of this Prospectus.

    U.S. Gypsum's experience in the Property Damage Cases suggests that "first discovery" dates in the eight cases referred to above (1978 through 1985) are likely to be typical of most pending cases. U.S. Gypsum's total insurance coverage for the years 1978 through 1984 is approximately $350 million (after subtracting insolvencies and discounts given to settling carriers). However, some pending cases, as well as some cases filed in the future, may be found to have first discovery dates later than August 1, 1984, after which U.S. Gypsum's insurance policies did not provide coverage for asbestos-related claims. In addition, as described below, the first layer excess carrier for the years 1980 through 1984 is insolvent and U.S. Gypsum may be required to pay amounts otherwise covered by those and other insolvent policies. Accordingly, if the court's ruling is affirmed, U.S. Gypsum will likely be required to bear a portion of the cost of the property damage litigation.

    Eight carriers, including two of the Supporting Insurers, have settled U.S. Gypsum's claims for both property damage and personal injury coverage and have been dismissed from the Coverage Action entirely. Four of these carriers have agreed to pay all or a substantial portion of their policy limits to U.S. Gypsum beginning in 1991 and continuing over the next four years. Three other excess carriers, including the two settling Supporting Insurers, have agreed to provide coverage for the Property

Damage Cases and the Personal Injury Cases subject to certain limitations and conditions, when and if underlying primary and excess coverage is exhausted. It cannot presently be determined when such coverage might be reached. Taking into account the above settlements, including participation of certain of the settling carriers in the Wellington Agreement, and consumption through December 31, 1993, carriers providing a total of approximately $90 million of unexhausted insurance have agreed, subject to the terms of the various settlement agreements, to cover both Personal Injury Cases and Property Damage Cases. Carriers providing an additional $250 million of coverage that was unexhausted as of December 31, 1993 have agreed to cover Personal Injury Cases under the Wellington Agreement, but continue to contest coverage for Property Damage Cases and remain defendants in the Coverage Action. U.S. Gypsum will continue to seek negotiated resolutions with its carriers in order to minimize the expense and delays of litigation.

    Insolvency proceedings have been instituted against four of U.S. Gypsum's insurance carriers. Midland Insurance Company, declared insolvent in 1986, provided excess insurance ($4 million excess of $1 million excess of $500,000 primary in each policy year) from February 15, 1975 to February 15, 1978; Transit Casualty Company, declared insolvent in 1985, provided excess insurance ($15 million excess of $1 million primary in each policy year) from August 1, 1980 to December 31, 1985; Integrity Insurance Company, declared insolvent in 1986, provided excess insurance ($10 million quota share of $25 million excess of $90 million) from August 1, 1983 to July 31, 1984; and American Mutual Insurance Company, declared insolvent in 1989, provided the primary layer of insurance ($500,000 per year) from February 1, 1963 to April 15, 1971. It is possible that U.S. Gypsum will be required to pay a presently indeterminable portion of the costs that would otherwise have been covered by these policies. In addition, portions of various policies issued by Lloyd's and other London market companies between 1966 and 1979 have also become insolvent; under the Wellington Agreement, U.S. Gypsum must pay these amounts, which total approximately $12 million.

    It is not possible to predict the number of additional lawsuits alleging asbestos-related claims that may be filed against U.S. Gypsum. The number of Personal Injury Cases pending against U.S. Gypsum has increased in each of the last several years. In addition, many Property Damage Cases are still at an early stage and the potential liability therefrom is consequently uncertain. In view of the limited insurance funding currently available for the Property Damage Cases resulting from the continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in the Property Damage Cases that reach trial prior to the completion of the Coverage Action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the Coverage Action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the results of operations or the consolidated financial position of the Corporation.

    Accounting Change

    Effective January 1, 1994, the Corporation adopted the requirements of Financial Accounting Standards Board ("FASB") Interpretation No. 39. In accordance with Interpretation No. 39, U.S. Gypsum will record an accrual for its liabilities for asbestos-related matters which are deemed probable and can be reasonably estimated, and will separately record an asset equal to the amount of such liabilities that is expected to be paid by uncontested insurance. Due to management's inability to reasonably estimate U.S. Gypsum's liability for Property Damage Cases and (until the implementation of Georgine is deemed probable) future Personal Injury Cases, it is presently anticipated that the liabilities and assets to be recorded in 1994 will relate only to pending Personal Injury Cases. This implementation of Interpretation No. 39 is not expected to have a material impact on reported earnings or net assets.

ENVIRONMENTAL LITIGATION

    The Corporation and certain of its subsidiaries have been notified by state and federal environmental protection agencies of possible involvement as one of numerous "potentially responsible parties" in a number of so-called "Superfund" sites in the United States. In substantially all of these sites, the involvement of the Corporation or its Subsidiaries is expected to be minimal. The Corporation believes that appropriate reserves have been established for its potential liability in connection with all Superfund sites but is continuing to review its accruals as additional information becomes available. Such reserves take into account all known or estimable costs associated with these sites including site investigations and feasibility costs, site cleanup and remediation, legal costs, and fines and penalties, if any. In addition, environmental costs connected with site cleanups on USG-owned property are also covered by reserves established in accordance with the foregoing. The Corporation believes that neither these matters nor any other known governmental proceeding regarding environmental matters will have a material adverse effect upon its earnings or consolidated financial position.

OTHER

    The Corporation's plants are substantial users of thermal energy. Five major fuel types are used in a mix consisting of 81% natural gas, 10% electricity, 3% coke, 3% coal and 3% oil. With few exceptions, plants which use natural gas are equipped with fuel stand-by systems, principally oil. Primary fuel supplies have been adequate and no curtailment of plant operations has resulted from insufficient supplies. Supplies are likely to remain sufficient for projected requirements.

    Loss of one or more of the patents or licenses held by the Corporation would not have a major impact on the Corporation's business or its ability to continue operations.

    None of the industry segments has any special working capital requirements.

    None of the industry segments is materially dependent on a single customer or a few customers on a regular basis. No single customer of the Corporation accounted for more than 4% of the Corporation's 1993 or 1992 consolidated net sales.

    Because orders are filled upon receipt, none of the industry segments has any significant backlog.

    No  material  part  of  any  industry  segment's  business  is  subject   to
renegotiation of profits or termination of contracts or subcontracts at the election of the government.

    All of the Corporation's products regularly require improvement to remain competitive. The Corporation also develops and produces comprehensive systems employing several of its products. In order to maintain its high standards and remain a leader in the building materials industry, the Corporation has performed extensive research and development activities and makes the necessary capital expenditures to maintain production facilities in sufficient operating condition.

    The average number of persons employed by the Corporation during 1993 and 1992 was 11,900 and 11,850, respectively.

                                   MANAGEMENT

DIRECTORS OF THE CORPORATION

    In connection with the consummation of the Prepackaged Plan, the number of persons comprising the Board was increased by five effective May 6, 1993 which, after the May 1993 retirement of one director, brought the total Board membership to 15. Of the five new directors (the "New Directors"), two, Messrs. Crutcher and Lesser, were nominated by a committee representing holders of the Corporation's senior subordinated debentures which were converted into Common Stock under the Prepackaged Plan (each a "Senior Subordinated Director"); two, Messrs. Fetzer and Zubrow, were nominated by Water Street (each a "Water Street Director"); and one, Mr. Brown, was nominated by a committee representing holders of the Corporation's junior subordinated debentures which were converted into Common Stock and Warrants under the Prepackaged Plan (a "Junior Subordinated Director").

    As the respective terms of office of the New Directors expire, the Prepackaged Plan provides that each such New Director will be renominated. If a New Director declines or is unable to accept such nomination, or in the event a New Director resigns during his term or otherwise becomes unable to continue his duties as a director, such New Director or, in the case of a Water Street Director, Water Street, shall recommend his successor to the Committee on Directors of the Board. In the event of the death or incapacity of a New Director, his successor shall be recommended, in the case of a Water Street Director, by Water Street, in the case of a Senior Subordinated Director, by the remaining Senior Subordinated Director, and in the case of a Junior Subordinated Director, by the remaining New Directors. Any such nominee shall be subject to approval by the Board's Committee on Directors and the Board, which approval shall not be unreasonably withheld.

    Until June 22, 1997, the time at which the director nomination and selection procedures established by the Prepackaged Plan terminate, no more than two employee directors may serve simultaneously on the Board. An "employee director" is defined for this purpose as any officer or employee of the Corporation or any direct or indirect subsidiary, or any director of any such subsidiary who is not also a director of the Corporation.

                                                                                                      YEAR FIRST
                                                       PRINCIPAL OCCUPATION,                            BECAME
                                                   FIVE YEAR EMPLOYMENT HISTORY                        DIRECTOR
         NAME AND AGE                                 AND OTHER DIRECTORSHIPS                          AND CLASS
- ------------------------------  -------------------------------------------------------------------  -------------
Eugene B. Connolly, 61          Chairman and Chief Executive Officer, since January 1994; Chairman,      1988
                                President and Chief Executive  Officer (April 1993-December  1993);   Class 1994
                                Chairman  of the Board and Chief Executive Officer (June 1990-March
                                1993); President  and  Chief Executive  Officer  (January  1990-May
                                1990); Executive Vice President of the Corporation (1987-1989); and
                                President and Chief Executive Officer of USG Interiors, Inc. (March
                                1987-March 1989). He also was President and Chief Executive Officer of  DAP Inc.  (July 1988-March 1989).  Prior to that,  he served as
                                President and  Chief  Operating  Officer of  United  States  Gypsum
                                Company.  He joined the Corporation  in 1958, was appointed General
                                Manager of the Southern Construction Products Division in 1980, and
                                was elected a Group Vice President, Subsidiaries in 1983 and  Group
                                Vice  President, International and Industrial in 1984. Mr. Connolly
                                is a director of BPB Industries plc, London, England and a director of U.S. Can Corporation.  He is a member  of the Advisory Board  of the Kellogg Graduate School of Management, Northwestern University,
                                the Dean's Advisory Council, School of Business, Indiana University
                                and  the  Governing  Council, Good  Shepherd  Hospital (Barrington,
                                Illinois). Mr.  Connolly has  been a  director of  the  Corporation since May 1988 and is Chairman of the Board's Executive Committee.
Keith A. Brown, 42              President (since 1987) of Chimera Corporation, a private management      1993
                                holding  company. Mr. Brown is a  director (since 1988) of Adelphia   Class 1994
                                Incorporated, a director  (since 1988) of  Global Film &  Packaging
                                Corporation,   a  director   (since  1989)   of  Mansfield  Foundry
                                Corporation, and  a  director  (since  1993)  of  Ashland  Castings
                                Corporation. Mr. Brown has been a director of the Corporation since
                                May  1993 and is a member of the Board's Audit Committee and Public
                                Affairs Committee.
James C. Cotting, 60            Chairman and Chief Executive Officer (since April 1987) of Navistar      1987
                                International   Corporation,   diesel   truck   manufacturing   and   Class 1994
                                engineering  and financial services.  Mr. Cotting is  a director of
                                Asarco Incorporated and The Interlake Corporation. He is a director of the National Association of Manufacturers and is a member of the
                                Conference  Board.  Mr.  Cotting  has   been  a  director  of   the
                                Corporation  since  October  1987,  is  a  member  of  the  Board's
                                Executive Committee and is Chairman of its Finance Committee.

                                                                                                      YEAR FIRST
                                                       PRINCIPAL OCCUPATION,                            BECAME
                                                   FIVE YEAR EMPLOYMENT HISTORY                        DIRECTOR
         NAME AND AGE                                 AND OTHER DIRECTORSHIPS                          AND CLASS
- ------------------------------  -------------------------------------------------------------------  -------------
Philip C. Jackson, Jr., 65      Formerly Vice Chairman and a director of Central Bank of the South,      1979
                                Birmingham, Alabama, and of its parent company, Central  Bancshares   Class 1994
                                of the South (1980-1989), banking and financial services; presently
                                Adjunct Professor, Birmingham-Southern College, Birmingham, Alabama
                                (since  January 1989). Mr.  Jackson was a  member (April 1990-April
                                1993) of the  Thrift Depositors Protection  Oversight Board,  Wash-
                                ington,  D.C. He is  Director, Saul Centers,  Inc., Washington D.C.
                                His past affiliations include: member of the Board of Governors  of the  Federal Reserve System,  Washington, D.C., (July 1975-November
                                1978) and  Vice President  and a  director of  the Jackson  Company
                                (mortgage  banking  operations)  of  Birmingham,  Alabama  (October
                                1949-June  1975).  Mr.  Jackson  is  Trustee,   Birmingham-Southern
                                College,  Birmingham,  Alabama.  He  has  been  a  director  of the
                                Corporation since May 1979,  is a member  of the Board's  Executive
                                Committee and is Chairman of its Public Affairs Committee.

John B. Schwemm, 59             Retired   Chairman   (1983-1989)   and   Chief   Executive  Officer      1988
                                (1983-1988) of  R.R.  Donnelley  &  Sons  Company,  commercial  and   Class 1994
                                financial  printing and publishing. He joined that Company in 1965, prior to which he  was with the  law firm of  Sidley & Austin.  Mr.
                                Schwemm  was appointed  General Counsel  in 1969  and elected Group
                                Vice President, Book  Group in  1976. He  serves as  a director  of
                                Walgreen  Company and William Blair Mutual Funds; he also serves as a Trustee  of  Northwestern  University. Mr.  Schwemm  has  been  a director  of the Corporation since May 1988  and is a member of the
                                Board's  Audit   Committee   and  Compensation   and   Organization
                                Committee.
W.H. Clark, 61                  Chairman  of the Board (since 1984), Chief Executive Officer (since   1985 Class
                                1982) and  President  (1984-1990)  of  Nalco  Chemical  Company  of      1995
                                Naperville,  Illinois,  specialized  chemicals  and  technology. He joined the company in 1960  and served in various capacities  until his appointment as a General Manager in 1978. Mr. Clark was elected
                                Group  Vice President  and President, Industrial  Division (both in
                                1978); director  in 1980;  and Executive  Vice President,  Domestic
                                Operations, in 1982. He is a director of Northern Trust Corporation and  The Northern  Trust Bank,  Nicor Corporation,  Bethlehem Steel
                                Corporation, James  River  Corporation and  Northern  Illinois  Gas
                                Company.  Mr. Clark  has been a  director of  the Corporation since
                                August 1985, is  a member  of the Board's  Executive Committee  and
                                Compensation  and  Organization Committee  and  is Chairman  of its
                                Committee on Directors and Audit Committee.
Lawrence M. Crutcher, 51        Managing Director  (since 1990)  of Veronis,  Suhler &  Associates,   1993 Class
                                investment  bankers. From 1967 to 1989,  Mr. Crutcher was with Time      1995
                                Inc. He was President  of Book-of-the-Month Club (1985-1989),  Vice
                                President  for Financial Planning (1984), Vice President, Magazines
                                (1981-1983),  and  Vice  President,  Circulation  (1976-1980).  Mr.
                                Crutcher has been

                                                                                                      YEAR FIRST
                                                       PRINCIPAL OCCUPATION,                            BECAME
                                                   FIVE YEAR EMPLOYMENT HISTORY                        DIRECTOR
         NAME AND AGE                                 AND OTHER DIRECTORSHIPS                          AND CLASS
- ------------------------------  -------------------------------------------------------------------  -------------
                                director  of the Corporation since May 1993  and is a member of the
                                Board's Committee on Directors and Public Affairs Committee.

Wade Fetzer III, 56             Partner (since 1986) of Goldman,  Sachs & Co., investment  bankers.      1993
                                Mr.  Fetzer is a member of the  Board of Trustees and the Executive   Class 1995
                                Committee of Rush-Presbyterian St. Luke's Medical Center, a Trustee
                                of  Northwestern  University  and   the  University  of   Wisconsin
                                Foundation,  and  a  member of  the  Board of  United  Charities of
                                Chicago. Mr. Fetzer has  been a director  of the Corporation  since
                                May   1993  and  is  a  member  of  the  Board's  Compensation  and
                                Organization Committee, Public Affairs  Committee and Committee  on
                                Directors.
William C. Foote, 42            President and Chief Operating Officer since January 1994; President      1994
                                and   Chief  Executive   Officer,  USG   Interiors,  Inc.  (January   Class 1995
                                1993-December 1993);  President and  Chief Executive  Officer,  L&W
                                Supply  Corporation (September 1991-December  1993); Executive Vice
                                President and  Chief  Operating  Officer,  L&W  Supply  Corporation
                                (December  1990-August  1991);  Senior Vice  President  and General
                                Manager, Central Construction Products Region, United States Gypsum
                                Company (April  1989-November  1990); Senior  Vice  President,  USG
                                Interiors,  Inc.  (December 1988-March  1989); Vice  President, USG
                                Corporation  and   Vice   President,   International   &   Business
                                Development,  USG Interiors, Inc.  (January 1988-November 1988). He
                                joined the  Corporation  in January  1984  and was  appointed  Vice
                                President,   Strategic  Planning  and  Corporate  Development,  USG
                                Corporation in March 1985.  Mr. Foote is  an alternate director  of
                                BPB  Industries  plc,  London, England;  a  member of  the  Del Nor
                                Community Health Care Foundation; and  a member of Chicago  United.
                                He has been a director of the Corporation since March 1994 and is a member of the Board's Executive Committee.
Judith A. Sprieser, 40          President  and Chief Executive Officer  (June 1993-present) of Sara      1994
                                Lee Bakery,  North America,  a division  of Sara  Lee  Corporation,   Class 1995
                                packaged  food and  consumer products.  Ms. Sprieser  has been with
                                Sara Lee Corporation since 1987 and served as Assistant  Treasurer,
                                Corporate  Finance  (1987-1990)  and  Corporate  Financial  Officer
                                (1990-1993) of North American Bakery, Sara Lee Bakery. She was also
                                Vice President, Sara Lee Food  Group (January 1993-June 1993).  She
                                has been a director of the Corporation since February 1994 and is a member of the Board's Audit Committee and Committee on Directors.
Robert L. Barnett, 53           Formerly  Vice Chairman  of Ameritech (1991-1992)  and President of      1990
                                the  Ameritech   Bell   Group   (1989-1992),   communications   and   Class 1996
                                information    services,   which    includes   eight   wholly-owned
                                subsidiaries  of  American  Information  Technologies   Corporation
                                (Ameritech)  and the Bell  Group staff. Mr.  Barnett also served as
                                President of Ameritech Enterprise Group

                                                                                                      YEAR FIRST
                                                       PRINCIPAL OCCUPATION,                            BECAME
                                                   FIVE YEAR EMPLOYMENT HISTORY                        DIRECTOR
         NAME AND AGE                                 AND OTHER DIRECTORSHIPS                          AND CLASS
- ------------------------------  -------------------------------------------------------------------  -------------
                                (1987-1989), President  and Chief  Executive Officer  of  Wisconsin
                                Bell   Company  (1985-1987),  Vice   President  of  Operations  for
                                Wisconsin Bell Company (1984-1985),  President of Ameritech  Mobile
                                Communications Company (1983-1984), and in various other capacities with  the Bell System, which he joined in 1964. He is a director of
                                Johnson Controls, Inc. and is a  member of the Advisory Council  of the  Robert R. McCormick School  of Engineering and Applied Science
                                at Northwestern University and  of the University's Electrical  En-
                                gineering  and Computer  Science Industrial  Advisory Board.  He is
                                affiliated  with  the  Institute  of  Electrical  and   Electronics
                                Engineers. Mr. Barnett has been a director of the Corporation since
                                May   1990  and  is  a  member  of  the  Board's  Compensation  and
                                Organization Committee, Audit Committee and Committee on Directors.

David W. Fox, 62                Chairman and Chief Executive Officer (since 1990) of Northern Trust      1987
                                Corporation and The Northern  Trust Company, banking and  financial   Class 1996
                                services.  He has been  with The Northern  Trust Company since 1955 and served  as Senior  Vice President  (1974-1978), Executive  Vice
                                President  (1978-1981),  Vice  Chairman  (1981-1987)  and President
                                (1987-1993). Mr. Fox is a director  of The Federal Reserve Bank  of
                                Chicago,  Northern Trust  of Florida  Corp., Banque  Rivaud (Paris,
                                France), INROADS/Chicago and the Chicago Central Area Committee. He
                                is a  Governor of  the  Chicago Stock  Exchange  and a  trustee  of
                                Northwestern   Memorial  Hospital,   the  Adler   Planetarium,  The
                                Orchestral Association, and DePaul University.  Mr. Fox has been  a director  of the  Corporation since  May 1987,  is a  member of the
                                Board's Executive  Committee, Finance  Committee and  Committee  on
                                Directors  and  is Chairman  of  its Compensation  and Organization
                                Committee.
Marvin E. Lesser, 52            Managing Partner  (since  1989)  of Cilluffo  Associates,  L.P.,  a      1993
                                private  investment partnership.  Managing Partner  (since 1993) of   Class 1996
                                Sigma Partners, L.P., a private investment partnership. Mr.  Lesser has  also been a private consultant  since 1992. He was Senior Vice
                                President (1986-1988) of Bessemer Securities Corporation, a private
                                investment  company   and   a  director   (1989-1991)   of   Amdura
                                Corporation.  Mr. Lesser is  Chairman of the  Seacoast Area Chapter
                                (New Hampshire) of the American Red  Cross. He has been a  director of  the Corporation since May  1993 and is a  member of the Board's
                                Finance  Committee,  Committee  on  Directors  and  Public  Affairs
                                Committee.
Alan G. Turner, 60              Chairman  and  Chief  Executive  of  BPB  Industries  plc,  London,      1984
                                England, a  manufacturer  of  gypsum products  and  other  building   Class 1996
                                materials  and  paper and  packaging  products. Prior  to September
                                1993, Mr. Turner was Chairman (November 1992-August 1993), Chairman
                                and  Chief  Executive  (1985-1992),  Chief  Executive  (1978-1985),
                                Deputy  Chief Executive  (1974-1978), and  served in  various other capacities since his association with  BPB Industries plc in  1962.
                                He  has been a director  of that company since  1972. Mr. Turner is

                                                                                                      YEAR FIRST
                                                       PRINCIPAL OCCUPATION,                            BECAME
                                                   FIVE YEAR EMPLOYMENT HISTORY                        DIRECTOR
         NAME AND AGE                                 AND OTHER DIRECTORSHIPS                          AND CLASS
- ------------------------------  -------------------------------------------------------------------  -------------
                                also a  director and  Vice  President of  the National  Council  of
                                Building  Material Producers  Limited, United  Kingdom; director of
                                The Manufacturers  Life  Insurance Company,  Toronto;  director  of
                                Jaguar  Limited,  United Kingdom;  director of  Adelphi Enterprises
                                Ltd.; and a member of the European Advisory Board of Boral Limited,
                                Australia. He is an honorary  president of Eurogypsum; a member  of
                                the   Council  and   Treasurer  of   the  Royal   Society  for  the
                                Encouragement of Arts, Manufactures & Commerce, United Kingdom  and
                                a  member of the Institution of  Chemical Engineers. Mr. Turner has
                                been a director of the Corporation  since May 1984 and is a  member of  the Board's  Audit Committee  and Committee  on Directors. (BPB
                                Industries plc, London, England, beneficially owns 1,000 shares  of common stock of the Corporation).

Barry L. Zubrow, 40             Partner  (since 1988) of Goldman,  Sachs & Co., investment bankers.      1993
                                Mr. Zubrow  is a  member  of the  Board  of Managers  of  Haverford   Class 1996
                                College.  He has been a director  of the Corporation since May 1993 and is a member of the  Board's Finance Committee and Committee  on
                                Directors.

EXECUTIVE OFFICERS OF THE CORPORATION (WHO ARE NOT DIRECTORS)

                                                                                                    HAS HELD
                NAME, AGE                                                                            PRESENT
          AND PRESENT POSITION                PRIOR BUSINESS EXPERIENCE IN PAST FIVE YEARS       POSITION SINCE
- -----------------------------------------  --------------------------------------------------  -------------------
Arthur G. Leisten, 52                      Vice  President  and  General  Counsel  to January     February 1994
Senior Vice President and General Counsel  1990; Senior Vice President and General Counsel to
                                           March 1993; Senior Vice President, General Counsel
                                           and Secretary to February 1994.
P. Jack O'Bryan, 58                        Senior Vice President and General Manager, Central     January 1993
Senior Vice President and Chief            Construction Products Region, United States Gypsum
Technology Officer                         Company  to  March   1989;  President  and   Chief
                                           Executive Officer, United States Gypsum Company to
                                           January 1993.
Harold E. Pendexter, Jr., 59               Vice    President,   Human   Resources   and   Ad-     January 1991
Senior Vice President and Chief            ministration  to   January   1990;   Senior   Vice
Administrative Officer                     President,  Human Resources  and Administration to
                                           January 1991.
Raymond T. Belz, 53                        Vice  President  Finance,  United  States   Gypsum     January 1994
Vice President and Controller; Vice        Company to December 1990; Vice President Financial
President Financial Services, United       Services,   United  States  Gypsum  Company  since
States Gypsum Company                      January 1991.
Brian W. Burrows, 54                       Same position.                                          March 1987
Vice President, Research and Development
Richard H. Fleming, 46                     Vice  President   Finance  and   Chief   Financial     January 1994
Vice President and Chief Financial         Officer,  Masonite  Corporation to  February 1989;
Officer                                    Director, Corporate  Finance, USG  Corporation  to
                                           January  1991;  Vice  President  and  Treasurer to
                                           December 1993.

                                                                                                    HAS HELD
                NAME, AGE                                                                            PRESENT
          AND PRESENT POSITION                PRIOR BUSINESS EXPERIENCE IN PAST FIVE YEARS       POSITION SINCE
- -----------------------------------------  --------------------------------------------------  -------------------
Matthew P. Gonring, 38                     Director,  Public  Relations   to  January   1991;      March 1993
Vice President, Corporate Communications   Director, Corporate Communications to March 1993.

J. Bradford James, 47                      Vice  President,  Finance  &  Administration,  USG     January 1994
Vice President; President and Chief        Interiors, Inc. to March 1989; Director, Corporate
Executive Officer, USG Interiors, Inc.     Strategic  Planning,  USG  Corporation  and   Vice
                                           President,    Finance   &    Administration,   USG
                                           Interiors, Inc. to  January 1990; Vice  President,
                                           Financial  and Strategic Planning, USG Corporation
                                           to  January   1991;  Vice   President  and   Chief
                                           Financial  Officer, USG Corporation to March 1993;
                                           Senior Vice President and Chief Financial  Officer
                                           to December 1993.
John E. Malone, 50                         Vice  President and Controller, USG Corporation to     January 1994
Vice President and Treasurer; Vice         December 1993;  Vice  President  --  Finance,  USG
President -- Finance, USG International,   International, Ltd. since March 1993.
Ltd.
James S. Phillips, 64                      Vice  President, National  Accounts, United States     December 1990
Vice President, Corporate Accounts         Gypsum  Company  to  March  1989;  Vice  President
                                           National  Accounts,  USG  Corporation  to December
                                           1990.
Donald E. Roller, 56                       Executive  Vice  President  and  Chief   Operating     January 1994
Vice President; President and Chief        Officer,   USG  Interiors,  Inc.  to  March  1989;
Executive Officer, United States Gypsum    President  and   Chief  Executive   Officer,   USG
Company                                    Interiors,  Inc.  to January  1993;  President and
                                           Chief  Executive  Officer,  United  States  Gypsum
                                           Company since January 1993.
Stanley R. Sak, 53                         Group   Vice   President,   Ceiling   Group,   USG     January 1994
Vice President; President and Chief        Interiors, Inc.  to  March  1989;  Executive  Vice
Executive Officer, USG International,      President,  USG Interiors,  Inc. to  October 1990;
Ltd.                                       President  and   Chief  Executive   Officer,   USG
                                           International, Ltd. since October 1990.
S. Gary Snodgrass, 42                      Vice  President  Human  Resources,  USG Interiors,     January 1994
Vice President, Human                      Inc. to December  1989; Director, Corporate  Human
Resources -- Operations                    Resources   Planning,  USG  Corporation  and  Vice
                                           President, Human Resources, USG Interiors, Inc. to
                                           November  1990;  Director,  Human  Resources,  USG
                                           Corporation  to  September  1992;  Vice President,
                                           Management Resources  and  Employee  Relations  to
                                           December 1993.
Dean H. Goossen, 46                        General  Counsel  and  Secretary,  Arthur  J. Gal-     February 1994
Corporate Secretary                        lagher &  Co.  to 1989;  Vice  President,  General
                                           Counsel  and  Secretary, Xerox  Financial Services
                                           Life Insurance Company to February 1993; Assistant
                                           Secretary, USG Corporation to February 1994.

                                                                                                    HAS HELD
                NAME, AGE                                                                            PRESENT
          AND PRESENT POSITION                PRIOR BUSINESS EXPERIENCE IN PAST FIVE YEARS       POSITION SINCE
- -----------------------------------------  --------------------------------------------------  -------------------
Frank R. Wall, 61                          Senior Vice President and General Manager, Western     January 1994
President and Chief Executive Officer,     Construction Products Region, United States Gypsum
L&W Supply Corporation                     Company to  January 1990;  Senior Vice  President,
                                           Operating  Services, United  States Gypsum Company
                                           to April 1993; Executive Vice President and  Chief
                                           Operating   Officer,  L&W  Supply  Corporation  to
                                           December 1993.

EXECUTIVE COMPENSATION AND BENEFITS

    The discussion that follows has been prepared based on the actual compensation paid and benefits provided by the Corporation to the five most highly compensated executive officers of the Corporation (collectively, the "Named Executives"), for services performed during 1993 and the other periods indicated. This historical data is not necessarily indicative of the compensation and benefits that may be provided to such persons in the future.

    In general, the Prepackaged Plan provided for the continuation by the Corporation of the existing employment, compensation and benefit arrangements. The Prepackaged Plan resulted in a substantial reduction on May 6, 1993 in the amounts otherwise potentially payable to the Named Executives in 1994 under the Corporation's three-year Incentive Recovery Program (the "IRP") and the concurrent cash settlement of such reduced awards. Although no further awards will be made to the Named Executives under the IRP, the Named Executives were eligible for incentive awards under the Corporation's 1993 Annual Management Incentive Program.

                           SUMMARY COMPENSATION TABLE

    The following table summarizes for the years indicated the compensation awarded to, earned by or paid to the Named Executives for services rendered in all capacities to the Corporation and its subsidiaries.

                                                                                    LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION         ---------------------------------------
                                         ---------------------------------
                                                                  OTHER               AWARDS              PAYOUTS
                                                                 ANNUAL     ---------------------------  ----------   ALL OTHER
                                                                 COMPEN-      RESTRICTED     OPTIONS/       LTIP       COMPEN-
NAME AND PRINCIPAL POSITION               SALARY      BONUS      SATION      STOCK AWARDS      SARS       PAYOUTS      SATION
  (AS OF JANUARY 1, 1994)       YEAR        ($)      ($)(A)      ($)(B)         ($)(C)        (#)(D)       ($)(E)      ($)(F)
- ----------------------------  ---------  ---------  ---------  -----------  --------------  -----------  ----------  -----------
Eugene B. Connolly              1993     $ 612,500  $ 717,624  $    52,952        --            250,000  $1,164,005  $    42,426
 Chairman of the Board and      1992       555,000     --          --             --            --           --              530
 CEO                            1991       475,000     --          --         $  213,750        --           --             530
Anthony J. Falvo, Jr.           1993       473,750    543,120      --            --             50,000      800,168      32,869
 Vice Chairman (retired         1992       432,500     --          --            --             --           --             530
 February 28, 1994)             1991       376,667     --          --            142,500        --           --             530
P. Jack O'Bryan Senior Vice     1993       280,000    255,096      --            --            100,000      470,448      17,739
 President and Chief            1992       256,000     --          --            --             --           --             530
 Technology Officer             1991       236,750     --          --             83,125        --           --             530
Donald E. Roller Vice           1993       280,000    255,096      --            --            100,000      446,614      17,574
 President; President and       1992       250,000     --          --            --             --           --             530
 CEO, United States Gypsum      1991       233,333     --          --             83,125        --           --             530
 Company
Harold E. Pendexter, Jr.        1993       269,583    250,614      --            --            100,000      408,524      17,739
 Senior Vice President and      1992       242,500     --          --            --             --           --             530
 Chief Administrative           1991       210,000     --          --             83,125        --           --             530
 Officer

- ------------------------------

(a) Reflects payments arising from cash award opportunities under the Corporation's 1993 Annual Management Incentive Program which were afforded to the Named Executives upon termination of the IRP referred to in footnote
    (e). The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans. None of the Named Executives received an annual cash bonus for 1992 or 1991.

(b) Mr. Connolly's Other Annual Compensation for 1993 included $14,100 in automobile allowance and $16,724 as the estimated cost of equivalent life insurance provided by the Corporation's executive death benefit plan; no other Named Executive had perquisites and other personal benefits aggregating the lesser of either $50,000 or 10 percent of salary and bonus for 1993, and none of the Named Executives had such perquisites or other personal benefits for 1992 or 1991.

(c) The amounts shown reflect the value (determined by the closing price of the Corporation's common stock on the New York Stock Exchange on the date of grant) of grants of restricted stock awards made in 1991 under the Management Performance Plan. The shares subject to some such awards were originally scheduled to vest no later than the tenth anniversary of the applicable date of grant, subject to acceleration upon the attainment of specified performance objectives, and the awards included the right to receive dividends paid to stockholders. None of the restricted stock awards were originally scheduled to vest in less than three years from the date of grant. No dividends were paid by the Corporation in 1991, 1992, or 1993. The shares subject to such awards were reduced proportionally as a result of the one for 50 reverse stock split effected by the Prepackaged Plan. Although none of such shares had vested as of December 31, 1993, the Compensation and Organization Committees of the Board of Directors determined in November 1993 to accelerate the vesting of all outstanding restricted stock awards, including the awards held by the Named Executives in the amounts indicated in the next sentence, to February 14, 1994. As of December 31, 1993, the aggregate number of restricted shares held by each of the Named Executives and the aggregate value thereof, determined with reference to closing prices on such date, were as follows: Mr. Connolly, 3,852 shares, $112,671; Mr. Falvo, 2,628 shares, $76,869; Mr. O'Bryan, 1,528 shares, $44,694; Mr.
    Roller, 1,480 shares, $43,290; and Mr. Pendexter, 1,329 shares, $38,873.

(d) Option awards in 1993 were granted effective June 1, 1993. No option awards were granted to the Named Executives in 1992 or 1991 and option awards outstanding as of May 6, 1993 were cancelled without consideration by the terms of the Prepackaged Plan.

(e) Reflects cash settlements of reduced awards, otherwise potentially payable in 1994, in connection with termination of the IRP pursuant to and concurrently with the effectiveness of the Prepackaged Plan. The amounts shown are taken into account for purposes of computing benefits under the Corporation's retirement plans. None of the Named Executives received long-term incentive plan payouts in 1992 or 1991.

(f)   All Other  Compensation for the  Named Executives for  each year consisted
    solely  of   matching  contributions   from  the   Corporation  to   defined
    contribution plans.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (A)

                                                   INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                               ----------------------------------------------------------   AT ASSUMED ANNUAL RATES OF
                                 SECURITIES                                                STOCK PRICE APPRECIATION FOR
                                 UNDERLYING       % OF TOTAL                                      OPTION TERM(C)
                                OPTIONS/SARS     OPTIONS/SARS      EXERCISE                ----------------------------
                                  GRANTED         GRANTED TO         PRICE     EXPIRATION       5%             10%
NAME                               (#)(B)      EMPLOYEES IN 1993    ($/SH)        DATE          ($)            ($)
- -----------------------------  --------------  -----------------  -----------  ----------  -------------  -------------
Eugene B. Connolly...........       250,000             14.9      $  10.3125     6/1/03    $   1,618,375  $   4,109,375
Anthony J. Falvo, Jr.........        50,000              3.0         10.3125     6/1/03          323,675        821,875
P. Jack O'Bryan..............       100,000              6.0         10.3125     6/1/03          647,350      1,643,750
Donald E. Roller.............       100,000              6.0         10.3125     6/1/03          647,350      1,643,750
Harold E. Pendexter, Jr......       100,000              6.0         10.3125     6/1/03          647,350      1,643,750

- ------------------------
(a) No SARs were granted in 1993.
(b) Pursuant to the Prepackaged Plan, all option awards outstanding as of May 6, 1993, were cancelled without consideration. As permitted by the Prepackaged Plan, 2,788,350 shares of Common Stock were reserved for future issuance in conjunction with stock options. Options for 1,673,000 shares of Common Stock were granted on June 1, 1993 to 45 individuals, including the Named Executives, at an exercise price of $10.3125 per share, which was the average of the high and low sales prices for a share of Common Stock as reported on the NYSE Composite Tape for such date. These options become exercisable at the rate of one-third of the aggregate grant on each of the first three anniversaries of the date of the grant (except for the option grant with respect to 50,000 shares to Mr. Falvo, which became exercisable on March 1, 1994 in conjunction with his retirement) and expire on the tenth anniversary of the date of grant except in the case of retirement, death or disability in which case they expire on the earlier of the fifth anniversary of such event or the expiration of the original option term.
(c) Assumes appreciation in value from the date of grant to the end of the option term, at the indicated rate.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                         OPTIONS/SARS AT FISCAL     THE-MONEY OPTIONS/SARS AT
                           NUMBER OF SHARES                   YEAR-END (A)             FISCAL YEAR-END (A)
                          UNDERLYING OPTIONS   VALUE   --------------------------- ---------------------------
                              EXERCISED      REALIZED  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
NAME                             (#)            ($)        (#)           (#)           ($)           ($)
- ------------------------- ------------------ --------- ------------ -------------- ------------ --------------
Eugene B. Connolly.......            0       $     0           0          250,000  $       0    $   4,718,750
Anthony J. Falvo, Jr.....            0             0           0           50,000          0          943,750
P. Jack O'Bryan..........            0             0           0          100,000          0        1,887,500
Donald E. Roller.........            0             0           0          100,000          0        1,887,500
Harold E. Pendexter,
 Jr......................            0             0           0          100,000          0        1,887,500

- ------------------------
(a) No SARs were outstanding as of December 31, 1993.

EMPLOYMENT AGREEMENTS

    In order to assure continued availability of services of the Named Executives, the Corporation (or, in the case of Mr. Roller, U.S. Gypsum) entered into employment agreements (the "Employment Agreements") with the Named Executives in 1993 which superseded substantially identical agreements entered into on various dates prior to 1993. The Employment Agreements, which do not by their terms provide for renewal or extension, terminate on December 31, 1996.

    The Employment Agreements provide for minimum annual salaries at the then current rate to be paid at normal pay periods and at normal intervals to Messrs. Connolly ($585,000), Falvo ($455,000), O'Bryan ($280,000), Roller ($280,000),
and Pendexter ($255,000), with the minimum annual salaries deemed increased concurrently with salary increases authorized by the Compensation and Organization Committee of the Board of Directors. The Employment Agreements require that each Named Executive devote his full attention and best efforts during the term of such agreement to the performance of assigned duties. If a Named Executive is discharged without cause by the Corporation during the term of his Employment Agreement, he may elect to be treated as a continuing employee under such agreement, with salary continuing at the minimum rate specified in such agreement or at the rate in effect at the time of discharge, if greater, for the balance of the term of the Employment Agreement or for a period of two years, whichever is greater. In the event of any such salary continuation, certain benefits will be continued at corresponding levels and for the same period of time. If a Named Executive becomes disabled during the term of his Employment Agreement, his compensation continues for the unexpired term of the Employment Agreement at the rate in effect at the inception of the disability. In the event of a Named Executive's death during the term of his Employment Agreement, one-half of the full rate of compensation in effect at the time of his death will be paid to his beneficiary for the remainder of the unexpired term of the Employment Agreement.

    Each of the Named Executives has undertaken, during the term of his Employment Agreement and for a period of three years thereafter, not to participate, directly or indirectly, in any enterprise which competes with the Corporation or any of its subsidiaries in any line of products in any region of the United States. Each Named Executive has also agreed not to, at any time, use for his benefit or the benefit of others or disclose to others any of the Corporation's confidential information except as required by the performance of his duties under his Employment Agreement.

TERMINATION COMPENSATION AGREEMENTS

    The Corporation is a party to termination compensation agreements with the Named Executives which will terminate at the earlier of the close of business on December 31, 1995, or upon the Named Executive attaining age 65.

    The agreements provide certain benefits in the event of a "change in control" and termination of employment within three years thereafter or prior to the Named Executive attaining age 65, whichever is earlier, but only if such termination occurs under one of several sets of identified circumstances. Such circumstances include termination by the Corporation other than for "cause" and termination by the Named Executive for "good reason." Each "change in control" will begin a new three-year period for the foregoing purposes. For purposes of the agreements: (i) a "change in control" is deemed to have occurred, in general, if any person or group of persons acquires beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, if there is a change in a majority of the members of the Board within a two year period and in certain other events; (ii) the term "cause" is defined as, in general, the willful and continued failure by the Named Executive substantially to perform his duties after a demand for substantial performance has been delivered or the willful engaging of the Named Executive in misconduct which is materially injurious to the Corporation; and
(iii) "good reason" for termination by a Named Executive means, in general, termination subsequent to a change in control based on specified changes in the Named Executive's duties, responsibilities, titles, offices or office location, compensation levels and benefit levels or participation.

    The benefits include payment of full base salary through the date of termination at the rate in effect at the time of notice of termination, payment of any unpaid bonus for a past fiscal year and pro rata payment of bonus for the then current fiscal year, and continuation through the date of termination of all stock ownership, purchase and option plans and insurance and other benefit plans. In the event of a termination giving rise to benefits under the agreements, the applicable Named Executive will be entitled to payment of a lump sum amount equal to 2.99 times the sum of (i) his then annual base salary, computed at 12 times his then current monthly pay and (ii) his full year position par bonus for the then current fiscal year, subject to all applicable federal and state income taxes, together with payment of a gross-up amount to provide for applicable federal excise taxes in the event such lump sum and all other benefits payable to the Named Executive constitute an "excess parachute payment" under the Internal Revenue Code. The Corporation is required to maintain in full force and effect until the earlier of (i) two years after the date of any termination which gives rise to benefits under any of the agreements and (ii) commencement by the Named Executive of full-time employment with a new employer, all insurance plans and arrangements in which the Named Executive was entitled to participate immediately prior to his termination in a manner which would give rise to benefits under his agreement, provided that if such participation is barred, the Corporation will be obligated to provide substantially similar benefits. In the event of any termination giving rise to benefits under the agreements, the Corporation is required to credit the applicable Named Executive with three years of benefit and credited service in addition to the total number of years of benefit and credited service the Named Executive accrued under the USG Corporation Retirement Plan. See "Retirement Plans" below. If the Named Executive has a total of less than five years of credited service following such crediting, he nonetheless will be treated as if he were fully vested under that Plan, but with benefits calculated solely on the basis of such total benefit service.

    The Corporation is obligated to pay to each Named Executive all legal fees and expenses incurred by him as a result of a termination which gives rise to benefits under his agreement, including all fees and expenses incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided under such agreement. No amounts are payable under such agreements if the Named Executive's employment is terminated by the Corporation for "cause" or if the Named Executive terminates his employment and "good reason" does not exist.

    Although Water Street's ownership of more than 20% of the Corporation's voting securities as a result of the Restructuring constituted a "change in control" under the agreements, each of the Named Executives agreed to waive this occurrence. Such waivers do not constitute a waiver of any other occurrence of a change in control.

    The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits payable under such agreements. Immediately upon any change in control, the Corporation may deposit with the trustee under such trust an amount reasonably estimated to be potentially payable under all such agreements, taking into account any previous deposits. The Corporation did not make any such deposit to the trust as a result of Water Street's ownership. In the event that the assets of such trust in fact prove insufficient to provide for benefits payable under all such agreements, the shortfall would be paid directly by the Corporation from its general assets.

RETIREMENT PLANS

    The following table shows the annual pension benefits on a straight-life annuity basis for retirement at normal retirement age under the terms of the Corporation's contributory retirement plan (the "Retirement Plan"), before the applicable offset of one-half of the primary social security benefits at time of retirement. The table has been prepared for various compensation classifications and representative years of credited service under the Plan. Each participating employee contributes towards the cost of his or her retirement benefit. Retirement benefits are based on the average rate of annual covered compensation during the three consecutive years of highest annual compensation in the ten years of employment immediately preceding retirement. Participants become fully vested after five years of continuous credited service.

                             RETIREMENT PLAN TABLE

                                                                     YEARS OF CREDITED SERVICE
                                                  ---------------------------------------------------------------
COVERED COMPENSATION                                  20           25           30           35           40
- ------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$ 200,000.......................................  $    64,000  $    80,000  $    96,000  $   112,000  $   128,000
  400,000.......................................      128,000      160,000      192,000      224,000      256,000
  600,000.......................................      192,000      240,000      288,000      336,000      384,000
  800,000.......................................      256,000      320,000      384,000      448,000      512,000
 1,000,000......................................      320,000      400,000      480,000      560,000      640,000
 1,200,000......................................      384,000      480,000      576,000      672,000      768,000

    The Named Executives participate in the Retirement Plan. The Named Executives' full years of continuous credited service at December 31, 1993 were as follows: Mr. Connolly, 35; Mr. Falvo, 38; Mr. O'Bryan, 35; Mr. Roller, 33; and Mr. Pendexter, 36. Compensation under the Retirement Plan includes salary and incentive compensation (bonus and IRP payments) for the year in which payments are made.

    Pursuant to a supplemental retirement plan, the Corporation has undertaken to pay any retirement benefits otherwise payable to certain individuals, including the Named Executives, under the terms of the Corporation's contributory Retirement Plan but for provisions of the Internal Revenue Code limiting amounts payable under tax-qualified retirement plans in certain circumstances. The Corporation has established a so-called "rabbi trust" to provide a source of payment for benefits under this supplemental plan. Amounts are deposited in this trust from time to time to provide a source of payments to participants as they retire as well as for periodic payments to certain other retirees. In addition, the Corporation has authorized establishment by certain individuals, including the Named Executives, of special retirement accounts with independent financial institutions as an additional means of funding the Corporation's obligations to make such supplemental payments.

DIRECTOR COMPENSATION

    Directors who are not employees of the Corporation are currently entitled to receive a retainer of $6,000 per quarter plus a fee of $900 for each Board or Board committee meeting attended, together with reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings. A non-employee director serving as chairman of a committee is entitled to receive an additional retainer of $1,000 per quarter for each such chairmanship. Additional fees for pre-meeting consultations may be paid as applicable to non-employee directors, the amount of such fees to bear a reasonable relationship to the regular meeting fee of $900 and the customary length of a meeting of the Board committee involved. No director of the Corporation has received any compensation of any kind for serving as a director while also serving as an officer or other employee of the Corporation or any of its subsidiaries.

    In the past, the Corporation has entered into consulting agreements with retiring non-employee directors who had specified minimum periods of service on the Board. Those agreements continued the annualized retainer which was in effect in each instance at the time of retirement from the Board in return for an undertaking to serve in an advisory capacity and to refrain from any activity in conflict or in competition with the Corporation. The Board has determined to continue to offer such agreements on a case-by-case basis but also has determined to limit any such agreement to a term not to exceed five years.

1994 STOCK OPTION GRANTS

    Options for 933,000 shares of Common Stock were granted on February 9, 1994 to 76 officers and key managers, none of whom is a Named Executive, at the exercise price of $32.5625 per share. These options become exercisable in the years 1995 through 1997.

                           OWNERSHIP OF COMMON STOCK

SELLING STOCKHOLDER AND ITS AFFILIATES

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Selling Stockholder and its affiliates as of December 31, 1993 and as adjusted to reflect the Selling Stockholder's sale of shares in the Offering. See "Certain Relationships and Related Transactions
- -- Agreement with Water Street Entities."

                                         SHARES OWNED BEFORE                              SHARES OWNED
                                             THE OFFERING             SHARES           AFTER THE OFFERING
                                    ------------------------------     BEING     ------------------------------
NAME AND ADDRESS                      NUMBER(A)      PERCENT(B)       OFFERED      NUMBER(A)      PERCENT(B)
- ----------------------------------  -------------  ---------------  -----------  -------------  ---------------
Water Street Corporate Recovery
Fund I, L.P. and its affiliates...     16,105,840           43%       5,500,000     10,605,840           24%
85 Broad Street
New York, New York 10004

- ------------------------
(a) Water Street owns directly 15,893,231 shares of Common Stock and 116,070 Warrants that are currently exercisable. Goldman, Sachs & Co. owns directly 96,539 shares of Common Stock and, as the general partner of Water Street, may be deemed to be the beneficial owner of the 15,893,231 shares of Common Stock and 116,070 Warrants owned directly by Water Street. Such shares and Warrants may also be deemed to be beneficially owned by The Goldman Sachs Group, L.P., one of the general partners of Goldman, Sachs & Co. Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. disclaim beneficial ownership of shares and Warrants held by Water Street to the extent partnership interests in Water Street are held by persons other than Goldman, Sachs & Co., The Goldman Sachs Group, L.P. and their affiliates.
(b) Based on 37,158,085 shares outstanding prior to the Offering and 44,158,085 shares outstanding after the Offering.

OTHER 5% STOCKHOLDERS

    Other than the Selling Stockholder and its affiliates, the following table presents the beneficial ownership, as of February 23, 1994, of the only other person known to the Corporation to beneficially own more than 5% of the Common Stock.

                                                                      AMOUNT OF BENEFICIAL     PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                        OWNERSHIP             CLASS
- --------------------------------------------------------------------  ---------------------  ---------------
FMR Corp.(a)........................................................          1,922,400              5.2%
83 Devonshire Street
Boston, MA 02109

- ------------------------
(a) Based solely on a Schedule 13G filed with the Securities and Exchange Commission and certain information received by the Corporation from Fidelity Management & Research Company, as of February 23, 1994, FMR Corp., a parent holding company, had sole voting and investment power with respect to 33,600 shares, and sole investment power with respect to 1,888,800 shares. Fidelity Management & Research Company, an investment advisor, and Fidelity Management Trust Company, a bank, both wholly owned subsidiaries of FMR Corp., through certain funds or accounts managed or advised by them, beneficially owned 1,888,800 and 33,600 shares, respectively. Edward C. Johnson, III, Chairman of FMR Corp. owns 34% of the outstanding voting common stock of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their owner-ship of voting common stock, form a controlling group with respect to FMR Corp.

DIRECTORS AND EXECUTIVE OFFICERS
    The following table sets forth information as of January 1, 1994 regarding the beneficial ownership of Common Stock by each current director and Named Executive and by all current directors and executive officers of the Corporation as a group (30 persons). Such information is derived from the filings made with the SEC by such persons under Section 16(a) of the Exchange Act. The totals include any shares allocated to the accounts of those individuals through December 31, 1993 under the USG Corporation Investment Plan.

                                                            SHARES
                                                         BENEFICIALLY     PERCENT
NAME                                                        OWNED       OF CLASS(A)
- -------------------------------------------------------  ------------  -------------
Robert L. Barnett......................................            20
Keith A. Brown.........................................       119,256
W. H. Clark............................................         2,248
Eugene B. Connolly.....................................         7,789
James C. Cotting.......................................            20
Lawrence M. Crutcher...................................         1,800
Wade Fetzer III........................................           (b)
David W. Fox...........................................           112
William C. Foote.......................................         1,268
Philip C. Jackson, Jr..................................         1,963
Marvin E. Lesser.......................................           500
P. Jack O'Bryan........................................         5,029
Harold E. Pendexter, Jr................................         5,085
Donald E. Roller.......................................         4,970
John B. Schwemm........................................           154
Judith A. Sprieser.....................................             0
Alan G. Turner.........................................             0
Barry L. Zubrow........................................           (b)
All current directors and present executive officers as
 a group (30 persons), including those current
 directors and Named Executives named above............       165,228

- ------------------------
(a) Total beneficial ownership of 165,228 shares of Common Stock by members of the group identified above represents approximately 0.4% of the total outstanding shares of Common Stock, excluding the shares that Messrs. Fetzer and Zubrow may be deemed to beneficially own as described in the following note. No director had a right to acquire beneficial ownership of any shares of Common Stock within 60 days after January 1, 1994 except as described as follows and in note (b) below: Warrants that are currently exercisable are as follows: Mr. Brown, 16,458 Warrants; Mr. Connolly, 1,003 Warrants; Mr. Fox, 19 Warrants; Mr. Jackson, 879 Warrants; Mr. O'Bryan, 831 Warrants; Mr. Pendexter, 619 Warrants; Mr. Roller, 975 Warrants; Mr. Schwemm, 25 Warrants. Warrants held by directors and executive officers as a group totaled 138,137. The above table also excludes options to purchase an aggregate of 1,370,000 shares of Common Stock which are not exercisable within 60 days after January 1, 1994.
(b) Messrs. Fetzer and Zubrow are general partners of Goldman, Sachs & Co. As general partners, Messrs. Fetzer and Zubrow may be deemed to be the beneficial owners of shares beneficially owned or held by Goldman, Sachs & Co. and its affiliates, including Water Street and The Goldman Sachs Group, L.P. As described above, Goldman, Sachs & Co. owns directly 96,539 shares of Common Stock and, as the general partner of Water Street, may be deemed to be the beneficial owner of the 15,893,231 shares of Common Stock and 116,070 Warrants owned directly by Water Street. Messrs. Fetzer and Zubrow disclaim beneficial ownership of such shares and Warrants other than to the extent such ownership corresponds to their respective percentage interests in Goldman, Sachs & Co., The Goldman Sachs Group, L.P. and Water Street.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENT WITH WATER STREET ENTITIES

    On February 25, 1993, the Corporation entered into the Water Street Agreement. The Water Street Agreement, among other things, (i) restricts the Water Street Entities from purchasing, or offering or agreeing to purchase, any shares of Common Stock or other voting securities of the Corporation, except for Permitted Acquisitions (as defined in the Water Street Agreement) and acquisitions by any Water Street Entity other than Water Street of up to an aggregate of 10% of the then outstanding shares of Common Stock in the ordinary course of its business; (ii) requires (a) Water Street to vote all shares of Common Stock and other voting securities of the Corporation beneficially owned by it and (b) the other Water Street Entities to vote all shares of Common Stock beneficially owned by them in excess of 10% of the then outstanding shares of Common Stock, in each case, in the same proportion as the votes cast by all other holders of Common Stock and other voting securities of the Corporation, subject to certain exceptions described below; (iii) places restrictions on the ability of the Water Street Entities to transfer shares of Common Stock to any person, except for (a) sales consistent with Rule 144 of the Securities Act of 1933, (b) underwritten public offerings, (c) persons not known to be 5% holders,
(d) pledgees who agree to be bound by certain provisions of the Water Street Agreement, (e) in the case of Water Street, distributions to Water Street's partners in accordance with the governing partnership agreement, (f) pursuant to certain tender or exchange offers for shares of Common Stock and (g) pursuant to transactions approved by the Board; (iv) provides Water Street with certain rights to nominate directors to the Board and Finance Committee (as described below); (v) requires the maintenance of directors' and officers' liability insurance and indemnification rights; (vi) requires that the Corporation's shareholder rights plan provide temporary exemptions for ownership of Common Stock by the Water Street Entities; (vii) provides Water Street with four demand registrations and unlimited piggyback registrations, subject to certain limitations described below; and (viii) provides for indemnification by the Corporation of Water Street, its underwriters and related parties for securities law claims related to any demand or piggyback registration contemplated in clause (vii) above.

    In connection with the Restructuring, Water Street nominated two New Directors to the Board, Wade Fetzer III and Barry L. Zubrow. See "Management -- Directors of the Corporation." In the event that the Water Street Directors are removed from office without the consent of Water Street, then the restrictions on the Water Street Entities relating to (i) the purchases of voting securities of the Corporation other than Permitted Acquisitions, (ii) the voting of securities of the Corporation and (iii) the transfer of shares of Common Stock, as described above, shall terminate. These restrictions shall also terminate upon the earliest to occur of: (i) the consummation of a merger, consolidation or other business combination to which the Corporation is a constituent corporation, if the stockholders of the Corporation immediately before such merger, consolidation or combination do not own more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation, (ii) the Board consisting of a majority of directors not approved by a vote of the directors serving at the time the Water Street Agreement was executed, and (iii) the tenth anniversary of the Water Street Agreement. In addition, the restrictions on purchases of voting securities and transfers of Common Stock shall also terminate upon the Water Street Entities owning less than 5% of the then outstanding shares of Common Stock.

    Furthermore, the Water Street Entities will not be subject to the voting restrictions contained in the Water Street Agreement if, among other things: (i) the Corporation defaults on the payment of principal or interest required to be paid pursuant to any indebtedness if the aggregate amount of such indebtedness is $25 million or more; (ii) the principal of any of the Corporation's indebtedness is declared due and payable prior to the date on which it would otherwise become due and payable if the aggregate amount of such indebtedness is $25 million or more; (iii) any person other than Water Street becomes the beneficial owner of more than 10% of the then outstanding shares of Common Stock; or (iv) the Corporation fails to comply with (x) the following financial covenants: a minimum senior interest coverage ratio, a minimum total interest coverage ratio, a minimum fixed charge coverage ratio, a minimum adjusted cumulative net worth, and a maximum leverage ratio or (y) a minimum total interest coverage ratio of 0.63 for a specified coverage period in 1993 and for the first quarter of 1994, 0.84 for the second quarter of 1994, 0.97 for the third quarter of 1994 and 1.14 for the fourth quarter of 1994, provided that (a) such financial covenants shall be calculated based only on domestic revenues unless the Corporation's non-domestic consolidated revenues exceed 35% of its total consolidated revenues, and (b) the Corporation shall not be deemed out of compliance in the event of a breach, after 1994 and prior to 1998, of the senior interest coverage ratio or the total interest coverage ratio unless there shall also exist at such time a breach of the fixed charge coverage ratio or in the event of a breach, after 1994 and prior to 1998, of the fixed charge coverage ratio unless there shall also exist at such time a breach of either the senior interest coverage ratio or the total interest coverage ratio. See "Description of Credit Agreement." If the Corporation complies with the financial covenants within the two fiscal quarters following the first failure to comply, the voting restrictions shall apply again. However, if the Corporation thereafter fails to comply with any of the financial covenants, the voting restrictions shall terminate.

    The provision of registration rights to Water Street is subject to certain limitations, including but not limited to the following: (i) of Water Street's four demand registrations, the Corporation shall pay the registration expenses (other than commissions and discounts of underwriters) for two registrations, and the Corporation and Water Street shall each pay one-half of the registration expenses (other than commissions and discounts of underwriters) for two registrations; and (ii) other than in connection with the Offering, Water Street (and any Water Street Entity that receives a distribution of Common Stock from Water Street and owns 5% or more of the then outstanding shares of Common Stock) shall not request a demand registration of Common Stock during any period in which the Corporation is actively engaged in a registered distribution of Common Stock until 90 days after the effective date of the registration statement relating to such distribution. With respect to the Offering, Water Street (and, if it distributes Common Stock to its partners, those partners) shall not request a demand registration of Common Stock during the 120-day period after the effective date of the Offering. In addition, during such 120-day period, Water Street and Goldman, Sachs & Co. shall not sell or otherwise dispose of any shares of Common Stock or Warrants, except that, at any time after 90 days after the effective date of the Offering, Water Street may distribute all or any portion of its shares of Common Stock or Warrants to its partners in accordance with its governing partnership agreement. In the event of any such distribution by Water Street, the partners (other than Goldman, Sachs & Co.) would not be subject to the restriction on selling shares of Common Stock or Warrants during the remainder of the 120-day period referred to above. Except in the case of the Offering, the Corporation and Water Street have mutual piggyback rights on registrations initiated by either, generally on a 50-50 basis.

    The Water Street Agreement originally provided, subject to certain exceptions, that, in connection with the first underwritten public offering of Common Stock after the Restructuring, the Corporation would have the right to sell, without participation of Water Street, up to such number of shares of Common Stock as would yield an aggregate price to the public of $100,000,000 and that, if a greater number of shares were to be sold in that offering, Water Street and the Corporation would each have the right to sell 50% of such greater number of shares. In addition, in connection with such offering, subject to certain exceptions, the Water Street Agreement originally provided that Water Street (and, if it distributes Common Stock to its partners, those partners) would not request or demand registration of Common Stock during the 180-day period after the effective date of such offering, rather than the 120-day period that applies to the Offering. In connection with the Offering, the Corporation and Water Street have entered into an amendment to the Water Street Agreement that reflects their mutual determination that they would sell in the Offering the number of shares of Common Stock reflected on the cover page of this Prospectus, without regard to such $100,000,000 limitation, and that such 120-day period would apply in lieu of such 180-day period. The amendment also includes certain provisions which are designed to facilitate a distribution of Common Stock by Water Street to its partners.

NOTE PLACEMENT

    Fidelity Management & Research Company and Fidelity Management Trust Company may be deemed to beneficially own in excess of 5% of the outstanding shares of Common Stock. See "Ownership of Common Stock." In connection with the Note Placement, certain funds and accounts managed or advised by Fidelity Management & Research Company and Fidelity Management Trust Company purchased $150 million in aggregate principal amount of Senior 2001 Notes. Such purchasers exchanged approximately $30 million aggregate principal amount of the Corporation's outstanding Senior 1996 Notes and $35 million aggregate principal amount of the Corporation's outstanding Senior 1997 Notes and paid the approximately $85 million balance of the purchase price in cash.

                        DESCRIPTION OF CREDIT AGREEMENT

INTRODUCTION
    Pursuant to the Prepackaged Plan, the Credit Agreement was entered into by the Corporation, USG Interiors and the Bank Group. The Credit Agreement amended and restated a previous credit agreement which was entered into in connection with the 1988 Recapitalization. In connection with the Prepackaged Plan and the implementation of the Credit Agreement, the following transactions occurred: (i) the exchange of $324 million of principal and accrued but unpaid interest on outstanding term loans for Senior 2002 Notes; (ii) the extension of final maturity of the remaining principal of the term loans from 1996 to 2000 and the deferral of all scheduled principal payments until December 1994; (iii) the capitalization of $51 million in accrued interest originally due on or after December 31, 1991 and the issuance of capitalized interest notes ("Capitalized Interest Notes") to represent the capitalized amounts; (iv) the making available (at the Corporation's option but subject to certain limitations on the availability of LIBOR pricing) an annual interest rate applicable to the term loans and the Revolving Credit Facility of LIBOR plus 1 7/8% or Citibank's Alternate Base Rate III ("Base Rate") plus 7/8%, with the option to capitalize the amount of such interest in excess of LIBOR plus 1% per annum (such capitalized interest to bear interest at an annual rate of LIBOR plus 2 1/4% or Citibank's Base Rate plus 1 1/4% and mature in the years 1998 and 2000); (v) the implementation of mandatory prepayment provisions, including an excess cash flow sweep, that takes into account certain liquidity thresholds; (vi) the suspension of all financial covenants through January 1, 1995 and providing for new covenants thereafter; (vii) the extension to 1998 of the maturity date of, and the establishment of a maximum borrowing capacity of $175 million under the then existing revolving credit facility, including a $110 million letter of credit subfacility (the "Revolving Credit Facility"); and (viii) the exchange of $16 million owed in connection with certain interest rate swap contracts for an equal principal amount of Senior 2002 Notes and, in addition, the exchange of approximately $5 million owed in connection with such interest rate swap contracts for an equal principal amount of Capitalized Interest Notes. In connection with the Restructuring, all existing defaults under the previous credit agreement were waived or cured. Whenever defined terms under the Credit Agreement, as amended, are referred to but not defined herein, such defined terms are incorporated herein by reference.

    On August 10, 1993, the parties to the Credit Agreement entered into an amendment to the Credit Agreement (the "1993 Amendments"), pursuant to which (i) scheduled bank term loan amortization payments totaling $95 million due in 1994, 1995 and 1996 were eliminated ($3 million was added to the final maturity of the bank term loan due in 2000); (ii) $9 million of Capitalized Interest Notes originally due in 1998 were paid; and (iii) the cash sweep mechanism was modified to apply up to $165 million of cash otherwise subject to the cash sweep mechanism in 1994, 1995 and 1996 to repayment or purchase of senior debt due prior to January 1, 1999 or Bank Term Loans, at the discretion of the Corporation. In addition, $46 million of Capitalized Interest Notes and $92 million of Bank Term Loans were exchanged for Senior 2002 Notes. Following such transactions, approximately $1 million principal amount of Capitalized Interest Notes remained outstanding. Such remaining amount was repaid in December 1993 and accordingly, no Capitalized Interest Notes are outstanding.

    In connection with the Transactions, the parties to the Credit Agreement are entering into the Credit Agreement Amendments, pursuant to which, among other things, the size of the Revolving Credit Facility will be increased by $70 million and the mandatory prepayment provisions and cash sweep mechanism will be modified as described below. The Credit Agreement Amendments require that (i) $75 million of the proceeds of the Note Placement be used to prepay Bank Term Loans in the order of maturity (thus fully prepaying the scheduled amortization payment due December 31, 1997 and partially prepaying the scheduled amortization payment due December 31, 1998) and (ii) up to $65 million of the proceeds of the Offering be used to prepay Bank Term Loans in the order of maturity (thus, in such event, fully prepaying the remaining portion of the scheduled amortization payment due December 31, 1998). Giving effect to such prepayments, the remaining scheduled amortization of the Bank Term Loans will consist of $125 million in 1999 and $183 million in 2000.

CREDIT AGREEMENT OVERVIEW

ELIMINATION OF ABILITY TO CAPITALIZE INTEREST
    The Credit Agreement Amendments provide that USG's ability to defer the payment of interest in excess of LIBOR plus 1% by issuing Capitalized Interest Notes will be terminated.

REVOLVING CREDIT FACILITY
    The maximum borrowing capacity under the Revolving Credit Facility, as currently in effect, is $175 million. As part of the Credit Agreement Amendments, the size of the Revolving Credit Facility will be increased by $70 million. The increased amount of the Revolving Credit Facility is intended to provide the Corporation with additional funds for the purchase or payment of the Senior 1996 Notes and Senior 1997 Notes remaining after the Transactions are consummated. Accordingly, the Credit Agreement Amendment limits borrowing of the additional commitment (the "Note Purchase Facility") for the purpose of purchasing or paying Senior 1996 Notes and Senior 1997 Notes. The Revolving Credit Facility's maturity date is July 13, 1998. Material conditions precedent to borrowing under the Revolving Credit Facility are limited to the accuracy of certain representations and warranties, the absence of injunctions and of certain events of default, such as payment defaults, bankruptcy and certain cross-defaults to other indebtedness of the Corporation exceeding $25 million in principal amount, unstayed judgments and intentional breaches of negative covenants, but prior to January 1, 1995 do not include the satisfaction of financial covenants or a material adverse change condition precedent.

LETTER OF CREDIT SUBFACILITY
    The Revolving Credit Facility also includes a letter of credit subfacility (the "Letter of Credit Subfacility"). The Issuing Bank or Banks will issue letters of credit under the Letter of Credit Subfacility ("Facility Letters of Credit") in amounts not to exceed $110 million in the aggregate.

CASH SWEEP MECHANISM
    Under the Credit Agreement as currently in effect, within 30 days after January 15th of each year (a "Test Date"), commencing on January 15, 1994, the amount of "Cash Available for Sweep" is calculated in accordance with a pre-determined formula and paid to holders of the Bank Term Loans on or before February 15th of each year; provided that, in the case of Test Dates occurring on January 15, 1994, 1995 and 1996 payments shall instead be made: (i) first, up to $165 million to either the Corporation's public debt having maturities prior to January 1, 1999 or Bank Term Loans in order of maturity, as the Corporation shall elect in its discretion (PROVIDED, that after the payment or repurchase in full of such public debt (which may occur as a result of an equity or debt offering), such $165 million of Cash Available for Sweep (or remaining portion thereof) shall be applied 90% to the Bank Term Loans in order of maturity and 10% to the Corporation as Retained Amounts); and (ii) second, two-thirds to the Bank Term Loans in order of maturity and one-third to the Corporation as Retained Amounts (until such Retained Amounts, when added to the Retained Amounts described in clause (i), equal $50 million, at which time 100% of Cash Available for Sweep would be applied to the Bank Term Loans in order of maturity). "Cash Available for Sweep" means, with respect to each Test Date, an amount equal to the product of (i) the "Sweep Percentage" applicable to such Test Date and (ii) the excess, if any, of the "Available Liquidity" for such Test Date over the "Minimum Liquidity" for such Test Date. The "Sweep Percentage" is 100% for the 1994 through 1996 Test Dates, inclusive, 90% for the 1997 and 1998 Test Dates, and 85% for the 1999 and subsequent Test Dates. "Available Liquidity" for any Test Date means (i) the daily average of all domestic cash and cash balances during the applicable Test Period, excluding net proceeds of certain debt and equity issuances (which are separately required to be applied to repay the Bank Term Loans and/or senior debt securities); PLUS
(ii) the daily average of all cash of the Corporation's non-domestic Subsidiaries in excess of certain minimum cash balances during the applicable Test Period, subject to certain limitations and adjustments for repatriation taxes and exchange rates; PLUS (iii) the average daily amount available for borrowing under the Revolving Credit Facility (not including any availability under the Note Purchase Facility) during the applicable Test Period; SUBJECT TO

(iv) certain adjustments for changes in working capital. "Minimum Liquidity" for any Test Date means (i) the sum of the Retained Amount for all prior Test Dates, net of the amount thereof utilized to fund additional Capital Expenditures and repurchases of senior debt securities (through the maturity dates thereof); plus
(ii) the amount set forth below opposite such Test Date; minus (iii) the Senior Note Prepayment Amount for such Test Date:

                TEST DATE                                    MINIMUM LIQUIDITY
- ------------------------------------------  ----------------------------------------------------
1/15/94...................................      $100,000,000 (PLUS the Asbestos Adjustment)
1/15/95...................................                      100,000,000
1/15/96...................................                      100,000,000
1/15/97...................................                      200,000,000
1/15/98...................................                      135,000,000
Thereafter................................                      100,000,000

    The "Asbestos Adjustment" will equal $40 million minus the actual aggregate amount of payments made by U.S. Gypsum to settle property damage asbestos cases in 1992 and 1993. The amount of such settlement payments for 1992 was $21.7 million. "Retained Amount" means, for any Test Date, an amount equal to the product of (i) 100% minus the Sweep Percentage for such Test Date and (ii) the excess, if any, of the Available Liquidity for such Test Date over the Minimum Liquidity for such Test Date. "Senior Note Prepayment Amount" means, for any
Test Date on or after January 15, 1997, the principal amount of the Corporation's public debt originally due during the same calendar year which has been prepaid as of such Test Date out of funds other than any Retained Amounts.

    The Credit Agreement Amendments will provide that the Sweep Percentage for the January 15, 1997 Test Date and for each Test Date thereafter shall be 50% if
(i) the aggregate outstanding amount of Bank Term Loans at such time does not exceed $148 million and (ii) USG's public senior debt is then rated at least BB by Standard & Poor's Corporation and Ba2 by Moody's Investors Service, Inc.

EVENTS OF DEFAULT
    The Credit Agreement provides that if an event of default occurs, then, in the case of an event of default involving certain bankruptcy or insolvency events, the maturity of loans made under the Credit Agreement will automatically be accelerated and the obligation of the Senior Lenders to make future revolving loans or issue letters of credit will terminate or, in the case of any other event of default, so long as such event of default exists, the Requisite Senior Lenders will be entitled to accelerate the maturity of loans made under the Credit Agreement and terminate their obligation to make future revolving loans or issue letters of credit.

    Events of default include: failure to pay any principal, interest or other amount due to the Senior Lenders; failure to pay other indebtedness, including subordinated debt, if the aggregate amount of such other indebtedness is $25 million or more or any breach or default under any instrument, agreement or indenture relating to such indebtedness if the effect thereof is to accelerate or permit the holders of such indebtedness to accelerate the maturity of such indebtedness; any single stockholder or group acquiring 50% or more of the Corporation's stock (directly or indirectly); failure to discharge a judgment or writ of attachment involving an amount exceeding $5 million, net of insurance; certain events involving the bankruptcy or insolvency of the Corporation or certain significant Restricted Subsidiaries; the invalidation or ineffectiveness of any security agreement governing, or any lien upon, collateral securing the obligations under the Credit Agreement; the incurrence of certain termination liabilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and failure of the Corporation to meet covenants (subject to certain grace periods), including various financial covenants described below. The events of default are applicable only to the Corporation and its Restricted Subsidiaries.

AFFIRMATIVE COVENANTS
    Affirmative covenants under the Credit Agreement require the Corporation to, among other things, submit periodic financial, labor, environmental and litigation reports; maintain its corporate existence and franchises; remain qualified to do business in all appropriate jurisdictions; comply with all requirements of law; pay all taxes and material claims unless contested in good faith and covered by reserves in accordance with GAAP; permit members of the Bank Group to inspect its properties, books and records; maintain its properties in good repair and maintain proper insurance policies; and maintain licenses, permits, governmental approvals and authorizations.

NEGATIVE COVENANTS
    The Credit Agreement contains negative covenants that cover: restrictions on the incurrence of additional indebtedness, subject to certain exceptions; sales of assets outside the ordinary course of business, subject to certain exceptions including a blanket exception for up to $20 million in any fiscal year and $5 million in any single transaction or group of related transactions; the incurrence of liens and encumbrances on the property of the Corporation and its Restricted Subsidiaries; investments; guarantees; dividends and distributions, and payments upon securities junior in right to the Bank Debt Obligations; operating leases; mergers, consolidations or sales, leases or transfers of all or any substantial part of the business, property or assets of the Corporation or any of its Restricted Subsidiaries; acquisitions of the business, property or assets of any person, except for acquisitions not exceeding certain permitted capital expenditure limits; ERISA prohibited transactions; amendments to corporate charter and by-laws; sale of subsidiaries; amendments of material debt documents; sale and leaseback transactions; prepayment (including acquisitions for value) of long-term debt; and certain other transactions and activities.

    The negative covenants in the Credit Agreement permit the prepayment or purchase with Cash Available for Sweep of the Corporation's senior debt securities having maturities prior to January 1, 1999; PROVIDED, that to the extent such prepayment or purchase involves the payment of a premium in excess of 100% of the face amount of any such security, such excess will reduce the Corporation's existing or future Retained Amounts.

FINANCIAL COVENANTS

    From and after January 1, 1995, the Corporation will be required to satisfy the Financial Covenants set forth below:

    MINIMUM SENIOR INTEREST COVERAGE RATIO. The Senior Interest Coverage Ratio for the Coverage Period ending with each fiscal quarter of each Fiscal Year set forth below (commencing with the first fiscal quarter of 1995), shall not be less than the minimum ratio set forth below opposite such fiscal quarter:

                                           MINIMUM                 MINIMUM
                                1995        RATIO       1996        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           1.00        1           2.20
                                  2           1.25        2           2.30
                                  3           1.75        3           2.40
                                  4           2.00        4           2.50

                                           MINIMUM                 MINIMUM
                                1997        RATIO       1998        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           2.50        1           2.80
                                  2           2.60        2           2.80
                                  3           2.70        3           2.80
                                  4           2.80        4           2.80

                                           MINIMUM                 MINIMUM
                                1999        RATIO       2000        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           2.80        1           2.80
                                  2           2.80        2           2.80
                                  3           2.80        3           2.80
                                  4           2.80        4           2.80

    MINIMUM TOTAL INTEREST COVERAGE RATIO. The Total Interest Coverage Ratio for the Coverage Period ending with each fiscal quarter of each Fiscal Year set forth below (commencing with the first fiscal quarter of 1995), shall not be less than the minimum ratio set forth below opposite such fiscal quarter:

                                           MINIMUM                 MINIMUM
                                1995        RATIO       1996        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           1.00        1           2.05
                                  2           1.25        2           2.10
                                  3           1.75        3           2.15
                                  4           2.00        4           2.20

                                           MINIMUM                 MINIMUM
                                1997        RATIO       1998        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           2.25        1           2.40
                                  2           2.30        2           2.40
                                  3           2.35        3           2.40
                                  4           2.40        4           2.40

                                           MINIMUM                 MINIMUM
                                1999        RATIO       2000        RATIO
                              ---------  -----------  ---------  -----------
Quarter                           1           2.40        1           2.40
                                  2           2.40        2           2.40
                                  3           2.40        3           2.40
                                  4           2.40        4           2.40

    MINIMUM FIXED CHARGE COVERAGE RATIO. The Fixed Charge Coverage Ratio for the Coverage Period ending with each fiscal quarter of each Fiscal Year set forth below (commencing with the first fiscal quarter of 1995), shall not be less than the minimum ratio set forth below opposite such fiscal quarter:

                                            MINIMUM                   MINIMUM
                                1995         RATIO        1996         RATIO
                              ---------  -------------  ---------  -------------
Quarter                           1              1.0        1              1.3
                                  2              1.1        2              1.4
                                  3              1.1        3              1.4
                                  4              1.2        4              1.5

                                            MINIMUM
                                1997         RATIO
                              ---------  -------------
Quarter                           1              1.5
                                  2              1.5
                                  3              1.5
                                  4              1.5

    MINIMUM ADJUSTED CUMULATIVE NET WORTH. The Adjusted Cumulative Net Worth as of the end of each Fiscal Year set forth below and the end of the three immediately succeeding fiscal quarters shall not be less than the minimum amount set forth below opposite such year:

END OF FISCAL YEAR                                                              MINIMUM AMOUNT
- -----------------------------------------------------------------------------  -----------------
1995.........................................................................   $ 51,000,000
1996.........................................................................     102,000,000
1997.........................................................................     179,000,000
1998.........................................................................     244,000,000
1999.........................................................................     296,000,000
2000.........................................................................     345,000,000

    LEVERAGE RATIO. The Leverage Ratio as of the end of each Fiscal Year set forth below and the end of the three immediately succeeding fiscal quarters shall not be greater than the maximum amount set forth below opposite such year:

END OF FISCAL YEAR                                                                 MAXIMUM RATIO
- -------------------------------------------------------------------------------  -----------------
1995...........................................................................          0.97
1996...........................................................................          0.93
1997...........................................................................          0.87
1998...........................................................................          0.81
1999...........................................................................          0.76
2000...........................................................................          0.70

    MINIMUM CURRENT RATIO. The ratio of Consolidated Current Assets to Consolidated Current Liabilities as of the end of each calendar quarter shall not be less than the minimum ratio set forth below opposite such Fiscal Year in which such quarter occurs:

FISCAL YEAR                                                                        MINIMUM RATIO
- -------------------------------------------------------------------------------  -----------------
1995...........................................................................          1.05
1996...........................................................................          1.10
1997...........................................................................          1.15
1998...........................................................................          1.20
1999...........................................................................          1.20
2000...........................................................................          1.20

    MAXIMUM CAPITAL EXPENDITURES.   Domestic  Capital Expenditures  made by  the
Corporation and its U.S. Subsidiaries on a consolidated basis shall not exceed, for any Fiscal Year, the sum of the following items:

     (i) The Base Capital Expenditure Allowance for such year LESS the amount, if any, of such Base Capital Expenditure Allowance which was used during the immediately preceding Fiscal Year under clause (ii) below;

    (ii) (a) the excess of (1) the sum of (x) the actual cumulative principal payments (for the period beginning on May 6, 1993) of the Term Loans as a result of mandatory amortization payments through such date and (y) the actual cumulative prepayments of Public Debt (including Investments therein), Term Loans and Capitalized Interest Loans, in each case under this clause (y), as a result of Cash Available for Sweep over (2) the Projected Cumulative Principal Payments (such excess being the "Excess Principal Payments") LESS (b) the cumulative amount of such Excess Principal Payments used for Capital Expenditures in all prior years, PROVIDED, that in no event shall the amount included under this clause (ii) for any Fiscal Year exceed 50% of the Base Capital Expenditure Allowance for the immediately succeeding Fiscal Year;

    (iii) (a) the excess of the actual cumulative net cash proceeds arising from the sale of assets occurring after January 1, 1992 over the Projected Cumulative Asset Sale Proceeds (the "Excess Sale Proceeds") LESS (b) the cumulative amount of such Excess Sale Proceeds used for Capital Expenditures and Investments in all prior years, PROVIDED, that in no event shall any amount be included under this clause (iii) for any Fiscal Year if the sum of (x) the actual cumulative principal payments of the Term Loans as a result of mandatory amortization payments as of the end of the immediately preceding Fiscal Year and (y) the actual cumulative prepayments of Public Debt (including Investments therein), Term Loans and Capitalized Interest Loans, in each case under this clause (y), as a result of Cash Available for Sweep as of the end of the immediately preceding Fiscal Year (but including any prepayments of Cash Available for Sweep made on or prior to February 15th of the current Fiscal Year) does not exceed the Projected Cumulative Principal Payments as of the end of the immediately preceding Fiscal Year;

    (iv) all amounts used for Capital Expenditures the source of which constitutes Project Financing;

    (v) the cumulative amount of the portion of the Cash Available for Sweep which has been retained by the Company in all prior Fiscal Years (the "Cash Sweep Retention Amount") LESS the cumulative amount of such Cash Sweep Retention Amount used for Capital Expenditures and other permitted purposes in all prior years;

    (vi) the amount of Capital Expenditures used for creating additional plant capacity, PROVIDED, that (a) the aggregate amount of such Capital Expenditures under this clause (vi) for all Fiscal Years shall not exceed $30,000,000 and (b) at least thirty days prior to making or becoming committed to make any such Capital Expenditures, the Corporation has notified the Agents thereof in a writing which describes the additional plant capacity and the business purpose therefor;

   (vii) Capital Expenditures for assets the purchase price of which is paid with the Common Stock of the Company; and

   (viii) the aggregate amount of the Base Capital Expenditures Allowances for all prior Fiscal Years which have not been used for Capital Expenditures.

    The Credit Agreement Amendments will permit the Corporation to make additional Strategic Capital Expenditures in an aggregate amount equal to the net proceeds of the Offering in excess of $100,000,000 PLUS the Cash Available for Sweep with respect to the January 15, 1994 Test Date in excess of $100,000,000.

    DEFINED TERMS USED IN FINANCIAL COVENANTS. Capitalized terms used in the financial covenants in the Credit Agreement shall have the meanings set forth below or, if not defined below, the meanings set forth in the Old Credit
Agreement:

        "Adjusted Cumulative Net Worth" of the Corporation, at the end of any quarter, shall mean the cumulative after tax net income (adjusted to exclude fresh start accounting) from January 1, 1995 through the end of such quarter PLUS the aggregate net cash proceeds received by the Corporation from the issuance of equity securities after May 6, 1993.

        "Base Capital Expenditure Allowance" for each Fiscal Year, shall mean the amount set forth below opposite such Fiscal Year:

1993..............................................  $33,900,000
1994..............................................   34,200,000
1995..............................................   39,300,000
1996..............................................   39,800,000
1997..............................................   51,900,000
1998..............................................   52,200,000
1999..............................................   52,200,000

        "Consolidated Current Assets" on any date, shall mean the total consolidated assets of the Corporation and its Subsidiaries (with inventories being stated on a FIFO basis) which may properly be classified as current assets in conformity with GAAP.

        "Consolidated Current Liabilities" on any date, shall mean the total consolidated liabilities of the Corporation and its Subsidiaries which may properly be classified as current liabilities in conformity with GAAP, not including current maturities of long-term debt, but including any Revolving Loans which may, in accordance with GAAP, be considered long-term.

        "Coverage Period" means (i) with respect to the first fiscal quarter of 1995, the three-month period ending on March 31, 1995, (ii) with respect to the second fiscal quarter of 1995, the six-month period ending on June 30, 1995, (iii) with respect to the third fiscal quarter of 1995, the nine-month period ending on September 30, 1995, and (iv) with respect to any succeeding fiscal quarter, the twelve-month period ending on the last day of such fiscal quarter.

        "Debt" at any time, shall mean, with respect to the Corporation and its Subsidiaries on a consolidated basis, the sum of (i) the outstanding principal balance of the Revolving Loans at such time or any indebtedness at such time arising from a permitted revolving credit facility replacement thereof (less the aggregate amount of cash held by the Corporation and its consolidated Subsidiaries located in the United States at such time), (ii) the aggregate amount of long-term indebtedness at such time (including the current portions thereof), (iii) the outstanding amount of capital leases (classified as such according to GAAP) shown as a liability on the Corporation's consolidated balance sheet at such time and
    (iv) the aggregate amount of all Accommodation Obligations with respect to third-party indebtedness of the type described in clauses (ii) and (iii) above at such time.

        "EBITDA" for any period, means the consolidated operating earnings from continuing operations of the Corporation and its subsidiaries before interest, taxes, depreciation, amortization, other income and expense, minority interests, the impact of fresh start accounting and other non-cash adjustments to income for such period.

        "Fixed Charge Coverage Ratio" of the Corporation as of the end of any fiscal quarter shall mean the ratio of (a) EBITDA for the 12-month period ending on the last day of such fiscal quarter, excluding the impact of non-cash fresh start accounting adjustments for such 12-month period, MINUS actual Capital Expenditures during such 12-month period (excluding Capital Expenditures under clauses (iv) and (vi) of the Capital Expenditures covenant described above) to (b) the total net consolidated interest expense of the Corporation and its Subsidiaries during such 12-month period, excluding the impact of non-cash amortizations resulting from fresh start accounting during such period plus the aggregate scheduled principal payments due (and not previously prepaid) on senior indebtedness of the Corporation and its Subsidiaries during the 12-month period immediately succeeding the end of such fiscal quarter.

        "Leverage Ratio" of the Corporation on any date, shall mean the ratio of Debt to Total Capital on such date.

        "Projected Cumulative Principal Payments" means the following amounts as of February 15 of each Fiscal Year below of projected cumulative principal payments of (i) the Capitalized Interest Notes and the Bank Term Loans as a result of mandatory amortization payments and cash sweep prepayments and
    (ii) any prepayments on or purchases of the Corporation's public debt securities having maturities prior to January 1, 1999 through such date:

FEBRUARY 15 OF FISCAL YEAR                                CUMULATIVE PAYMENTS
- -------------------------------------------------------  ---------------------
1994...................................................    $               0
1995...................................................           57,000,000
1996...................................................          133,000,000
1997...................................................          220,000,000
1998...................................................          332,000,000
1999...................................................          456,000,000
2000...................................................          579,000,000

        "Projected Cumulative Asset Sale Proceeds" means the following amounts as of the end of each Fiscal Year below of projected cumulative cash proceeds arising from the sale of assets PLUS for the Fiscal Year in which the Libertyville facility is sold and each Fiscal Year thereafter, an amount equal to the net cash proceeds received from the sale of the Libertyville facility:

END OF FISCAL YEAR                                        CUMULATIVE PROCEEDS
- -------------------------------------------------------  ---------------------
1992...................................................     $     7,000,000
1993...................................................          16,000,000
1994...................................................          21,000,000
1995...................................................          26,000,000
1996...................................................          31,000,000
1997...................................................          36,000,000
1998...................................................          41,000,000
1999...................................................          46,000,000

        "Senior Interest Coverage Ratio" of the Corporation for any Coverage Period shall mean the ratio of (i) EBITDA for such period, excluding the impact of non-cash fresh start accounting adjustments for such period to
    (ii) the total net consolidated interest expense (excluding interest on Subordinated Debt) of the Corporation and its Subsidiaries during such period, excluding the impact of non-cash amortizations resulting from fresh start accounting during such period.

        "Total Capital" on any date, shall mean the sum of (i) Debt on such date and (ii) Adjusted Cumulative Net Worth on such date.

        "Total Interest Coverage Ratio" of the Corporation for any Coverage Period shall mean the ratio of (i) EBITDA for such period, excluding the impact of non-cash fresh start accounting adjustments for such period to
    (ii) the total net consolidated interest expense of the Corporation and its Subsidiaries during such period, excluding the impact of non-cash amortizations resulting from fresh start accounting during such period.

    DOMESTIC NATURE OF COVENANTS. Each of the financial covenants will be calculated on a domestic basis only, PROVIDED, that, if at anytime the Corporation's non-domestic consolidated revenues for a Fiscal Year constitute 35% or more of the Corporation's total consolidated revenues for such year, then, effective as of the first test date in the immediately succeeding Fiscal Year, such financial covenants shall be calculated to include the financial performance of the Corporation and all of its consolidated Subsidiaries, PROVIDED further, that, if such event occurs and the Corporation so requests, the Corporation, the Bank Group, the Agents and the Administrative Agent shall in good faith recast the foregoing financial covenants to account for the inclusion of the financial performance of the non-domestic Subsidiaries.

    CERTAIN LIMITS ON COMPLIANCE WITH FINANCIAL COVENANTS. No Event of Default or Potential Event of Default would be deemed to exist or be continuing with respect to a breach of the Senior Interest Coverage Ratio and/or the Total Interest Coverage Ratio for any quarter during Fiscal Years 1995, 1996 and 1997 unless there would also exist a breach of the Fixed Charge Coverage Ratio for such quarter. Conversely, no Event of Default or Potential Event of Default would be deemed to exist or be continuing with respect to a breach of the Fixed Charge Coverage Ratio for any quarter during fiscal years 1995, 1996 and 1997 unless there would also exist a breach of either the Senior Interest Coverage Ratio or the Total Interest Coverage Ratio for such quarter. No Event of Default or Potential Event of Default would be deemed to exist or be continuing with respect to the financial covenants described above unless either (i) such Event of Default shall be disclosed in or determinable on the basis of the financial statements, compliance statements or officer's certificates delivered to the Bank Group pursuant to the Credit Agreement or (ii) the Administrative Agent, at the direction of the Requisite Senior Lenders, shall have given written notice of such Event of Default to the Corporation. All calculations of the foregoing financial covenants shall be rounded to the nearest 1/100. For purposes of calculating the foregoing covenants, GAAP shall be constant from and after the date of the Credit Agreement, unless the Corporation and the Requisite Senior Lenders agree to modify such covenants to account for any subsequent changes to GAAP.

COLLATERAL

    Borrowings under the Credit Agreement are all secured by first priority security interests in the capital stock of certain Subsidiaries. Such security interests were granted pursuant to the Collateral Trust Agreement and related Pledge Agreements which provide that the collateral will also equally and ratably secure certain other debt of the Corporation and one of the Subsidiaries, including the Senior 2002 Notes. See "Description of Other Debt Obligations" and "Description of Collateral Trust Agreement."

AMENDED GUARANTEES

    The Corporation has guaranteed all obligations of USG Interiors under the Credit Agreement. Each of United States Gypsum Company, USG Industries, Inc., USG Interiors, Inc., USG Foreign Investments, Ltd., L&W Supply Corporation, Westbank Planting Company, USG Interiors International, Inc., American Metals Corporation and La Mirada Products Co., Inc. (together, the "Subsidiary Guarantors") in turn has guaranteed pursuant to the Amended Subsidiary Guarantees both the obligations of the Corporation under the Credit Agreement and the Senior 2002 Notes and the obligations of USG Interiors under the Credit Agreement. In connection with the 1993 Amendments, the Subsidiary Guarantors executed the Amended Subsidiary Guarantees, which entitle the Senior 2002 Notes issued at such time to participate on a PARI PASSU basis in the benefits of the Amended Subsidiary Guarantees. The Amended Subsidiary Guarantees are full and unconditional guarantees of prompt payment and performance, when due, of all (i) the Obligations (as defined in the Credit Agreement) of the Borrowers (as defined therein) and (ii) all obligations of the Corporation under the Senior 2002 Notes. The Bank Group has the right to enforce the Amended Subsidiary Guarantees and seek collection thereunder (for the ratable benefit of the Bank Group and holders of the Senior 2002 Notes) at any time when one or more Events of Default have occurred and are continuing under the Credit Agreement (which Events of Default will include the occurrence and continuation of any event of default under the Senior 2002 Notes Indenture). The Bank Group will have the right to (i) determine whether, when and to what extent the Amended Subsidiary Guarantees will be enforced (provided that each Amended Subsidiary Guarantee payment will be applied to the Bank Term Loans, Revolving Credit Facility, Capitalized Interest Notes and Senior 2002 Notes pro rata based on the respective principal amounts owed thereon) and (ii) amend or eliminate the Amended Subsidiary Guarantees; provided that the pro rata sharing requirement contemplated in (i) above is not waivable (in the absence of a complete release of the Amended Subsidiary Guarantees) without the approval of the holders of a majority in principal amount of each of the two series of Senior 2002 Notes, voting separately. The Amended Subsidiary Guarantees will terminate when the Bank Term Loans, the Revolving Credit Facility and the Capitalized Interest Notes are retired, regardless of whether any portion of the Senior 2002 Notes then remains outstanding. The liability of each Subsidiary Guarantor on its Amended Subsidiary Guarantee is limited to the greater of (i) 95% of the lowest amount, calculated as of the date of delivery of the original Amended Subsidiary Guarantee, sufficient to render the guarantor insolvent, leave the guarantor with unreasonably small capital or leave the guarantor unable to pay its debts as they become due (each as defined under applicable law) and (ii) the same amount calculated as of the date any demand for payment under such guarantee is made, in each case plus collection costs.

    See "Index To Financial Statements Significant Accounting Policies and Practices" for condensed consolidating financial statements of the Subsidiary Guarantors and non-guarantors.

INTEREST

    The Corporation may elect, subject to the availability of LIBOR pricing, to have interest on the Bank Term Loans and Revolving Loans calculated either at reserve adjusted LIBOR plus 1 7/8% or at Citibank's Base Rate plus 7/8% per annum. An increase of 2% on all of the above interest rates would automatically take place five business days after notice of the occurrence of an Event of Default, and will remain at such increased level for so long as the default continues. Interest is calculated on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest is payable as follows: (i) for loans bearing interest calculated by reference to LIBOR, interest is payable on the last day of each interest period, consisting of one, two, three or, when available, six month periods (interest is also payable after three months in the latter case); (ii) for the Bank Term Loans bearing interest calculated by reference to Citibank's Base Rate, interest is payable on the last day of each calendar quarter; and (iii) for Revolving Loans bearing interest calculated by reference to Citibank's Base Rate, interest is payable on the last day of each calendar month. The Corporation may purchase interest rate caps, swaps, collars or similar devices on terms mutually acceptable to the Corporation and the Agents.

VOLUNTARY PREPAYMENTS

    Voluntary prepayments of the Bank Term Loans, Revolving Loans and Capitalized Interest Loans may be made upon two business days' prior notice, PROVIDED THAT the Bank Group shall be indemnified for any breakage costs resulting from such voluntary prepayment.

MANDATORY PREPAYMENTS

    In addition to the excess cash sweep described above, the Corporation is required to make mandatory prepayments on the Bank Term Loans as a result of the issuance for cash of new debt and equity securities. Prior to the payment in full of all outstanding senior debt securities having maturity dates before January 1, 1999 (other than the Bank Term Loans), 100% of the net proceeds resulting from the issuance for cash of new debt and equity securities (the "Refinancing Proceeds") would be applied to the outstanding principal balance of the Corporation's Bank Term Loans and senior debt securities in order of maturity; PROVIDED that to the extent such Refinancing Proceeds are insufficient to repay all of such Bank Term Loans and other senior debt securities due in any given calendar year, the amount of such Refinancing Proceeds available for such year will be applied pro rata to the mandatory amortization of the Bank Term Loans and senior debt securities due during such year based on the principal amount of Bank Term Loans and senior debt securities due during such year. Subject to the following sentence, following the payment in full of all existing senior debt securities having maturity dates before January 1, 1999, 100% of the Refinancing Proceeds would be applied as follows: (i) first, to the outstanding principal balance of the Bank Term Loans in the order of maturity, but only to the extent that the principal balance of the Bank Term Loans has not been reduced by at least $300 million, and (ii) second, to any of the Corporation's senior debt securities having a final maturity prior to December 31, 2002, including the Bank Term Loans (to scheduled installments in the order of maturity), as determined by the Corporation in its discretion; provided that the minimum amount of such Refinancing Proceeds applied to the Bank Term Loans under this clause (ii) shall be a percentage of such Refinancing Proceeds obtained by dividing the outstanding principal balance of the Bank Term Loans at such time by the sum of such outstanding principal balance of the Bank Term Loans and the outstanding principal balance of the Senior 2002 Notes at such time. In the event that all existing senior debt securities having maturity dates before January 1, 1999 have been paid in full, the outstanding principal balance of the Bank Term Loans has been reduced by at least $300 million and the Corporation's senior debt securities are rated at least BB+ by Standard & Poor's Corporation or Ba1 by Moody's Investors Service, Inc., the amount of Refinancing Proceeds subject to the immediately preceding sentence shall be reduced from 100% to 66 2/3%, with the remaining 33 1/3% of such Refinancing Proceeds not being subject to the mandatory prepayment provisions.

    The Credit Agreement Amendments (i) permit, prior to the repayment in full of all existing senior public debt due before 1999, the use by USG of any Refinancing Proceeds for the prepayment, at USG's option, of any such public debt and/or Bank Term Loans in any order of maturity; (ii) require the application of any such Refinancing Proceeds within one year of issuance; and
(iii) provide that USG may retain 33 1/3% of future Refinancing Proceeds if all existing senior public debt due before 1999 has been paid in full, the aggregate outstanding Bank Term Loans at such time does not exceed $148,000,000 and USG's public senior debt is then rated at least BB by Standard & Poor's Corporation and Ba2 by Moody's Investors Service, Inc.

FEES

    Commitment fees on the unused portion of the Extended Revolving Credit Facility accrue at a per annum rate of 3/8% and are payable quarterly in arrears. Commitment fees on the undrawn face amount of all Facility Letters of Credit accrue at a per annum rate of 1 1/2% and are payable quarterly in advance.

                     DESCRIPTION OF OTHER DEBT OBLIGATIONS

THE 1986 INDENTURE SECURITIES

    The Senior 1996 Notes, the Senior 1997 Notes and the Senior 2017 Debentures were issued under an indenture and certain related instruments delivered thereunder (collectively, the "1986 Indenture"), dated as of October 1, 1986, between the Corporation and the Harris Trust and Savings Bank, as trustee (the "1986 Indenture Trustee"). As part of the Restructuring, the 1986 Indenture was supplemented by resolutions adopted by the Board (the "Bond Board Resolutions") and an officer's certificate delivered in accordance therewith to provide for the Senior 1995 Notes and the Senior 1998 Notes. In connection with the Note Placement, the 1986 Indenture is being supplemented by further resolutions adopted by the Board (the "1994 Bond Board Resolutions") and an officer's certificate delivered in accordance therewith to provide for the Senior 2001 Notes. The Senior 1995 Notes, the Senior 1996 Notes, the Senior 1997 Notes, the Senior 1998 Notes, the Senior 2001 Notes and the Senior 2017 Debentures are collectively referred to herein as the "1986 Indenture Securities." Conformed copies of the 1986 Indenture, the Bond Board Resolutions and the 1994 Bond Board Resolution have been filed as exhibits to the Registration Statement and are available as described under "Available Information." Whenever particular provisions or defined terms of the 1986 Indenture Securities or the 1986 Indenture, as supplemented by the Bond Board Resolutions and the 1994 Bond Board Resolutions, are referred to, such provisions or defined terms are deemed incorporated herein by reference and such statements are qualified in their entirety by such reference. Initial capitalized terms which are defined in the 1986 Indenture are used herein as so defined.

    GENERAL

    The Senior 1995 Notes are a series of securities which are limited to $75 million aggregate principal amount. The Senior 1995 Notes bear interest at the rate of 8% per annum and will mature on December 15, 1995. Interest is payable semiannually on June 15 and December 15 of each year, to the persons in whose names the Senior 1995 Notes are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

    The Senior 1996 Notes bear interest at 8% per annum and will mature on December 15, 1996. Interest is payable semiannually on June 15 and December 15 of each year to the persons in whose names the Senior 1996 Notes are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

    The Senior 1997 Notes bear interest at 8% per annum and will mature on March 15, 1997. Interest is payable semiannually on September 15 and March 15 of each year to the persons in whose names the Senior 1997 Notes are registered at the close of business on the next preceding September 1 or March 1, as the case may be.

    The Senior 1998 Notes are a series of securities which are limited to $35 million aggregate principal amount. The Senior 1998 Notes bear interest at the rate of 9% per annum and will mature on December 15, 1998. Interest is payable semi-annually on June 15 and December 15 of each year to the persons in whose names the Senior 1998 Notes are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

    The Senior 2001 Notes are a series of securities which are limited to $150 million aggregate principal amount. The Senior 2001 Notes bear interest at 9 1/4% per annum and will mature on September 15, 2001. Interest is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 1994, to the persons in whose names the Senior 2001 Notes are registered at the close of business on the next preceding March 1 or September 1, as the case may be.

    The Senior 2017 Debentures bear interest at 8.75% per annum and will mature on March 1, 2017. Interest is payable semiannually on September 1 and March 1 of each year to the persons in whose names the Senior 2017 Debentures are registered at the close of business on the next preceding August 15 or February 15, as the case may be.

    Principal (and premium, if any) and interest is payable, and the transfer of the 1986 Indenture Securities is registrable, at the office or agency of the Corporation maintained for such purpose in the City of Chicago, State of Illinois, currently the Corporate Trust Office of the 1986 Indenture Trustee, Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60690; provided, however, that payment of interest may be made at the option of the Corporation by check or draft mailed to the person entitled thereto as such person's address appears in the security register maintained for such purpose pursuant to the 1986 Indenture. No service charge will be made for any transfer or exchange except the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    The Senior 1995 Notes and the Senior 1998 Notes are issued in fully registered form without coupons and in denominations of $250 and integral multiples thereof. The Senior 1996 Notes, the Senior 1997 Notes, Senior 2001 Notes and the Senior 2017 Debentures are issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof.

    The 1986 Indenture Securities rank PARI PASSU with all senior secured indebtedness of the Corporation.

    SECURITY

    The 1986 Indenture Securities are secured by first priority security interests in capital stock of certain Subsidiaries which were granted pursuant to the Collateral Trust Agreement and related pledge and security agreements. The Collateral Trust Agreement provides that the collateral thereunder equally and ratably secures certain other debt of the Corporation and one of the Subsidiaries, including the Senior 2002 Notes and the Bank Debt Obligations. Holders of the Bank Debt Obligations primarily control the operation of the Collateral Trust. See "Description of Collateral Trust."

    REDEMPTION

    The Senior 1995 Notes and the Senior 1998 Notes may be redeemed by the Corporation in whole or in part at any time without penalty or premium.

    The Senior 1996 Notes, the Senior 1997 Notes and the Senior 2001 Notes may not be redeemed at the option of the Corporation prior to maturity.

    The Senior 2017 Debentures may be redeemed at the option of the Corporation in whole or in part from time to time on at least 30 and not more than 90 days' notice by mail to registered holders thereof at the following redemption prices (expressed in percentages of principal amount):

    If redeemed during the 12-month period commencing March 1 of each of the years indicated:

             YEAR                PERCENTAGE                YEAR                PERCENTAGE
- ------------------------------  ------------  ------------------------------  ------------
1993..........................     105.974%   2000..........................     102.987%
1994..........................     105.547    2001..........................     102.560
1995..........................     105.120    2002..........................     102.134
1995..........................     104.694    2003..........................     101.707
1997..........................     104.267    2004..........................     101.280
1998..........................     103.840    2005..........................     100.853
1999..........................     103.414    2006..........................     100.427

and thereafter at 100% of the principal amount thereof, in each case together with accrued and unpaid interest to the date fixed for redemption.

    Notwithstanding the foregoing provisions, the Corporation may not redeem any of the Senior 2017 Debentures prior to March 1, 1997, directly or indirectly, from or in anticipation of moneys borrowed by or for the account of the Corporation or any of its Subsidiaries at an interest cost of less than 8.77% per annum, except for Senior 2017 Debentures redeemed pursuant to the provisions described below under "Sinking Fund."

    SINKING FUND

    As a mandatory sinking fund for the Senior 2017 Debentures, the Corporation will pay to the 1986 Indenture Trustee before March 1, in each of the years 1998 to 2016, inclusive, an amount in cash sufficient to redeem, at the Sinking Fund Redemption Price, $10,000,000 aggregate principal amount of the Senior 2017 Debentures. At its option, the Corporation may pay to the 1986 Indenture Trustee before each mandatory sinking fund payment date an additional amount in cash sufficient to redeem at the Sinking Fund Redemption Price up to an additional $15,000,000 aggregate principal amount of the Senior 2017 Debentures. The right to make such optional sinking fund payments is not cumulative, but any optional sinking fund payment may be used to reduce the amount of any subsequent mandatory sinking fund payment. The Corporation may, at its option, credit against mandatory sinking fund payments the principal amount of Senior 2017 Debentures acquired or redeemed other than through the operation of the mandatory sinking fund, provided that such Senior 2017 Debentures have not theretofore been used for any such credit or delivered to the 1986 Indenture Trustee for cancellation in connection with certain sale and leaseback transactions as described below under "Limitation Upon Sale and Leaseback Transactions."

    RESTRICTED AND UNRESTRICTED SUBSIDIARIES

    The various restrictive provisions of the 1986 Indenture, as supplemented by the Bond Board Resolutions and the 1994 Bond Board Resolutions, summarized below, while applicable to the Corporation and its Restricted Subsidiaries, do not apply to Unrestricted Subsidiaries. A "Subsidiary" is any corporation, a majority of the Voting Stock of which is at the time owned directly or indirectly by the Corporation and its other Subsidiaries. "Voting Stock," as applied to the stock of any corporation, is stock of any class or classes having ordinary voting power for the election of a majority of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency. A "Restricted Subsidiary" is any Subsidiary which owns any Principal Operating Property. "Principal Operating Property" is any principal manufacturing plant, or distribution or research facility, and related facilities located in the United States and owned and operated by the Corporation or any Subsidiary for more than 90 days, other than (i) any facility acquired for the control or abatement of atmospheric pollutants or contaminants, water pollution, noise, odor or other pollution or (ii) any plant or other facility which, in the opinion of the Board, is not of material importance to the business of the Corporation and its Restricted Subsidiaries taken as a whole. An "Unrestricted Subsidiary" is any Subsidiary other than a Restricted Subsidiary.

    RESTRICTIONS ON MERGER

    So long as any 1986 Indenture Securities are outstanding, the Corporation may not consolidate with or merge into any other corporation or sell or transfer all or substantially all of its properties and assets to another Person unless
(i) the successor is a corporation organized and existing under the laws of the United States of America or a state thereof and expressly assumes the due and punctual payment of the principal of (and premium, if any), interest, if any, and Additional Amounts, if any, on all the 1986 Indenture Securities and any coupons and the due and punctual performance and observance of all covenants and conditions of the Corporation in the 1986 Indenture, as supplemented by the Bond Board Resolutions, and (ii) such successor corporation shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any covenant or condition of the 1986 Indenture, as supplemented by the Bond Board Resolutions.

    LIMITATION UPON SECURED DEBT OF THE CORPORATION AND ITS RESTRICTED SUBSIDIARIES

    So long as any 1986 Indenture Securities are outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for money borrowed ("Debt") secured by a mortgage, pledge, lien or security interest ("Mortgage") on any Principal Operating Property or on any shares of stock or Debt of any Restricted Subsidiary, without effectively providing that such 1986 Indenture Securities (together with, if the Corporation so determines, any other Debt of the Corporation or such Restricted Subsidiary then existing or thereafter created which is not subordinated Debt) shall be secured equally and ratably with (or, at the Corporation's option, prior to) such secured Debt so long as such secured Debt shall be so secured, unless the aggregate amount of all such secured Debt, together with all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions involving Principal Operating Properties (other than those exempt under clauses (ii) through (iv) under "Limitation Upon Sale and Leaseback Transactions" below), would not exceed 5% of Consolidated Net Tangible Assets. "Consolidated Net Tangible Assets" means the Corporation's aggregate amount of assets minus (a) all liabilities except (i) indebtedness for money borrowed maturing on, or extendable at the option of the obligor to, a date more than one year from the date of determination thereof, (ii) deferred income taxes and (iii) stockholders' equity and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles. This restriction does not apply to, and there will be excluded from secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages in favor of the Corporation or a Restricted Subsidiary; (iii) Mortgages in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute; (iv) certain Mortgages created (A) in the ordinary course of business, (B) in connection with taxes, assessments or other governmental charges or (C) in connection with legal proceedings; (v) Mortgages on property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation); (vi) purchase money and construction Mortgages which are entered into within specified time limits; and (vii) any extension, renewal, replacement or refunding of any Mortgage referred to in the foregoing clauses
(i) through (vi), inclusive. "Attributable Debt" is defined in general to mean the total net amount of rent required to be paid during the remaining term of any lease, discounted at a rate per annum equal to one-fourth of one percent over the rate per annum borne by the applicable 1986 Indenture Securities (except that for 1998 Senior Notes such rate shall be 8 1/4%) compounded semi-annually.

    LIMITATION UPON SALE AND LEASEBACK TRANSACTIONS

    So long as any of the following 1986 Indenture Securities are outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, sell or transfer any Principal Operating Property owned as of the following dates with the intention of taking back a lease thereof (a "sale and leaseback transaction"):

Senior 1995 Notes......................  December 15, 1986
Senior 1996 Notes......................  December 15, 1986
Senior 1997 Notes......................  March 15, 1987
Senior 1998 Notes......................  December 15, 1986
Senior 2017 Debentures.................  March 1, 1987
Senior 2001 Notes......................  September 15, 2001

This restriction does not apply to any sale and leaseback transaction if: (i) the Corporation or such Restricted Subsidiary could mortgage such Principal Operating Property under the restrictions set forth under "Limitation Upon Secured Debt of the Corporation and its Restricted Subsidiaries" above in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the 1986 Indenture Securities;
(ii) within 120 days after the sale or transfer is completed, the Corporation or a Restricted Subsidiary applies to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary an amount equal to the greater of (A) the net proceeds of the sale of the Principal Operating Property leased or (B) the fair market value of the Principal Operating Property leased;
(iii) the lease in such sale and leaseback transaction is for a period, including renewals, of no more than three years; or (iv) such arrangement is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries.

    EVENTS OF DEFAULT

    The following will be Events of Default under the 1986 Indenture, as supplemented by the Bond Board Resolutions: (i) default in the payment of any principal or premium, if any, on the 1986 Indenture Securities; (ii) default for 30 days in the payment of any interest or Additional Amounts on the 1986 Indenture Securities; (iii) default for 90 days after written notice thereof in the performance of any other covenant applicable to such Notes; (iv)
acceleration of the maturity of any indebtedness of the Corporation or any Subsidiary in excess of $50 million principal amount in the aggregate if such acceleration results from a default under the instruments giving rise to such indebtedness and is not annulled within 10 days after written notice of such default; or (v) certain events of bankruptcy, insolvency or reorganization. No Event of Default with respect to a particular series of securities issued under the 1986 Indenture, as supplemented by the Bond Board Resolutions, necessarily constitutes an Event of Default with respect to any other series of securities issued thereunder. In case an Event of Default (other than an Event of Default under clause (v)) shall occur and be continuing with respect to any series, the 1986 Indenture Trustee or the holders of not less than 25% in aggregate principal amount of all series of securities affected thereby then outstanding under the 1986 Indenture, as supplemented by the Bond

Board Resolutions, (voting as one class) by notice to the Corporation may declare the principal (or, in the case of discounted securities, the amount specified in the terms thereof) of such series to be due and payable immediately. In case an Event of Default under clause (v) shall occur and be continuing, the 1986 Indenture Trustee or the holders of not less than 25% in aggregate principal amount of all securities then outstanding under the 1986 Indenture, as supplemented by the Bond Board Resolutions, (voting as one class) by notice may declare the principal (or, in the case of discounted securities, the amount specified in the terms thereof) of all such outstanding securities to be due and payable immediately. Any Event of Default with respect to a particular series of securities issued under the 1986 Indenture, as supplemented by the Bond Board Resolutions, may be waived, and a declaration of acceleration rescinded, by the holders of a majority in aggregate principal amount of the outstanding securities of such series (or if all such outstanding securities, as the case may be), except in a case of failure to pay principal or premium, if any, or interest or Additional Amounts in respect of such security for which payment had not been subsequently made. The 1986 Indenture, as supplemented by the Bond Board Resolutions, provides that the 1986 Indenture Trustee may withhold notice to the securityholders of any default (except in payment of principal, premium, if any, or interest or Additional Amounts) if it determines in good faith that it is in the interest of the securityholders to do so.

    Subject to the provisions of the 1986 Indenture, as supplemented by the Bond Board Resolutions, relating to the duties of the 1986 Indenture Trustee in case an Event of Default occurs and is continuing, the 1986 Indenture Trustee will be under no obligation to exercise any of its rights or powers under the 1986 Indenture, as supplemented by the Bond Board Resolutions, at the request, order or direction of any of the securityholders, unless such securityholders have offered to the 1986 Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the 1986 Indenture Trustee and to certain other limitations, the holders of a majority in aggregate principal amount of the securities of all series affected (voting as one class) at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the 1986 Indenture Trustee, or exercising any trust or power conferred on the 1986 Indenture Trustee.

    The Corporation is required to file with the 1986 Indenture Trustee annually an officers' certificate as to the absence of certain defaults under the terms of the 1986 Indenture, as supplemented by the Bond Board Resolutions.

    DEFEASANCE

    The Corporation, at its option, (i) will be discharged from any and all obligations in respect of any series of the 1986 Indenture Securities (except for certain obligations to register the transfer or exchange of such 1986 Indenture Securities, replace such stolen, lost, destroyed or mutilated 1986 Indenture Securities, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be under any obligation to comply with certain covenants and provisions applicable to such 1986 Indenture Securities, including those described above under "Limitation Upon Secured Debt of the Corporation and Restricted Subsidiaries" and "Limitation Upon Sale and Leaseback Transactions," if the Corporation (i) irrevocably deposits with the 1986 Indenture Trustee, in trust for the holders of such 1986 Indenture Securities, (A) money or (B) noncallable obligations issued or fully guaranteed by the United States of America which through the payment of interest and income thereon and principal thereof will provide money, in each case in an amount sufficient to pay all the principal of (and premium, if any) and interest on such 1986 Indenture Securities on the dates such payments are due in accordance with the terms of such 1986 Indenture Securities and (ii) shall have paid or caused to be paid all other sums payable with respect to such 1986 Indenture Securities. To exercise either of the options described above, the Corporation is required, among other things, to deliver to the 1986 Indenture Trustee an opinion of nationally recognized tax counsel to the effect that holders of such 1986 Indenture Securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and an officer's certificate and opinion of counsel to the effect that all conditions precedent relating to such deposit and discharge under the 1986 Indenture, as supplemented by the Bond Board Resolutions, have been complied with, and that such deposit and discharge will not cause any violation of the Investment Company Act of 1940, as amended, on the part of the Corporation, the trust, the trust funds representing such deposit or the 1986 Indenture Trustee.

    MODIFICATION OF THE INDENTURE

    The 1986 Indenture, as supplemented by the Bond Board Resolutions, contains provisions permitting the Corporation and the 1986 Indenture Trustee to modify or otherwise amend the 1986 Indenture, as supplemented by the Bond Board Resolutions, or any supplemental indenture thereto or the rights of the holders of the securities issued thereunder, with the consent of the holders of not less than a majority in principal amount of the securities of all series at the time outstanding under such 1986 Indenture, as supplemented by the Bond Board Resolutions, which are affected by such modification or amendment (voting as one class); provided that no such modification or amendment shall (i) change the fixed maturity of any securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest or Additional Amounts thereon, or reduce the amount due and payable upon the acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or interest, premium or Additional Amounts on, any security payable in any coin or currency other than that provided in such security; (ii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof; or (iii) reduce the aforesaid percentage in principal amount of securities, the consent of the holders of which is required for any such modification or amendment, or the percentage required for the consent of the holders to waive defaults, without the consent of the holder of each security so affected.

THE SENIOR 2002 NOTES

    The Senior 2002 Notes are issued under two indentures (the "Senior 2002 Note Indentures") among the Corporation, the Subsidiary Guarantors and State Street Bank and Trust Company (the "Senior 2002 Note Trustee"), as trustee. The forms of the Senior 2002 Note Indentures have been filed as exhibits to the
Registration Statement and are available as described under "Available Information." Whenever particular provisions or defined terms of the Senior 2002
Note Indentures are referred to, such provisions or defined terms are deemed incorporated herein by reference. Capitalized terms used but not otherwise defined in this summary have the meanings given to such terms in the Senior 2002
Note Indentures.

    GENERAL

    The Senior  2002  Notes are  limited  to $478  million  aggregate  principal amount. The Senior 2002 Notes bear interest at a rate of 10 1/4% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) and will mature on December 15, 2002. Interest is payable semiannually on June 15 and December 15, to the persons in whose names the Senior 2002 Notes are registered at the close of business on the next preceding June 1 or December 1, as the case may be.

    The Senior 2002 Notes rank PARI PASSU with all senior secured indebtedness of the Corporation.

    Principal and interest are payable, and the transfer of Senior 2002 Notes is registrable, at the office or agency of the Corporation maintained for such purpose in the City of Chicago, State of Illinois; provided, however, that payment of interest may be made at the option of the Corporation by check or draft mailed to the person entitled thereto as it appears in the security register maintained for such purpose pursuant to the Senior 2002 Note Indentures.

    The Senior 2002 Notes are issued in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer or exchange except the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    SECURITY

    The Senior 2002 Notes are secured by first priority security interests in the capital stock of certain Subsidiaries pursuant to the Collateral Trust Agreement and related pledge and security agreements which provide that the security interests equally and ratably secure certain other debt of the Corporation and certain of the Subsidiaries, including the 1986 Indenture Securities and the Bank Debt Obligations. The Bank Group will primarily control the operation of the Collateral Trust Agreement. See "Description of Collateral Trust."

    SUBSIDIARY GUARANTEES

    Pursuant to contingent payment guarantees (the "Contingent Payment Guarantees"), holders of the Senior 2002 Notes are entitled to participate on a PARI PASSU basis in any collections made by the Bank Group from the Subsidiary Guarantors pursuant to the Subsidiary Guarantees of the Bank Term Loans, the Extended Revolving Credit Facility, the Capitalized Interest Notes and the Senior 2002 Notes. The provisions in the Senior 2002 Note Indentures which provide for the Contingent Payment Guarantees confirm (but do not expand upon or add to) the obligation of the Subsidiary Guarantors under the Subsidiary Guarantees and the right of the holders of the Senior 2002 Notes to participate in any payments thereunder. However, the Bank Group has the exclusive right to
(i) determine whether, when and to what extent the Subsidiary Guarantees will be enforced (provided that each guarantee payment will be applied to the Bank Term Loans, Revolving Credit Facility, Capitalized Interest Notes and Senior 2002 Notes pro rata based on the respective amounts owed thereon) and (ii) amend or eliminate the Subsidiary Guarantees; provided that the pro rata sharing requirement contemplated in (i) above is not waivable (in the absence of a complete release of the Subsidiary Guarantees) without the approval of the holders of a majority in principal amount of each series of the Senior 2002 Notes then outstanding. In addition, each Subsidiary Guarantor's liability under its guarantee is limited to the greater of (i) 95% of the lowest amount, calculated as of the date of delivery of the original Subsidiary Guarantee, sufficient to render the guarantor insolvent, leave the guarantor with unreasonably small capital or leave the guarantor unable to pay its debts as they become due (each as defined under applicable law) and (ii) the same amount calculated as of the date any demand for payment is made, in each case plus collection costs. Holders of the Senior 2002 Notes are entitled to enforce the pro rata sharing requirement described above in the event that the Bank Group fails to share proceeds collected under the Subsidiary Guarantees in accordance with the terms thereof. The Subsidiary Guarantees will terminate when the Bank Term Loan, the Extended Revolving Credit Facility and the Capitalized Interest Notes are retired, regardless of whether any portion of the Senior 2002 Notes then remains outstanding. See "Description of Credit Agreement -- Guarantees."

    REDEMPTION

    Subject to certain limitations contained in the Credit Agreement, the Corporation may, at its option, redeem the Senior 2002 Notes in whole at any time or in part (in integral multiples of $1,000) from time to time, at the following redemption prices (expressed as a percentage of principal amount) plus accrued interest to the redemption date:

                                  REDEMPTION DATE                                       REDEMPTION PRICE
- ------------------------------------------------------------------------------------  ---------------------
At any time through and including May 6, 1994.......................................             103%
At any time between May 6, 1994 and May 6, 1995.....................................             102%
At any time between May 6, 1995 and May 6, 1996.....................................             101%
On the day next following May 6, 1996...............................................             100%

    In addition, the Senior 2002 Notes are subject to mandatory redemption, to the extent of any and all payments (together with earnings thereon, if any) received by the Senior 2002 Note Trustee pursuant to the Contingent Payment Guarantees referred to above or by the Collateral Trustee under the Collateral Trust Agreement, at a redemption price equal to 100% of the principal amount of the Senior 2002 Notes redeemed plus accrued interest thereon to the date of redemption.

    CERTAIN COVENANTS OF THE CORPORATION AND ITS RESTRICTED SUBSIDIARIES

    Each of the Senior 2002 Note Indentures contains certain covenants binding upon the Corporation and its Restricted Subsidiaries which include, among others, the negative covenants described below.

These covenants do not apply to Unrestricted Subsidiaries. See "The 1986 Indenture Securities -- Restricted and Unrestricted Subsidiaries" above for the definitions of Restricted and Unrestricted Securities.

    Limitation Upon Debt of the Corporation and its Restricted Subsidiaries

    So long as any Senior 2002 Notes are outstanding, neither the Corporation nor any Restricted Subsidiary shall issue, assume, guarantee, incur or otherwise become liable for (collectively "issue"), directly or indirectly, any Debt, unless the Interest Coverage Ratio for the four consecutive fiscal quarters (treated as one accounting period) immediately preceding, and ending at least 30 days prior to, the issuance of such Debt (as shown by a pro forma consolidated income statement of the Corporation and its Domestic Subsidiaries for such period after giving effect to (i) the issuance of such Debt and, if applicable, the application of the net proceeds thereof to refinance other Debt, as if such Debt was issued and proceeds applied at the beginning of the period; (ii) the issuance and retirement of any other Debt since the last day of the most recent fiscal quarter covered by such income statement as if such Debt was issued or retired at the beginning of the period; and (iii) within certain limits, the acquisition of any company or business acquired by the Corporation since the first day of the period, including any acquisition which will be consummated contemporaneously with the issuance of such Debt, as if such acquisition occurred at the beginning of the period and without giving effect to any adjustments to the historical book value of acquired assets or liabilities required or permitted by generally accepted accounting principles) exceeds the following ratios for Debt issued in the respective periods indicated: (a) the period through December 31, 1996, 1.50; (b) the period from January 1, 1997 through December 31, 1998, 1.75; and (c) from January 1, 1999 and thereafter,
2.00. The preceding restrictions will not prohibit the Corporation or any Restricted Subsidiary from issuing the following Debt: (i) Debt issued pursuant to the Credit Agreement; provided that (A) amounts outstanding (including outstanding Facility Letters of Credit) under the Extended Revolving Credit Facility shall not exceed $175 million at any time, and (B) the Bank Term Loans, once repaid or prepaid, in whole or in part, shall not again be incurred under this restriction, except for extensions, renewals, substitutions, refinancings and replacements as permitted under clause (xi) below; (ii) Debt outstanding on the Effective Date; provided that any such Debt, once repaid or prepaid, in whole or in part, shall not again be incurred under this restriction, except for extensions, renewals, substitutions, refinancings and replacements as permitted under clause (xi) below; (iii) Debt under the Senior 2002 Notes; (iv) so long as any Debt remains outstanding under the Credit Agreement, Debt of the Corporation to any Restricted Subsidiary; provided that (a) the maker of any loan resulting in the incurrence of such Debt shall not be insolvent at the time such loan was made or rendered insolvent as a result of the making of such loan, (b) such loan was in compliance with applicable law and (c) such loan shall be subordinate in right of payment to the repayment in full of the Senior 2002 Notes following the acceleration of the Senior 2002 Notes; (v) Debt of any Restricted Subsidiary to the Corporation or any other Restricted Subsidiary; (vi) Debt relating to letters of credit (other than Debt permitted by clauses (i) and (ii) above) issued for the account of the Corporation or any Restricted Subsidiary in an aggregate amount not to exceed $2.5 million; (vii) Debt incurred in connection with deferred compensation arrangements for employees and former employees of the Corporation and its Subsidiaries entered into in the ordinary course of business; (viii) Debt of the Corporation or any of its Restricted Subsidiaries which constitutes Project Financing; (ix) Capital Lease Obligations (other than Debt permitted by clause (ii) above) having an aggregate amount not exceeding $70 million; (x) Debt (other than Debt permitted by clauses (i) through (ix) above) in an aggregate principal amount at any one time outstanding not to exceed (a) $100 million, during the period when any Debt remains outstanding under the Credit Agreement or any extension or renewal thereof or any successive extension or renewal thereof, and (b) $50 million, at any time thereafter; and
(xi) Debt issued in connection with any extension, renewal, substitution, refinancing or replacement of Debt permitted under clauses (i) through (x) above, or any successive extension, renewal, substitution, refinancing or replacement thereof; provided, that (a) the reincurrence of any such Debt after repayment or prepayment of such Debt shall remain subject to the provisos in clauses (i) or (ii) above, as applicable, (b) the principal amount of such newly issued Debt shall not be greater than the aggregate principal amount of the Debt being extended, renewed, substituted, refinanced or replaced thereby and (c) no such Debt shall be issued containing any recourse to the Corporation or its Subsidiaries additional to the recourse of the Debt being extended, renewed, substituted, refinanced or replaced thereby. For purposes of the foregoing covenant, the term "Debt" means, as applied to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments, (iii) all reimbursement obligations of such Person with respect to letters of credit issued for such Person's account (other than obligations with respect to letters of credit securing obligations entered into in the ordinary course of business of such Person to the extent not drawn on or, if and to the extent drawn on, such drawing is reimbursed promptly following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (iv) all obligations of such Person to pay the deferred purchase price of property or services (but excluding trade accounts payable in the ordinary course of business), (v) all Capital Lease Obligations of such Person, (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor or otherwise, and
(vii) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and the term "Interest Coverage Ratio" means, with respect to any period, the ratio of (a) the Corporation's Consolidated Domestic EBITDA (which is defined to exclude the impact of fresh start accounting principles) for such period, minus Domestic Capital Expenditures during such period, to (b) the Total Domestic Consolidated Interest Expense during such period.

    Limitation on Restricted Payments

    So long as any Senior 2002  Notes are outstanding, the Corporation will  not
(i) declare or pay any dividend or make any distribution on any capital stock of the Corporation (other than dividends or distributions payable solely in capital stock of the Corporation (excluding preferred stock redeemable at the option of the holder prior to the first anniversary of the stated maturity of the Senior 2002 Notes ("Redeemable Preferred")) or rights to acquire capital stock (other than Redeemable Preferred) of the Corporation or, as part of a shareholder rights plan, rights to acquire capital stock (other than Redeemable Preferred) of another Person) or (ii) purchase, redeem, retire or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire or otherwise acquire, for value, any capital stock of the Corporation or any option, warrant or other right to acquire capital stock of the Corporation (any such dividend, distribution, purchase, redemption, retirement or other acquisition being hereinafter referred to as a "Restricted Payment"), if at the time the Corporation or such Subsidiary makes such Restricted Payment (a) an Event of Default shall have occurred and be continuing (or would result therefrom); (b) the Corporation could not or, after giving effect thereto, would not be able to incur an additional $1.00 of Debt under the restrictions set forth under the heading "Limitation Upon Debt of the Corporation and its Restricted Subsidiaries"; or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the Effective Date, would exceed the sum of: (1) $10 million; plus (2) 25% of the Corporation's Domestic Consolidated Net Income (which is defined to exclude the impact of fresh start accounting adjustments) accrued during the period (treated as one accounting period) from January 1, 1995 to December 31, 1996 (or, in case such Domestic Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (3) 50% of the Corporation's Domestic Consolidated Net Income accrued during the period (treated as one accounting period) on or after January 1, 1997 (or, in case such Domestic Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus (4) the aggregate net cash proceeds received by the Corporation from the issuance, sale or other disposition (other than to a Subsidiary) subsequent to the Effective Date of capital stock (or any option, warrant or other right to acquire capital stock), including a sale or issuance of capital stock (or options, warrants or other rights to acquire capital stock) upon the conversion of Debt (convertible in accordance with its terms) issued or sold for cash subsequent to the Effective Date (in which case such capital stock shall be deemed to have been issued for the dollar amount of such Debt so converted). The restrictions described above do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment complied with the restrictions described above; (ii) the acquisition of any shares of capital stock of the Corporation in exchange for, or upon conversion of, or out of the proceeds of the substantially concurrent sale for cash (other than to a

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Subsidiary) of, shares of capital stock (other than Redeemable Preferred) of the
Corporation (in which event neither the receipt nor the application of such proceeds shall be included in any computation under this paragraph); (iii) the acquisition of capital stock of the Corporation for the purpose of eliminating fractional shares; (iv) the distribution of, or redemption by, the Corporation of any rights to purchase capital stock of the Corporation or any other Person which rights were issued as part of a shareholder rights plan (in which event such distribution or redemption shall not be included in any computation under this paragraph); (v) the issuance, acquisition, reclassification or redemption by the Corporation of its capital stock pursuant to the 1988 Recapitalization (such issuance, acquisition, reclassification or redemption shall not be included in any computation under this paragraph); (vi) the making of any payment to dissenting stockholders of the Corporation pursuant to any appraisal right arising under law or court order; (vii) the exercise and payment of stock appreciation rights pursuant to the Corporation's Management Performance Plan or any successor equity compensation plan or the repurchase at any time after the Effective Date of Common Stock from the participants in the Management Performance Plan or any successor equity compensation plan in order to satisfy withholding tax obligations (such payment or repurchase shall not be included in any computation under this paragraph); (viii) the cash settlement of certain restricted shares of Common Stock pursuant to the Management Performance Plan (in addition to the repurchases permitted under clause (vii) above) in an aggregate amount of consideration not to exceed $750,000 (such cash settlement shall not be included in any computation under this paragraph); and (ix) any payments or distributions made pursuant to and as described in the Prepackaged Plan (such payments or distributions shall not be included in any computation under this paragraph).

    Limitation on Transactions with Affiliates

    So long as any Senior 2002 Notes are outstanding, the Corporation shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions involving the purchase, sale, lease or exchange of property or the rendering of any service by or to the Corporation or any Subsidiary having a fair market value in excess of $5 million (as reasonably determined by the Board) with any Affiliate (including financing, acquisitions and divestitures), unless the Board by resolution (excluding any members of the Board having a financial interest in such transaction) concludes, in its reasonable good faith judgment, that (i) such transaction is upon terms no less favorable to the Corporation or such Subsidiary than could be obtained in a comparable arm's-length transaction with a Person not an Affiliate and (ii) such transaction is reasonably necessary or desirable for the Corporation or such Subsidiary in the conduct of its business (including financings, acquisitions and divestitures). Notwithstanding the requirements of the foregoing sentence, transactions with any Affiliate that constitute transactions in the ordinary course of business of such Affiliate and the Corporation or such Subsidiary need not be approved by, or disclosed in advance to, the Board; provided such transactions are periodically reported to the Board on at least a quarterly basis and otherwise meet the requirements of subclauses (i) and (ii) of the preceding sentence. "Affiliate" means any Person other than the Corporation or any Subsidiary which (i) directly or indirectly through one or more intermediaries, controls the Corporation; (ii) directly or indirectly through one or more intermediaries, beneficially owns 5% or more of any class of voting stock of the Corporation, CGC or any domestic Subsidiary; or (iii) is controlled by any Person referred to in clauses (i) or (ii) above.

    Limitation on Guaranteed Debt

    So long as any Senior 2002 Notes are outstanding, and at any time when no Debt remains outstanding under the Credit Agreement, the Corporation shall not issue or incur any Debt the repayment of principal or interest or both of which is guaranteed by any Subsidiary, unless each such Subsidiary which guarantees such other Debt also guarantees the Senior 2002 Notes on a direct and unconditional basis.

    Restrictions on Merger

    So long as any Senior 2002 Notes are outstanding, the Corporation shall not consolidate with or merge into, or sell or transfer all or substantially all of its property and assets to, any Person unless (i) the

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resulting, surviving  or transferee  Person (if  not the  Corporation) shall  be organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and such entity shall expressly assume, by a supplemental indenture, executed and delivered to the Senior 2002 Note Trustee,in form satisfactory to the Senior 2002 Note Trustee, all the obligations of the Corporation under the Senior 2002 Notes and each of the Senior 2002 Note Indentures; (ii) immediately prior to and after giving effect to such transaction, no Event of Default shall have occurred and be continuing;
(iii) immediately after giving effect to such transaction, the resulting, surviving or transferee Person could issue an additional $1.00 of Debt pursuant to the restrictions set forth under the heading "Limitation Upon Debt of the Corporation and its Restricted Subsidiaries" above; and (iv) immediately after giving effect to such transaction, the resulting, surviving or transferee Person shall have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth (which may be negative) of the Corporation prior to such transaction.

    Limitation on Sale and Leaseback Transactions

    So long as any Senior 2002 Notes are outstanding, except as set forth below, the Corporation will not itself, and it will not permit any Restricted Subsidiary to, enter into any transaction with any bank, insurance company or other lender or investor, or to which any such bank, insurance company, lender or investor is a party, providing for the leasing by the Corporation or a Restricted Subsidiary of any Principal Operating Property owned at the Effective Date which has been or is to be sold or transferred by the Corporation or a Restricted Subsidiary to such bank, company, lender or investor, or to any Person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Operating Property (a "sale and leaseback transaction"). The restriction described above does not apply to any sale and leaseback transaction if (i) the Corporation or such Restricted Subsidiary could create Debt secured by a Mortgage (under the restrictions set forth under "Limitation of Secured Debt of the Corporation and its Restricted Subsidiaries" below, without regard to clauses (i) through (viii) thereof), on the Principal Operating Property to be leased in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Securities; or (ii) within 120 calendar days after the sale or transfer has been made by the Corporation or by a Restricted Subsidiary, the Corporation or a Restricted Subsidiary applies an amount equal to the greater of (A) the net proceeds from the sale of the Principal Operating Property leased pursuant to such arrangement or (B) the fair market value of the Principal Operating Property so leased at the time of entering into such arrangement (as determined in any manner approved by the Board) to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary; provided, that the amount to be applied to the retirement of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary will be reduced by (x) the principal amount of any Senior 2002 Notes (or other debentures or notes constituting Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary) delivered within 75 calendar days after such sale or transfer to the Senior 2002 Note Trustee or other applicable trustee for retirement and cancellation and (y) the principal amount of Senior Funded Debt of the Corporation or Funded Debt of a Restricted Subsidiary, other than Funded Debt included under clause (x), voluntarily retired by the Corporation or a Restricted Subsidiary within 75 calendar days after such sale; provided further that, notwithstanding the foregoing, no retirement referred to in this clause (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision; (iii) the lease in such sale and leaseback transaction is for a period, including renewals, of no more than three years; or (iv) such arrangement is between the Corporation and a Restricted Subsidiary or between Restricted Subsidiaries.

    Limitation   of  Secured  Debt   of  the  Corporation   and  its  Restricted
Subsidiaries

    So long as any Senior 2002 Notes are outstanding, the Corporation will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money (for purposes hereof, "Secured Debt") secured by a Mortgage on any Principal Operating Property of the Corporation or any Restricted Subsidiary, or any shares of stock of or Debt of any Restricted Subsidiary, without effectively providing that the Senior 2002 Notes (together with, if the Corporation so determines, any other Debt of the Corporation or such Restricted Subsidiary then

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existing  or thereafter created which is  not subordinated Debt) will be secured equally and ratably with (or, at the option of the Corporation, prior to) such Secured Debt so long as such Secured Debt will be so secured, unless, after giving effect thereto, the aggregate amount of all such Secured Debt plus all Attributable Debt of the Corporation and its Restricted Subsidiaries in respect of sale and leaseback transactions (other than those exempt described under clauses (ii) through (iv), inclusive, under "Limitation Upon Sale and Leaseback Transactions" above) would not exceed 5% of Consolidated Net Tangible Assets (as defined under "the 1986 Indenture Securities -- Limitation Upon Secured Debt of the Corporation and its Restricted Subsidiaries" above). This restriction will not apply to, and there will be excluded from Secured Debt in any computation under such restriction, Debt secured by (i) Mortgages on, and limited to, property of, or on any shares of stock of or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary; (ii) Mortgages in favor of the Corporation or any Restricted Subsidiary; (iii) Mortgages in favor of any governmental body to secure progress, advance or other payments pursuant to any contract or provision of any statute; (iv) (A) if made and continuing in the ordinary course of business, any Mortgage as security for the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money or the securing of Debt, or (B) any Mortgage with any governmental agency required or permitted to qualify the Corporation or any Restricted Subsidiary to conduct business, to maintain self-insurance or to
obtain   the  benefits  of   any  law  pertaining   to  workmen's  compensation,
unemployment insurance, old  age pensions, social  security or similar  matters;
(v) Mortgages for taxes, assessments or governmental charges or levies if such taxes, assessments, governmental charges or levies will not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith by appropriate proceedings; (vi) Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; or Mortgages arising out of judgments or awards as to which the time for prosecuting an appeal or proceeding for review has not expired; (vii) Mortgages on, and limited to, property (including leasehold estates), shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or to secure the payment of all or any part of the purchase price thereof or construction thereon or to secure any Debt incurred prior to, at the time of, or within 120 calendar days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or within 120 calendar days after the acquisition of such shares or Debt for the purpose of financing all or any part of the purchase price thereof or construction thereon; or (viii) any extension, renewal or replacement (or successive extension, renewals or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (vii), inclusive, provided that (A) such extension, renewal or replacement Mortgage will be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage so extended, renewed or replaced (plus improvements on such property) and (B) the Debt secured by such Mortgage at such time is not increased. "Attributable Debt" is defined in general to mean the total net amount of rent required to be paid during the remaining term of any lease, discounted at a rate equal to 10 1/2%.

    EVENTS OF DEFAULT

    Each of the Senior 2002 Note Indentures contain certain events of default ("Events of Default"), remedies upon such Events of Default and provisions regarding notices of default, waivers of default and certificates of compliance comparable to those contained in the 1986 Indenture, as supplemented by the Bond Board Resolutions. In addition, an Event of Default shall be deemed to have occurred if the Corporation or USG Interiors shall fail to repay either the Extended Revolving Credit Facility or the Bank Term Loans when due upon the respective final scheduled maturity date thereof and, as a result thereof, the Bank Group files a Notice of Actionable Default under the Collateral Trust Agreement or a written demand for payment under any of the Subsidiary Guarantees. See "The 1986 Indenture Securities -- Events of Default."

    DEFEASANCE

    The Senior 2002 Note Indentures contain provisions regarding defeasance comparable to those contained in the 1986 Indenture, as supplemented by the Bond Board Resolutions. Upon defeasance of

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the Senior 2002 Notes in accordance  with such provisions, the Corporation  will no longer be obligated to comply with any of the negative covenants described under "Certain Covenants of the Corporation and its Restricted Subsidiaries" above. See "The 1986 Indenture Securities -- Defeasance."

    MODIFICATION

    Each of the Senior 2002 Note Indentures contain provisions regarding modifications and amendments comparable to those contained in the 1986 Indenture, as supplemented by the Bond Board Resolutions. See "The 1986 Indenture Securities -- Modification of the Indenture."

                        DESCRIPTION OF COLLATERAL TRUST

    In connection with the 1988 Recapitalization, the Corporation established a collateral trust pursuant to the Collateral Trust Agreement, dated as of July 13, 1988 (the "Old Collateral Trust Agreement"), among the Corporation and certain of the Subsidiaries (collectively, the "Grantors") and Wilmington Trust Company and William J. Wade (collectively, the "Collateral Trustee"). Under the Old Collateral Trust Agreement, the Grantors granted a first priority security interest in (i) all of the capital stock of the Corporation's principal domestic Subsidiaries, including U.S. Gypsum, USG Interiors, L&W Supply and USG Foreign Investments, Ltd.; and (ii) 65% of the capital stock of CGC and certain other of the Corporation's foreign Subsidiaries (collectively, the "Collateral"). The Collateral is held in trust for the equal and ratable benefit of the holders of
(i) the Bank Debt Obligations; and (ii) the senior debt securities, including the 1986 Indenture Securities. In connection with the Restructuring, the Old Collateral Trust Agreement was amended to provide that the Senior 1995 Notes, the Senior 1998 Notes and Senior 2002 Notes (together with the Bank Debt Obligations and the previously existing senior debt securities, the "Senior Secured Obligations") be equally and ratably secured with the other Senior Secured Obligations (the "Collateral Trust Agreement"). In connection with the Note Placement, the Collateral Trust Agreement is being further amended to provide that the Senior 2001 Notes will be equally and ratably secured with the other Senior Secured Obligations.

    Under the Collateral Trust Agreement, an "Actionable Default" occurs upon the acceleration of any of the Senior Secured Obligations. A "Notice of Actionable Default" may be given (i) in the case of an acceleration of the Bank Debt Obligations, by the Administrative Agent under the Credit Agreement or the holders of a majority of the Bank Debt Obligations (the "Requisite Senior Lenders"); or (ii) in the case of an acceleration of any series of securities, by the trustee under the indenture governing such series or, if provided under the terms of such series, by the requisite holders of such series. A Notice of Actionable Default may be withdrawn by the party which gave it (i) at any time when the Collateral Trustee has not exercised any remedies with respect to the Collateral as a result thereof or (ii) after the Collateral Trustee has exercised remedies if the Requisite Senior Lenders consent to such withdrawal. In addition, a Notice of Actionable Default is deemed withdrawn when the party giving such Notice has acknowledged payment in full of the Senior Secured Obligations owing to it. Until such time as any Notice of Actionable Default is given (and after the time when any such Notice has been withdrawn), the pledgor thereof may vote any securities comprising the Collateral. At any time when a Notice of Actionable Default has been given and not withdrawn, the Collateral Trustee may, upon written notice to the Corporation, vote any securities comprising the Collateral.

    All of the Collateral will be released (i) upon the consent and direction of the Bank Group or (ii) at such time as the Bank Debt Obligations have been repaid in full. In addition, the Requisite Senior Lenders may instruct the Collateral Trustee to release specified portions of the Collateral (e.g., in the case of asset sales approved by the holders of the Bank Debt Obligations under the Credit Agreement) provided that no Actionable Default has occurred. The holders of the Corporation's Securities do not have any similar rights to authorize release of the Collateral. Under the terms of the Collateral Trust Agreement, the Collateral and proceeds so released revert to the Grantors and are not required to be distributed into the Collateral Account (defined below). For a description of the rights of the holders of the Bank Debt Obligations under the Credit Agreement, see "Description of Credit Agreement."

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    Following receipt of a  Notice of Actionable  Default, the Requisite  Senior
Lenders have the right to direct the Collateral Trustee to exercise, or refrain from exercising, any rights or remedies with respect to the Collateral. The holders of the Securities do not have any similar right to direct the actions of the Collateral Trustee. See "Risk Factors -- Control of Collateral Trust Agreement by Bank Group." In the absence of relevant directions, the Collateral Trustee has the power to act on its own initiative. At any time when a Notice of Actionable Default has been given and not withdrawn, the Collateral Trustee may, and at the direction of the Requisite Senior Lenders shall, sell the Collateral for the benefit of the holders of the Senior Secured Obligations. Funds derived from any sale of Collateral and (at all times after a Notice of Actionable Default has been given and not withdrawn) dividends and distributions received on the Collateral are to be deposited to the collateral account established under the Collateral Trust Agreement (the "Collateral Account"). The Collateral Trustee shall distribute all moneys in the Collateral Account as follows: (i) first, to the Collateral Trustee for unpaid fees; (ii) second, to the holders of the Senior Secured Obligations ratably (on the basis of unpaid amounts) to (a) pay the portion of the Senior Secured Obligations which is then due and payable and (b) provide cash collateral (on a dollar-for-dollar basis) for the portion of the Senior Secured Obligations which is not then due and payable; and (iii) third, to the Grantors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS


    The total number of shares of capital stock that the Corporation has authority to issue is 236,000,000, consisting of 200,000,000 shares of Common Stock, par value $0.10 per share, and 36,000,000 shares of Preferred Stock, par value $1.00 per share. Upon completion of this Offering, 44,158,085 shares of Common Stock will be issued and outstanding, assuming no exercise of the Underwriters' over-allotment option, and no shares of Preferred Stock will be issued or outstanding. The following summary of certain provisions of the Corporation's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Certificate of Incorporation and the By-laws of the Corporation, each of which is included as an exhibit to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK

    The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, if any, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Corporation is currently a party to various credit agreements which prohibit the payment of dividends. See "Risk Factors -- Restrictions on Common Stock Dividends." Upon liquidation, dissolution or winding up of the Corporation, the holders of Common Stock are entitled to receive pro rata the assets of the Corporation which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding, if any. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.


    The Common Stock of the Corporation is traded on the New York Stock Exchange under the symbol "USG." On March 8, 1994, the last reported sales price of the Common Stock, as reported on the New York Stock Exchange Composite Tape, was $29 7/8 per share.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

    The Certificate of Incorporation and By-laws of the Corporation contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Corporation unless such takeover or change in control is approved by the Board. Such provisions may also render the removal of the current Board and of management more difficult.

    The Corporation's Certificate of Incorporation provides for three classes of directors, each of which is to be elected on a staggered basis for a term of three years. At present, the Board is composed of 15 directors. Each class of directors is composed of five members. In connection with the Prepackaged Plan, representatives of certain creditors of the Corporation nominated a total of 5 directors. See "Management -- Directors of the Corporation." If the Water Street Directors are removed from office without the consent of Water Street, certain restrictions on the Water Street Entities relating to the purchase, voting and transfer of shares of Common Stock will terminate. See "Certain Relationships and Related Transactions -- Agreement with Water Street Entities."

    The affirmative vote or consent of at least 80% of the voting power of all of the stock of the Corporation entitled to vote in the election of directors is required to approve certain types of transactions with another corporation, person or entity which, directly or indirectly, owns 5% or more of the outstanding shares of any class of the Corporation's stock which is entitled to vote in the election of directors. Such transactions include a merger or consolidation of the Corporation or any of its Subsidiaries, sale of all or substantially all of the assets of the Corporation or any of its Subsidiaries or the sale or lease of any assets (except assets having an aggregate fair market value of less than $10 million) in exchange for certain types of securities. The Board may render such super-majority voting requirements inapplicable by (i) approving a memorandum of understanding with such other corporation, person or entity with respect to such a transaction prior to the time that such corporation, person or entity becomes the beneficial owner of 5% or more of any class of voting stock or (ii) approving such a transaction after the time that such other corporation, person or entity becomes the beneficial owner of 5% or more of any class of voting stock if a majority of the members of the Board approving such transaction were duly elected and acting members of the Board prior to the time that such other corporation, person or entity became the beneficial owner of 5% or more of any class of voting stock. This super-majority voting requirement applies to Water Street.

    Any action to be taken at any annual or special meeting of stockholders of the Corporation may only be taken without a meeting if a consent in writing is signed by the holders of at least 80% of the voting power of the Corporation entitled to vote with respect to such subject matter.

    The provisions in the Certificate of Incorporation described above may only be amended by 80% of the voting power of the Corporation entitled to vote in the election of directors.

PREFERRED STOCK

    Upon consummation of the Offering, there will be no shares of Preferred Stock issued or outstanding. The Corporation has no present intention to issue any shares of Preferred Stock. However, the Corporation's Board of Directors may, without further action by the Corporation's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Corporation before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Corporation's securities or the removal of incumbent management. The Board of Directors of the Corporation, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

    The Corporation is governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

SHAREHOLDER RIGHTS PLAN

    The Corporation's rights agreement (the "Rights Agreement") between the Corporation and Harris Trust (the "Rights Agent") entitles the registered stockholder to purchase from the Corporation one-hundredth share of Junior Series C Preferred Stock at a price of $35 per one-hundredth share (the "Rights Purchase Price"), subject to adjustment.

    Until the earlier to occur of (i) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than the Corporation, any employee benefit plan of the Corporation, any entity holding Common Stock for or pursuant to the terms of any such plan or, except as described below, Water Street or its affiliated or associated persons, has beneficial ownership (as defined in the Rights Agreement) of 20% or more of the then outstanding Common Stock, (ii) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Adverse Person") has beneficial ownership of 10% or more of the then outstanding Common Stock, the acquisition of which has been determined by the Board to present an actual threat of an acquisition of the Corporation that would not be in the best interest of the Corporation's stockholders or (iii) 10 days following the date of commencement of, or public announcement of, a tender offer or exchange offer for 30% or more of the Common Stock (the earliest of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to the Common Stock, by the certificates which will represent such Common Stock. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock certificates. Until the Distribution Date (or earlier redemption or expiration of the Rights), Common Stock certificates issued after May 6, 1993 upon transfer or new issuance of shares of Common Stock (including any shares of Common Stock issued pursuant to the Restructuring) will contain a notation incorporating the Rights Agreement by reference.

    The Rights Agreement provides that, until December 31, 1997, Water Street's beneficial ownership of any shares of common Stock (or warrants to purchase Common Stock or securities exchangeable for or convertible into Common Stock or warrants to purchase any such exchangeable or convertible securities) (collectively, "Specified Securities") acquired pursuant to any Permitted Acquisition (as defined in the Water Street Agreement) will not cause any of the following to occur: (a) any Water Street Entity to become an Acquiring Person or an Adverse Person, (b) the Distribution Date, (c) the transfer of Common Stock of the Corporation (or its successor by operation of law or under the terms of the Rights Agreement) no longer constituting the transfer of associated Rights or the distribution of Rights Certificates, (d) the Rights becoming exercisable, non-redeemable or non-amendable, (e) a condition the result of which Rights may be exchanged for Common Stock in the manner described in the Rights Agreement, or (f) the Rights Purchase Price or the amount of securities acquirable upon payment thereof to be adjusted (collectively, the "Specified Events"). The Rights Agreement further provides that, until the tenth anniversary of the Water Street Agreement, (i) from and after any distribution of shares of Common Stock by Water Street to its partners and until the Water Street Entities beneficially own a percentage of the outstanding shares of Common Stock which is less than 10% of the outstanding Common Stock (the "Flip-In Threshold"), the beneficial ownership by the Water Street Entities (other than Water Street) of any Specified Securities acquired pursuant to any Permitted Acquisition or Permitted Acquisitions shall not cause any of the Specified Events to occur, so long as the Water Street Entities shall have voted the shares of Common Stock owned by them in accordance with the terms of the Water

Street Agreement; (ii) until the Water Street Entities beneficially own a percentage of the outstanding shares of Common Stock which is less than the Flip-In Threshold, the acquisition (other than pursuant to any Permitted Acquisition or Permitted Acquisitions) by the Water Street Entities (which acquisition, in the case of persons other than natural persons, is made in the ordinary course of business), including but not limited to acquisitions on behalf of proprietary accounts and accounts with respect to which any of the Water Street Entities has investment discretion, of up to an aggregate of 10% of the outstanding shares of Common Stock at the time of acquisition shall not cause any of the Specified Events to occur; (iii) the acquisition (other than pursuant to any Permitted Acquisition or Permitted Acquisitions) by the Water Street Entities (which acquisition, in the case of persons other than natural persons, is made in the ordinary course of business) of an aggregate of more than 10% of the outstanding shares of Common Stock at the time of acquisition shall not cause any of the Specified Events to occur, provided that, within ten business days after the Corporation notifies Water Street of such ownership, the Water Street Entities sell or otherwise transfer or dispose of Common Stock, so that, after giving effect to those transactions, the number of shares of Common Stock beneficially owned by the Water Street Entities that were acquired other than pursuant to any Permitted Acquisition or Permitted Acquisitions is not greater than an aggregate of 10% of the then outstanding shares of Common Stock; and (iv) any percentage increase in any Water Street Entity's beneficial ownership of outstanding shares of Common Stock that results from the acquisition of shares of Common Stock by the Corporation or its Subsidiaries shall not cause any Specified Event to occur.

    Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any Common Stock certificate also will constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire on May 6, 2003 (the "Final Expiration Date"), unless earlier redeemed by the Corporation as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Corporation, including, without limitation, the right to vote or to receive dividends.

    In the event that, at any time after the first public announcement that an Acquiring Person or an Adverse Person has become such, the Corporation is involved in a merger or other business combination where the Corporation is not the surviving corporation or where Common Stock is changed or exchanged or in a transaction where 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than such Acquiring Person or Adverse Person) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right.

    In the event that the Corporation is the surviving corporation in a merger or other business combination involving an Acquiring Person or an Adverse Person and the Common Stock remains outstanding and unchanged or in the event that an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision will be made so that each holder of a Right, other than Rights that are or were beneficially owned (as defined in the Rights Agreement) by the Acquiring Person or the Adverse Person, as the case may be, on the earliest of the Distribution Date, the date the Acquiring Person acquires 20% or more of the outstanding Common Stock or the date the Adverse Person becomes such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof that number of shares of Common Stock having a market value at the time of such transaction of two times the exercise price of the Right. In addition, under certain circumstances the Board has the option of exchanging all or part of the Rights (excluding void Rights) for Common Stock in the manner described in the Rights Agreement. The Rights Agreement also contains a so-called "flip-in" feature which provides that if any person or group of affiliated or associated persons becomes an Adverse Person, then the provisions of the preceding two sentences shall apply.

    The Rights Agreement also provides that, at any time prior to the public announcement that an Acquiring Person or an Adverse Person has become such, the Board may (i) redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price") or (ii) amend the New Rights Agreement in any respect other than any amendment which would reduce the Redemption Price, shorten the Final Expiration Date or increase the Rights Purchase Price. At any time after the public announcement that an Acquiring Person or Adverse Person has become such, the Corporation may amend the Rights Agreement only in a manner which would not adversely affect the holders of the Rights. Immediately upon the action of the Board electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The Purchase Price payable, and the number of shares of Series C Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Rights Agreement. With certain exceptions, no adjustment in the Rights Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Rights Purchase Price. No fractional shares will be issued (other than fractions which are integral multiples of one hundredth of a share, which may, at the election of the Corporation, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Series C Preferred Stock on the last trading date prior to the date of exercise.

    The Series C Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any outstanding shares of preferred stock of the Corporation. Each share of Series C Preferred Stock will have a minimum preferential quarterly dividend rate of $25 per share, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared on the shares of Common Stock. In the event of liquidation, the holders of the Series C Preferred Stock will receive a minimum preferential liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of Common Stock. Each share of Series C Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation, or other transaction in which shares of Common Stock are exchanged, each share of Series C Preferred Stock will be entitled to receive 100 times the amount and the same type of consideration received per share of Common Stock. The rights of the Series C Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the Series C Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Series C Preferred Stock should approximate the value of one share of Common Stock.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Corporation on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since the Rights may be redeemed by the Corporation at $.01 per Right prior to the public announcement that a person has become an Acquiring Person or an Adverse Person.

    In connection with the settlement of certain litigation at the time of the 1988 Recapitalization, the Corporation agreed, subject to certain conditions, to submit the question of whether to redeem the Rights to a stockholder vote three years after consummation of the 1988 Recapitalization. At the stockholder meeting held on May 8, 1991, the Corporation submitted such question to the stockholders. There were 4,797,682 votes cast in favor of redemption, 30,443,533 votes cast against redemption and 1,863,275 abstentions. The proposal to redeem the Rights accordingly was not adopted.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    The Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Certificate of Incorporation provides that the Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by such law.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                       CERTAIN UNITED STATES FEDERAL TAX
                     CONSEQUENCES FOR NON-U.S. STOCKHOLDERS

    THE FOLLOWING DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY; IT DOES NOT CONSIDER ALL U.S. FEDERAL TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR NON-U.S. STOCKHOLDER IN LIGHT OF SUCH STOCKHOLDER'S PARTICULAR TAX POSITION AND DOES NOT DEAL WITH STATE, LOCAL OR FOREIGN TAX CONSEQUENCES. THIS DISCUSSION IS BASED ON THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS, AND JUDICIAL AND ADMINISTRATIVE INTERPRETATIONS AS OF THE DATE HEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM THE LAWS OF ANY OTHER TAXING JURISDICTION.

GENERAL

    This is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of shares of Common Stock by a person that is a Non-U.S. Stockholder. For purposes of this discussion, a "Non-U.S. Stockholder" means any person other than (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

DIVIDENDS

    In the event that dividends are paid on the Common Stock, any such dividends paid to a Non-U.S. Stockholder will be subject to U.S. federal income tax withholding at a rate of 30% of the amount of the dividend (or such lower rate as may be prescribed by an applicable income tax treaty). However, if the dividend is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Stockholder and the Non-U.S. Stockholder properly files Internal Revenue Service ("IRS") Form 4224 (or other applicable form required by the IRS) with the Corporation or its dividend-paying agent, then the dividend (i) will not be subject to income tax withholding, and (ii) except to the extent that an applicable income tax treaty provides otherwise, will be subject to U.S. federal income tax at the regular graduated rates. In the case of a Non-U.S. Stockholder that is a corporation, such effectively connected dividend income may also be subject to the branch profits tax (which generally is imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits) at a 30% rate (or such lower rate as may be prescribed by an applicable income tax treaty).

    To determine the applicability of an income tax treaty providing for a lower rate of income tax withholding, dividends paid to an address in a foreign country are presumed under current Treasury regulations to be paid to a resident of that country. The Corporation or its dividend-paying agent may generally rely on the Non-U.S. Stockholder's foreign address of record as the basis for allowing the benefit of a reduced treaty rate with respect to the dividends being paid. However, proposed Treasury regulations which have not been finally adopted would require Non-U.S. Stockholders to satisfy certain certification and other requirements to obtain the benefit of any applicable income tax treaty providing for a lower rate of withholding tax on dividends.

    A Non-U.S. Stockholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

    The Corporation is required to report annually to the IRS and to each Non-U.S. Stockholder the amount of dividends paid to, and the income tax withheld with respect to, such stockholder. Such information may also be made available by the IRS to the tax authorities of the country in which the Non-U.S. Stockholder resides.

DISPOSITION OF COMMON STOCK

    Generally, a Non-U.S. Stockholder will not be subject to U.S. federal income tax on any gain recognized upon the disposition of such stockholder's shares of Common Stock unless (i) the Corporation is or has been a "U.S. real property holding corporation" for federal income tax purposes (which the Corporation does not believe that it is or is likely to become) and, since the Common Stock is regularly traded on an established securities market, the Non-U.S. Stockholder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock, (ii) the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Stockholder or, if an income tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Stockholder, (iii) the Non-U.S. Stockholder is an individual who holds the Common Stock as a capital asset, such stockholder is present in the United States for 183 days or more in the taxable year of the disposition and either the Non-U.S. Stockholder has a "tax home" in the United States for U.S. federal income tax purposes or the sale is attributable to an office or other fixed place of business maintained by the Non-U.S. Stockholder in the United States, or (iv) the Non-U.S. Stockholder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

ESTATE TAX

    Shares of Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be includible in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal tax purposes.

U.S. INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

    United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a non-U.S. holder at an address outside the United States.

    The payment of the proceeds from the disposition of Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the holder, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Stockholder or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Stock to or through a non-U.S. office of a broker will generally, except as noted below, not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of Common Stock paid to or through a non-U.S. office of a broker that is (i) a U.S. person, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from all sources for certain periods was effectively connected with a United States trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. Stockholder (unless the broker has actual knowledge to the contrary).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Stockholder will be refunded (or credited against the Non-U.S. Stockholder's United States federal income tax liability, if any), provided that the required information is furnished to the IRS.

    The backup withholding and information reporting rules are currently under review by the Treasury Department and their application to the Common Stock is subject to change.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an agreement among the Corporation, the Selling Stockholder and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Corporation and the Selling Stockholder have agreed to sell to each of the U.S. Underwriters named below (the "U.S. Underwriters"), and each of the U.S. Underwriters, for whom Salomon Brothers Inc, Lazard Freres & Co. and Smith Barney Shearson Inc. are acting as representatives (the "U.S. Representatives"), has severally agreed to purchase from the Corporation and the Selling Stockholder the number of shares of Common Stock set forth opposite its name below:

                                                                                   NUMBER OF
                               U.S. UNDERWRITER                                     SHARES
- -------------------------------------------------------------------------------  -------------
Salomon Brothers Inc...........................................................      1,923,334
Lazard Freres & Co.............................................................      1,923,333
Smith Barney Shearson Inc......................................................      1,923,333
Bear, Stearns & Co. Inc........................................................        145,000
CS First Boston Corporation....................................................        145,000
Alex. Brown & Sons Incorporated................................................        145,000
BT Securities Corporation......................................................        145,000
Dean Witter Reynolds Inc.......................................................        145,000
Dillon, Read & Co. Inc.........................................................        145,000
Donaldson, Lufkin & Jenrette Securities Corporation............................        145,000
A.G. Edwards & Sons, Inc.......................................................        145,000
Kidder, Peabody & Co. Incorporated.............................................        145,000
Lehman Brothers Inc............................................................        145,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.............................        145,000
Montgomery Securities..........................................................        145,000
J.P. Morgan Securities Inc.....................................................        145,000
Morgan Stanley & Co. Incorporated..............................................        145,000
NatWest Securities Limited.....................................................        145,000
Oppenheimer & Co., Inc.........................................................        145,000
Prudential Securities Incorporated.............................................        145,000
S.G. Warburg & Co. Inc.........................................................        145,000
Wertheim Schroder & Co. Incorporated...........................................        145,000
William Blair & Company........................................................         75,000
Dain Bosworth Incorporated.....................................................         75,000
Kemper Securities, Inc.........................................................         75,000
Legg Mason Wood Walker, Incorporated...........................................         75,000
McDonald & Company Securities, Inc.............................................         75,000
Morgan Keegan & Company, Inc...................................................         75,000
Piper Jaffray Inc..............................................................         75,000
Raymond James & Associates, Inc................................................         75,000
The Robinson-Humphrey Company, Inc.............................................         75,000
Sutro & Co. Incorporated.......................................................         75,000
Tucker Anthony Incorporated....................................................         75,000
Wheat First Securities Butcher & Singer Capital Markets........................         75,000
Advest, Inc....................................................................         40,000
Arnhold and S. Bleichroeder, Inc...............................................         40,000
Robert W. Baird & Co. Incorporated.............................................         40,000
Baird, Patrick & Co., Inc......................................................         40,000
George K. Baum & Company.......................................................         40,000
The Chicago Corporation........................................................         40,000
Clearly Gull Reiland & McDevitt Inc............................................         40,000
First Albany Corporation.......................................................         40,000

                                                                                   NUMBER OF
                               U.S. UNDERWRITER                                     SHARES
- -------------------------------------------------------------------------------  -------------
First Equity Corporation of Florida............................................         40,000
First of Michigan Corporation..................................................         40,000
Genesis Merchant Group Securities..............................................         40,000
Hamilton Investments, Inc......................................................         40,000
Janney Montgomery Scott Inc....................................................         40,000
Edward D. Jones & Co...........................................................         40,000
Ladenburg, Thalmann & Co. Inc..................................................         40,000
C.J. Lawrence/Deutsche Bank Securities Corporation.............................         40,000
WR Lazard, Laidlaw & Mead Incorporated.........................................         40,000
Luther, Smith & Small Inc......................................................         40,000
Needham & Company, Inc.........................................................         40,000
The Ohio Company...............................................................         40,000
Parker/Hunter Incorporated.....................................................         40,000
Pennsylvania Merchant Group Ltd................................................         40,000
The Principal/Eppler, Guerin & Turner, Inc.....................................         40,000
Ragen Mackenzie Incorporated...................................................         40,000
Samuel A. Ramirez & Co. Inc....................................................         40,000
Rauscher Pierce Refsnes, Inc...................................................         40,000
Rodman & Renshaw, Inc..........................................................         40,000
Southcoast Capital Corporation.................................................         40,000
Stifel, Nicolaus & Company, Incorporated.......................................         40,000
Wedbush Morgan Securities......................................................         40,000
                                                                                 -------------
  Total........................................................................     10,625,000
                                                                                 -------------
                                                                                 -------------


    In the U.S. Underwriting Agreement, the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 10,625,000 shares of Common Stock offered hereby in the U.S. Offering (other than the shares of Common Stock covered by the over-allotment options described below) if any such shares are purchased. In the event of a default by any U.S. Underwriter, the U.S. Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting U.S. Underwriters may be increased or the U.S. Underwriting Agreement may be terminated. The Corporation has been advised by the U.S. Representatives that the several U.S. Underwriters propose initially to offer such shares at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price, less a concession not in excess of $0.80 per share. The U.S. Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. After this public offering, the public offering price and such concessions may be changed.



    The Corporation and the Selling Stockholder have entered into an International Underwriting Agreement with the International Underwriters named therein (the "International Underwriters," and together with the U.S. Underwriters, the "Underwriters"), for whom Salomon Brothers International Limited, Lazard Brothers & Co., Limited and Smith Barney Shearson Inc., are acting as representatives (the "International Representatives"), providing for the concurrent offer and sale of 1,875,000 shares of Common Stock outside of the United States and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement or by the International Underwriters pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The initial offering price and underwriting discounts for the U.S. Offering and the International Offering will be identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering.


    Each U.S. Underwriter has severally agreed that, as part of the distribution of the 10,625,000 shares of Common Stock offered by the U.S. Underwriters, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the 1,875,000 shares of Common Stock by the International Underwriters, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the International Offering to any person within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any political subdivision thereof, any estate or trust the income of which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.


    Any offer of the Common Stock in Canada will be made only pursuant to an exemption from the prospectus requirements in any jurisdiction in Canada in which such offer is made.


    The Corporation and the Selling Stockholder have each granted to the U.S. Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 765,000 and 828,750 additional shares of Common Stock, respectively. Additionally, the Corporation and the Selling Stockholder have each granted to the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 135,000 and 146,250 additional shares of Common Stock, respectively. Both such options are exercisable at the price to public set forth on the cover page of this Prospectus, less underwriting discount. The Underwriters may exercise such options only to cover over-allotments, if any, made in connection with the Offering. Either or both options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such options, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.


    Pursuant to the Agreement between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement between U.S. Underwriters and International Underwriters, the number of shares initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount appearing on the cover page of this Prospectus.

    The U.S. and International Underwriting Agreements provide that the Corporation and the Selling Stockholder will indemnify the several U.S. Underwriters and International Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.


    The Corporation has agreed not to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, or exercisable into, shares of Common Stock, except the shares of Common Stock offered in the Offering, for a period of 120 days from the date hereof without the prior written consent of the U.S. Representatives and the International Representatives; provided, however, the Corporation may issue and sell Common Stock (or options exercisable for Common Stock) pursuant to any employee or non-employee director stock option plan or stock ownership plan of the Corporation in effect on the date hereof and the Corporation may issue Common Stock or any securities convertible into, or exchangeable for, or exercisable into shares of Common Stock pursuant to the terms of any securities outstanding on the date hereof or other obligations binding upon the Corporation and in effect on the date hereof.

    The Selling Stockholder has agreed not to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, or exercisable into, shares of Common Stock, for a period of 120 days from the date hereof, without the prior written consent of the U.S. Representatives and the International Representatives, except for the shares of Common Stock offered in the Offering and except that at any time after 90 days after the date hereof, Water Street may distribute any such shares and securities to the partners in Water Street. In the event of any such distribution by Water Street, the partners (other than Goldman, Sachs & Co.) would not be subject to the restriction on selling shares of Common Stock during the remainder of the 120-day period. The partners in Water Street shall not request a demand registration of such shares or securities for a period of 120 days from the date hereof without the prior written consent of the U.S. Representatives and the International Representatives. See "Certain Relationships and Related Transactions -- Agreement with Water Street Entities."

    From April 1991 to May 1993, Salomon Brothers Inc ("Salomon") and Lazard Freres & Co.
("Lazard") advised the Corporation in connection with the development and implementation of the Restructuring for which they received customary fees and reimbursement of expenses. Salomon has also provided other financial advisory and investment banking services to the Corporation from time to time including, during the past two years, with respect to the divestiture of DAP and certain business strategy issues for which it received customary fees and reimbursement of expenses. In addition, Smith Barney Shearson Inc. acted as financial advisor to certain holders of the Company's subordinated debt in connection with the Restructuring and received customary fees and reimbursement of expenses.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Corporation by Kirkland & Ellis, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Wachtell, Lipton, Rosen & Katz, New York, New York.

                                    EXPERTS

    The financial statements and schedules included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which (1) for the Restructured Company, includes an explanatory paragraph with respect to the
asbestos   litigation  as  discussed  in   Notes  to  the  Financial  Statements
- --"Litigation"  note;  and  (2)  for   the  Predecessor  Company,  includes   an
explanatory paragraph with respect to the asbestos litigation as discussed in Notes to the Financial Statements -- "Litigation" note and an explanatory paragraph with respect to the changes in the methods of accounting for post retirement benefits other than pensions and accounting for income taxes as discussed in Notes to Financial Statements -- "Cumulative Effect of Changes in Accounting Principles" note.

                             ADDITIONAL INFORMATION

    The Corporation has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-1 (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Such additional information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the public reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The  Corporation  is  subject  to  the  informational  requirements  of  the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information with respect to the Corporation are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

                                USG CORPORATION
                            ------------------------

                         INDEX TO FINANCIAL STATEMENTS

    On May 6, 1993, the Corporation completed the Restructuring through implementation of the Prepackaged Plan as described elsewhere in this Prospectus. See "Prospectus Summary" and "The Restructuring." The consolidated financial statements, notes to financial statements and supplementary financial data for the period of May 7 through December 31, 1993, presented on pages F-1 through F-36, report the financial results for the restructured USG Corporation. As a result of the Restructuring and implementation of fresh start accounting, these restructured company financial results are not comparable to results reported in the periods prior to May 7, 1993 for the predecessor USG Corporation which are presented separately on pages F-37 through F-80. Because the Restructuring was implemented on May 6, 1993, the Restructuring transaction and accounting adjustments associated with the implementation of fresh start accounting are reflected in the results of the predecessor company. All historical financial information presented on pages F-1 through F-82 should be read in conjunction with the information included in this Prospectus under "Capitalization," "Pro Forma Condensed Consolidated Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                     PAGE
                                                                                                   ---------
RESTRUCTURED COMPANY:
  Consolidated Statement of Earnings -- May 7 through December 31, 1993..........................        F-1
  Consolidated Balance Sheet -- as of December 31, 1993..........................................        F-2
  Consolidated Statement of Cash Flows -- May 7 through December 31, 1993........................        F-3
  Notes to Financial Statements..................................................................        F-4
  Report of Independent Public Accountants.......................................................       F-29
  Schedule  V -- Property, Plant and Equipment...................................................       F-30
  Schedule  VI -- Accumulated Depreciation and Depletion of Property, Plant and Equipment........       F-31
  Schedule VIII -- Valuation and Qualifying Accounts.............................................       F-32
  Schedule  IX -- Short-Term Borrowings..........................................................       F-33
  Schedule  X -- Supplemental Statement of Earnings Information..................................       F-34
  Supplemental Note on Financial Information for United States Gypsum Company....................       F-35
  Report of Independent Public Accountants with Respect to Supplemental Note and Financial
   Statement Schedules...........................................................................       F-36
PREDECESSOR COMPANY:
  Consolidated Statement of Earnings -- January 1 through May 6, 1993 and the years ended
   December 31, 1992 and 1991....................................................................       F-37
  Consolidated Balance Sheet -- as of May 6, 1993 and December 31, 1992..........................       F-38
  Consolidated Statement of Cash Flows -- January 1 through May 6, 1993 and the years ended
   December 31, 1992 and 1991....................................................................       F-39
  Notes to Financial Statements..................................................................       F-40
  Report of Independent Public Accountants.......................................................       F-73
  Schedule  V -- Property, Plant and Equipment...................................................       F-74
  Schedule  VI -- Accumulated Depreciation and Depletion of Property, Plant and Equipment........       F-75
  Schedule VIII -- Valuation and Qualifying Accounts.............................................       F-76
  Schedule  IX -- Short-Term Borrowings..........................................................       F-77
  Schedule  X -- Supplemental Statement of Earnings Information..................................       F-78
  Supplemental Note on Financial Information for United States Gypsum Company                           F-79
  Report of Independent Public Accountants with Respect to Supplemental Note and Financial
   Statement Schedules...........................................................................       F-80
SELECTED QUARTERLY FINANCIAL DATA................................................................       F-81
COMPARATIVE FIVE-YEAR SUMMARY....................................................................       F-82

    All other schedules have been omitted because they are not applicable, are not required, or the information is included in the financial statements or notes thereto.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                                                                                        MAY 7
                                                                                                       THROUGH
                                                                                                     DECEMBER 31,
                                                                                                         1993
                                                                                                    --------------
Net Sales.........................................................................................    $    1,325
Cost of products sold.............................................................................         1,062
                                                                                                         -------
Gross Profit......................................................................................           263
Selling and administrative expenses...............................................................           149
Amortization of Excess Reorganization Value.......................................................           113
                                                                                                         -------
Operating Profit..................................................................................             1
Interest expense..................................................................................            92
Interest income...................................................................................            (4)
Other income, net.................................................................................            (8)
                                                                                                         -------
Loss Before Taxes on Income and Extraordinary Loss................................................           (79)
Taxes on income...................................................................................            29
                                                                                                         -------
Loss Before Extraordinary Loss....................................................................          (108)
Extraordinary loss, net of taxes..................................................................           (21)
                                                                                                         -------
Net Loss..........................................................................................          (129)
                                                                                                         -------
                                                                                                         -------
Loss Per Common Share:
  Before extraordinary loss.......................................................................  $      (2.90  )
  Extraordinary loss..............................................................................         (0.56  )
                                                                                                         -------
Net Loss Per Common Share.........................................................................         (3.46  )
                                                                                                         -------
                                                                                                         -------

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-4 THROUGH F-27 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION

                             (RESTRUCTURED COMPANY)
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                                                                        AS OF
                                                                                                     DECEMBER 31,
                                                                                                         1993
                                                                                                    --------------
Current Assets:
Cash and cash equivalents (primarily time deposits)...............................................    $      211
Receivables (net of reserves of $13)..............................................................           264
Inventories.......................................................................................           145
                                                                                                         -------
    Total current assets..........................................................................           620
                                                                                                         -------
Property, Plant and Equipment, Net................................................................           754
Excess Reorganization Value (net of accumulated amortization of $113).............................           735
Other Assets......................................................................................            54
                                                                                                         -------
    Total assets..................................................................................         2,163
                                                                                                         -------
                                                                                                         -------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable..................................................................................    $      104
Accrued expenses..................................................................................           208
Notes payable.....................................................................................             2
Long-term debt maturing within one year...........................................................           165
Taxes on income...................................................................................            20
                                                                                                         -------
    Total current liabilities.....................................................................           499
                                                                                                         -------
Long-Term Debt....................................................................................         1,309
Deferred Income Taxes.............................................................................           180
Other Liabilities.................................................................................           309
Stockholders' Equity/(Deficit):
Preferred stock -- $1 par value; authorized 36,000,000 shares;
                 $1.80 convertible preferred stock (initial series);
                 outstanding -- none..............................................................            --
Common stock -- $0.10 par value; authorized 200,000,000 shares;
                 outstanding 37,158,085 (after deducting
                 27,876 shares held in treasury)..................................................             4
Capital received in excess of par value...........................................................            --
Deferred currency translation.....................................................................            (9)
Reinvested earnings/(deficit).....................................................................          (129)
                                                                                                         -------
    Total stockholders' equity/(deficit)..........................................................          (134)
                                                                                                         -------
    Total liabilities and stockholders' equity....................................................         2,163
                                                                                                         -------
                                                                                                         -------

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-4 THROUGH F-27 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                                         MAY 7
                                                                                                        THROUGH
                                                                                                     DECEMBER 31,
                                                                                                         1993
                                                                                                    ---------------
Cash Flows from Operating Activities:
Net loss..........................................................................................     $    (129)
Adjustments to reconcile net loss to net cash:
  Amortization of Excess Reorganization Value.....................................................           113
  Extraordinary loss..............................................................................            21
  Depreciation, depletion and amortization........................................................            44
  Postretirement expense..........................................................................             7
  Deferred income taxes...........................................................................            22
  Net gain on asset dispositions..................................................................            (9)
Decrease in working capital:
  Receivables.....................................................................................            51
  Inventories.....................................................................................             4
  Payables........................................................................................            14
  Accrued expenses................................................................................            37
Decrease in other assets..........................................................................             7
Increase in other liabilities.....................................................................             5
Other, net........................................................................................            (4)
                                                                                                          ------
    Net cash flows from operating activities......................................................           183
                                                                                                          ------
Cash Flows from Investing Activities:
Capital expenditures..............................................................................           (29)
Net proceeds from asset dispositions..............................................................            29
                                                                                                          ------
  Net cash flows from investing activities........................................................            --
                                                                                                          ------
Cash Flows from Financing Activities:
Issuance of debt..................................................................................            36
Repayment of debt.................................................................................           (57)
                                                                                                          ------
    Net cash flows to financing activities........................................................           (21)
                                                                                                          ------
Net Increase in Cash and Cash Equivalents.........................................................           162
                                                                                                          ------
Cash and cash equivalents as of beginning of period...............................................            49
                                                                                                          ------
Cash and cash equivalents as of end of period.....................................................           211
                                                                                                          ------
                                                                                                          ------
Supplemental Cash Flow Disclosures:
Interest paid                                                                                          $      73
Income taxes paid.................................................................................             5
                                                                                                          ------
                                                                                                          ------

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-4 THROUGH F-27 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                         NOTES TO FINANCIAL STATEMENTS
  (TERMS IN INITIAL CAPITAL LETTERS ARE DEFINED ELSEWHERE IN THIS PROSPECTUS)

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions. Revenue is recognized upon the shipment of products. Net currency translation gains or losses on foreign subsidiaries are included in deferred currency translation, a component of stockholders' equity.

    Excess Reorganization Value, which was recorded as a result of the implementation of fresh start accounting, is being amortized through April 1998. The Corporation continues to evaluate whether events and circumstances have occurred that indicate the remaining estimated useful life of Excess Reorganization Value may warrant revision or that the remaining balances may not be recoverable. The Corporation uses an estimate of its undiscounted cash flows over the remaining life of the Excess Reorganization Value in measuring whether the asset is recoverable. See "Financial Restructuring" note below for more information on the implementation of fresh start accounting.

    For purposes of the Consolidated Balance Sheet and Consolidated Statement of Cash Flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

FINANCIAL RESTRUCTURING

    On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization under federal bankruptcy laws (the "Prepackaged Plan") which was confirmed on April 23, 1993 by the Bankruptcy Court. In the Restructuring, the Corporation (i) converted approximately $1.4 billion of subordinated debt and accrued interest into Common Stock and warrants to purchase Common Stock, (ii) converted approximately $340 million of its bank obligations into 10 1/4% Senior Notes due 2002 ("Senior 2002 Notes") and (iii) extended the maturities of its remaining Bank Debt and certain public debt. Upon consummation of the Restructuring, all previously existing defaults upon senior securities were waived or cured. None of the subsidiaries of the Corporation were part of this proceeding and there was no impact on trade creditors of the Corporation's subsidiaries. The Corporation accounted for the Restructuring using the principles of fresh start accounting as required by AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"). Pursuant to such principles, individual assets and liabilities were adjusted to fair market value as of May 6, 1993. See "Predecessor Company -- Notes to Financial Statements -- Financial Restructuring and Fresh Start Accounting" notes for information on the terms and implementation of the Prepackaged Plan and fresh start accounting.

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

    The following unaudited Pro Forma Condensed Consolidated Statement of Earnings for the year ended December 31, 1993 has been prepared giving effect to the consummation of the Restructuring, including the implementation of fresh start accounting, as if the consummation had occurred on January 1, 1993. Due to the Restructuring and implementation of fresh start accounting, financial statements effective May 7, 1993 for the restructured company are not comparable to financial statements prior to that date for the predecessor company. However, for presentation of this statement, total results for 1993 are shown under the caption "Total Before Adjustments." The adjustments set forth under the caption "Pro Forma Adjustments" reflect the implementation of the Prepackaged Plan and the adoption of fresh start accounting as if they had occurred on January 1, 1993.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                USG CORPORATION
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1993
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                              TOTAL
                                                                             BEFORE        PRO FORMA
                                                                           ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                                                          -------------  -------------  -----------
Net sales...............................................................    $   1,916      $             $   1,916
Cost of products sold...................................................        1,544                        1,544
                                                                          -------------       ------    -----------
Gross profit............................................................          372                          372
Selling and administrative expense......................................          220                          220
Amortization of Excess Reorganization Value.............................          113             57(a)        170
                                                                          -------------       ------    -----------
Operating profit/(loss).................................................           39            (57)          (18)
Interest expense........................................................          178            (42)(b)        136
Interest income.........................................................           (6)                          (6)
Other (income)/expense, net.............................................           (2)            (1)(c)         (3)
Reorganization items....................................................         (709)           709(d)         --
                                                                          -------------       ------    -----------
Earnings/(loss) before taxes on income, extraordinary gain and changes
 in accounting principles...............................................          578           (723)         (145)
Taxes on income.........................................................           46            (16)           30
                                                                          -------------       ------    -----------
Earnings/(loss) before extraordinary gain and changes in accounting
 principles.............................................................          532           (707)         (175)
                                                                          -------------       ------    -----------
                                                                          -------------       ------    -----------

- ------------------------
(a) Reflects amortization of Excess Reorganization Value which would have been recorded during the period of January 1 through May 6, 1993.
(b) Reflects the adjustment to restate interest expense for the period of January 1 through May 6, 1993 to the amount that would have been recorded.
(c) Represents the reversal of first quarter 1993 amortization of historical capitalized financing costs which were written off in connection with the Restructuring.
(d) Represents the reversal of actual reorganization items incurred in connection with the Restructuring and implementation of fresh start accounting. This gain would have been recorded in 1992 had the Restructuring occurred on January 1, 1993.

EXTRAORDINARY LOSS

    In December 1993, the Corporation recorded an extraordinary loss of $21 million, net of related income tax benefit of $11 million, reflecting the write-off of the reorganization discount associated with debt issues expected to be prepaid, redeemed or purchased in 1994 in connection with the Corporation's planned public offering of common stock and issuance of new senior notes. See "Subsequent Event" note for more information on the planned public offering of stock and issuance of new senior notes.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to earnings as incurred and amounted to $10 million in the period of May 7 through December 31, 1993.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

TAXES ON INCOME AND DEFERRED INCOME TAXES

    Loss before taxes on income and extraordinary loss consisted of the following (dollars in millions):

                                                                                               May 7
                                                                                              through
                                                                                           December 31,
                                                                                               1993
                                                                                          ---------------
U.S.....................................................................................     $     (72)
Foreign.................................................................................            (7)
                                                                                                 -----
Total...................................................................................           (79)
                                                                                                 -----
                                                                                                 -----

    Taxes on income consisted of the following (dollars in millions):

                                                                                                May 7
                                                                                               through
                                                                                            December 31,
                                                                                                1993
                                                                                          -----------------
Current:
  U.S. Federal..........................................................................      $      12
  Foreign...............................................................................              5
  State.................................................................................              1
                                                                                                    ---
                                                                                                     18
                                                                                                    ---
Deferred:
  U.S. Federal..........................................................................             11
  Foreign...............................................................................             --
  State.................................................................................             --
                                                                                                    ---
                                                                                                     11
                                                                                                    ---
Total...................................................................................             29
                                                                                                    ---
                                                                                                    ---

    The difference between the statutory U.S. Federal income tax/(benefit) rate and the Corporation's effective income tax rate is summarized as follows:

                                                                                               MAY 7
                                                                                              THROUGH
                                                                                           DECEMBER 31,
                                                                                               1993
                                                                                          ---------------
Statutory U.S. Federal income tax/(benefit) rate........................................         (35.0)%
Excess Reorganization Value amortization................................................          49.6
Foreign tax rate differential...........................................................          11.4
Statutory rate adjustment to historical deferred taxes..................................           4.0
Valuation allowance adjustment..........................................................           3.3
Other, net..............................................................................           3.4
                                                                                               -----
Effective income tax rate...............................................................          36.7
                                                                                               -----
                                                                                               -----

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Temporary differences and carryforwards which give rise to current and long-term deferred tax (assets)/liabilities as of December 31, 1993 were as follows (dollars in millions):

                                                                                               As of
                                                                                           December 31,
                                                                                               1993
                                                                                          ---------------
Property, plant and equipment...........................................................     $     164
Debt discount...........................................................................            19
                                                                                                ------
Deferred tax liabilities................................................................           183
                                                                                                ------
Pension and retiree medical benefits....................................................           (90)
Reserves not deductible until paid......................................................           (61)
Other...................................................................................            (8)
                                                                                                ------
Deferred tax assets before valuation allowance..........................................          (159)
Valuation allowance.....................................................................            90
                                                                                                ------
Deferred tax assets.....................................................................           (69)
                                                                                                ------
Net deferred tax liabilities............................................................           114
                                                                                                ------
                                                                                                ------

    A valuation allowance has been provided for deferred tax assets relating to pension and retiree medical benefits due to the long-term nature of their realization. Because of the uncertainty regarding the application of the Internal Revenue Code (the "Code") to the Corporation's NOL Carryforwards as a result of the Prepackaged Plan, no deferred tax asset is recorded. Under fresh start accounting rules, any benefit realized from utilizing predecessor company NOL Carryforwards will not impact net earnings.

    The Corporation has NOL Carryforwards of $90 million remaining from 1992 after using approximately $23 million to offset U.S. taxable income in 1993 and a reduction due to cancellation of indebtedness from the Prepackaged Plan. These NOL Carryforwards may be used to offset U.S. taxable income through 2007. The Code will limit the Corporation's annual use of its NOL Carryforwards to the lesser of its taxable income or approximately $30 million plus any unused limit from prior years. Furthermore, due to the uncertainty regarding the application of the Code to the exchange of stock for debt, the Corporation's NOL Carryforwards could be further reduced or eliminated. The Corporation has a $4 million minimum tax credit which may be used to offset U.S. regular tax liability in future years.

    The Corporation does not provide for U.S. Federal income taxes on the portion of undistributed earnings of foreign subsidiaries which are intended to be permanently reinvested. The cumulative amount of such undistributed earnings totaled approximately $79 million as of December 31, 1993. Any future repatriation of undistributed earnings would not, in the opinion of management, result in significant additional taxes.

INVENTORIES

    In accordance with the implementation of fresh start accounting, inventories were stated at fair market value as of May 6, 1993. Most of the Corporation's domestic inventories are valued under the last-in, first-out ("LIFO") method. As of December 31, 1993, the LIFO values of these inventories were $103 million and would have been the same if they were valued under the first-in, first-out ("FIFO") and

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
average production cost methods. The remaining inventories are stated at the lower of cost or market, under the FIFO or average production cost methods. Inventories include material, labor and applicable factory overhead costs. Inventory classifications were as follows (dollars in millions):

                                                                                               As of
                                                                                           December 31,
                                                                                               1993
                                                                                          ---------------
Finished goods and work-in-process......................................................     $      84
Raw materials...........................................................................            53
Supplies................................................................................             8
                                                                                                 -----
Total...................................................................................           145
                                                                                                 -----
                                                                                                 -----

    The LIFO value of U.S. domestic inventories under fresh start accounting exceeded that computed for U.S. Federal income tax purposes by $25 million as of December 31, 1993.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment were stated at fair market value as of May 6, 1993 in accordance with fresh start accounting. Provisions for depreciation are determined principally on a straight-line basis over the expected average useful lives of composite asset groups. Depletion is computed on a basis calculated to spread the cost of gypsum and other applicable resources over the estimated quantities of material recoverable. Interest during construction is capitalized on major property additions. Property, plant and equipment classifications were as follows (dollars in millions):

                                                                                               As of
                                                                                           December 31,
                                                                                               1993
                                                                                          ---------------
Land and mineral deposits...............................................................     $      61
Buildings and realty improvements.......................................................           233
Machinery and equipment.................................................................           496
                                                                                                 -----
                                                                                                   790
Reserves for depreciation and depletion.................................................           (36)
                                                                                                 -----
Total...................................................................................           754
                                                                                                 -----
                                                                                                 -----

LEASES

    The Corporation leases certain of its offices, buildings, machinery and equipment, and autos under noncancellable operating leases. These leases have various terms and renewal options. Lease expense amounted to $22 million in the period of May 7 through December 31, 1993. Future minimum lease payments, by year and in the aggregate, under operating leases with initial or remaining noncancellable terms in excess of one year as of December 31, 1993 were as follows (dollars in millions):

                                                                                                Minimum
                                                                                                 Lease
                                                                                               Payments
                                                                                              -----------
1994........................................................................................   $      24
1995........................................................................................          21
1996........................................................................................          16
1997........................................................................................          12
1998........................................................................................          11
Thereafter..................................................................................          35
                                                                                                   -----
Aggregate minimum payments..................................................................         119
                                                                                                   -----
                                                                                                   -----

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INDEBTEDNESS

    Total debt, including currently maturing debt, consisted of the following (dollars in millions):

                                                                                              As of
                                                                                           December 31,
                                                                                               1993
                                                                                          --------------
SECURED DEBT:
Bank Term Loan, installments due 1997 through 2000......................................    $      448
Senior notes and debentures:
  8% Senior Notes due 1995..............................................................            75
  8% Senior Notes due 1996..............................................................            90
  8% Senior Notes due 1997..............................................................           100
  9% Senior Notes due 1998..............................................................            35
  10 1/4% Senior Notes due 2002.........................................................           478
  7 7/8% Sinking Fund Debentures due 2004...............................................            36
  8 3/4% Sinking Fund Debentures due 2017...............................................           200
Other secured debt, average interest rate 8.0%, varying payments through 1999...........            31
UNSECURED DEBT:
Industrial revenue bonds, 5.9% ranging to 8.0%, due through 2014........................            38
                                                                                               -------
Total principal amount of debt..........................................................         1,531
Less unamortized reorganization discount................................................           (55)
                                                                                               -------
Total carrying amount of debt...........................................................         1,476
                                                                                               -------
                                                                                               -------

    As of December 31, 1993, the Corporation and its subsidiaries had $1,531 million total principal amount of debt (before unamortized reorganization discount) on a consolidated basis. Of such total debt, $105 million represented direct borrowings by the subsidiaries, including $38 million of industrial revenue bonds, $36 million of 7 7/8% sinking fund debentures issued by U.S.
Gypsum in 1974 and subsequently assumed by the Corporation on a joint and several basis in 1985, $27 million of debt (primarily project financing) incurred by the Corporation's foreign subsidiaries other than CGC, $2 million of working capital borrowings by CGC, and $2 million of other long-term borrowings by CGC.

    The Credit Agreement includes a cash sweep mechanism under which excess cash as of the end of any year, calculated in accordance with the Credit Agreement, must be used to pay debt within the following year. As of December 31, 1993, such excess cash amounted to $158 million. Accordingly, $158 million of long-term debt was reclassified to currently maturing long-term debt.

    On August 10, 1993, the Corporation issued $138 million of Senior 2002 Notes in exchange for $92 million of Bank Term Loans due 1994 through 1996 and $46 million of Capitalized Interest Notes due 2000. The Corporation did not receive any cash proceeds from the issuance of these securities. In connection with this transaction, the Credit Agreement was modified, providing for the following changes: (i) scheduled Bank Term Loan amortization payments of $95 million due in 1994, 1995 and 1996 were eliminated ($3 million was added to the final maturity of the Bank Term Loan due in 2000); (ii) USG Interiors paid $9 million of Capitalized Interest Notes due in 1998; and (iii) the cash sweep mechanism was modified to permit the use of up to $165 million of cash, otherwise subject to mandatory Bank Term Loan prepayments in 1994, 1995 and 1996, for payment or purchase of senior debt with maturities prior to January 1, 1999, or for the prepayment of Bank Term Loans, at the discretion of the Corporation.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The Bank Term Loan and most other senior debt are secured by a pledge of all of the shares of the Corporation's major domestic subsidiaries and 65% of the shares of certain of its foreign subsidiaries, including CGC, pursuant to a collateral trust arrangement controlled primarily by holders of the Bank Term Loan. The rights of the Corporation and its creditors to the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with enforceable claims against such subsidiary. The average rate of interest on the Bank Term Loan was 5.3% in the period of May 7 through December 31, 1993.

    The "Other Secured Debt" category shown in the table above primarily includes short-term and long-term borrowings from several foreign banks by USG International used principally to finance construction of the Aubange, Belgium ceiling tile plant. This debt is secured by a lien on the assets of the Aubange plant and has restrictive covenants that restrict, among other things, the payment of dividends. Foreign borrowings made by the Corporation's international operations are generally allowed, within certain limits, under provisions of the Credit Agreement.

    In general, the Credit Agreement restricts, among other things, the incurrence of additional indebtedness, mergers, asset dispositions, investments, prepayment of other debt, dealings with affiliates, capital expenditures, payment of dividends and lease commitments. The Credit Agreement, as amended in accordance with the Prepackaged Plan, also requires the Corporation, beginning January 1, 1995, to satisfy certain financial covenants.

    The fair market value of debt as of December 31, 1993 was $1,481 million, based on indicative bond prices as of that date, excluding other secured debt, primarily representing financing for construction of the Aubange plant, which was not practicable to estimate.

    Aggregate, presently scheduled maturities of long-term debt, after the assumed effect of prepayments pursuant to the aforementioned cash sweep mechanism and excluding other amounts classified as current liabilities, are $9 million, $20 million, $148 million and $153 million in the years 1995 through 1998, respectively.

PENSION PLANS

    The Corporation and most of its subsidiaries have defined benefit retirement plans for all eligible employees. Benefits of the plans are generally based on years of service and employees' compensation during the last years of employment. The Corporation's contributions are made in accordance with independent actuarial reports which, for most plans, required minimal funding in the period of May 7 through December 31, 1993. Net pension expense included the following components (dollars in millions):

                                                                                                May 7
                                                                                               through
                                                                                            December 31,
                                                                                                1993
                                                                                          -----------------
Service cost-benefits earned during the period..........................................      $       7
Interest cost on projected benefit obligation...........................................             21
Actual return on plan assets............................................................            (37)
Net amortization/(deferral).............................................................             16
                                                                                                    ---
Net pension expense.....................................................................              7
                                                                                                    ---
                                                                                                    ---

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The pension plan assets, which consist primarily of publicly traded common stocks and debt securities, had an estimated fair market value that was lower than the projected benefit obligation as of December 31, 1993. The following table presents a reconciliation of the total assets of the pension plans to the projected benefit obligation (dollars in millions):

                                                                                               As of
                                                                                           December 31,
                                                                                               1993
                                                                                          ---------------
Amount of assets available for benefits:
  Funded assets of the plans at fair market value.......................................     $     400
  Accrued pension expense...............................................................            25
                                                                                                 -----
Total assets of the plans...............................................................           425
                                                                                                 -----
Present value of estimated pension obligation:
  Vested benefits.......................................................................           329
  Nonvested benefits....................................................................            27
                                                                                                 -----
Accumulated benefit obligation..........................................................           356
Additional benefits based on projected future salary increases..........................            85
                                                                                                 -----
Projected benefit obligation............................................................           441
                                                                                                 -----
Projected benefit obligation in excess of assets........................................           (16)
                                                                                                 -----
                                                                                                 -----

    The projected benefit obligation in excess of assets consisted of an unrecognized net loss due to changes in assumptions and differences between actual and estimated experience.

    The expected long-term rate of return on plan assets was 9% for the period of May 7 through December 31, 1993. The assumed weighted average discount rate used in determining the accumulated benefit obligation was 7% and the rate of increases in projected future compensation levels was 5%.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

POSTRETIREMENT BENEFITS

    The Corporation maintains plans that provide retiree health care and life insurance benefits for all eligible employees. Employees generally become eligible for the retiree benefit plans when they meet minimum retirement age and service requirements. The cost of providing most of these benefits is shared with retirees.

    The following table summarizes the components of net periodic postretirement benefit cost for the period of May 7 through December 31, 1993 (dollars in millions):

                                                                                                   MAY 7
                                                                                                  THROUGH
                                                                                               DECEMBER 31,
                                                                                                   1993
                                                                                              ---------------
Service cost of benefits earned.............................................................     $       4
Interest on accumulated postretirement benefit obligation...................................             9
                                                                                                    ------
Net periodic postretirement benefit cost....................................................            13
                                                                                                    ------
                                                                                                    ------

    The status of the Corporation's accrued postretirement benefit cost as of December 31, 1993 was as follows (dollars in millions):

                                                                                                   AS OF
                                                                                               DECEMBER 31,
                                                                                                   1993
                                                                                              ---------------
Accumulated postretirement benefit obligation:
  Retirees..................................................................................     $     123
  Fully eligible active participants........................................................            14
  Other active participants.................................................................            66
                                                                                                    ------
                                                                                                       203
Unrecognized net loss.......................................................................            (2)
                                                                                                    ------
Accrued postretirement benefit cost liability recognized on the Consolidated Balance
 Sheet......................................................................................           201
                                                                                                    ------
                                                                                                    ------

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% as of December 31, 1993 with a gradually declining rate to 5% by the year 2000 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of December 31, 1993 by $22 million and increase the net periodic postretirement benefit cost for the period of May 7 through December 31, 1993 by $2 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 7%.

COMMITMENTS AND CONTINGENCIES

    The Corporation employs a variety of off-balance sheet financial instruments to reduce its exposure to fluctuations in interest rates, foreign currency exchange rates and energy costs. These instruments consists primarily of interest rate caps and swaps, foreign currency forward exchange contracts and energy price swaps and option agreements. The Corporation designates interest rate swaps as hedges of LIBOR-based bank debt, and accrues as interest expense the differential to be paid or received under the agreements as rates change over the life of the contracts. Gains and losses arising from foreign currency forward contracts offset gains and losses resulting from the underlying hedged transactions. Upon settlement of energy price contracts, the resulting gain or loss is included in related manufacturing

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
cost. The Corporation continually monitors its positions with, and the credit quality of, the financial institutions which are counterparties to its off-balance sheet financial instruments and does not anticipate non-performance by the counterparties.

    As of December 31, 1993, the Corporation had approximately $500 million (notional amount) of interest rate contracts outstanding, extending up to three years, and approximately $50 million (combined notional amount) of foreign currency and energy price contracts outstanding, extending one year or less. The difference in the value of all of the aforementioned contracts and the December 31, 1993 market value was not material.

MANAGEMENT PERFORMANCE PLAN

    On May 6, 1993, all outstanding stock options were cancelled without consideration and certain shares of restricted and deferred stock were cashed-out pursuant to "change in control" provisions contained in the Management Performance Plan (the "Performance Plan"). As of December 31, 1993, restricted stock and awards for deferred stock yet to be issued (totaling 25,259 shares) remained outstanding as a consequence of certain waivers of the change in control event by senior members of management.

    As permitted by the Prepackaged Plan, 2,788,350 common shares were reserved for future issuance in conjunction with stock options, all of which remained in reserve as of December 31,1993. Options for 1,673,000 common shares were granted on June 1, 1993, leaving an additional 1,115,350 common shares available for future grants. The options granted on June 1, 1993 become exercisable in the years 1994 through 1996 at an exercise price of $10.3125 per share.

PREFERRED SHARE PURCHASE RIGHTS

    On June 6, 1988, the Corporation adopted a Preferred Share Purchase Rights Plan and pursuant to its provisions declared, subject to the consummation of the 1988 Recapitalization, a distribution of one right (the "Rights") upon each new share of common stock issued in the 1988 Recapitalization. The 1988 Recapitalization became effective July 13, 1988 and the distribution occurred immediately thereafter. The Rights contain provisions which are intended to protect stockholders in the event of an unsolicited attempt to acquire the Corporation.

    The Preferred Share Purchase Rights Plan was terminated in connection with implementation of the Prepackaged Plan. On May 6, 1993, the Rights Agreement was adopted with provisions substantially similar to the old rights except that: (i) the purchase price of the Rights was reset; (ii) the expiration of the Rights was extended; (iii) a so-called "flip-in" feature and exchange feature were added; (iv) certain exemptions were added permitting certain acquisitions and the continued holding of common shares by Water Street and its affiliates in excess of the otherwise specified thresholds; (v) the redemption price was reduced; and (vi) the amendment provision was liberalized.

    Under the terms of the Rights Agreement and subject to certain exceptions for Water Street and its affiliates, generally the Rights become exercisable (i) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than the Corporation, any employee benefit plan of the Corporation, any entity holding Common Stock for or pursuant to the terms of any such plan, has beneficial ownership (as defined in the Rights Agreement) of 20% or more of the then outstanding Common Stock, (ii) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Adverse Person") has beneficial ownership of 10% or more of the then outstanding Common Stock, the acquisition of which has been determined by the Board to present an actual threat of an acquisition of the Corporation that would not be in the best interest of the Corporation's stockholders or (iii) 10 days following the date of commencement of, or public announcement of, a tender offer or exchange offer for 30% or more of the

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Common Stock. When exercisable, each of the Rights entitles the registered holder to purchase one-hundredth of a share of a junior participating preferred stock, series C, $1.00 par value per share, at a price of $35.00 per one-hundredth of a preferred share, subject to adjustment.

    In the event that the Corporation is the surviving corporation in a merger or other business combination involving an Acquiring Person or an Adverse Person and the Common Stock remains outstanding and unchanged or in the event that an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision will be made so that each holder of a Right, other than Rights that are or were beneficially owned (as defined in the Rights Agreement) by the Acquiring Person or the Adverse Person, as the case may be, on the earliest of the Distribution Date, the date the Acquiring Person acquires 20% or more of the outstanding Common Stock or the date the Adverse Person becomes such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof that number of shares of Common Stock having a market value at the time of such transaction of two times the exercise price of the Right. In addition, under certain circumstances the Board has the option of exchanging all or part of the Rights (excluding void Rights) for Common Stock in the manner described in the Rights Agreement. The Rights Agreement also contains a so-called "flip-in" feature which provides that if any person or group of affiliated or associated persons becomes an Adverse Person, then the provisions of the preceding two sentences shall apply.

WARRANTS

    On May 6, 1993, a total of 2,602,566 warrants, each to purchase a share of common stock at an exercise price of $16.14 per share (the "Warrants"), were issued to holders of the Old Junior Subordinated Debentures in addition to the shares of common stock issued to such holders, all as provided by the Prepackaged Plan. Upon issuance, each of the Warrants entitled the holder to purchase one share of common stock at a purchase price of $16.14 per share, subject to adjustment under certain events.

    The Warrants are exercisable, subject to applicable securities laws, at any time prior to May 6, 1998. Each share of common stock issued upon exercise of a Warrant prior to the Distribution Date (as defined in the Rights Agreement) and prior to the redemption or expiration of the Rights will be accompanied by an attached Right issued under the terms and subject to the conditions of the Rights Agreement as it may then be in effect. As of December 31, 1993, 2,601,619 Warrants were outstanding.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

STOCKHOLDERS' EQUITY

    Changes in stockholders' equity are summarized as follows (dollars in millions):

                                                                                                   MAY 7
                                                                                                  THROUGH
                                                                                               DECEMBER 31,
                                                                                                   1993
                                                                                              ---------------
COMMON STOCK:
Beginning Balance...........................................................................     $       4
                                                                                                    ------
Ending Balance..............................................................................             4
                                                                                                    ------
CAPITAL RECEIVED IN EXCESS OF PAR VALUE:
Beginning Balance...........................................................................            --
                                                                                                    ------
Ending Balance..............................................................................            --
                                                                                                    ------
DEFERRED CURRENCY TRANSLATION:
Beginning Balance...........................................................................            --
Change during the period....................................................................            (9)
                                                                                                    ------
Ending Balance..............................................................................            (9)
                                                                                                    ------
REINVESTED EARNINGS/(DEFICIT):
Beginning Balance...........................................................................            --
Net earnings/(loss).........................................................................          (129)
                                                                                                    ------
Ending Balance..............................................................................          (129)
                                                                                                    ------
Total stockholders' equity/(deficit)........................................................          (134)
                                                                                                    ------
                                                                                                    ------

    As of December 31, 1993, there were 27,876 shares of $0.10 par value common stock held in treasury, which were acquired through the forfeiture of restricted stock.

LITIGATION

    One of  the  Corporation's  subsidiaries, U.S.  Gypsum,  is  among  numerous defendants in lawsuits arising out of the manufacture and sale of asbestos-containing building materials. U.S. Gypsum sold certain asbestos-containing products beginning in the 1930's; in most cases the products were discontinued or asbestos was removed from the product formula by 1972, and no asbestos-containing products were sold after 1977. Some of these lawsuits seek to recover compensatory and in many cases punitive damages for costs associated with maintenance or removal and replacement of products containing asbestos (the "Property Damage Cases"). Others of these suits (the "Personal Injury Cases") seek to recover compensatory and in many cases punitive damages for personal injury allegedly resulting from exposure to asbestos and asbestos-containing products. It is anticipated that additional personal injury and property damage cases containing similar allegations will be filed.

    As discussed below, U.S. Gypsum has substantial personal injury and property damage insurance for the years involved in the asbestos litigation. Prior to 1985, when an asbestos exclusion was added to U.S. Gypsum's policies, U.S. Gypsum purchased comprehensive general liability insurance policies covering personal injury and property damage in an aggregate face amount of approximately $850 million. Insurers that issued approximately $106 million of these policies are presently insolvent. After deducting insolvencies and exhaustion of policies, approximately $625 million of insurance remains potentially available. Because U.S. Gypsum's insurance carriers initially responded to its claims for defense and indemnification with various theories denying or limiting coverage and the applicability of

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
their policies, U.S. Gypsum filed a declaratory judgment action against them in the Circuit Court of Cook County, Illinois on December 29, 1983. (U.S. GYPSUM CO. V. ADMIRAL INSURANCE CO., ET AL.) (the "Coverage Action"). U.S. Gypsum alleges in the Coverage Action that the carriers are obligated to provide indemnification for settlements and judgments and, in some cases, defense costs incurred by U.S. Gypsum in property damage and personal injury claims in which it is a defendant. The current defendants are ten insurance carriers that provided comprehensive general liability insurance coverage to U.S. Gypsum between the 1940's and 1984. As discussed below, several carriers have settled all or a portion of the claims in the Coverage Action.

    U.S. Gypsum's aggregate expenditures for all asbestos-related matters, including property damage, personal injury, insurance coverage litigation and related expenses, exceeded aggregate insurance payments by $10.9 million in 1991, $25.8 million in 1992, and $8.2 million in 1993.

PROPERTY DAMAGE CASES

    The Property Damage Cases have been brought against U.S. Gypsum by a variety of plaintiffs, including school districts, state and local governments, colleges and universities, hospitals and private property owners. U.S. Gypsum is one of many defendants in four cases that have been certified as class actions and others that request such certification. One class action suit is brought on behalf of owners and operators of all elementary and secondary schools in the United States that contain or contained friable asbestos-containing material. (IN RE ASBESTOS SCHOOL LITIGATION, U.S.D.C., E.D. Pa.) Approximately 1,350 school districts opted out of the class, some of which have filed or may file separate lawsuits or are participants in a state court class action involving approximately 333 school districts in Michigan. (BOARD OF EDUCATION OF THE CITY OF DETROIT, ET AL. V. THE CELOTEX CORP., ET AL., Circuit Court for Wayne County, Mich.) On April 10, 1992, a state court in Philadelphia certified a class consisting of all owners of buildings leased to the federal government. (PRINCE GEORGE CENTER, INC. V. U.S. GYPSUM CO., ET AL., Court of Common Pleas, Philadelphia, Pa.) On September 4, 1992, a Federal district court in South Carolina conditionally certified a class comprised of all colleges and universities in the United States, which certification is presently limited to the resolution of certain allegedly "common" liability issues. (CENTRAL WESLEYAN COLLEGE V. W.R. GRACE & CO., ET AL., U.S.D.C. S.C.). On December 23, 1992, a case was filed in state court in South Carolina purporting to be a "voluntary" class action on behalf of owners of all buildings containing certain types of asbestos-containing products manufactured by the nine named defendants, including U.S. Gypsum, other than buildings owned by the federal or state governments, single family residences, or buildings at issue in the four above-described class actions (ANDERSON COUNTY HOSPITAL V. W.R. GRACE & CO., ET AL., Court of Common Pleas, Hampton Co., S.C. (the "Anderson Case"). On January 14, 1993, the plaintiff filed an amended complaint that added a number of claims and defendants, including USG Corporation. The amended complaint alleges, among other things, that the guarantees executed by U.S. Gypsum in connection with the 1988 Recapitalization, as well as subsequent distributions of cash from U.S. Gypsum to the Corporation, rendered U.S. Gypsum insolvent and constitute a fraudulent conveyance. The suit seeks to set aside the guarantees and recover the value of the cash flow "diverted" from U.S. Gypsum to the Corporation in an amount to be determined. This case has not been certified as a class action and no other threshold issues, including whether the South Carolina Courts have personal jurisdiction over the Corporation, have been decided. The damages claimed against U.S. Gypsum in the class action cases are unspecified. U.S. Gypsum has denied the substantive allegations of each of the Property Damage Cases and intends to defend them vigorously except when advantageous settlements are possible.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    As of December 31, 1993, 61 Property Damage Cases were pending against U.S. Gypsum; however, the number of buildings involved is greater than the number of cases because many of these cases, including the class actions referred to above, involve multiple buildings. In addition, approximately 42 property damage claims have been threatened against U.S. Gypsum.

    In total, U.S. Gypsum has settled property damage claims of approximately 191 plaintiffs involved in approximately 75 cases. Twenty-five cases have been tried to verdict, 16 of which were won by U.S. Gypsum and 6 lost; two other cases, one won at the trial level and one lost, were settled during appeals. Another case that was lost at the trial court level has been reversed on appeal and a new trial ordered. Appeals are pending in 5 of the tried cases. In the cases lost, compensatory damage awards against U.S. Gypsum have totaled $11.5 million. Punitive damages totalling $5.5 million were entered against U.S. Gypsum in four trials. Two of the punitive damage awards, totalling $1.45 million, were paid after appeals were exhausted; a third was settled after the verdict was reversed on appeal. The remaining punitive damage award is on appeal.

    In 1991, 13 new Property Damage Cases were filed against U.S. Gypsum, 11 were dismissed before trial, 8 were settled, 2 were closed following trial or appeal, and 100 were pending at year-end. U.S. Gypsum expended $22.2 million for the defense and resolution of Property Damage Cases and received insurance payments of $13.8 million in 1991. During 1992, 7 new Property Damage Cases were filed against U.S. Gypsum, 10 were dismissed before trial, 18 were settled, 3 were closed following trial or appeal, and 76 were pending at year-end. U.S. Gypsum expended $34.9 million for the defense and resolution of Property Damage Cases and received insurance payments of $10.2 million in 1992. In 1993, 5 new Property Damage Cases were filed against U.S. Gypsum, 7 were dismissed before trial, 11 were settled, 1 was closed following trial or appeal, 2 were consolidated into 1, and 61 were pending at year-end. U.S. Gypsum expended $13.9 million for the defense and resolution of Property Damage Cases and received insurance payments of $7.6 million in 1993.

    In the Property Damage Cases litigated to date, a defendant's liability for compensatory damages, if any, has been limited to damages associated with the presence and quantity of asbestos-containing products manufactured by that defendant which are identified in the buildings at issue, although plaintiffs in some cases have argued that principles of joint and several liability should apply. Because of the unique factors inherent in each of the Property Damage Cases, including the lack of reliable information as to product identification and the amount of damages claimed against U.S. Gypsum in many cases, including the class actions described above, management is unable to make a reasonable estimate of the cost of disposing of pending Property Damage Cases.

PERSONAL INJURY CASES

    U.S. Gypsum was among numerous defendants in asbestos personal injury suits and administrative claims involving approximately 59,000 claimants pending as of December 31, 1993. All asbestos bodily injury claims pending in the federal courts, including approximately one-third of the Personal Injury Cases pending against U.S. Gypsum, have been consolidated in the United States District Court for the Eastern District of Pennsylvania.

    U.S. Gypsum is a member, together with 19 other former producers of asbestos-containing products, of the Center for Claims Resolution (the "Center"). The Center has assumed the handling, including the defense and settlement, of all Personal Injury Cases pending against U.S. Gypsum and the other members of the Center. Each member of the Center is assessed a portion of the liability and defense costs of the Center for the Personal Injury Cases handled by the Center, according to predetermined allocation formulas. Five of U.S. Gypsum's insurance carriers that in 1985 signed an Agreement

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Concerning Asbestos-Related Claims (the "Wellington Agreement") are supporting insurers (the "Supporting Insurers") of the Center. The Supporting Insurers are obligated to provide coverage for the defense and indemnity costs of the Center's members pursuant to the coverage provisions in the Wellington Agreement. Claims for punitive damages are defended but not paid by the Center; if punitive damages are recovered, insurance coverage may be available under the Wellington Agreement depending on the terms of particular policies and applicable state law. Punitive damages have not been awarded against U.S. Gypsum in any of the Personal Injury Cases. Virtually all of U.S. Gypsum's personal injury liability and defense costs are paid by those of its insurance carriers that are Supporting Insurers. The Supporting Insurers provided approximately $350 million of the total coverage referred to above, of which approximately $262 million remains unexhausted.

    On January 15, 1993, U.S. Gypsum and the other members of the Center were named as defendants in a class action filed in the U.S. District Court for the Eastern District of Pennsylvania (GEORGINE ET AL. V. AMCHEM PRODUCTS INC., ET AL., Case No. 93-CV-0215) (hereinafter "Georgine," formerly known as "Carlough"). The complaint generally defines the class of plaintiffs as all persons who have been occupationally exposed to asbestos-containing products manufactured by the defendants and who had not filed an asbestos personal injury suit as of the date of the filing of the class action. Simultaneously with the filing of the class action, the parties filed a settlement agreement in which the named plaintiffs, proposed class counsel, and the defendants agreed to settle and compromise the claims of the proposed class. The settlement, if approved by the court, will implement for all future Personal Injury Cases, except as noted below, an administrative compensation system to replace judicial claims against the defendants, and will provide fair and adequate compensation to future claimants who can demonstrate exposure to asbestos-containing products manufactured by the defendants and the presence of an asbestos-related disease. Class members will be given the opportunity to "opt out," or elect to be excluded from the settlement, although the defendants reserve the right to withdraw from the settlement if the number of opt outs is, in their sole judgment, excessive. In addition, in each year a limited number of claimants will have certain rights to prosecute their claims for compensatory (but not punitive) damages in court in the event they reject the compensation offered by the administrative processing of their claim.

    The Center members, including U.S. Gypsum, have instituted proceedings against those of their insurance carriers that had not consented to support the settlement, seeking a declaratory judgment that the settlement is reasonable and, therefore, that the carriers are obligated to fund their portion of it. Consummation of the settlement is contingent upon, among other things, court approval of the settlement and a favorable ruling in the declaratory judgment proceedings against the non-consenting insurers. It is anticipated that appeals will follow the district court's ruling on the fairness and reasonableness of the settlement.

    Each of the defendants has committed to fund a defined portion of the settlement, up to a stated maximum amount, over the initial ten year period of the agreement (which is automatically extended unless terminated by the defendants). Taking into account the provisions of the settlement agreement concerning the maximum number of claims that must be processed in each year and the total amount to be made available to the claimants, the Center estimates that U.S. Gypsum will be obligated to fund a maximum of approximately $125 million of the class action settlement, exclusive of expenses, with a maximum payment of less than $18 million in any single year; of the total amount of U.S. Gypsum's obligation, all but approximately $7 million is expected to be paid by U.S. Gypsum's insurance carriers.

    During 1991, approximately 13,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 6,300 were settled or dismissed. U.S. Gypsum incurred expenses of $15.1 million in 1991 with respect to Personal Injury Cases of which $15.0 million was paid by insurance. During 1992,

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
approximately 20,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 10,600 were settled or dismissed. U.S. Gypsum incurred expenses of $21.6 million in 1992 with respect to Personal Injury Cases of which $21.5 million was paid by insurance. During 1993, approximately 26,900 Personal Injury Cases were filed against U.S. Gypsum and approximately 22,900 were settled or dismissed. U.S. Gypsum incurred expenses of $34.9 million in 1993 with respect to Personal Injury Cases of which $34.0 million was paid by insurance. As of December 31, 1993, 1992, and 1991, approximately 59,000, 54,000, and 43,000
Personal Injury Cases were outstanding against U.S. Gypsum, respectively.

    U.S. Gypsum's average settlement cost for Personal Injury Cases over the past three years has been approximately $1,600 per claim, exclusive of defense costs. Management anticipates that its average settlement cost is likely to increase due to such factors as the possible insolvency of co-defendants, although this increase may be offset to some extent by other factors, including the possibility for block settlements of large numbers of cases and the apparent increase in the percentage of asbestos personal injury cases that appear to have been brought by individuals with little or no physical impairment. Through the Center, U.S. Gypsum has reached settlements on approximately 26,700 pending Personal Injury Cases for an amount estimated at approximately $32 million. These settlements will be consummated and the cases closed over a three year period. In management's opinion, based primarily upon U.S. Gypsum's experience in the Personal Injury Cases disposed of to date and taking into consideration a number of uncertainties, it is probable that all asbestos-related Personal Injury Cases pending against U.S. Gypsum as of December 31, 1993, can be disposed of for a total amount, including both indemnity costs and legal fees and expenses, estimated to be between $100 million and $120 million (of which all but $2 million or $5 million, respectively, is expected to be paid by insurance). The estimated cost of resolving pending claims takes into account, among other factors, (i) an increase in the number of pending claims; (ii) the settlements of certain large blocks of claims for higher per-case averages than have historically been paid; (iii) the committed but unconsummated settlements described above; and (iv) a small increase in U.S. Gypsum's historical settlement average.

    Assuming that the Georgine class action settlement referred to above is approved substantially in its current form, management estimates, based on assumptions supplied by the Center, U.S. Gypsum's maximum total exposure in Personal Injury Cases during the next ten years (the initial term of the agreement), including liability for pending claims and claims resolved as part of the class action settlement, as well as defense costs and other expenses, at approximately $262 million, of which approximately $250 million is expected to be paid by insurance. U.S. Gypsum's additional exposure for claims filed by persons who have opted out of Georgine would depend on the number of such claims that are filed, which cannot presently be determined.

COVERAGE ACTION

    As indicated above, all of U.S. Gypsum's carriers initially denied coverage for the Property Damage Cases and the Personal Injury Cases, and U.S. Gypsum initiated the Coverage Action to establish its right to such coverage. U.S. Gypsum has voluntarily dismissed the Supporting Insurers referred to above from the personal injury portion of the Coverage Action because they are committed to providing personal injury coverage in accordance with the Wellington Agreement. U.S. Gypsum's claims against the remaining carriers for coverage for the Personal Injury Cases have been stayed since 1984.

    On January 7, 1991, the trial court in the Coverage Action ruled on the applicability of U.S. Gypsum's insurance policies to settlements and one adverse judgment in eight Property Damage Cases. The court ruled that the eight cases were generally covered, and imposed coverage obligations on particular policy years based upon the dates when the presence of asbestos-containing material was "first discovered" by the plaintiff in each case. The court awarded reimbursement of approximately $6.2

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
million spent by U.S. Gypsum to resolve the eight cases. U.S. Gypsum has appealed the court's ruling with respect to the policy years available to cover particular claims, and the carriers have appealed most other aspects of the court's ruling. The appeal process is likely to take up to a year or more from the date of this report.

    U.S. Gypsum's experience in the Property Damage Cases suggests that "first discovery" dates in the eight cases referred to above (1978 through 1985) are likely to be typical of most pending cases. U.S. Gypsum's total insurance coverage for the years 1978 through 1984 is approximately $350 million (after subtracting insolvencies and discounts given to settling carriers). However, some pending cases, as well as some cases filed in the future, may be found to have first discovery dates later than August 1, 1984, after which U.S. Gypsum's insurance policies did not provide coverage for asbestos-related claims. In addition, as described below, the first layer excess carrier for the years 1980 through 1984 is insolvent and U.S. Gypsum may be required to pay amounts otherwise covered by those and other insolvent policies. Accordingly, if the court's ruling is affirmed, U.S. Gypsum will likely be required to bear a portion of the cost of the property damage litigation.

    Eight carriers, including two of the Supporting Insurers, have settled U.S. Gypsum's claims for both property damage and personal injury coverage and have been dismissed from the Coverage Action entirely. Four of these carriers have agreed to pay all or a substantial portion of their policy limits to U.S. Gypsum beginning in 1991 and continuing over the next four years. Three other excess carriers, including the two settling Supporting Insurers, have agreed to provide coverage for the Property Damage Cases and the Personal Injury Cases subject to certain limitations and conditions, when and if underlying primary and excess coverage is exhausted. It cannot presently be determined when such coverage might be reached. Taking into account the above settlements, including participation of certain of the settling carriers in the Wellington Agreement, and consumption through December 31, 1993, carriers providing a total of approximately $90 million of unexhausted insurance have agreed, subject to the terms of the various settlement agreements, to cover both Personal Injury Cases and Property Damage Cases. Carriers providing an additional $250 million of coverage that was unexhausted as of December 31, 1993 have agreed to cover Personal Injury Cases under the Wellington Agreement, but continue to contest coverage for Property Damage Cases and remain defendants in the Coverage Action. U.S. Gypsum will continue to seek negotiated resolutions with its carriers in order to minimize the expense and delays of litigation.

    Insolvency proceedings have been instituted against four of U.S. Gypsum's insurance carriers. Midland Insurance Company, declared insolvent in 1986, provided excess insurance ($4 million excess of $1 million excess of $500,000 primary in each policy year) from February 15, 1975 to February 15, 1978; Transit Casualty Company, declared insolvent in 1985, provided excess insurance ($15 million excess of $1 million primary in each policy year) from August 1, 1980 to December 31, 1985; Integrity Insurance Company, declared insolvent in 1986, provided excess insurance ($10 million quota share of $25 million excess of $90 million) from August 1, 1983 to July 31, 1984; and American Mutual Insurance Company, declared insolvent in 1989, provided the primary layer of insurance ($500,000 per year) from February 1, 1963 to April 15, 1971. It is possible that U.S. Gypsum will be required to pay a presently indeterminable portion of the costs that would otherwise have been covered by these policies. In addition, portions of various policies issued by Lloyd's and other London market companies between 1966 and 1979 have also become insolvent; under the Wellington Agreement, U.S. Gypsum must pay these amounts, which total approximately $12 million.

    It is not possible to predict the number of additional lawsuits alleging asbestos-related claims that may be filed against U.S. Gypsum. The number of Personal Injury Cases pending against U.S. Gypsum has increased in each of the last several years. In addition, many Property Damage Cases are still at an

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
early stage and the potential liability therefrom is consequently uncertain. In view of the limited insurance funding currently available for the Property Damage Cases resulting from the continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in the Property Damage Cases that reach trial prior to the completion of the Coverage Action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the Coverage Action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the results of operations or the consolidated financial position of the Corporation.

ACCOUNTING CHANGE

    Effective January 1, 1994, the Corporation will adopt the requirements of Financial Accounting Standards Board Interpretation No. 39. In accordance with Interpretation No. 39, U.S. Gypsum will record an accrual for its liabilities for asbestos-related matters which are deemed probable and can be reasonably estimated, and will separately record an asset equal to the amount of such liabilities that is expected to be paid by uncontested insurance. Due to management's inability to reasonably estimate U.S. Gypsum's liability for Property Damage Cases and (until the implementation of Georgine is deemed probable) future Personal Injury Cases, it is presently anticipated that the liabilities and assets to be recorded in 1994 will relate only to pending Personal Injury Cases. This implementation of Interpretation No. 39 is not expected to have a material impact on reported earnings or net assets.

ENVIRONMENTAL LITIGATION

    The Corporation and certain of its subsidiaries have been notified by state and federal environmental protection agencies of possible involvement as one of numerous "potentially responsible parties" in a number of so-called "Superfund" sites in the United States. In substantially all of these sites, the involvement of the Corporation or its subsidiaries is expected to be minimal. The
Corporation believes that appropriate reserves have been established for its potential liability in connection with all Superfund sites but is continuing to review its accruals as additional information becomes available. Such reserves take into account all known or estimable costs associated with these sites including site investigations and feasibility costs, site cleanup and remediation, legal costs, and fines and penalties, if any. In addition, environmental costs connected with site cleanups on USG-owned property are also covered by reserves established in accordance with the foregoing. The Corporation believes that neither these matters nor any other known governmental proceeding regarding environmental matters will have a material adverse effect upon its earnings or consolidated financial position.

SUBSEQUENT EVENT

    On January 7, 1994, the Corporation filed a Registration Statement (Registration No. 33-51845), as amended on February 16, 1994, pertaining to its planned public offering (the "Offering") of 6,000,000 new shares of common stock to be sold by the Corporation and 4,000,000 shares of common stock to be sold by Water Street Corporate Recovery Fund I, L.P. The Offering is part of a refinancing strategy which also includes (i) the placement (the "Note
Placement") of $150 million principal amount of Senior 2001 Notes with certain institutional investors and (ii) certain amendments to the Corporation's Credit Agreement (the "Credit Agreement Amendments" and, together with the Offering and the Note Placement, the "Transactions"). The Credit Agreement Amendments will, among other things, increase the size of the Corporation's revolving credit facilty by $70 million and amend existing mandatory Bank Term Loan prepayment provisions to allow the Corporation, upon the achievement of certain financial tests, to retain additional free cash flow for capital expenditures and the purchase of its public debt. Certain Credit Agreement Amendments are contingent on the consummation of the Offering.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The Corporation expects to use a portion of the net proceeds from the Offering and the Note Placement, together with approximately $158 million of existing cash generated from operations to pay $140 million of Bank Term Loans and to redeem or purchase approximately $260 million aggregate principal amount of certain other senior debt issues. The remainder of the net proceeds, approximately $92 million, will be available for general corporate purposes, including capital expenditures for cost reduction, capacity improvement and future growth opportunities. The following is an unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1993 illustrating the effect of the Transactions as if they had occurred on that date:

                                                USG CORPORATION
                                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                            AS OF DECEMBER 31, 1993
                                                  (UNAUDITED)
                                             (DOLLARS IN MILLIONS)
                                                                                      HISTORICAL     PRO FORMA
                                                                                      -----------  -------------
Cash and cash equivalents...........................................................   $     211     $     145
Other current assets................................................................         409           409
Other assets........................................................................       1,543         1,543
                                                                                      -----------  -------------
    Total assets....................................................................       2,163         2,097
                                                                                      -----------  -------------
                                                                                      -----------  -------------
Long-term debt maturing within one year.............................................   $     165     $       7
Other current liabilities...........................................................         334           334
Long-term debt......................................................................       1,309         1,218
Other liabilities...................................................................         489           489
Total stockholders' equity..........................................................        (134)           49
                                                                                      -----------  -------------
    Total liabilities and stockholders' equity......................................       2,163         2,097
                                                                                      -----------  -------------
                                                                                      -----------  -------------

GEOGRAPHIC AND INDUSTRY SEGMENTS

    Transactions between geographic areas are accounted for on an "arm's-length" basis. No single customer accounted for 4% or more of consolidated net sales. Export sales to foreign unaffiliated customers represent less than 10% of consolidated net sales.

    Intrasegment and intersegment eliminations largely reflect intercompany sales from U.S. Gypsum to L&W Supply. Segment operating profit/(loss) includes all costs and expenses directly related to the

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
segment involved and an allocation of expenses which benefit more than one segment. Segment operating profit/(loss) also includes the non-cash amortization of Excess Reorganization Value which had the impact of reducing operating profit.

                                                    AMORTIZATION
 MAY 7 THROUGH DECEMBER               OPERATING       OF EXCESS       DEPRECIATION
        31, 1993                       PROFIT/     REORGANIZATION     DEPLETION AND       CAPITAL         IDENTIFIABLE
  GEOGRAPHIC SEGMENTS     NET SALES    (LOSS)           VALUE         AMORTIZATION     EXPENDITURES          ASSETS
- ------------------------  ---------  -----------  -----------------  ---------------  ---------------  -------------------
                                                               (DOLLARS IN MILLIONS)
United States:
  Gypsum Products.......  $     683   $      47       $      41         $      20        $      17          $     904
  Interior Systems......        255         (22)             47                 5                2                510
  Building Products
   Distribution.........        372           4               2                 1                1                121
  Intrasegment
   eliminations.........       (163)         --              --                --               --                 --
  Corporate.............         --         (26 )            --                10               --                254
                          ---------  -----------        -------           -------          -------            -------
  Total.................      1,147           3              90                36               20              1,789
Canada..................         95          (6 )            12                 5                6                178
Other Foreign...........        143           4              11                 3                3                197
Transfers between
 geographic areas.......        (60)         --              --                --               --                 (1     )
                          ---------  -----------        -------           -------          -------            -------
Total...................      1,325           1             113                44               29              2,163
                          ---------  -----------        -------           -------          -------            -------
                          ---------  -----------        -------           -------          -------            -------
INDUSTRY SEGMENTS
- ------------------------
Gypsum Products.........  $     806  $       53   $          51      $         25     $         23     $        1,093
Interior Systems........        373         (30 )            60                 8                5                695
Building Products
 Distribution...........        372           4               2                 1                1                121
Intersegment
 eliminations...........       (226)         --              --                --               --                 --
Corporate...............         --         (26 )            --                10               --                254
                          ---------  -----------        -------           -------          -------            -------
Total...................      1,325           1             113                44               29              2,163
                          ---------  -----------        -------           -------          -------            -------
                          ---------  -----------        -------           -------          -------            -------

                                                                                                              MAY 7
                                                                                                             THROUGH
                                                                                                          DECEMBER 31,
                                                                                                              1993
                                                                                                       -------------------
TRANSFERS BETWEEN GEOGRAPHIC AREAS                                                                (DOLLARS IN MILLIONS)
- -----------------------------------
United States........................................................................................  $           25
Canada...............................................................................................              16
Other Foreign........................................................................................              19
                                                                                                              -------
Total................................................................................................              60
                                                                                                              -------
                                                                                                              -------

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

SUBSIDIARY DEBT GUARANTEES

    The Corporation issued $340 million aggregate principal amount of Senior 2002 Notes in May 1993 and an additional $138 million aggregate principal amount of similar notes in August 1993. Each of U.S. Gypsum, USG Industries, Inc., USG Interiors, USG Foreign Investments, Ltd., L&W Supply, Westbank Planting Company, USG Interiors International, Inc., American Metals Corporation and La Mirada Products Co., Inc. (together, the "Combined Guarantors") guaranteed, in the manner described below, both the obligations of the Corporation under the Credit Agreement and the Senior 2002 Notes. The Combined Guarantors are jointly and severally liable under the Subsidiary Guarantees. Holders of the Bank Debt have the right to (i) determine whether, when and to what extent the guarantees will be enforced (provided that each guarantee payment will be applied to the Bank Term Loan, Revolving Credit Facility, Capitalized Interest Notes and Senior 2002 Notes pro rata based on the respective amounts owed thereon) and (ii) amend or eliminate the guarantees. The guarantees will terminate when the Bank Term Loan, the Revolving Credit Facility and the Capitalized Interest Notes are retired regardless of whether any Senior 2002 Notes remain unpaid. The liability of each of the Combined Guarantors on its guarantee is limited to the greater of (i) 95% of the lowest amount, calculated as of July 13, 1988, sufficient to render the guarantor insolvent, leave the guarantor with unreasonably small capital or leave the guarantor unable to pay its debts as they become due (each as defined under applicable law) and (ii) the same amount, calculated as of the date any demand for payment under such guarantee is made, in each case plus collection costs. The guarantees are senior obligations of the applicable guarantor and rank PARI PASSU with all unsubordinated obligations of the guarantor.

    There are 43 Non-Guarantors (the "Combined Non-Guarantors"), substantially all of which are subsidiaries of Guarantors. The Combined Non-Guarantors primarily include CGC, Gypsum Transportation Limited, USG Canadian Mining Ltd. and the Corporation's Mexican, European and Pacific subsidiaries. The long-term debt of the Combined Non-Guarantors of $24 million as of December 31, 1993 has restrictive covenants that restrict, among other things, the payment of dividends.

    The following condensed consolidating information presents:

 (i) Condensed financial statements as of December 31, 1993 and for the period of May 7 through December 31, 1993 of: (a) the Corporation on a parent company only basis (the "Parent Company," which was the only entity of the Corporation included in the bankruptcy proceeding); (b) the Combined Guarantors; (c) the Combined Non-Guarantors; and (d) the Corporation on a consolidated basis. Due to the Restructuring and implementation of fresh start accounting, the financial statements for the restructured company (periods after May 6, 1993) are not comparable to those of the predecessor company. Except for the following condensed financial statements, separate financial information with respect to the Combined Guarantors is omitted as such separate financial information is not deemed material to investors.

 (ii) The Parent Company and Combined Guarantors shown with their investments in their subsidiaries accounted for on the equity method.

 (iii) Elimination entries necessary to consolidate the Parent Company and its subsidiaries.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                        MAY 7 THROUGH DECEMBER 31, 1993
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                               -----------  -----------  -------------  -------------  -------------
Net sales....................................   $      --    $   1,153     $     238      $     (66)     $   1,325
                                               -----------  -----------       ------         ------    -------------
Gross profit.................................          --          216            47             --            263
                                               -----------  -----------       ------         ------    -------------
Operating profit/(loss)......................         (27)          30            (2)            --              1
Equity in net loss of the Subsidiaries.......         291           11            --           (302)            --
Interest expense, net........................          84            2             2             --             88
Corporate service charge.....................        (106)         106            --             --             --
Other expense/(income).......................        (197)         188             1             --             (8)
                                               -----------  -----------       ------         ------    -------------
Loss before taxes on income and extraordinary
 loss........................................         (99)        (277)           (5)           302            (79)
Taxes on income..............................           9           14             6             --             29
                                               -----------  -----------       ------         ------    -------------
Loss before extraordinary loss...............        (108)        (291)          (11)           302           (108)
Extraordinary loss, net of taxes.............         (21)          --            --             --            (21)
                                               -----------  -----------       ------         ------    -------------
Net loss.....................................        (129)        (291)          (11)           302           (129)
                                               -----------  -----------       ------         ------    -------------
                                               -----------  -----------       ------         ------    -------------

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1993
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                               -----------  -----------  -------------  -------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents..................   $     187    $      (8)    $      32      $      --      $     211
  Receivables, net...........................           8          240            44            (28)           264
  Inventories................................          --          114            34             (3)           145
                                               -----------  -----------       ------         ------    -------------
    Total current assets.....................         195          346           110            (31)           620
Property, plant and equipment, net...........          21          620           113             --            754
Investment in Subsidiaries...................       1,511          277            --         (1,788)            --
Excess Reorganization Value, net.............          --          582           153             --            735
Other assets.................................         (35)          91             3             (5)            54
                                               -----------  -----------       ------         ------    -------------
    Total assets.............................       1,692        1,916           379         (1,824)         2,163
                                               -----------  -----------       ------         ------    -------------
                                               -----------  -----------       ------         ------    -------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses......   $     100    $     207     $      52      $     (27)     $     332
  Notes payable and long-term debt maturing
   within one year...........................         158            3             6             --            167
                                               -----------  -----------       ------         ------    -------------
    Total current liabilities................         258          210            58            (27)           499
Long-term debt...............................       1,249           36            24             --          1,309
Deferred income taxes........................          14          151            15             --            180
Other liabilities............................         296            8             5             --            309
Stockholders' Equity/(Deficit):
  Common stock...............................           4            1             6             (7)             4
  Capital received in excess of par value....          --        1,472           310         (1,782)            --
  Deferred currency translation..............          --           --            (9)            --             (9)
  Reinvested earnings/(deficit)..............        (129)          38           (30)            (8)          (129)
                                               -----------  -----------       ------         ------    -------------
    Total stockholders' equity/(deficit).....        (125)       1,511           277         (1,797)          (134)
                                               -----------  -----------       ------         ------    -------------
    Total liabilities and stockholders'
     equity..................................       1,692        1,916           379         (1,824)         2,163
                                               -----------  -----------       ------         ------    -------------
                                               -----------  -----------       ------         ------    -------------

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                        MAY 7 THROUGH DECEMBER 31, 1993
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS     ELIMINATIONS    CONSOLIDATED
                                               -----------  -----------  -------------  ---------------  -------------
NET CASH FLOWS (TO)/FROM OPERATING
 ACTIVITIES..................................   $     (27)   $     185     $      25       $      --       $     183
                                               -----------  -----------       ------             ---     -------------
  Capital expenditures.......................          --          (20)           (9)             --             (29)
  Net proceeds from asset dispositions.......          16           13            --              --              29
                                               -----------  -----------       ------             ---     -------------
NET CASH FLOWS (TO)/FROM INVESTING
 ACTIVITIES..................................          16           (7)           (9)             --              --
                                               -----------  -----------       ------             ---     -------------
  Issuance of debt...........................          --           --            36              --              36
  Repayment of debt..........................          (8)          (9)          (40)             --             (57)
  Cash dividends (paid)/received.............          --           12           (12)             --              --
  Net cash transfers (to)/from Corporate.....         182         (182)           --              --              --
                                               -----------  -----------       ------             ---     -------------
NET CASH FLOWS (TO)/FROM FINANCING
 ACTIVITIES..................................         174         (179)          (16)             --             (21)
                                               -----------  -----------       ------             ---     -------------
NET INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................         163           (1)           --              --             162
                                               -----------  -----------       ------             ---     -------------
Cash and cash equivalents at beginning of
 period......................................          24           (7)           32              --              49
                                               -----------  -----------       ------             ---     -------------
Cash and cash equivalents at end of period...         187           (8)           32              --             211
                                               -----------  -----------       ------             ---     -------------
                                               -----------  -----------       ------             ---     -------------

                                USG CORPORATION
                               MANAGEMENT REPORT

    Management is responsible for the preparation and integrity of the financial statements and related notes included herein. These statements have been prepared in accordance with generally accepted accounting principles and, of necessity, include some amounts that are based on management's best estimates and judgments.

    The Corporation's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are based on established policies and procedures, are implemented by trained personnel, and are monitored through an internal audit program. The Corporation's policies and procedures prescribe that the Corporation and its subsidiaries are to maintain ethical standards and that its business practices are to be consistent with those standards.

    The Audit Committee of the Board, consisting solely of outside Directors of the Corporation, maintains an ongoing appraisal, on behalf of the stockholders, of the effectiveness of the independent auditors and management with respect to the preparation of financial statements, the adequacy of internal controls and the Corporation's accounting policies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board
    of Directors of USG Corporation:

    We have audited the accompanying consolidated balance sheet of USG Corporation (Restructured Company), a Delaware corporation, and subsidiaries as of December 31, 1993 and the related consolidated statements of earnings and cash flows for the period of May 7 through December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As discussed in Notes to Financial Statements -- "Financial Restructuring" note, on May 6, 1993, the Corporation completed a comprehensive financial restructuring through the implementation of a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code and applied fresh start accounting. As such, results of operations through May 6, 1993 (Predecessor Company) are not comparable with results of operations subsequent to that date.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USG Corporation and subsidiaries as of December 31, 1993, and the results of their operations and their cash flows for the period of May 7 through December 31, 1993, in conformity with generally accepted accounting principles.

    As discussed in Notes to Financial Statements -- "Litigation" note, in view of the limited insurance funding currently available for property damage cases resulting from the continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in property damage cases that reach trial prior to the completion of the coverage action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the coverage action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the consolidated results of operations or the consolidated financial position of the Corporation.

                                                           ARTHUR ANDERSEN & CO.

Chicago, Illinois
January 31, 1994

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)

                                   SCHEDULE V
                         PROPERTY, PLANT AND EQUIPMENT
                             (DOLLARS IN MILLIONS)

                                                                                              BEGINNING     ENDING
CLASSIFICATION                                                                                 BALANCE      BALANCE
- -------------------------------------------------------------------------------------------  -----------  -----------
MAY 7 THROUGH DECEMBER 31, 1993
- -------------------------------------------------------------------------------------------
  Land and mineral deposits................................................................   $      61    $      61
  Buildings and realty improvements........................................................         228          233
  Machinery and equipment..................................................................         478          496
                                                                                             -----------  -----------
      Total................................................................................         767          790
                                                                                             -----------  -----------
                                                                                             -----------  -----------

    In accordance with fresh start accounting, the Corporation adjusted its property, plant and equipment accounts as of May 6, 1993 to fair market value.

    Detailed information regarding additions and deductions is omitted as neither total additions nor total deductions during the period shown above exceeded 10% of the balance at the end of the period. Total additions were $29 million, total deductions were $8 million and other adjustments increased property, plant and equipment by $2 million in the period of May 7 through December 31, 1993.

    Total deductions include the effect of foreign currency translation which increased total deductions by $5 million in the period of May 7 through December 31, 1993.

    Upon retirement or other disposition of property, the applicable cost and accumulated depreciation and depletion are removed from the accounts. Any gains and losses are included in earnings.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)

                                  SCHEDULE VI
                   ACCUMULATED DEPRECIATION AND DEPLETION OF
                         PROPERTY, PLANT AND EQUIPMENT
                             (DOLLARS IN MILLIONS)

                                                                                           Beginning     Ending
Classification                                                                              Balance      Balance
- ----------------------------------------------------------------------------------------  -----------  -----------
MAY 7 THROUGH DECEMBER 31, 1993
- ----------------------------------------------------------------------------------------
  Land and mineral deposits.............................................................  $        --  $        --
  Buildings and realty improvements.....................................................           --            8
  Machinery and equipment...............................................................           --           28
                                                                                          -----------  -----------
      Total.............................................................................           --           36
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    In accordance with fresh start accounting, the Corporation adjusted its property, plant and equipment accounts as of May 6, 1993 to fair market value. Consequently, there were no reserves for depreciation and depletion as of May 7, 1993.

    Detailed information regarding additions and deductions is omitted as neither total additions nor total deductions of property, plant and equipment (see Schedule V) during the period shown above exceeded 10% of the balance of property, plant and equipment at the end of the period. Total provisions for depreciation and depletion were $34 million, total deductions were $1 million and other adjustments increased reserves by $3 million in the period of May 7 through December 31, 1993.

    Upon retirement or other disposition of property, the applicable cost and accumulated depreciation and depletion are removed from the accounts. Any gains and losses are included in earnings.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)

                                 SCHEDULE VIII
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN MILLIONS)

                                                                               Provision
                                                                              Charged to       Receivables
                                                                Beginning      Costs and     Written Off and     Ending
Account                                                          Balance       Expenses     Discounts Allowed    Balance
- ------------------------------------------------------------  -------------  -------------  -----------------  -----------
MAY 7 THROUGH DECEMBER 31, 1993
- ------------------------------------------------------------
  Doubtful accounts.........................................    $      11      $       4        $      (4)      $      11
  Cash discounts............................................            2             15              (15)              2

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)
                                  SCHEDULE IX
                             SHORT-TERM BORROWINGS
                             (DOLLARS IN MILLIONS)

                                                                            Maximum        Average        Weighted
                                                                            Amount         Amount         Average
                                                            Weighted      Outstanding    Outstanding   Interest Rate
Category of Aggregate                          Ending        Average      During the     During the      During the
Short-Term Borrowings                          Balance    Interest Rate     Period       Period (a)      Period (b)
- -------------------------------------------  -----------  -------------  -------------  -------------  --------------
MAY 7 THROUGH DECEMBER 31, 1993
- -------------------------------------------
      Notes payable (c)....................   $       2         6.6%       $       9      $       7           6.6%
      Revolving Credit Facility (d)........          --            --              --             --              --

(a) The average of month-end principal balances.

(b) Computed by dividing average monthly interest expense for the period by the average amount of short-term borrowings outstanding.

(c) Represents borrowings from several foreign banks by USG International and CGC which are generally not subject to the provisions of the Credit Agreement.

(d) The Credit Agreement includes a $175 million Revolving Credit Facility, of which $110 million was established as a letter of credit subfacility.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)

                                   SCHEDULE X
                 SUPPLEMENTAL STATEMENT OF EARNINGS INFORMATION
                             (DOLLARS IN MILLIONS)

The following amounts were charged to costs and expenses:

                                                                                  May 7 through
                                                                                   December 31,
                                                                                       1993
                                                                                  --------------
Maintenance and repairs.........................................................    $       84
                                                                                  --------------
                                                                                  --------------
Depreciation, depletion and amortization........................................    $       44
Amortization of Excess Reorganization Value.....................................           113
                                                                                  --------------
    Total depreciation, depletion and amortization..............................           157
                                                                                  --------------
                                                                                  --------------

    Maintenance and repairs are recorded as costs or expenses when incurred.

    Taxes (excluding payroll and income taxes), rents, royalties and advertising costs are not shown above, as individually they do not exceed one percent of net sales in the period shown.

                                USG CORPORATION
                             (RESTRUCTURED COMPANY)

                 SUPPLEMENTAL NOTE ON FINANCIAL INFORMATION FOR
                          UNITED STATES GYPSUM COMPANY
                       (A SUBSIDIARY OF USG CORPORATION)

    USG Corporation, a holding company, owns several operating subsidiaries, including U.S. Gypsum. On January 1, 1985, all of the issued and outstanding shares of stock of U.S. Gypsum were converted into shares of USG Corporation and the holding company became a joint and several obligor for certain debentures originally issued by U.S. Gypsum. As of December 31, 1993, debentures totaling $36 million were recorded on the holding company's books of account. Financial results for U.S. Gypsum are presented below in accordance with disclosure requirements of the SEC (dollars in millions):

                         SUMMARY STATEMENT OF EARNINGS

                                                                                                    May 7 through
                                                                                                     December 31,
                                                                                                         1993
                                                                                                    --------------
Net sales.........................................................................................    $      673
Cost and expenses.................................................................................           584
Amortization of Excess Reorganization Value.......................................................            41
                                                                                                    --------------
Operating profit..................................................................................            48
Interest income, net..............................................................................            (2)
Other income, net.................................................................................            (1)
Corporate charges.................................................................................            60
                                                                                                    --------------
Loss before taxes on income.......................................................................            (9)
Taxes on income...................................................................................            15
                                                                                                    --------------
Net loss..........................................................................................           (24)
                                                                                                    --------------
                                                                                                    --------------

                             SUMMARY BALANCE SHEET

                                                                                                    As of December
                                                                                                       31, 1993
                                                                                                    --------------
Current assets....................................................................................    $      190
Property, plant and equipment, net................................................................           483
Excess Reorganization Value, net..................................................................           265
Other assets......................................................................................             3
                                                                                                    --------------
    Total assets..................................................................................           941
                                                                                                    --------------
                                                                                                    --------------
Current liabilities...............................................................................    $      124
Other liabilities and obligations.................................................................           149
Stockholder's equity..............................................................................           668
                                                                                                    --------------
    Total liabilities and stockholder's equity....................................................           941
                                                                                                    --------------
                                                                                                    --------------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
      WITH RESPECT TO SUPPLEMENTAL NOTE AND FINANCIAL STATEMENT SCHEDULES

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of USG Corporation (Restructured Company) included in this Form S-1, and have issued our report thereon dated January 31, 1994. Our report on the consolidated financial statements includes an explanatory paragraph with respect to the asbestos litigation as discussed in Notes to Financial Statements -- "Litigation" note. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental note and financial statement schedules on pages F-30 through F-35 are the responsibility of the Corporation's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The supplemental note and financial statement schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                           ARTHUR ANDERSEN & CO.
Chicago, Illinois
January 31, 1994

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                       CONSOLIDATED STATEMENT OF EARNINGS
                             (DOLLARS IN MILLIONS)

                                                                                  JANUARY 1   YEARS ENDED DECEMBER
                                                                                   THROUGH            31,
                                                                                   MAY 6,     --------------------
                                                                                    1993        1992       1991
                                                                                 -----------  ---------  ---------
Net Sales......................................................................   $     591   $   1,777  $   1,712
Cost of products sold..........................................................         482       1,460      1,385
                                                                                 -----------  ---------  ---------
Gross Profit...................................................................         109         317        327
Selling and administrative expenses............................................          71         218        194
                                                                                 -----------  ---------  ---------
Operating Profit...............................................................          38          99        133
Interest expense...............................................................          86         334        333
Interest income................................................................          (2)        (12)       (11)
Other expense, net.............................................................           6           1          5
Reorganization items...........................................................        (709)         --         --
                                                                                 -----------  ---------  ---------
Earnings/(Loss) from Continuing Operations Before Taxes on Income,
 Extraordinary Gain and Changes in Accounting Principles.......................         657        (224)      (194)
Taxes on income/(income tax benefit)...........................................          17         (33)       (53)
                                                                                 -----------  ---------  ---------
Earnings/(Loss) from Continuing Operations Before Extraordinary Gain and
 Changes in Accounting Principles..............................................         640        (191)      (141)
Extraordinary gain, net of taxes...............................................         944          --         --
Cumulative effect of changes in accounting principles, net.....................        (150)         --         --
                                                                                 -----------  ---------  ---------
Earnings/(Loss) from Continuing Operations.....................................       1,434        (191)      (141)
Reserve for DAP divestiture, net of taxes......................................          --          --        (20)
                                                                                 -----------  ---------  ---------
Net Earnings/(Loss)............................................................       1,434        (191)      (161)
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

PER-SHARE INFORMATION IS OMITTED BECAUSE, DUE TO THE RESTRUCTURING AND IMPLEMENTATION OF FRESH START ACCOUNTING, IT IS NOT MEANINGFUL.

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-40 THROUGH F-71 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION

                             (PREDECESSOR COMPANY)
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                                                            AS OF        AS OF
                                                                                           MAY 6,     DECEMBER 31,
                                                                                            1993          1992
                                                                                          ---------  --------------
Current Assets:
Cash and cash equivalents (primarily time deposits).....................................  $      49    $      180
Receivables (net of reserves of $13 and $11)............................................        315           299
Inventories.............................................................................        148           113
Restricted cash.........................................................................         --            88
                                                                                          ---------       -------
  Total current assets..................................................................        512           680
                                                                                          ---------       -------
Property, Plant and Equipment, Net......................................................        767           800
Purchased Goodwill, Net.................................................................         --            69
Excess Reorganization Value.............................................................        851            --
Other Assets............................................................................         64           110
                                                                                          ---------       -------
  Total assets..........................................................................      2,194         1,659
                                                                                          ---------       -------
                                                                                          ---------       -------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable........................................................................  $      96    $       91
Accrued interest expense................................................................          9           386
Other accrued expenses..................................................................        162           167
Notes payable...........................................................................          6             2
Revolving Credit Facility...............................................................         --           140
Long-term debt maturing within one year.................................................          9           576
Long-term debt classified as current....................................................         --         1,926
Taxes on income.........................................................................         13            --
                                                                                          ---------       -------
  Total current liabilities.............................................................        295         3,288
                                                                                          ---------       -------
Long-Term Debt..........................................................................      1,446            67
Deferred Income Taxes...................................................................        170           175
Other Liabilities.......................................................................        279             9
Stockholders' Equity/(Deficit):
Preferred stock -- $1 par value; $1.80 convertible preferred stock
                 (initial series); outstanding -- none..................................         --            --
Common stock -- $0.10 par value; outstanding 37,157,458 and 55,757,394 shares (after
                deducting 27,556 and 368,409 shares held in treasury)...................          4             5
Capital received in excess of par value.................................................         --            23
Deferred currency translation...........................................................         --            (8)
Reinvested earnings/(deficit)...........................................................         --        (1,900)
                                                                                          ---------       -------
  Total stockholders' equity/(deficit)..................................................          4        (1,880)
                                                                                          ---------       -------
  Total liabilities and stockholders' equity............................................      2,194         1,659
                                                                                          ---------       -------
                                                                                          ---------       -------

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-40 THROUGH F-71 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION

                             (PREDECESSOR COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                      JANUARY 1   YEARS ENDED DECEMBER
                                                                                       THROUGH            31,
                                                                                       MAY 6,     --------------------
                                                                                        1993        1992       1991
                                                                                     -----------  ---------  ---------
Cash Flows from Operating Activities:
Earnings/(loss) from continuing operations.........................................   $   1,434   $    (191) $    (141)
Reserve for DAP divestiture, net of taxes..........................................          --          --        (20)
Adjustments to reconcile earnings/(loss) from continuing operations to net cash:
  Cumulative effect of accounting changes..........................................         150          --         --
  Depreciation, depletion and amortization.........................................          22          66         68
  Postretirement expense...........................................................           4          --         --
  Interest expense on pay-in-kind debentures.......................................          17          74         63
  Deferred income taxes............................................................         (13)        (25)       (13)
  Net (gain)/loss on asset dispositions............................................           4          (5)        (3)
(Increase)/decrease in working capital:
  Receivables......................................................................          18          (1)       (16)
  Inventories......................................................................          (8)         (3)        (7)
  Payables.........................................................................           3          (4)       (14)
  Accrued expenses.................................................................          15         213        132
Increase in other assets...........................................................         (12)        (23)        (9)
  Changes due to reorganization items:
  Increase in reorganization items.................................................          65          --         --
  Net adjustments to fair market value.............................................        (759)         --         --
  Gain on discharge of prepetition liabilities.....................................        (944)         --         --
  Payment of liabilities net of collection of letters of credit....................          (7)         --         --
Decrease in other liabilities......................................................          --          (2)        (2)
Other, net.........................................................................          (3)         (9)        (9)
                                                                                     -----------  ---------  ---------
  Net cash flows (to)/from operating activities....................................         (14)         90         29
                                                                                     -----------  ---------  ---------
Cash Flows from Investing Activities:
Capital expenditures...............................................................         (12)        (49)       (49)
Net proceeds from asset dispositions...............................................          --           6          5
Net proceeds from divestiture of discontinued operations...........................          --          --         80
                                                                                     -----------  ---------  ---------
  Net cash flows (to)/from investing activities....................................         (12)        (43)        36
                                                                                     -----------  ---------  ---------
Cash Flows from Financing Activities:
Issuance of debt...................................................................           5          57         65
Repayment of debt..................................................................        (142)        (75)       (68)
(Increase)/decrease in restricted assets...........................................          32          (4)       (84)
                                                                                     -----------  ---------  ---------
  Net cash flows to financing activities...........................................        (105)        (22)       (87)
                                                                                     -----------  ---------  ---------
Net Cash Flows From Discontinued Operations........................................          --          --          2
                                                                                     -----------  ---------  ---------
Net Increase/(Decrease) in Cash and Cash Equivalents...............................        (131)         25        (20)
                                                                                     -----------  ---------  ---------
Cash and cash equivalents as of beginning of period................................         180         155        175
                                                                                     -----------  ---------  ---------
Cash and cash equivalents as of end of period......................................          49         180        155
                                                                                     -----------  ---------  ---------
                                                                                     -----------  ---------  ---------
Supplemental Cash Flow Disclosures:
Interest paid......................................................................   $      58   $      52  $     154
Income taxes paid..................................................................           3          13         15
                                                                                     -----------  ---------  ---------
                                                                                     -----------  ---------  ---------

THE NOTES TO FINANCIAL STATEMENTS ON PAGES F-40 THROUGH F-71 ARE AN INTEGRAL PART OF THIS STATEMENT.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

    (TERMS IN INITIAL CAPITAL LETTERS ARE DEFINED ELSEWHERE IN THIS PROSPECTUS)

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions. Revenue is recognized upon the shipment of products. Net currency translation gains or losses on foreign subsidiaries are included in deferred currency translation, a component of stockholders' equity, except for the years ended December 31, 1992 and 1991, for which Mexican currency translation losses were charged to earnings. Purchased goodwill, which was written off in accordance with the implementation of fresh start accounting, was previously being amortized over a period of 40 years. See "Fresh Start Accounting" note below for more information on the implementation of fresh start accounting.

    For purposes of the Consolidated Balance Sheet and Consolidated Statement of Cash Flows, all highly liquid investments with a maturity of three months or less at the time of purchase are considered to be cash equivalents.

FINANCIAL RESTRUCTURING

    On May 6, 1993, the Corporation completed a comprehensive restructuring of its debt (the "Restructuring") through implementation of a "prepackaged" plan of reorganization (the "Prepackaged Plan"). The provisions of the Prepackaged Plan were agreed upon in principle with all committees and certain institutions representing debt subject to the Restructuring in January 1993. The Corporation's Registration Statement (Registration No. 33-40136), which included a Disclosure Statement and Proxy Statement -- Prospectus, was declared effective by the SEC in February 1993. The solicitation process for approvals of the Prepackaged Plan was completed on March 15, 1993. The Corporation commenced a prepackaged Chapter 11 bankruptcy case in Delaware (IN RE: USG CORPORATION, Case No. 93-300) on March 17, 1993, and received the U.S. Bankruptcy Court's confirmation of the Prepackaged Plan on April 23, 1993. None of the subsidiaries of the Corporation were part of this proceeding and there was no impact on trade creditors of the Corporation's subsidiaries. Under the Prepackaged Plan, all previously existing defaults were waived or cured.

    The following summary of the major provisions of the Prepackaged Plan is qualified in its entirety by reference to the more detailed information appearing in the Disclosure Statement.

    (a) The Prepackaged Plan provided for a one-for-50 reverse stock split (the "Reverse Stock Split") which was effected immediately prior to the distribution of new common stock (the "New Common Stock") pursuant to the Prepackaged Plan. On May 6, 1993, after giving effect to the Reverse Stock Split, the following distributions were made to holders of the following securities of the
Corporation:

         (i) For each $1,000 principal amount of 13 1/4% senior subordinated debentures due 2000 (the "Old Senior Subordinated Debentures") (excluding accrued interest thereon, which was cancelled), the holder received 50.81 shares of New Common Stock. As of May 6, 1993, the total principal amount of the Old Senior Subordinated Debentures was $600 million.

        (ii) For each $1,000 principal amount of 16% junior subordinated debentures due 2008 (the "Old Junior Subordinated Debentures") (excluding accrued interest thereon, which was cancelled), the holder received 11.61 shares of New Common Stock and 5.42 Warrants. As of May 6, 1993, the total principal amount of Old Junior Subordinated Debentures was $533 million, of which $480 million was subject to the distribution.

    Stockholders existing prior to the distribution of New Common Stock retained their shares of common stock, subject to the Reverse Stock Split. After giving effect to the Reverse Stock Split and distribution of New Common Stock, there were 37,157,458 shares of common stock outstanding on

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
May 6, 1993, of which the shares held by stockholders existing prior to such distribution represented 3% of the total number of outstanding shares. If all Warrants were exercised, the aggregate holdings of Old Senior Subordinated Debenture holders, Old Junior Subordinated Debenture holders and previously existing stockholders would represent 76.7%, 20.6% and 2.7%, respectively, of the total number of outstanding shares.

    (b) For each $1,000 principal amount of 7 3/8% senior notes due 1991 (the "Old Senior 1991 Notes"), the holder received $750 principal amount of 8% senior notes due 1995 (the "Senior 1995 Notes") and $250 principal amount of 9% senior notes due 1998 (the "Senior 1998 Notes"). As of May 6, 1993, the total principal amount of the Old Senior 1991 Notes was $100 million. In addition, the Corporation issued $10 million principal amount of Senior 1998 Notes to two institutional holders of existing 8% senior notes due 1996 (the "Senior 1996 Notes") in exchange for an equal principal amount thereof. The Senior 1995 and 1998 Notes are secured, with certain other indebtedness of the Corporation and subject to a collateral trust arrangement controlled primarily by holders of the Banks' claims, by first priority security interests in the capital stock of certain subsidiaries of the Corporation.

    (c) Pursuant to the Prepackaged Plan, modifications were made to a credit agreement dated as of July 1, 1988 (the "Old Credit Agreement") with the Bank Group. The modifications, reflected in the Credit Agreement, are summarized as follows: (i) issuance of $340 million of Senior 2002 Notes in exchange for $300 million principal amount of Bank Term Loans, $24 million of accrued but unpaid interest on the Bank Term Loan and $16 million owed in connection with certain interest rate swap contracts; (ii) extension of the final maturity of the remaining principal outstanding on the Bank Term Loan ($540 million) from 1996 to 2000 and deferral of any scheduled principal payments until December 1994;
(iii) issuance of $56 million of Capitalized Interest Notes bearing annual interest at LIBOR plus 2 1/4% (or Citibank's base rate plus 1 1/4%) in exchange for $51 million of accrued but unpaid interest on the Bank Debt and $5 million in additional amounts owed in connection with interest rate swap contracts; (iv) making available (at the Corporation's option but subject to certain limitations on the availability of LIBOR) an annual interest rate applicable to the Bank Term Loan and an extended revolving credit facility of LIBOR plus 1 7/8% (or Citibank's base rate plus 7/8%), with the option to issue additional Capitalized Interest Notes for the amount of such interest in excess of LIBOR plus 1% per annum; (v) provision for an excess cash flow sweep that will take into account certain liquidity thresholds; (vi) suspension of all financial covenants through January 1, 1995 and providing for new covenants thereafter; and (vii) extension to 1998 of the maturity date of and establishment of a maximum borrowing capacity of $175 million under the Revolving Credit Facility, including a $110 million letter of credit subfacility. Capitalized Interest Notes of $47 million were allocated as term capitalized interest notes maturing in 2000, being direct obligations of the Corporation, and $9 million of the Capitalized Interest Notes were allocated as revolver capitalized interest notes maturing in 1998, being direct obligations of USG Interiors.

    The Corporation deferred certain principal and interest payments in order to maintain adequate liquidity during the Restructuring process. These payment deferrals constituted defaults under the applicable loan agreements and indentures, which were waived or cured on May 6, 1993.

FRESH START ACCOUNTING

    The Corporation accounted for the Restructuring using the principles of fresh start accounting as required by SOP 90-7. Pursuant to such principles, in general, the Corporation's assets and liabilities were revalued. Total assets were stated at the reorganization value of the Corporation following the Restructuring. The Corporation primarily used "net present value" and "comparable companies" approaches to determine reorganization value (the "Reorganization Value"). In the net present value approach, projected, unleveraged after-tax cash flows of the Subsidiaries and corporate operations

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
through 1995 were discounted at rates approximating the Corporation's adjusted weighted average cost of capital. Terminal value was determined by capitalizing the 1995 projected results. Liabilities were stated at fair market value. The difference between the Reorganization Value of the assets and the fair market value of the liabilities was recorded as stockholders' equity with retained earnings restated to zero.

    In accordance with SOP 90-7, individual assets and liabilities were adjusted to fair market value as of May 6, 1993. The portion of the Reorganization Value not attributable to specific assets ("Excess Reorganization Value") will be amortized over a five year period. Adjustments were made to the historical balances of inventory, property, plant and equipment, purchased goodwill, long-term debt, various accrued liabilities and other long-term liabilities.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The following balance sheet details the adjustments that were made as of May 6, 1993 to record the Restructuring and implement fresh start accounting:

                           CONSOLIDATED BALANCE SHEET

                               AS OF MAY 6, 1993
                             (DOLLARS IN MILLIONS)

                                     ASSETS

                                                                PRE-                                        POST-
                                                            RESTRUCTURING       (A)           (B)       RESTRUCTURING
                                                              AND FRESH    RESTRUCTURING  FRESH START     AND FRESH
                                                                START       ADJUSTMENTS   ADJUSTMENTS       START
                                                            -------------  -------------  ------------  -------------
Current Assets:
Cash and cash equivalents.................................    $     153      $    (104)    $       --     $      49
Receivables, net..........................................          281             35             (1)          315
Inventories...............................................          122             --             26           148
Restricted cash...........................................           99            (99)            --            --
                                                            -------------  -------------  ------------  -------------
  Total current assets....................................          655           (168)            25           512
Property, Plant and Equipment, Net........................          792             --            (25)          767
Purchased Goodwill, Net...................................           69             --            (69)           --
Excess Reorganization Value...............................           --             --            851           851
Other Assets..............................................           65             (1)            --            64
                                                            -------------  -------------  ------------  -------------
  Total assets............................................        1,581           (169)           782         2,194
                                                            -------------  -------------  ------------  -------------
                                                            -------------  -------------  ------------  -------------
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable..........................................    $      96      $      --     $       --     $      96
Accrued expenses..........................................          203            (28)            (4)          171
Notes payable.............................................            6             --             --             6
Revolving Credit Facility.................................          140           (140)            --            --
Long-term debt maturing within one year...................            9             --             --             9
Long-term debt classified as current......................          427           (427)            --            --
Taxes on income...........................................           17             --             (4)           13
                                                            -------------  -------------  ------------  -------------
  Total current liabilities...............................          898           (595)            (8)          295
                                                            -------------  -------------  ------------  -------------
Long-Term Debt............................................           67          1,473            (94)        1,446
Deferred Income Taxes.....................................          111             24             35           170
Other Liabilities.........................................          194             --             85           279
Liabilities Subject to Compromise.........................        2,458         (2,458)            --            --
Stockholders' Equity/(Deficit):
Preferred stock...........................................           --             --             --            --
Common stock..............................................            5             (1)            --             4
Capital received in excess of par value...................           23            444           (467)           --
Deferred currency translation.............................           (7)            --              7            --
Reinvested earnings/(deficit).............................       (2,168)           944          1,224            --
                                                            -------------  -------------  ------------  -------------
  Total stockholders' equity/(deficit)....................       (2,147)         1,387            764             4
                                                            -------------  -------------  ------------  -------------
  Total liabilities and stockholders' equity..............        1,581           (169)           782         2,194
                                                            -------------  -------------  ------------  -------------
                                                            -------------  -------------  ------------  -------------

- ------------------------
(a) To record the consummation of the Prepackaged Plan. See "Financial Restructuring" note above for a summary of the terms of the Prepackaged Plan.

(b) To record the adjustments to state assets and liabilities at their estimated fair market value, including establishment of Excess Reorganization Value.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

REORGANIZATION ITEMS

    In connection with the Restructuring, the Corporation recorded a one-time reorganization items gain of $709 million in the period of January 1 through May 6, 1993. The (income)/expense components of this gain are as follows (dollars in millions):

                                                                                     JANUARY 1
                                                                                      THROUGH
                                                                                      MAY 6,
                                                                                       1993
                                                                                    -----------
Excess Reorganization Value.......................................................   $    (851)
Other fresh start adjustments.....................................................          63
Restructuring fees and expenses...................................................          57
Write-off of 1988 capitalized financing costs.....................................          22
                                                                                    -----------
Total reorganization items........................................................        (709)
                                                                                    -----------
                                                                                    -----------

EXTRAORDINARY GAIN

    Also in connection with the Restructuring, the Corporation recorded a one-time after-tax extraordinary gain of $944 million in the period of January 1 through May 6, 1993. The income/(expense) components of this gain are as follows (dollars in millions):

                                                                                     JANUARY 1
                                                                                      THROUGH
                                                                                      MAY 6,
                                                                                       1993
                                                                                    -----------
Gain on exchange of the Old Senior Subordinated Debentures for stock..............   $     477
Gain on exchange of the Old Junior Subordinated Debentures for stock and
 warrants.........................................................................         456
Write-off of bank debt default interest...........................................          49
Tax provision.....................................................................         (24)
Management incentive compensation.................................................         (13)
Other.............................................................................          (1)
                                                                                    -----------
Total extraordinary items.........................................................         944
                                                                                    -----------
                                                                                    -----------

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES

    A one-time after-tax charge of $150 million was recorded in the first quarter of 1993 representing the adoption of Statement of Financial Accounting Standard ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," -- $180 million, partially offset by the adoption of SFAS No. 109, "Accounting for Income Taxes," -- $30 million. See "Postretirement Benefits" and "Taxes on Income and Deferred Taxes" notes for information on the adoption of these standards. Neither of these standards impact cash flow.

DISCONTINUED OPERATIONS

    Results for DAP are set forth separately as discontinued operations in the accompanying consolidated financial statements and supplementary data schedules up to September 20, 1991, the completion date of the sale of the business and substantially all of the assets. Operating results for DAP in 1991 included net sales of $128 million, taxes on income of $1 million and breakeven net earnings.

    In the second quarter of 1991, the Corporation absorbed an expense provision of $20 million related to the disposition of DAP, net of related income tax expense of $8 million. An expense provision of $41 million, net of a related income tax benefit of $2 million, was previously recorded in the fourth quarter of

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
1990. Net proceeds from the transaction amounted to approximately $84 million. In connection with the execution of the DAP sale agreement, the Banks consented to the sale as required under the Old Credit Agreement subject to an agreement by the Corporation and DAP to deposit the proceeds in a bank account to be held exclusively for use in the Restructuring. As a result, these funds, and interest earned on these funds, were maintained on an interim basis in a restricted bank account and were classified as restricted cash in the Consolidated Balance Sheet until their release in connection with the Restructuring.

RESEARCH AND DEVELOPMENT

    Research and development expenditures are charged to earnings as incurred and amounted to $4 million, $14 million and $12 million in the period of January 1 through May 6, 1993 and in the years ended December 31, 1992 and 1991, respectively.

TAXES ON INCOME AND DEFERRED INCOME TAXES

    Effective January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect as of January 1, 1993 of adopting SFAS No. 109 was a one-time benefit to first quarter 1993 net earnings of $30 million, primarily due to adjusting deferred taxes from historical to current tax rates. Financial statements for periods prior to January 1, 1993 have not been restated to reflect the adoption of this standard.

    Earnings/(loss)   from  continuing   operations  before   taxes  on  income,
extraordinary gain and changes in accounting principles consisted of the following (dollars in millions):

                                                                  JANUARY 1   YEARS ENDED DECEMBER
                                                                   THROUGH            31,
                                                                   MAY 6,     --------------------
                                                                    1993        1992       1991
                                                                 -----------  ---------  ---------
U.S............................................................   $     483   $    (246) $    (217)
Foreign........................................................         174          22         23
                                                                 -----------  ---------  ---------
Total..........................................................         657        (224)      (194)
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

    Taxes on income/(income tax benefit) consisted of the following (dollars in millions):

                                                                  JANUARY 1   YEARS ENDED DECEMBER
                                                                   THROUGH            31,
                                                                   MAY 6,     --------------------
                                                                    1993        1992       1991
                                                                 -----------  ---------  ---------
Current:
  U.S. Federal.................................................   $      13   $     (12) $     (53)
  Foreign......................................................           2           6         12
                                                                 -----------  ---------  ---------
                                                                         15          (6)       (41)
                                                                 -----------  ---------  ---------
Deferred:
  U.S. Federal.................................................          --         (27)       (11)
  Foreign......................................................           2          --         (1)
                                                                 -----------  ---------  ---------
                                                                          2         (27)       (12)
                                                                 -----------  ---------  ---------
Total..........................................................          17         (33)       (53)
                                                                 -----------  ---------  ---------
                                                                 -----------  ---------  ---------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The difference between the statutory U.S. Federal income tax/(benefit) rate and the Corporation's effective income tax/(benefit) rate is summarized as follows:

                                                               JANUARY 1    YEARS ENDED DECEMBER 31,
                                                                THROUGH
                                                                MAY 6,      ------------------------
                                                                 1993          1992         1991
                                                             -------------  -----------  -----------
Statutory U.S. Federal income tax/(benefit) rate...........        34.0%       (34.0 )%     (34.0 )%
Nontaxable effects of adopting fresh start accounting......       (41.4)           --        --
Capitalized restructuring fees.............................          2.0           --           --
Foreign tax rate differential..............................          1.3          7.7          8.3
Valuation allowance adjustment.............................          2.3           --           --
Unbenefited NOL Carryforward...............................          2.3         12.6           --
Other, net.................................................          2.1         (1.3  )      (1.8  )
                                                                   -----        -----        -----
Effective income tax/(benefit) rate........................          2.6        (15.0  )     (27.5  )
                                                                   -----        -----        -----
                                                                   -----        -----        -----

    Temporary differences and carryforwards which give rise to current and long-term deferred tax (assets)/liabilities as of May 6, 1993 were as follows (dollars in millions):

                                                                                          AS OF
                                                                                         MAY 6,
                                                                                          1993
                                                                                       -----------
Property, plant and equipment........................................................   $     148
Debt discount........................................................................          32
                                                                                       -----------
Deferred tax liabilities.............................................................         180
                                                                                       -----------
Pension and retiree medical benefits.................................................         (85)
Reserves not deductible until paid...................................................         (47)
Other................................................................................          (2)
                                                                                       -----------
Deferred tax assets before valuation allowance.......................................        (134)
Valuation allowance..................................................................          85
                                                                                       -----------
Deferred tax assets..................................................................         (49)
                                                                                       -----------
Net deferred tax liabilities.........................................................         131
                                                                                       -----------
                                                                                       -----------

    A valuation allowance has been provided for deferred tax assets relating to pension and retiree medical benefits due to the long-term nature of their realization. Because of the uncertainty regarding the application of the Code to the Corporation's NOL Carryforwards as a result of the Prepackaged Plan, no deferred tax asset is recorded.

    The Corporation has NOL Carryforwards of $113 million remaining from 1992 after a reduction due to cancellation of indebtedness from the Prepackaged Plan. These NOL Carryforwards may be used to offset U.S. taxable income through 2007. The Code will limit the Corporation's annual use of its NOL Carryforwards to the lesser of its taxable income or approximately $30 million plus any unused limit from prior years. Furthermore, due to the uncertainty regarding the application of the Code to the exchange of stock for debt, the Corporation's NOL Carryforwards could be further reduced or eliminated. The Corporation has a $3 million minimum tax credit which may be used to offset U.S. regular tax liability in future years.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    During 1991 and 1992, deferred income taxes resulted from certain items being treated differently for financial reporting purposes than for income tax purposes. The tax effect of such differences is summarized as follows (dollars in millions):

                                                                                YEARS ENDED DECEMBER
                                                                                        31,
                                                                                --------------------
                                                                                  1992       1991
                                                                                ---------  ---------
Tax benefit carryforwards.....................................................  $     (19) $      (9)
Accelerated tax depreciation..................................................         (5)        --
Other, net....................................................................         (3)        (3)
                                                                                      ---        ---
Total deferred provision......................................................        (27)       (12)
Classification adjustment of prior years' deferrals...........................          2         (1)
                                                                                      ---        ---
Increase/(decrease) in deferred taxes.........................................        (25)       (13)
                                                                                      ---        ---
                                                                                      ---        ---

    The Corporation does not provide for U.S. Federal income taxes on the portion of undistributed earnings of foreign subsidiaries which are intended to be permanently reinvested. The cumulative amount of such undistributed earnings totaled approximately $75 million as of May 6, 1993. Any future repatriation of undistributed earnings would not, in the opinion of management, result in significant additional taxes.

INVENTORIES

    In accordance with the implementation of fresh start accounting, inventories were stated at fair market value as of May 6, 1993. Most of the Corporation's domestic and Mexican inventories are valued under the LIFO method.As of May 6, 1993, the LIFO values of these inventories were $103 million and would have been the same if they were valued under the FIFO and average production cost methods. Inventories valued under the LIFO method totaled $72 million as of December 31, 1992 and would have been $25 million higher if they were valued under the FIFO and average production cost methods. The remaining inventories as of December 31, 1992 were stated at the lower of cost or market, under the FIFO or average production cost methods. Inventories include material, labor and applicable factory overhead costs. Inventory classifications were as follows (dollars in millions):

                                                                                         AS OF
                                                                          AS OF      DECEMBER 31,
                                                                       MAY 6, 1993       1992
                                                                       -----------  ---------------
Finished goods and work-in-process...................................   $      87      $      66
Raw materials........................................................          54             40
Supplies.............................................................           7              7
                                                                            -----          -----
Total................................................................         148            113
                                                                            -----          -----
                                                                            -----          -----

    The LIFO value of U.S. domestic inventories under fresh start accounting exceeded that computed for U.S. Federal income tax purposes by $26 million as of May 6, 1993. As of December 31, 1992, the LIFO value of USG Interiors' inventories acquired under the purchase method exceeded that computed for U.S. Federal income tax purposes by $6 million.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment were stated at fair market value as of May 6, 1993 in accordance with fresh start accounting and at cost as of December 31, 1992. Provisions for depreciation are determined principally on a straight-line basis over the expected average useful lives of composite asset groups. Depletion is computed on a basis calculated to spread the cost of gypsum and other applicable

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
resources over the estimated quantities of material recoverable. Interest during construction is capitalized on major property additions. Property, plant and equipment classifications were as follows (dollars in millions):

                                                                          AS OF         AS OF
                                                                         MAY 6,      DECEMBER 31,
                                                                          1993           1992
                                                                       -----------  --------------
Land and mineral deposits............................................   $      61     $       41
Buildings and realty improvements....................................         228            401
Machinery and equipment..............................................         478          1,012
                                                                            -----        -------
                                                                              767          1,454
Reserves for depreciation and depletion..............................          --           (654)
                                                                            -----        -------
Total................................................................         767            800
                                                                            -----        -------
                                                                            -----        -------

LEASES

    The Corporation leases certain of its offices, buildings, machinery and equipment, and autos under noncancellable operating leases. These leases have various terms and renewal options. Lease expense amounted to $11 million, $31 million and $26 million in the period of January 1 through May 6, 1993 and in the years ended December 31, 1992 and 1991, respectively.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INDEBTEDNESS

    Total debt, including currently maturing debt, consisted of the following (dollars in millions):

                                                                        AS OF        AS OF
                                                                       MAY 6,     DECEMBER 31,
                                                                        1993          1992
                                                                      ---------  --------------
SECURED DEBT:
Bank Debt:
  Bank Term Loan, installments due through 2000.....................  $     540    $      840
  Revolving Credit Facility.........................................         --           140
  Capitalized Interest Notes, due through 2000......................         56            --
Senior notes and debentures:
  7 3/8% Senior Notes due 1991......................................         --           100
  8% Senior Notes due 1995..........................................         75            --
  8% Senior Notes due 1996..........................................         90           100
  8% Senior Notes due 1997..........................................        100           100
  9% Senior Notes due 1998..........................................         35            --
  10 1/4% Senior Notes due 2002.....................................        340            --
  7 7/8% Sinking Fund Debentures due 2004...........................         41            41
  8 3/4% Sinking Fund Debentures due 2017...........................        200           200
Other secured debt, average interest rates, 10.5% and 10.9%, varying
 payments through 1999..............................................         40            37
UNSECURED DEBT:
Industrial revenue bonds, 5.9% ranging to 10.25%, due through
 2014...............................................................         39            38
Old Subordinated Debentures:
  13 1/4% Senior Subordinated Debentures due 2000, sinking fund of
   $300 million due 1999............................................         --           600
  16% Junior Subordinated Debentures due 2008, sinking fund
   commencing 2004..................................................         --           515
                                                                      ---------       -------
Total principal amount of debt......................................      1,556         2,711
Less unamortized reorganization discount............................        (95)           --
                                                                      ---------       -------
Total carrying amount of debt.......................................      1,461         2,711
                                                                      ---------       -------
                                                                      ---------       -------

    As of May 6, 1993, the Corporation and its subsidiaries had $1,556 million total principal amount of debt (before unamortized reorganization discount) on a consolidated basis. Of such total debt, $118 million represented direct borrowings by the subsidiaries, including $38 million of industrial revenue bonds, $41 million of 7 7/8% sinking fund debentures issued by U.S. Gypsum in 1974 and subsequently assumed by the Corporation on a joint and several basis in 1985, $33 million of debt (primarily project financing) incurred by the Corporation's foreign subsidiaries other than CGC, $4 million of working capital borrowings by CGC, and $3 million of other long-term borrowings by CGC.

    Throughout  the Restructuring process (from December 31, 1990 through May 6,
1993), most long-term debt issues were included in current liabilities due to various defaults upon certain of the debt issues which allowed for the possible triggering of acceleration and cross-acceleration provisions. Upon consummation of the Prepackaged Plan, all previously existing defaults were waived or cured and long-term debt included in current liabilities was treated in accordance with the Prepackaged Plan as described in "Financial Restructuring" note above.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The Bank Debt and most other senior debt are secured by a pledge of all of the shares of the Corporation's major domestic subsidiaries and 65% of the shares of certain of its foreign subsidiaries, including CGC, pursuant to a collateral trust arrangement controlled primarily by holders of the Bank Debt. The rights of the Corporation and its creditors to the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Corporation may itself be a creditor with enforceable claims against such subsidiary. The average rate of interest on the Bank Term Loan, excluding default interest which was cured or waived in accordance with the Prepackaged Plan, was 6.5% in the period of January 1 through May 6, 1993. The rate of interest on the Capitalized Interest Notes issued on May 6, 1993 in connection with the provisions of the Prepackaged Plan was 5.4% based on LIBOR plus 2 1/4%.

    The "Other Secured Debt" category shown in the table above primarily includes short-term and long-term borrowings from several foreign banks by USG International used principally to finance construction of the Aubange, Belgium ceiling tile plant. This debt is secured by a lien on the assets of the Aubange plant and has restrictive covenants that restrict, among other things, the payment of dividends. Foreign borrowings made by the Corporation's international operations are generally allowed, within certain limits, under provisions of the Credit Agreement.

    In general, the Credit Agreement restricts, among other things, the incurrence of additional indebtedness, mergers, asset dispositions, investments, prepayment of other debt, dealings with affiliates, capital expenditures, payment of dividends and lease commitments.

    The fair market value of debt as of May 6, 1993 was $1,421 million, based on estimates of fair market value calculated in connection with implementation of fresh start accounting, excluding other secured debt, primarily representing financing for construction of the Aubange plant that is secured by a direct lien on its assets, which was not practicable to estimate. As of December 31, 1992, the fair market value of debt amounted to $679 million, based on indicative bond prices as of that date excluding the following items which were not practicable to estimate: (i) the bank debt for which there was no active market; (ii) the 7 7/8% senior debentures due 2004 virtually all of which were owned by a single investment group; and (iii) the other secured debt which primarily represented financing for construction of the Aubange plant as described above.

PENSION PLANS

    The Corporation and most of its subsidiaries have defined benefit retirement plans for all eligible employees. Benefits of the plans are generally based on years of service and employees' compensation during the last years of employment. The Corporation's contributions are made in accordance with independent actuarial reports which, for most plans, required minimal funding in the period of January 1 through May 6, 1993 and the years ended December 31, 1992 and 1991. Net pension expense/(benefit) included the following components (dollars in millions):

                                                      JANUARY 1
                                                       THROUGH        YEARS ENDED DECEMBER 31,
                                                       MAY 6,     --------------------------------
                                                        1993           1992             1991
                                                     -----------  ---------------  ---------------
Service cost-benefits earned during the period.....   $       3      $       9        $       5
Interest cost on projected benefit obligation......          11             29               29
Actual return on plan assets.......................         (15)           (14)             (79)
Unrecognized prior service cost....................           1              2                2
Net amortization/(deferral)........................           2            (25)              41
                                                          -----          -----            -----
Net pension expense/(benefit)......................           2              1               (2)
                                                          -----          -----            -----
                                                          -----          -----            -----

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    The pension plan assets, which consist primarily of publicly traded common stocks and debt securities, had an estimated fair market value that equaled the projected benefit obligation as of May 6, 1993 and exceeded the projected benefit obligation as of December 31, 1992. The following table presents a reconciliation of the total assets of the pension plans to the projected benefit obligation (dollars in millions):

                                                                       As of           As of
                                                                      May 6,       December 31,
                                                                       1993            1992
                                                                   -------------  ---------------
Amount of assets available for benefits:
  Funded assets of the plans at fair market value................    $     379       $     383
  Accrued pension expense........................................           25              15
                                                                         -----           -----
Total assets of the plans........................................          404             398
                                                                         -----           -----
Present value of estimated pension obligation:
  Vested benefits................................................          298             252
  Nonvested benefits.............................................           24              18
                                                                         -----           -----
Accumulated benefit obligation...................................          322             270
Additional benefits based on projected future salary increases...           82              66
                                                                         -----           -----
Projected benefit obligation.....................................          404             336
                                                                         -----           -----
Assets in excess of projected benefit obligation.................           --              62
                                                                         -----           -----
                                                                         -----           -----

    Assets in excess of projected benefit obligation consisted of the following (dollars in millions):

                                                                       As of           As of
                                                                      May 6,       December 31,
                                                                       1993            1992
                                                                   -------------  ---------------
Net assets existing at the date of adoption of SFAS No. 87 not
 yet recognized..................................................    $      --       $      32
Unrecognized net gain due to changes in assumptions and
 differences between actual and estimated experience.............           --              43
Unrecognized cost of retroactive benefits granted by plan
 amendments......................................................           --             (13)
                                                                         -----           -----
Assets in excess of projected benefit obligation.................           --              62
                                                                         -----           -----
                                                                         -----           -----

    The expected long-term rate of return on plan assets was 9% for both the period of January 1 through May 6, 1993 and the year ended December 31, 1992. The assumed weighted average discount rate used in determining the accumulated benefit obligation was 8% and 9% as of May 6, 1993 and December 31, 1992, respectively. The rate of increases in projected future compensation levels was 5.5% for the period of January 1 through May 6, 1993 and the year ended December 31, 1992. The unrecognized cost of retroactive benefits granted by plan amendments was being amortized over 13 years as of December 31, 1992.

POSTRETIREMENT BENEFITS

    The Corporation maintains plans that provide retiree health care and life insurance benefits for all eligible employees. Employees generally become eligible for the retiree benefit plans when they meet minimum retirement age and service requirements. The cost of providing most of these benefits is shared with retirees.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Effective January 1, 1993, the Corporation adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," for its retiree benefit plans. Under this accounting standard, the Corporation is required to accrue the estimated cost of retiree benefit payments during employees' active service period. The Corporation elected to recognize this change in accounting principles on the immediate recognition basis. The cumulative effect as of January 1, 1993 of adopting SFAS No. 106 was a one-time after-tax charge to first quarter 1993 net earnings of $180 million. The Corporation previously expensed the cost of these benefits, which principally relate to health care, as claims were incurred. These costs were $8 million and $7 million in the years ended December 31, 1992 and 1991, respectively.

    The following table summarizes the components of net periodic postretirement benefit cost for the period of January 1 through May 6, 1993 (dollars in millions):

                                                                                     JANUARY 1
                                                                                      THROUGH
                                                                                      MAY 6,
                                                                                       1993
                                                                                  ---------------
Service cost of benefits earned.................................................     $       1
Interest on accumulated postretirement benefit obligation.......................             5
                                                                                           ---
Net periodic postretirement benefit cost........................................             6
                                                                                           ---
                                                                                           ---

    The status of the Corporation's accrued postretirement benefit cost as of May 6, 1993 was as follows (dollars in millions):

                                                                                          As of
                                                                                         May 6,
                                                                                          1993
                                                                                       -----------
Accumulated postretirement benefit obligation:
  Retirees...........................................................................   $     118
  Fully eligible active participants.................................................          13
  Other active participants..........................................................          62
                                                                                       -----------
Accrued postretirement benefit cost liability recognized on the Consolidated Balance
 Sheet...............................................................................   $     193
                                                                                       -----------
                                                                                       -----------

    The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 13% as of May 6, 1993 with a gradually declining rate to 6% by the year 2000 and remaining at that level thereafter. A one-percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of May 6, 1993 by $18 million and increase the net periodic postretirement benefit cost for the period of January 1 through May 6, 1993 by $1 million. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 8%.

MANAGEMENT PERFORMANCE PLAN

    The Performance Plan reserved 8,600,000 shares of common stock for issuance in connection with grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, performance shares and performance units.

    In accordance with the Prepackaged Plan, all outstanding stock options (for 3,786,575 shares) were cancelled without consideration, 1,016,090 shares of restricted and deferred stock were cashed-out pursuant to "change in control"
provisions  contained  in  the  Performance  Plan,  and  25,580  shares   (after

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
giving effect to the Reverse Stock Split) of restricted stock and awards for deferred stock yet to be issued remained outstanding as a consequence of certain waivers of the change in control event by senior members of management.

    Limitations on the Performance Plan in accordance with the Prepackaged Plan provide that: (i) options to purchase a number of shares not to exceed 7.5% of the number of shares of New Common Stock outstanding immediately after giving effect to the Reverse Stock Split and all distributions of New Common Stock under the Prepackaged Plan will be reserved for management incentives (2,788,350 shares); (ii) a portion of such options (not to exceed 4.5% of such number of outstanding shares) may be granted immediately upon consummation of the Prepackaged Plan; (iii) prior to June 22, 1997, the Corporation will not issue, award or grant, for compensatory purposes, any stock (including restricted and deferred stock grants and awards), stock options, stock appreciation rights or other stock-based awards, except for the options described above or as may otherwise be approved by the Corporation's stockholders; and (iv) reference to the year "1988" is deleted from the name of the Performance Plan.

PREFERRED SHARE PURCHASE RIGHTS

    On June 6, 1988, the Corporation adopted a Preferred Share Purchase Rights Plan and pursuant to its provisions declared, subject to the consummation of the 1988 Recapitalization, the distribution of one Right upon each new share of common stock issued in the 1988 Recapitalization. The 1988 Recapitalization became effective July 13,1988 and the distribution occurred immediately thereafter. The Rights contain provisions which are intended to protect stockholders in the event of an unsolicited attempt to acquire the Corporation.

    The Preferred Share Purchase Rights Plan was terminated in connection with implementation of the Prepackaged Plan. On May 6, 1993, the Rights Agreement was adopted with provisions substantially similar to the old rights except that: (i) the purchase price of the Rights was reset; (ii) the expiration of the Rights was extended; (iii) a so-called "flip-in" feature and exchange feature was added; (iv) certain exemptions were added permitting certain acquisitions and the continued holding of common shares by Water Street and its affiliates in excess of the otherwise specified thresholds; (v) the redemption price was reduced; and (vi) the amendment provision was liberalized.

    Under the terms of the Rights Agreement and subject to certain exceptions for Water Street and its affiliates, generally the Rights become exercisable (i) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than the Corporation, any employee benefit plan of the Corporation, any entity holding Common Stock for or pursuant to the terms of any such plan has beneficial ownership (as defined in the Rights Agreement) of 20% or more of the then outstanding Common Stock, (ii) 10 days following the date of a public announcement that a person or group of affiliated or associated persons (an "Adverse Person") has beneficial ownership of 10% or more of the then outstanding Common Stock, the acquisition of which has been determined by the Board to present an actual threat of an acquisition of the Corporation that would not be in the best interest of the Corporation's stockholders or (iii) 10 days following the date of commencement of, or public announcement of, a tender offer or exchange offer for 30% or more of the Common Stock. When exercisable, each of the Rights entitles the registered holder to purchase one-hundredth of a share of a junior participating preferred stock, series C, $1.00 par value per share, at a price of $35.00 per one-hundredth of a preferred share, subject to adjustment.

    In the event that the Corporation is the surviving corporation in a merger or other business combination involving an Acquiring Person or an Adverse Person and the Common Stock remains outstanding and unchanged or in the event that an Acquiring Person or an Adverse Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision will be made so that each holder of a Right, other than Rights that are or were beneficially owned (as defined in the Rights

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Agreement) by the Acquiring Person or the Adverse Person, as the case may be, on the earliest of the Distribution Date, the date the Acquiring Person acquires 20% or more of the outstanding Common Stock or the date the Adverse Person becomes such (which will thereafter be void), will thereafter have the right to receive upon exercise thereof that number of shares of Common Stock having a market value at the time of such transaction of two times the exercise price of the Right. In addition, under certain circumstances the Board has the option of exchanging all or part of the Rights (excluding void Rights) for Common Stock in the manner described in the Rights Agreement. The Rights Agreement also contains a so-called "flip-in" feature which provides that if any person or group of affiliated or associated persons becomes an Adverse Person, then the provisions of the preceding two sentences shall apply.

WARRANTS

    On May 6, 1993, a total of 2,602,566 Warrants were issued to holders of the Old Junior Subordinated Debentures in addition to the shares of common stock issued to such holders, all as provided by the Prepackaged Plan. Upon issuance, each of the Warrants entitled the holder to purchase one share of common stock at a purchase price of $16.14 per share, subject to adjustment under certain events.

    The Warrants are exercisable, subject to applicable securities laws, at any time prior to May 6, 1998. Each share of common stock issued upon exercise of a Warrant prior to the Distribution Date (as defined in the Rights Agreement) and prior to the redemption or expiration of the Rights will be accompanied by an attached Right issued under the terms and subject to the conditions of the Rights Agreement as it may then be in effect.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

STOCKHOLDERS' EQUITY

    Changes in stockholders' equity are summarized as follows (dollars in millions):

                                                                        January 1   Years ended December 31,
                                                                         through
                                                                         May 6,     ------------------------
                                                                          1993         1992         1991
                                                                       -----------  -----------  -----------
COMMON STOCK:
Beginning Balance....................................................   $       5    $       5    $       5
Reverse Stock Split..................................................          (4)          --           --
Issuance of New Common Stock.........................................           3           --           --
                                                                       -----------  -----------  -----------
Ending Balance.......................................................           4            5            5
                                                                       -----------  -----------  -----------
CAPITAL RECEIVED IN EXCESS OF PAR VALUE:
Beginning Balance....................................................          23           24           23
Restructuring adjustments............................................         444           --           --
Fresh start accounting adjustment....................................        (467)          --           --
Other, net...........................................................          --           (1)           1
                                                                       -----------  -----------  -----------
Ending Balance.......................................................          --           23           24
                                                                       -----------  -----------  -----------
DEFERRED CURRENCY TRANSLATION:
Beginning Balance....................................................          (8)          --           --
Change during the period.............................................           1           (8)          --
Fresh start accounting adjustment....................................           7           --           --
                                                                       -----------  -----------  -----------
Ending Balance.......................................................          --           (8)          --
                                                                       -----------  -----------  -----------
REINVESTED EARNINGS/(DEFICIT):
Beginning Balance....................................................      (1,900)      (1,709)      (1,546)
Net earnings/(loss)..................................................       1,434         (191)        (161)
Fresh start accounting adjustment....................................         467           --           --
Other, net...........................................................          (1)          --           (2)
                                                                       -----------  -----------  -----------
Ending Balance.......................................................          --       (1,900)      (1,709)
                                                                       -----------  -----------  -----------
Total stockholders' equity/(deficit).................................           4       (1,880)      (1,680)
                                                                       -----------  -----------  -----------
                                                                       -----------  -----------  -----------

    The Corporation is authorized to issue 36,000,000 shares of $1 par value preferred stock, however, none were outstanding as of May 6, 1993 or December 31, 1992.

    As of May 6, 1993, the number of authorized shares of common stock, $0.10 par value, was 200,000,000 shares, reduced from 300,000,000 shares in accordance with the Prepackaged Plan. After giving effect to the Reverse Stock Split and distribution of New Common Stock pursuant to the Prepackaged Plan, there were 37,157,458 shares of common stock outstanding, excluding 27,556 shares held in treasury, as of May 6, 1993. As of December 31, 1992, there were 55,757,394 shares of common stock outstanding, after deducting 368,409 shares held in treasury. The treasury shares were acquired through the forfeiture of restricted stock.

LITIGATION

    One of  the  Corporation's  subsidiaries, U.S.  Gypsum,  is  among  numerous defendants in lawsuits arising out of the manufacture and sale of asbestos-containing building materials. U.S. Gypsum sold certain asbestos-containing products beginning in the 1930's; in most cases the products were discontinued or asbestos was removed from the product formula by 1972, and no asbestos-containing

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
products were sold after 1977. Some of these lawsuits seek to recover compensatory and in many cases punitive damages for costs associated with maintenance or removal and replacement of products containing asbestos (the "Property Damage Cases"). Others of these suits (the "Personal Injury Cases") seek to recover compensatory and in many cases punitive damages for personal injury allegedly resulting from exposure to asbestos and asbestos-containing products. It is anticipated that additional personal injury and property damage cases containing similar allegations will be filed.

    As discussed below, U.S. Gypsum has substantial personal injury and property damage insurance for the years involved in the asbestos litigation. Prior to 1985, when an asbestos exclusion was added to U.S. Gypsum's policies, U.S. Gypsum purchased comprehensive general liability insurance policies covering personal injury and property damage in an aggregate face amount of approximately $850 million. Insurers that issued approximately $100 million of these policies are presently insolvent. Because U.S. Gypsum's insurance carriers initially responded to its claims for defense and indemnification with various theories denying or limiting coverage and the applicability of their policies, U.S. Gypsum filed a declaratory judgment action against them in the Circuit Court of Cook County, Illinois on December 29, 1983. (U.S. GYPSUM CO. V. ADMIRAL
INSURANCE CO., ET AL.) (the "Coverage Action"). U.S. Gypsum alleges in the Coverage Action that the carriers are obligated to provide indemnification for settlements and judgments and, in some cases, defense costs incurred by U.S. Gypsum in personal injury and property damage cases in which it is a defendant. The current defendants are ten insurance carriers that provided comprehensive general liability insurance coverage to U.S. Gypsum between the 1940's and 1984. As discussed below, several carriers have settled all or a portion of the claims in the Coverage Action.

    U.S. Gypsum's aggregate expenditures for all asbestos-related matters, including property damage, personal injury, insurance coverage litigation and related expenses, exceeded aggregate insurance payments by $10.9 million and $25.8 million in the years ended December 31, 1991 and 1992, respectively, and by $3.8 million in the period of January 1 through May 6, 1993.

PROPERTY DAMAGE CASES

    The Property Damage Cases have been brought against U.S. Gypsum by a variety of plaintiffs, including school districts, state and local governments, colleges and universities, hospitals, and private property owners. U.S. Gypsum is one of many defendants in four cases that have been certified as class actions and others that request such certification. One class action suit is brought on behalf of owners and operators of all elementary and secondary schools in the United States that contain or contained friable asbestos-containing material. (IN RE ASBESTOS SCHOOL LITIGATION, U.S.D.C., E.D. Pa.) Approximately 1,350 school districts opted out of the class, some of which have filed or may file separate lawsuits or are participants in a state court class action involving approximately 333 school districts in Michigan. (BOARD OF EDUCATION OF THE CITY OF DETROIT, ET AL. V. THE CELOTEX CORP., ET AL., Cir. Ct. for Wayne County, Mich.) On April 10, 1992, a state court in Philadelphia certified a class consisting of all owners of buildings leased to the federal government. (PRINCE GEORGE CENTER, INC. V. U.S. GYPSUM CO., ET AL., Ct. of Common Pleas, Philadelphia, Pa.) On September 4, 1992, a Federal district court in South Carolina conditionally certified a class comprised of all colleges and universities in the United States, which certification is presently limited to the resolution of certain allegedly "common" liability issues. (CENTRAL WESLEYAN COLLEGE, V. W.R. GRACE & CO., ET AL., U.S.D.C., S.C.). On December 23, 1992, a case was filed in state court in South Carolina purporting to be a "voluntary" class action on behalf of owners of all buildings containing certain types of asbestos-containing products manufactured by the nine named defendants, including U.S. Gypsum, other than buildings owned by the federal or state governments, single family residences, or buildings at issue in the four above described class actions (ANDERSON COUNTY HOSPITAL V. W.R. GRACE & CO., ET AL., Court of Common Pleas, Hampton Co., S.C. (the "Anderson Case"). On January 14, 1993, the plaintiff filed an amended complaint that added a number of defendants, including the Corporation. The

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
amended complaint alleges, among other things, that the guarantees executed by U.S. Gypsum in connection with the 1988 Recapitalization, as well as subsequent distributions of cash from U.S. Gypsum to the Corporation, rendered U.S. Gypsum insolvent and constitute a fraudulent conveyance. The suit seeks to set aside the guarantees and recover the value of the cash flow "diverted" from U.S. Gypsum to the Corporation in an amount to be determined. This case has not been certified as a class action and no other threshold issues, including whether the South Carolina Courts have personal jurisdiction over the Corporation, have been decided. The damages claimed against U.S. Gypsum in the class action cases are unspecified. U.S. Gypsum has denied the substantive allegations of each of the Property Damage Cases and intends to defend them vigorously except when advantageous settlements are possible.

    As of May 6, 1993, 67 Property Damage Cases were pending against U.S. Gypsum; however, the number of buildings involved is greater than the number of cases because many of these cases, including the class actions referred to above, involve multiple buildings. Approximately 40 property damage claims have been threatened against U.S. Gypsum.

    In total, U.S. Gypsum has settled property damage claims of approximately 187 plaintiffs involved in approximately 71 cases. Twenty-two cases have been tried to verdict, 13 of which were won by U.S. Gypsum and 7 lost; two other cases, one won at the trial level and one lost, were settled after appeals. Appeals are pending in 4 of the tried cases. In the cases lost, compensatory damage awards against U.S. Gypsum have totaled $12.5 million. Punitive damages totaling $5.5 million were entered against U.S. Gypsum in four trials. Two of the punitive damage awards, totaling $1.45 million, were paid after appeals were exhausted; a third was settled after the verdict was reversed on appeal. The remaining punitive award is on appeal.

    In 1991, 13 new Property Damage Cases were filed against U.S. Gypsum, 11 were dismissed before trial, 8 were settled, 2 were closed following trial or appeal, and 100 were pending at year end; U.S. Gypsum expended $22.2 million for the defense and resolution of Property Damage Cases and received insurance payments of $13.8 million in 1991. In 1992, 7 new Property Damage Cases were filed against U.S. Gypsum, 10 were dismissed before trial, 18 were settled, 3 were closed following trial or appeal, and 76 were pending at year end. U.S. Gypsum expended $34.9 million for the defense and resolution of Property Damage Cases and received insurance payments of $10.2 million in 1992. In the period of January 1 through May 6, 1993, no new Property Damage Cases were filed against U.S. Gypsum, 2 were dismissed before trial, 7 were settled, and 67 were pending at the end of the period. U.S. Gypsum expended $7.0 million for the defense and resolution of Property Damage Cases and received insurance payments of $3.7 million in the period.

    In the Property Damage Cases litigated to date, a defendant's liability for compensatory damages, if any, has been limited to damages associated with the presence and quantity of asbestos-containing products manufactured by that defendant which are identified in the buildings at issue, although plaintiffs in some cases have argued that principles of joint and several liability should apply. Because of the unique factors inherent in each of the Property Damage Cases, including the lack of reliable information as to product identification and the amount of damages claimed against U.S. Gypsum in many cases, including the class actions described above, management is unable to make a reasonable estimate of the cost of disposing of pending Property Damage Cases.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

PERSONAL INJURY CASES

    U.S. Gypsum was among numerous defendants in asbestos personal injury suits and administrative claims involving 57,645 claimants pending as of May 6, 1993. All asbestos bodily injury claims pending in the federal courts, including approximately one-third of the Personal Injury Cases pending against U.S. Gypsum, have been consolidated in the United States District Court for the Eastern District of Pennsylvania.

    U.S. Gypsum is a member, together with 19 other former producers of asbestos-containing products, of the Center for Claims Resolution (the
"Center"). The Center has assumed the handling, including the defense and settlement, of all Personal Injury Cases pending against U.S. Gypsum and the other members of the Center. Each member of the Center is assessed a portion of the liability and defense costs of the Center for the Personal Injury Cases handled by the Center, according to predetermined allocation formulas. Five of U.S. Gypsum's insurance carriers that in 1985 signed an Agreement Concerning Asbestos-Related Claims (the "Wellington Agreement") are supporting insurers (the "Supporting Insurers") of the Center. The Supporting Insurers are obligated to provide coverage for the defense and indemnity costs of the Center's members pursuant to the coverage provisions in the Wellington Agreement. Claims for punitive damages are defended but not paid by the Center; if punitive damages are recovered, insurance coverage may be available under the Wellington Agreement depending on the terms of particular policies and applicable state law. Punitive damages have not been awarded against U.S. Gypsum in any of the Personal Injury Cases. Virtually all of U.S. Gypsum's personal injury liability and defense costs are paid by those of its insurance carriers that are Supporting Insurers. The Supporting Insurers provided approximately $350 million of the total coverage referred to above.

    On January 15, 1993, U.S. Gypsum and the other members of the Center were named as defendants in a class action filed in the U.S. District Court for the Eastern District Pennsylvania (GEORGINE ET AL. v. AMCHEM PRODUCTS INC., ET AL., Case No. 93-CV-0215) (hereinafter "Georgine," formerly known as "Carlough"). The complaint generally defines the class of plaintiffs as all persons who have been occupationally exposed to asbestos-containing products manufactured by the defendants and who had not filed an asbestos personal injury suit as of the date of the filing of the class action. Simultaneously with the filing of the class action, the parties filed a settlement agreement in which the named plaintiffs, proposed class counsel, and the defendants agreed to settle and compromise the claims of the proposed class. The settlement, if approved by the court, will implement for all future Personal Injury Cases, except as noted below, an administrative compensation system to replace judicial claims against the defendants, and will provide fair and adequate compensation to future claimants who can demonstrate exposure to asbestos-containing products manufactured by the defendants and the presence of an asbestos-related disease. Class members will be given the opportunity to "opt out," or elect to be excluded from the settlement, although the defendants reserve the right to withdraw from the settlement if the number of opt outs is, in their sole judgment, excessive. In addition, in each year a limited number of claimants will have certain rights to prosecute their claims for compensatory (but not punitive) damages in court in the event they reject compensation offered by the administrative processing of their claim.

    The Center members, including U.S. Gypsum, have instituted proceedings against those of their insurance carriers that had not consented to support the settlement, seeking a declaratory judgment that the settlement is reasonable and, therefore, that the carriers are obligated to fund their portion of it. Consummation of the settlement is contingent upon, among other things, court approval of the settlement and a favorable ruling in the declaratory judgment proceedings against the non-consenting insurers. It is anticipated that appeals will follow the district court's ruling on the fairness and reasonableness of the settlement.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Each of the defendants has committed to fund a defined portion of the settlement, up to a stated maximum amount, over the initial ten-year period of the agreement (which is automatically extended unless terminated by the defendants). Taking into account the provisions of the settlement agreement concerning the maximum number of claims that must be processed in each year and the total amount to be made available to the claimants, the Center estimates that U.S. Gypsum will be obligated to fund a maximum of approximately $125 million of the class action settlement, exclusive of expenses, with a maximum payment of less than $18 million in any single year; of the total amount of U.S. Gypsum's obligation, all but approximately $13 million or less is expected to be paid by U.S. Gypsum's insurance carriers.

    During 1991, approximately 13,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 6,300 were settled or dismissed. U.S. Gypsum incurred expenses of $15.1 million in 1991 with respect to Personal Injury Cases, of which $15.0 million was paid by insurance. During 1992, approximately 20,100 Personal Injury Cases were filed against U.S. Gypsum and approximately 10,600 were settled or dismissed. U.S. Gypsum incurred expenses of $21.6 million in 1992 with respect to Personal Injury Cases of which $21.5 million was paid by insurance. In the period of January 1 through May 6, 1993, approximately 8,700 Personal Injury Cases were filed against U.S. Gypsum and approximately 5,300 were settled or dismissed. U.S. Gypsum incurred expenses of $10.9 million in the period with respect to Personal Injury Cases of which $10.8 million was paid by insurance. As of May 6, 1993, December 31, 1992 and December 31, 1991, approximately 58,000, 54,000 and 43,000 Personal Injury Cases were outstanding against U.S. Gypsum, respectively.

    U.S. Gypsum's average settlement cost for Personal Injury Cases over the past three years has been approximately $1,350 per claim, exclusive of defense costs. Management anticipates that its average settlement cost is likely to increase due to such factors as the possible insolvency of co-defendants, although this increase may be offset to some extent by other factors, including the possibility for block settlements of large numbers of cases and the apparent increase in the percentage of asbestos personal injury cases that appear to have been brought by individuals with little or no physical impairment. In management's opinion, based primarily upon U.S. Gypsum's experience in the Personal Injury Cases disposed of to date and taking into consideration a number of uncertainties, it is probable that asbestos-related Personal Injury Cases pending against U.S. Gypsum as of December 31, 1992, can be disposed of for an amount estimated to be between $80 million and $100 million, including both indemnity costs and legal fees and expenses. The estimated cost of resolving pending claims takes into account, among other factors, (i) an increase in the number of pending claims; (ii) the settlements of certain large blocks of claims for higher per-case averages than have historically been paid; and (iii) a slight increase in U.S. Gypsum's historical settlement average. No accrual has been recorded for this amount because, pursuant to the Wellington Agreement, U.S. Gypsum's Supporting Insurers are obligated to pay these costs.

    Assuming that the Georgine class action settlement referred to above is approved substantially in its current form, management estimates, based on assumptions supplied by the Center, U.S. Gypsum's maximum total exposure in Personal Injury Cases during the next ten years (the initial term of the agreement), including liability for pending claims, claims resolved as part of the class action settlement, and opt out claims, as well as defense costs and other expenses, at approximately $271 million, of which at least $254 million is expected to be paid by insurance. U.S. Gypsum's additional exposure for claims filed by persons who have opted out of Georgine would depend on the number of such claims that are filed, which cannot presently be determined.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

COVERAGE ACTION

    As indicated above, all of U.S. Gypsum's carriers initially denied coverage for the Property Damage Cases and the Personal Injury Cases, and U.S. Gypsum initiated the Coverage Action to establish its right to such coverage. U.S. Gypsum has voluntarily dismissed the Supporting Insurers referred to above from the personal injury portion of the Coverage Action because they are committed to providing personal injury coverage in accordance with the Wellington Agreement. U.S. Gypsum's claims against the remaining carriers for coverage for the Personal Injury Cases have been stayed since 1984.

    On January 7, 1991, the trial court in the Coverage Action ruled on the applicability of U.S. Gypsum's insurance policies to settlements and one adverse judgment in eight Property Damage Cases. The court ruled that the eight cases were generally covered, and imposed coverage obligations on particular policy years based upon the dates when the presence of asbestos-containing material was "first discovered" by the plaintiff in each case. The court awarded reimbursement of approximately $6.2 million spent by U.S. Gypsum to resolve the eight cases. U.S. Gypsum has appealed the court's ruling with respect to the policy years available to cover particular claims, and the carriers have appealed most other aspects of the court's ruling. These appeals are likely to take a year or more.

    U.S. Gypsum's experience in the Property Damage Cases suggests that "first discovery" dates in the eight cases referred to above (1978 through 1985) are likely to be typical of most pending cases. U.S. Gypsum's total insurance coverage for the years 1978 through 1984 totals approximately $350 million (after subtracting insolvencies and discounts given to settling carriers). However, some pending cases, as well as some cases filed in the future, may be found to have first discovery dates later than August 1, 1984, after which U.S. Gypsum's insurance policies did not provide coverage for asbestos-related claims. In addition, as described below, the first layer excess carrier for the years 1980 through 1984 is insolvent and U.S. Gypsum may be required to pay amounts otherwise covered by those and other insolvent policies. Accordingly, if the court's ruling is affirmed, U.S. Gypsum will likely be required to bear a portion of the cost of the property damage litigation.

    Eight carriers, including two of the Supporting Insurers, have settled U.S. Gypsum's claims for both property damage and personal injury coverage and have been dismissed from the Coverage Action entirely. Four of these carriers have agreed to pay all or a substantial portion of their policy limits to U.S. Gypsum beginning in 1991 and continuing over the next four years. Three other excess carriers, including the two settling Supporting Insurers, have agreed to provide coverage for the Property Damage Cases and the Personal Injury Cases subject to certain limitations and conditions, when and if underlying primary and excess coverage is exhausted. It cannot presently be determined when such coverage might be reached. Taking into account the above settlements, including participation of certain of the settling carriers in the Wellington Agreement, and consumption through December 31, 1992, carriers providing a total of approximately $97 million of unexhausted insurance have agreed, subject to the terms of the various settlement agreements, to cover both Personal Injury Cases and Property Damage Cases. Carriers providing an additional $276 million of coverage that was unexhausted as of December 31, 1992 have agreed to cover Personal Injury Cases under the Wellington Agreement, but continue to contest coverage for Property Damage Cases and remain defendants in the Coverage Action. U.S. Gypsum will continue to seek negotiated resolutions with its carriers in order to minimize the expense and delays of litigation.

    Insolvency proceedings have been instituted against four of U.S. Gypsum's insurance carriers. Midland Insurance Company, declared insolvent in 1986, provided excess insurance ($4 million excess of $1 million excess of $500,000 primary in each policy year) from February 15, 1975 to February 15, 1978; Transit Casualty Company, declared insolvent in 1985, provided excess insurance ($15 million excess of $1 million primary in each policy year) from August 1, 1980 to December 31, 1985; Integrity

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
Insurance Company, declared insolvent in 1986, provided excess insurance ($10 million quota share of $25 million excess of $90 million) from August 1, 1983 to July 31, 1984; and American Mutual Insurance Company, declared insolvent in 1989, provided the primary layer of insurance ($500,000 per year) from February 1, 1963 to April 15, 1971. It is possible that U.S. Gypsum will be required to pay a presently indeterminable portion of the costs that would otherwise have been covered by these policies.

    It is not possible to predict the number of additional lawsuits alleging asbestos-related claims that may be filed against U.S. Gypsum. The number of Personal Injury Claims pending against U.S. Gypsum has increased in each of the last several years. In addition, many Property Damage Cases are still at an early stage and the potential liability therefrom is consequently uncertain. In view of the limited insurance funding currently available for the Property Damage Cases resulting from the continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in the Property Damage Cases that reach trial prior to the completion of the Coverage Action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the Coverage Action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the results of operations or the consolidated financial position of the Corporation.

ENVIRONMENTAL LITIGATION

    The Corporation and certain of its subsidiaries have been notified by state and federal environmental protection agencies of possible involvement as one of numerous "potentially responsible parties" in a number of so-called "Superfund" sites in the United States. In substantially all of these sites, the involvement of the Corporation or its subsidiaries is expected to be minimal. The
Corporation believes that appropriate reserves have been established for its potential liability in connection with all Superfund sites but is continuing to review its accruals as additional information becomes available. Such reserves take into account all known or estimable costs associated with these sites including site investigations and feasibility costs, site cleanup and remediation, legal costs, and fines and penalties, if any. In addition, environmental costs connected with site cleanups on USG-owned property are also covered by reserves established in accordance with the foregoing. The Corporation believes that neither these matters nor any other known governmental proceeding regarding environmental matters will have a material adverse effect upon its earnings or consolidated financial position.

GEOGRAPHIC AND INDUSTRY SEGMENTS

    Transactions between geographic areas are accounted for on an "arm's-length" basis. No single customer accounted for 4% or more of consolidated net sales. Export sales to foreign unaffiliated customers represent less than 10% of consolidated net sales.

    Intrasegment and intersegment eliminations largely reflect intercompany sales from U.S. Gypsum to L&W Supply. Segment operating profit/(loss) includes all costs and expenses directly related to the segment involved and an allocation of expenses which benefit more than one segment. Geographic and industry segment data for 1991 exclude discontinued operations.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

    Variations in the levels of corporate identifiable assets primarily reflect fluctuations in the levels of cash and cash equivalents. Restricted cash of $88 million and $84 million, which represents the proceeds from the sale of DAP, are included in corporate identifiable assets for 1992 and 1991, respectively.

                                                              OPERATING         DEPLETION
JANUARY 1 THROUGH MAY 6, 1993                                  PROFIT/      DEPRECIATION AND         CAPITAL       IDENTIFIABLE
GEOGRAPHIC SEGMENTS                             NET SALES      (LOSS)         AMORTIZATION        EXPENDITURES       ASSETS
- ---------------------------------------------  -----------  -------------  -------------------  -----------------  -----------
                                                                            (DOLLARS IN MILLIONS)
United States:
  Gypsum Products............................   $     303     $      30         $      10           $       6       $     956
  Interior Systems...........................         121            10                 5                   2             562
  Building Products Distribution.............         156            (1)                1                   1             116
  Intrasegment eliminations..................         (73)           --                --                  --              --
  Corporate..................................          --           (11)                2                  --             142
                                               -----------       ------            ------                 ---      -----------
  Total......................................         507            28                18                   9           1,776
Canada.......................................          48             4                 2                   1             198
Other Foreign................................          65             6                 2                   2             221
Transfers between geographic areas...........         (29)           --                --                  --              (1)
                                               -----------       ------            ------                 ---      -----------
Total........................................         591            38                22                  12           2,194
                                               -----------       ------            ------                 ---      -----------
                                               -----------       ------            ------                 ---      -----------

INDUSTRY SEGMENTS
- ---------------------------------------------
Gypsum Products..............................   $     359     $      37         $      13           $       7       $   1,175
Interior Systems.............................         177            13                 6                   4             761
Building Products Distribution...............         156            (1)                1                   1             116
Intersegment eliminations....................        (101)           --                --                  --              --
Corporate....................................          --           (11)                2                  --             142
                                               -----------       ------            ------                 ---      -----------
Total........................................         591            38                22                  12           2,194
                                               -----------       ------            ------                 ---      -----------
                                               -----------       ------            ------                 ---      -----------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                                               DEPLETION
YEAR ENDED DECEMBER 31, 1992                                OPERATING      DEPRECIATION AND          CAPITAL       IDENTIFIABLE
GEOGRAPHIC SEGMENTS                            NET SALES     PROFIT          AMORTIZATION         EXPENDITURES        ASSETS
- ---------------------------------------------  ---------  -------------  ---------------------  -----------------  -------------
                                                                             (DOLLARS IN MILLIONS)
United States:
  Gypsum Products............................  $     889    $      69          $      30            $      25        $     645
  Interior Systems...........................        368           34                 13                   11              260
  Building Products Distribution.............        464            3                  2                    3               95
  Intrasegment eliminations..................       (216)          --                 --                   --               --
  Corporate..................................         --          (30)                 8                    1              423
                                               ---------        -----                ---                  ---      -------------
  Total......................................      1,505           76                 53                   40            1,423
Canada.......................................        149            7                  7                    6               96
Other Foreign................................        208           16                  6                    3              140
Transfers between geographic areas...........        (85)          --                 --                   --               --
                                               ---------        -----                ---                  ---      -------------
Total........................................      1,777           99                 66                   49            1,659
                                               ---------        -----                ---                  ---      -------------
                                               ---------        -----                ---                  ---      -------------

INDUSTRY SEGMENTS
- ---------------------------------------------
Gypsum Products..............................  $   1,068    $      85          $      38            $      31        $     764
Interior Systems.............................        548           41                 18                   14              377
Building Products Distribution...............        464            3                  2                    3               95
Intersegment eliminations....................       (303)          --                 --                   --               --
Corporate....................................         --          (30)                 8                    1              423
                                               ---------        -----                ---                  ---      -------------
Total........................................      1,777           99                 66                   49            1,659
                                               ---------        -----                ---                  ---      -------------
                                               ---------        -----                ---                  ---      -------------
                                                                               DEPLETION
YEAR ENDED DECEMBER 31, 1991                                OPERATING      DEPRECIATION AND          CAPITAL       IDENTIFIABLE
GEOGRAPHIC SEGMENTS                            NET SALES     PROFIT          AMORTIZATION         EXPENDITURES        ASSETS
- ---------------------------------------------  ---------  -------------  ---------------------  -----------------  -------------
                                                                             (DOLLARS IN MILLIONS)
United States:
  Gypsum Products............................  $     835    $      64          $      29            $      23        $     627
  Interior Systems...........................        386           47                 12                    9              263
  Building Products Distribution.............        424           --                  4                    1               85
  Intrasegment eliminations..................       (212)          --                 --                   --               --
  Corporate..................................         --          (22)                10                    1              383
                                               ---------        -----                ---                  ---      -------------
  Total......................................      1,433           89                 55                   34            1,358
Canada.......................................        169           22                  7                    3              111
Other Foreign................................        193           22                  6                   12              157
Transfers between geographic areas...........        (83)          --                 --                   --               --
                                               ---------        -----                ---                  ---      -------------
Total........................................      1,712          133                 68                   49            1,626
                                               ---------        -----                ---                  ---      -------------
                                               ---------        -----                ---                  ---      -------------

INDUSTRY SEGMENTS
- ---------------------------------------------
Gypsum Products..............................  $   1,011    $      93          $      37            $      25        $     754
Interior Systems.............................        576           62                 17                   22              404
Building Products Distribution...............        424           --                  4                    1               85
Intersegment eliminations....................       (299)          --                 --                   --               --
Corporate....................................         --          (22)                10                    1              383
                                               ---------        -----                ---                  ---      -------------
Total........................................      1,712          133                 68                   49            1,626
                                               ---------        -----                ---                  ---      -------------
                                               ---------        -----                ---                  ---      -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                                                         JANUARY 1     YEARS ENDED DECEMBER 31,
                                                                                          THROUGH
                                                                                          MAY 6,       ------------------------
TRANSFERS BETWEEN GEOGRAPHIC AREAS                                                         1993           1992         1991
- ------------------------------------------------------------------------------------  ---------------  -----------  -----------
                                                                                                (DOLLARS IN MILLIONS)
United States.......................................................................     $      13      $      35    $      34
Canada..............................................................................             8             23           22
Other Foreign.......................................................................             8             27           27
                                                                                               ---            ---          ---
Total...............................................................................            29             85           83
                                                                                               ---            ---          ---
                                                                                               ---            ---          ---

SUBSIDIARY DEBT GUARANTEES

    In May 1993, the Corporation issued $340 million aggregate principal amount of Senior 2002 Notes. Each of U.S. Gypsum, USG Industries, Inc., USG Interiors, USG Foreign Investments, Ltd., L&W Supply, Westbank Planting Company, USG Interiors International, Inc., American Metals Corporation and La Mirada Products Co., Inc. (together, the "Combined Guarantors") guaranteed, in the manner described below, both the obligations of the Corporation under the Credit Agreement and the Senior 2002 Notes. The Combined Guarantors are jointly and severally liable under the Subsidiary Guarantees. Holders of the Bank Debt have the right to (i) determine whether, when and to what extent the guarantees will be enforced (provided that each guarantee payment will be applied to the Bank Term Loan, Revolving Credit Facility, Capitalized Interest Notes and Senior 2002 Notes pro rata based on the respective amounts owed thereon) and (ii) amend or eliminate the guarantees. The guarantees will terminate when the Bank Term Loan, the Revolving Credit Facility and the Capitalized Interest Notes are retired regardless of whether any Senior 2002 Notes remain unpaid. The liability of each of the Combined Guarantors on its guarantee is limited to the greater of (i) 95% of the lowest amount, calculated as of July 13, 1988, sufficient to render the guarantor insolvent, leave the guarantor with unreasonably small capital or leave the guarantor unable to pay its debts as they become due (each as defined under applicable law) and (ii) the same amount, calculated as of the date any demand for payment under such guarantee is made, in each case plus collection costs. The guarantees are senior obligations of the applicable guarantor and rank PARI PASSU with all unsubordinated obligations of the guarantor.

    There are 43 Non-Guarantors (the "Combined Non-Guarantors"), substantially all of which are subsidiaries of Guarantors. The Combined Non-Guarantors primarily include CGC, Gypsum Transportation Limited, USG Canadian Mining Ltd. and the Corporation's Mexican, European and Pacific subsidiaries. The long-term debt of the Combined Non-Guarantors of $28 million as of May 6, 1993 has restrictive covenants that restrict, among other things, the payment of dividends.

    The following condensed consolidating information presents:

(i) Condensed financial statements as of May 6, 1993 and December 31, 1992 and for the period of January 1 through May 6, 1993, and the years ended December 31, 1992 and 1991 of: (a) the Corporation on a parent company only basis (the "Parent Company," which was the only entity of the Corporation included in the bankruptcy proceeding); (b) the Combined Guarantors; (c) the Combined Non-Guarantors; and (d) the Corporation on a consolidated basis. Due to the Restructuring and implementation of fresh start accounting, the financial statements for the restructured company (periods after May 6, 1993) are not comparable to those of the predecessor company. Except for the following condensed financial statements, separate financial information with respect to the Combined Guarantors is omitted as such separate financial information is not deemed material to investors.

(ii) The Parent Company and Combined Guarantors shown with their investments in their subsidiaries accounted for on the equity method.

(iii) Elimination entries necessary to consolidate the Parent Company and its subsidiaries.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                         JANUARY 1 THROUGH MAY 6, 1993
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                               -----------  -----------  -------------  -------------  -------------
Net sales....................................   $      --    $     501     $     113      $     (23)     $     591
                                               -----------  -----------       ------         ------    -------------
Gross profit.................................           1           84            24             --            109
                                               -----------  -----------       ------         ------    -------------
Operating profit/(loss)......................         (11)          39            10             --             38
Equity in net earnings of the Subsidiaries...        (751)        (169)           --            920             --
Interest expense, net........................          80            3             1             --             84
Corporate service charge.....................         (92)          92            --             --             --
Other expense................................           1            5            --             --              6
Reorganization items.........................          53         (597)         (165)            --           (709)
                                               -----------  -----------       ------         ------    -------------
Earnings before taxes on income,
 extraordinary gain and changes in accounting
 principles..................................         698          705           174           (920)           657
Taxes on income/(income tax benefit).........          37          (24)            4             --             17
                                               -----------  -----------       ------         ------    -------------
Earnings before extraordinary gain and
 changes in accounting principles............         661          729           170           (920)           640
Extraordinary gain, net of taxes.............         944           --            --             --            944
Cumulative effect of changes in accounting
 principles..................................        (171)          22            (1)            --           (150)
                                               -----------  -----------       ------         ------    -------------
Net earnings.................................       1,434          751           169           (920)         1,434
                                               -----------  -----------       ------         ------    -------------
                                               -----------  -----------       ------         ------    -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1992
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                               -----------  -----------  -------------  -------------  -------------
Net sales....................................   $      --    $   1,503     $     359      $     (85)     $   1,777
                                               -----------  -----------        -----         ------    -------------
Gross profit/(loss)..........................          (2)         251            68             --            317
                                               -----------  -----------        -----         ------    -------------
Operating profit/(loss)......................         (30)         105            24             --             99
Equity in net (earnings)/loss of the
 Subsidiaries................................         230          (17)           --           (213)            --
Interest expense, net........................         310           10             2             --            322
Corporate service charge                             (340)         340            --             --             --
Other expense/(income).......................         (73)          75            (1)            --              1
                                               -----------  -----------        -----         ------    -------------
Earnings/(loss) before taxes on income.......        (157)        (303)           23            213           (224)
Taxes on income/(income tax benefit).........          34          (73)            6             --            (33)
                                               -----------  -----------        -----         ------    -------------
Net earnings/(loss)..........................        (191)        (230)           17            213           (191)
                                               -----------  -----------        -----         ------    -------------
                                               -----------  -----------        -----         ------    -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 1991
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS   CONSOLIDATED
                                               -----------  -----------  -------------  -------------  -------------
Net sales....................................   $      --    $   1,452     $     366      $    (106)     $   1,712
                                               -----------  -----------        -----         ------    -------------
Gross profit.................................           1          241            85             --            327
                                               -----------  -----------        -----         ------    -------------
Operating profit/(loss)......................         (22)         110            45             --            133
Equity in net (earnings)/loss of the
 Subsidiaries................................         185          (30)           --           (155)            --
Interest expense, net........................         305           15             2             --            322
Corporate service charge                             (331)         331            --             --             --
Other expense/(income).......................           6           (2)            1             --              5
                                               -----------  -----------        -----         ------    -------------
Earnings/(loss) from continuing operations
 before taxes on income......................        (187)        (204)           42            155           (194)
Taxes on income/(income tax benefit).........          15          (80)           12             --            (53)
                                               -----------  -----------        -----         ------    -------------
Earnings/(loss) from continuing operations...        (202)        (124)           30            155           (141)
Discontinued operations......................          41          (61)           --             --            (20)
                                               -----------  -----------        -----         ------    -------------
Net earnings/(loss)..........................        (161)        (185)           30            155           (161)
                                               -----------  -----------        -----         ------    -------------
                                               -----------  -----------        -----         ------    -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                               AS OF MAY 6, 1993
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS  CONSOLIDATED
                                               -----------  -----------  -------------  ------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents..................   $      24    $      (7)    $      32     $       --     $      49
  Receivables, net...........................          55          236            49            (25)          315
  Inventories................................          --          111            39             (2)          148
                                               -----------  -----------        -----    ------------  -------------
    Total current assets.....................          79          340           120            (27)          512
Property, plant and equipment, net...........          22          628           117             --           767
Investment in Subsidiaries...................       1,823          312            --         (2,135)           --
Excess Reorganization Value..................          --          671           180             --           851
Other assets.................................        (103)         159             5              3            64
                                               -----------  -----------        -----    ------------  -------------
    Total assets.............................       1,821        2,110           422         (2,159)        2,194
                                               -----------  -----------        -----    ------------  -------------
                                               -----------  -----------        -----    ------------  -------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Accounts payable and accrued expenses......   $     176    $      76     $      52     $      (24)    $     280
  Notes payable and long-term debt maturing
   within one year...........................           3            1            11             --            15
                                               -----------  -----------        -----    ------------  -------------
    Total current liabilities................         179           77            63            (24)          295
Long-term debt...............................       1,371           47            28             --         1,446
Deferred income taxes........................          --          155            15             --           170
Other liabilities............................         267            8             4             --           279
Stockholders' Equity:
  Common stock...............................           4            1             6             (7)            4
  Capital received in excess of par value....          --        1,678           306         (1,984)           --
  Deferred currency translation..............          --           --            --             --            --
  Reinvested earnings........................          --          144            --           (144)           --
                                               -----------  -----------        -----    ------------  -------------
    Total stockholders' equity...............           4        1,823           312         (2,135)            4
                                               -----------  -----------        -----    ------------  -------------
    Total liabilities and stockholders'
     equity..................................       1,821        2,110           422         (2,159)        2,194
                                               -----------  -----------        -----    ------------  -------------
                                               -----------  -----------        -----    ------------  -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                     CONDENSED CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 31, 1992
                             (DOLLARS IN MILLIONS)

                                                                           COMBINED
                                                 PARENT      COMBINED        NON-
                                                 COMPANY    GUARANTORS    GUARANTORS    ELIMINATIONS  CONSOLIDATED
                                               -----------  -----------  -------------  ------------  -------------
ASSETS
Current Assets:
  Cash and cash equivalents..................   $      59    $      87     $      34     $       --     $     180
  Receivables (net of reserves)..............          65          219            40            (25)          299
  Inventories................................          --           82            34             (3)          113
  Restricted cash............................          --           88            --             --            88
                                               -----------  -----------        -----    ------------  -------------
    Total current assets.....................         124          476           108            (28)          680
Property, plant and equipment, net...........          19          664           117             --           800
Investment in Subsidiaries...................       1,073          133            --         (1,206)           --
Purchased goodwill, net......................          --           61             8             --            69
Other assets.................................         (89)         214           (11)            (4)          110
                                               -----------  -----------        -----    ------------  -------------
    Total assets.............................       1,127        1,548           222         (1,238)        1,659
                                               -----------  -----------        -----    ------------  -------------
                                               -----------  -----------        -----    ------------  -------------
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Accounts payable and accrued expenses......   $     538    $      91     $      39     $      (24)    $     644
  Notes payable and long-term debt maturing
   within one year...........................         570          141             7             --           718
  Long-term debt classified as current.......       1,926           --            --             --         1,926
                                               -----------  -----------        -----    ------------  -------------
    Total current liabilities................       3,034          232            46            (24)        3,288
Long-term debt...............................           1           38            28             --            67
Deferred income taxes........................         (36)         196            15             --           175
Other liabilities............................          --            9            --             --             9
Stockholders' Equity/(Deficit):
  Common stock...............................           5            2             5             (7)            5
  Capital received in excess of par value....          23        1,002            34         (1,036)           23
  Deferred currency translation..............          --           (2)           (6)            --            (8)
  Reinvested earnings/(deficit)..............      (1,900)          71           100           (171)       (1,900)
                                               -----------  -----------        -----    ------------  -------------
    Total stockholders' equity/(deficit).....      (1,872)       1,073           133         (1,214)       (1,880)
                                               -----------  -----------        -----    ------------  -------------
    Total liabilities and stockholders'
     equity..................................       1,127        1,548           222         (1,238)        1,659
                                               -----------  -----------        -----    ------------  -------------
                                               -----------  -----------        -----    ------------  -------------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                         JANUARY 1 THROUGH MAY 6, 1993
                             (DOLLARS IN MILLIONS)

                                                                             COMBINED
                                                 PARENT       COMBINED         NON-
                                                 COMPANY     GUARANTORS     GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                               -----------  -------------  -------------  ---------------  ---------------
NET CASH FLOWS (TO)/FROM OPERATING
 ACTIVITIES..................................   $     (90)    $      76      $      --       $      --        $     (14)
                                                    -----        ------            ---           -----           ------
  Capital expenditures.......................          --            (9)            (3)             --              (12)
  Net proceeds from asset dispositions.......          --            --             --              --               --
                                                    -----        ------            ---           -----           ------
NET CASH FLOWS TO INVESTING ACTIVITIES.......          --            (9)            (3)             --              (12)
                                                    -----        ------            ---           -----           ------
  Issuance of debt...........................          --            --              5              --                5
  Repayment of debt..........................          --          (140)            (2)             --             (142)
  Cash dividends (paid)/received.............           2            --             (2)             --               --
  (Increase)/decrease in restricted assets...          44           (12)            --              --               32
  Net cash transfers (to)/from Corporate.....           9            (9)            --              --               --
                                                    -----        ------            ---           -----           ------
NET CASH FLOWS (TO)/FROM FINANCING
 ACTIVITIES..................................          55          (161)             1              --             (105)
                                                    -----        ------            ---           -----           ------
NET DECREASE IN CASH AND CASH EQUIVALENTS....         (35)          (94)            (2)             --             (131)
                                                    -----        ------            ---           -----           ------
Cash and cash equivalents at beginning of
 period......................................          59            87             34              --              180
                                                    -----        ------            ---           -----           ------
Cash and cash equivalents at end of period...          24            (7)            32              --               49
                                                    -----        ------            ---           -----           ------
                                                    -----        ------            ---           -----           ------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1992
                             (DOLLARS IN MILLIONS)

                                                                             COMBINED
                                                 PARENT       COMBINED         NON-
                                                 COMPANY     GUARANTORS     GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                               -----------  -------------  -------------  ---------------  ---------------
NET CASH FLOWS (TO)/FROM OPERATING
 ACTIVITIES..................................   $     (93)    $     117      $      66       $      --        $      90
                                                    -----        ------            ---           -----           ------
  Capital expenditures.......................          (1)          (39)            (9)             --              (49)
  Net proceeds from asset dispositions.......          --             2              4              --                6
                                                    -----        ------            ---           -----           ------
NET CASH FLOWS TO INVESTING ACTIVITIES.......          (1)          (37)            (5)             --              (43)
                                                    -----        ------            ---           -----           ------
  Issuance of debt...........................          --            --             57              --               57
  Repayment of debt..........................          (4)           (2)           (69)             --              (75)
  Cash dividends (paid)/received.............          --            56            (56)             --               --
  Increase in restricted assets..............          --            (4)            --              --               (4)
  Net cash transfers (to)/from Corporate.....         121          (121)            --              --               --
                                                    -----        ------            ---           -----           ------
NET CASH FLOWS (TO)/FROM FINANCING
 ACTIVITIES..................................         117           (71)           (68)             --              (22)
                                                    -----        ------            ---           -----           ------
NET INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................          23             9             (7)             --               25
                                                    -----        ------            ---           -----           ------
Cash and cash equivalents at beginning of
 period......................................          36            78             41              --              155
                                                    -----        ------            ---           -----           ------
Cash and cash equivalents at end of period...          59            87             34              --              180
                                                    -----        ------            ---           -----           ------
                                                    -----        ------            ---           -----           ------

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                   NOTES TO FINANCIAL STATEMENTS (CONCLUDED)
                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1991
                             (DOLLARS IN MILLIONS)

                                                                             COMBINED
                                                 PARENT       COMBINED         NON-
                                                 COMPANY     GUARANTORS     GUARANTORS     ELIMINATIONS     CONSOLIDATED
                                               -----------  -------------  -------------  ---------------  ---------------
NET CASH FLOWS (TO)/FROM OPERATING
 ACTIVITIES..................................   $    (216)    $     211      $      34       $      --        $      29
                                               -----------       ------            ---           -----            -----
  Capital expenditures.......................          (1)          (33)           (15)             --              (49)
  Net proceeds from asset dispositions.......          --             4              1              --                5
  Net proceeds from divestiture of
   Discontinued Operations...................          80            --             --              --               80
                                               -----------       ------            ---           -----            -----
NET CASH FLOWS (TO)/FROM INVESTING
 ACTIVITIES..................................          79           (29)           (14)             --               36
                                               -----------       ------            ---           -----            -----
  Issuance of debt...........................          --            --             65              --               65
  Repayment of debt..........................          (4)           (1)           (63)             --              (68)
  Cash dividends (paid)/received.............          10             9            (19)             --               --
  Increase in restricted assets..............          --           (84)            --              --              (84)
  Net cash transfers (to)/from Corporate.....          34           (34)            --              --               --
                                               -----------       ------            ---           -----            -----
NET CASH FLOWS (TO)/FROM FINANCING
 ACTIVITIES..................................          40          (110)           (17)             --              (87)
                                               -----------       ------            ---           -----            -----
Net cash flows from discontinued
 operations..................................          --             2             --              --                2
                                               -----------       ------            ---           -----            -----
NET INCREASE/(DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................         (97)           74              3              --              (20)
                                               -----------       ------            ---           -----            -----
Cash and cash equivalents at beginning of
 period......................................         133             4             38              --              175
                                               -----------       ------            ---           -----            -----
Cash and cash equivalents at end of period...          36            78             41              --              155
                                               -----------       ------            ---           -----            -----
                                               -----------       ------            ---           -----            -----

                                USG CORPORATION
                               MANAGEMENT REPORT

    Management is responsible for the preparation and integrity of the financial statements and related notes included herein. These statements have been prepared in accordance with generally accepted accounting principles and, of necessity, include some amounts that are based on management's best estimates and judgments.

    The Corporation's accounting systems include internal controls designed to provide reasonable assurance of the reliability of its financial records and the proper safeguarding and use of its assets. Such controls are based on established policies and procedures, are implemented by trained personnel, and are monitored through an internal audit program. The Corporation's policies and procedures prescribe that the Corporation and its subsidiaries are to maintain ethical standards and that its business practices are to be consistent with those standards.

    The Audit Committee of the Board, consisting solely of outside Directors of the Corporation, maintains an ongoing appraisal, on behalf of the stockholders, of the effectiveness of the independent auditors and management with respect to the preparation of financial statements, the adequacy of internal controls and the Corporation's accounting policies.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board
  of Directors of USG Corporation:

We have audited the accompanying consolidated balance sheet of USG Corporation Predecessor Company, a Delaware corporation, and subsidiaries as of May 6, 1993 and December 31, 1992 and the related consolidated statements of earnings and cash flows for the period of January 1 through May 6, 1993 and for the years ended December 31, 1992 and 1991. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes to Financial Statements -- "Financial Restructuring" and "Fresh Start Accounting" notes, on May 6, 1993, the Corporation completed a comprehensive financial restructuring through the implementation of a prepackaged plan of reorganization under Chapter 11 of the United States Bankruptcy Code and applied fresh start accounting. The restructuring resulted in an extraordinary gain of $944 million, primarily for the exchange of debt, and fresh start accounting resulted in a $709 million gain, primarily from revaluing assets and liabilities to reflect reorganization value. These one time credits to income were recorded as of May 6, 1993 by the Predecessor Company. As such, results of operations through May 6, 1993 (Predecessor Company) are not comparable with results of operations subsequent to that date.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USG Corporation and subsidiaries as of May 6, 1993 and December 31, 1992, and the results of their operations and their cash flows for the period of January 1 through May 6, 1993 and for the years ended December 31, 1992 and 1991, in conformity with generally accepted accounting principles.

As discussed in Notes to Financial Statements -- "Litigation" note, in view of the limited insurance funding currently available for property damage cases resulting from the continued resistance by a number of U.S. Gypsum's insurers to providing coverage, the effect of the asbestos litigation on the Corporation will depend upon a variety of factors, including the damages sought in property damage cases that reach trial prior to the completion of the coverage action, U.S. Gypsum's ability to successfully defend or settle such cases, and the resolution of the coverage action. As a result, management is unable to determine whether an adverse outcome in the asbestos litigation will have a material adverse effect on the consolidated results of operations or the consolidated financial position of the Corporation.

As discussed in Notes to Financial Statements -- "Cumulative Effect of Changes in Accounting Principles" note, on January 1, 1993 the Corporation changed its methods of accounting for postretirement benefits other than pensions and accounting for income taxes.

                                          ARTHUR ANDERSEN & CO.
Chicago, Illinois
January 31, 1994

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                                   SCHEDULE V
                         PROPERTY, PLANT AND EQUIPMENT
                             (DOLLARS IN MILLIONS)

                                                                                              BEGINNING     ENDING
CLASSIFICATION                                                                                 BALANCE      BALANCE
- -------------------------------------------------------------------------------------------  -----------  -----------
YEAR ENDED DECEMBER 31, 1991
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................   $      43    $      41
Buildings and realty improvements..........................................................         385          402
Machinery and equipment....................................................................         972        1,000
                                                                                             -----------  -----------
  Total....................................................................................       1,400        1,443
                                                                                             -----------  -----------
                                                                                             -----------  -----------
YEAR ENDED DECEMBER 31, 1992
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................          41           41
Buildings and realty improvements..........................................................         402          401
Machinery and equipment....................................................................       1,000        1,012
                                                                                             -----------  -----------
  Total....................................................................................       1,443        1,454
                                                                                             -----------  -----------
                                                                                             -----------  -----------
JANUARY 1 THROUGH MAY 6, 1993
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................          41           61
Buildings and realty improvements..........................................................         401          228
Machinery and equipment....................................................................       1,012          478
                                                                                             -----------  -----------
  Total....................................................................................       1,454          767
                                                                                             -----------  -----------
                                                                                             -----------  -----------

    In accordance with fresh start accounting, the Corporation adjusted its property, plant and equipment accounts as of May 6, 1993 to fair market value.

    Detailed information regarding additions and deductions other than those associated with fresh start accounting is omitted as neither total additions nor total deductions during each of the periods shown above exceeded 10% of the balance at the end of the period. Excluding fresh start adjustments, total additions were $12 million in the period of January 1 through May 6, 1993 and $49 million in each of the years ended December 31, 1992 and 1991. Total deductions excluding fresh start adjustments were $12 million in the period of January 1 through May 6, 1993 and $38 million and $6 million in the years ended December 31, 1992 and 1991, respectively.

    Total deductions include the effect of foreign currency translation which increased total deductions by $1 million in the period of January 1 through May 6, 1993 and by $18 million in the year ended December 31, 1992. In 1991, foreign currency translation adjustments decreased total deductions by $1 million.

    Upon retirement of other disposition of property, the applicable cost and accumulated depreciation and depletion are removed from the accounts. Any gains and losses are included in earnings.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                                  SCHEDULE VI
                   ACCUMULATED DEPRECIATION AND DEPLETION OF
                         PROPERTY, PLANT AND EQUIPMENT
                             (DOLLARS IN MILLIONS)

                                                                                               BEGINNING      ENDING
CLASSIFICATION                                                                                  BALANCE       BALANCE
- -------------------------------------------------------------------------------------------  -------------  -----------
YEAR ENDED DECEMBER 31, 1991
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................    $       7     $       7
Buildings and realty improvements..........................................................          141           147
Machinery and equipment....................................................................          427           470
                                                                                                   -----         -----
  Total....................................................................................          575           624
                                                                                                   -----         -----
                                                                                                   -----         -----
YEAR ENDED DECEMBER 31, 1992
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................            7             7
Buildings and realty improvements..........................................................          147           155
Machinery and equipment....................................................................          470           492
                                                                                                   -----         -----
  Total....................................................................................          624           654
                                                                                                   -----         -----
                                                                                                   -----         -----
JANUARY 1 THROUGH MAY 6, 1993
- -------------------------------------------------------------------------------------------
Land and mineral deposits..................................................................            7            --
Buildings and realty improvements..........................................................          155            --
Machinery and equipment....................................................................          492            --
                                                                                                   -----         -----
  Total....................................................................................          654            --
                                                                                                   -----         -----
                                                                                                   -----         -----

    In accordance with fresh start accounting, the Corporation adjusted its property, plant and equipment accounts as of May 6, 1993 to fair market value. Consequently, there were no reserves for depreciation and depletion as of that date.

    Detailed information regarding additions and deductions other than those associated with fresh start accounting is omitted as neither total additions nor total deductions of property, plant and equipment (see Schedule V) during each of the periods shown above exceeded 10% of the balance of property, plant and equipment at the end of the related period. Total provisions for depreciation and depletion were $20 million in the period of January 1 through May 6, 1993 and $58 million and $57 million in the years ended December 31, 1992 and 1991, respectively. Total deductions, excluding fresh start adjustments, were $12 million in the period of January 1 through May 6, 1993 and $28 million and $8 million in the years ended December 31, 1992 and 1991, respectively.

    Total deductions include the effect of foreign currency translation which increased total deductions by $2 million in the period of January 1 through May 6, 1993 and by $10 million in the year ended December 31, 1992 and decreased total deductions by $1 million in the year ended December 31, 1991.

    Upon retirement or other disposition of property, the applicable cost and accumulated depreciation and depletion are removed from the accounts. Any gains and losses are included in earnings.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                                 SCHEDULE VIII
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN MILLIONS)

                                                                                   PROVISION       RECEIVABLES
                                                                                  CHARGED TO       WRITTEN OFF
                                                                  BEGINNING        COSTS AND      AND DISCOUNTS     ENDING
ACCOUNT                                                            BALANCE         EXPENSES          ALLOWED        BALANCE
- -------------------------------------------------------------  ---------------  ---------------  ---------------  -----------
YEAR ENDED DECEMBER 31, 1991
- -------------------------------------------------------------
Doubtful accounts............................................     $       6        $       7        $      (6)     $       7
Cash discounts...............................................             2               23              (23)             2
YEAR ENDED DECEMBER 31, 1992
- -------------------------------------------------------------
Doubtful accounts............................................             7                7               (5)             9
Cash discounts...............................................             2               24              (24)             2
JANUARY 1 THROUGH MAY 6, 1993
- -------------------------------------------------------------
Doubtful accounts............................................             9                3               (1)            11
Cash discounts...............................................             2                8               (8)             2

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                                  SCHEDULE IX
                             SHORT-TERM BORROWINGS
                             (DOLLARS IN MILLIONS)

                                                                          MAXIMUM AMOUNT   AVERAGE AMOUNT   WEIGHTED AVERAGE
                                                            WEIGHTED        OUTSTANDING      OUTSTANDING      INTEREST RATE
CATEGORY OF AGGREGATE                                        AVERAGE        DURING THE       DURING THE     DURING THE PERIOD
SHORT-TERM BORROWINGS                  ENDING BALANCE     INTEREST RATE       PERIOD         PERIOD (A)            (B)
- ------------------------------------  -----------------  ---------------  ---------------  ---------------  -----------------
YEAR ENDED DECEMBER 31, 1991
- -------------------------------------------------------
  Notes payable (c).................      $       8              8.5%        $      19        $      15             10.5%
  Revolving Credit Facility (d).....            140             12.8               140              140             13.3
YEAR ENDED DECEMBER 31, 1992
- -------------------------------------------------------
  Notes payable (c).................              2             10.6                12                7              8.0
  Revolving Credit Facility (d).....            140             10.0               140              140             11.2
JANUARY 1 THROUGH MAY 6, 1993
- -------------------------------------------------------
  Notes payable (c).................              6              7.3                 6                3              8.8
  Revolving Credit Facility (d).....             --              7.3               140              140              8.7

- ------------------------
(a) The average of month-end principal balances.
(b) Computed by dividing average monthly interest expense for the period by the average amount of short-term borrowings outstanding.
(c) Represents borrowings from several foreign banks by USG International and CGC which are generally not subject to the provisions of the Credit Agreement.
(d) The Old Credit Agreement, effective up to May 6, 1993, included a $200 million Revolving Credit Facility, of which $70 million was established as a letter of credit subfacility. Effective May 6, 1993, these amounts were $175 million and $110 million, respectively.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                                   SCHEDULE X
                 SUPPLEMENTAL STATEMENT OF EARNINGS INFORMATION
                             (DOLLARS IN MILLIONS)

    The following amounts were charged to costs and expenses:

                                                                     JANUARY 1     YEARS ENDED DECEMBER
                                                                      THROUGH              31,
                                                                      MAY 6,      ----------------------
                                                                       1993         1992        1991
                                                                   -------------  ---------     -----
Maintenance and repairs..........................................    $      34    $     105   $      99
Depreciation, depletion and amortization.........................           22           66          68

    Maintenance and repairs are recorded as costs or expenses when incurred.

    Taxes (excluding payroll and income taxes), rents, royalties and advertising costs are not shown above, as individually they do not exceed one percent of net sales in any of the periods shown.

                                USG CORPORATION
                             (PREDECESSOR COMPANY)
                 SUPPLEMENTAL NOTE ON FINANCIAL INFORMATION FOR
                          UNITED STATES GYPSUM COMPANY
                       (A SUBSIDIARY OF USG CORPORATION)

    USG Corporation, a holding company, owns several operating subsidiaries, including U.S. Gypsum. On January 1, 1985, all of the issued and outstanding shares of stock of U.S. Gypsum were converted into shares of USG Corporation and the holding company became a joint and several obligor for certain debentures originally issued by U.S. Gypsum. As of May 6, 1993, debentures totaling $41 million were recorded on the holding company's books of account equal to the amount recorded as of December 31, 1992. Financial results for U.S. Gypsum are presented below in accordance with disclosure requirements of the SEC (dollars in millions):

                         SUMMARY STATEMENT OF EARNINGS

                                                                    JANUARY 1          YEARS ENDED DECEMBER 31,
                                                                   THROUGH MAY   ------------------------------------
                                                                     6, 1993         1992               1991
                                                                  -------------  -------------  ---------------------
Net sales.......................................................    $     297      $     871          $     822
Cost and expenses...............................................          268            801                759
                                                                       ------         ------             ------
Operating profit................................................           29             70                 63
Interest expense, net...........................................           --              2                  4
Other income, net...............................................           --             (2)                (1)
Corporate charges...............................................           52            188                173
Reorganization items............................................         (295)            --                 --
                                                                       ------         ------             ------
Earnings/(loss) before taxes on income and change in accounting
 principle......................................................          272           (118)              (113)
Income tax benefit..............................................          (11)           (44)               (43)
                                                                       ------         ------             ------
Earnings/(loss) before change in accounting principle...........          283            (74)               (70)
Cumulative effect of change in accounting principle.............           28             --                 --
                                                                       ------         ------             ------
Net earnings/(loss).............................................          311            (74)               (70)
                                                                       ------         ------             ------
                                                                       ------         ------             ------

                             SUMMARY BALANCE SHEET

                                                                                    AS OF              AS OF
                                                                                 MAY 6, 1993     DECEMBER 31, 1992
                                                                                -------------  ---------------------
Current assets................................................................    $     183          $     192
Property, plant and equipment, net............................................          486                511
Excess Reorganization Value...................................................          306                 --
Other assets..................................................................            9                  7
                                                                                     ------             ------
  Total assets................................................................          984                710
                                                                                     ------             ------
                                                                                     ------             ------
Current liabilities...........................................................    $      33          $      32
Other liabilities and obligations.............................................          154                193
Stockholder's equity..........................................................          797                485
                                                                                     ------             ------
  Total liabilities and stockholder's equity..................................          984                710
                                                                                     ------             ------
                                                                                     ------             ------

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
      WITH RESPECT TO SUPPLEMENTAL NOTE AND FINANCIAL STATEMENT SCHEDULES

    We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of USG Corporation (Predecessor Company) included in this Form S-1, and have issued our report thereon dated January 31, 1994. Our report on the consolidated financial statements includes an explanatory paragraph with respect to the asbestos litigation as discussed in Notes to Financial Statements -- "Litigation" note. Our report on the consolidated financial statements also includes an explanatory paragraph with respect to the changes in the methods of accounting for postretirement benefits other than pensions and accounting for income taxes as discussed in Notes to Financial Statements -- "Cumulative Effect on Changes on Accounting Principles" note. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental note and financial statement schedules on pages F-74 through F-79 are the responsibility of the Corporation's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. The supplemental note and financial statement schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN & CO.

Chicago, Illinois
January 31, 1994

                                USG CORPORATION

               SELECTED QUARTERLY FINANCIAL DATA (A) (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                      APRIL 1     MAY 7
                                           FIRST      THROUGH    THROUGH     THIRD      FOURTH
                                          QUARTER      MAY 6     JUNE 30    QUARTER     QUARTER
                                          --------   ---------   --------   --------   ---------
1993
Net sales...............................  $    436   $     155   $   315    $    514   $     496
Gross profit............................        79          30        63         105          95
Operating profit/(loss) (b).............        27          11        (1)          6          (4)
Net earnings/(loss)(b) (c)..............      (279)      1,713       (21)        (25)        (83)
Per common share (d):
  Net loss..............................        --          --     (0.57)      (0.66)      (2.23)
  Price range (e) -- high...............        --          --        14      22 5/8      30 1/2
                  low...................        --          --     9 5/8          13      20 1/4
EBITDA..................................        46          17        37          65          53

- ------------------------------------------------------------------------------------------------
                                           FIRST      SECOND      THIRD      FOURTH      TOTAL
                                          QUARTER     QUARTER    QUARTER    QUARTER      YEAR
                                          --------   ---------   --------   --------   ---------
1992 (D)
Net sales...............................  $   426    $   441     $   474    $   436    $   1,777
Gross profit............................       71         81          94         71          317
Operating profit........................       20         28          39         12           99
Net loss................................      (50)       (48)        (33)       (60)        (191)
EBITDA..................................       35         43          54         27          159

- ------------------------
(a) Due to the Restructuring and implementation of fresh start accounting, the financial statements effective May 7, 1993 for the restructured company are not comparable to financial statements prior to that date for the predecessor company.

(b)  Effective  May  7,  1993,  the  Corporation  began  amortizing  its  Excess
    Reorganization Value. This non-cash amortization reduced operating profit and net earnings by $28 million, $43 million and $42 million in the period of May 7 through June 30, the third quarter and the fourth quarter of 1993, respectively.

(c) Net loss in the first quarter of 1993 reflects a one-time after-tax net charge of $150 million for the cumulative effect of changes in accounting principles and a pre-tax reorganization items expense of $69 million. Net earnings in the period of April 1 through May 6, 1993 include a one-time pre-tax reorganization items gain of $778 million and a one-time after-tax extraordinary gain of $944 million, both of which were associated with the Restructuring. Net earnings in the fourth quarter of 1993 include an after-tax extraordinary loss of $21 million related to the Corporation's proposed 1994 financing plan.

(d) Per-share information for periods prior to May 7, 1993 is omitted because, due to the Restructuring and implementation of fresh start accounting, it is not meaningful.

(e) Stock price ranges are for transactions on the New York Stock Exchange (trading symbol USG), which is the principal market for these securities. Stockholders of record as of December 31, 1993: Common -- 13,898; Preferred -- none.

                                USG CORPORATION

                 COMPARATIVE FIVE-YEAR SUMMARY (A) (UNAUDITED)
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                  MAY 7      JANUARY 1
                                                                 THROUGH      THROUGH             YEARS ENDED DECEMBER 31,
                                                                DEC. 31,      MAY 6,     ------------------------------------------
                                                                 1993(B)       1993        1992       1991       1990       1989
                                                               -----------  -----------  ---------  ---------  ---------  ---------
EARNINGS STATEMENT DATA:
  Net sales..................................................   $   1,325    $     591   $   1,777  $   1,712  $   1,915  $   2,007
  Gross profit...............................................         263          109         317        327        416        501
  Selling and administrative expenses........................         149           71         218        194        203        209
  Amortization of Excess Reorganization Value................         113           --          --         --         --         --
  Operating profit...........................................           1           38          99        133        195        292
  Interest expense...........................................          92           86         334        333        292        297
  Interest income............................................         (4)           (2)        (12)       (11)        (8)       (10)
  Other (income)/expense, net................................         (8)            6           1          5          5         15
  Reorganization items.......................................          --         (709)         --         --         --         --
  Earnings/(loss) from continuing operations before
   extraordinary gain/(loss) and changes in accounting
   principles................................................       (108)          640        (191)      (141)       (54)        20
  Extraordinary gain/(loss), net of taxes....................        (21)          944          --         --         --         --
  Cumulative effect of accounting changes....................          --         (150)         --         --         --         --
  Net earnings/(loss)........................................       (129)        1,434        (191)      (161)       (90)        28
  Net earnings/(loss) per common share (c)...................      (3.46)
BALANCE SHEET DATA (AS OF THE END OF THE PERIOD):
  Working capital/(deficit)..................................         121          217      (2,608)    (2,372)    (2,198)        51
  Current ratio..............................................        1.24         1.74         .21        .21        .24       1.09
  Property, plant and equipment, net.........................         754          767         800        819        825        837
    Total assets.............................................       2,163        2,194       1,659      1,626      1,675      1,585
    Total debt (d)...........................................       1,531        1,556       2,711      2,660      2,600      2,428
  Total stockholders' equity/(deficit).......................       (134)            4      (1,880)    (1,680)    (1,518)    (1,438)
OTHER INFORMATION:
  EBITDA.....................................................         155           63         159        194        280        361
  Capital expenditures.......................................          29           12          49         49         64         76
  Gross margin %.............................................        19.8 %       18.4 %      17.8%      19.1%      21.7%      25.0%
  EBITDA margin %............................................        11.7 %       10.7 %       8.9%      11.3%      14.6%      18.0%
  Market value per common share (c)..........................      29 1/4
  Average number of employees................................      11,900       11,750      11,850     11,800     12,700     13,400

- ------------------------------

(a) Results reflect DAP (sold in 1991), the Marlite Division of USG Interiors (sold in 1989) and Wiss, Janney, Elstner Associates, Inc. (sold in 1989) as discontinued operations.

(b) Due to the Restructuring and implementation of fresh start accounting, the financial statements effective May 7, 1993 for the restructured company are not comparable to financial statements prior to that date. See Predecessor Company -- Notes to Financial Statements -- "Financial Restructuring" and "Fresh Start Accounting" notes for more information on the Restructuring and implementation of fresh start accounting.

(c) Per-share information for periods prior to May 7, 1993 is omitted because, due to the Restructuring and implementation of fresh start accounting, it is not meaningful. Market value per common share of $29 1/4 was the closing stock price on December 31, 1993.

(d) Total debt is shown at principal amounts for all periods presented. The carrying amounts of total debt (net of unamortized reorganization discount) as reflected on the Corporation's balance sheets as of December 31, 1993 and May 6, 1993 are $1,476 million and $1,461 million, respectively.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING STOCKHOLDER OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Summary Financial Information..................           7
Risk Factors...................................           9
The Restructuring..............................          12
Purpose of the Offering and Use of Proceeds....          13
Capitalization.................................          15
Price Range of Common Stock....................          16
Dividend Policy................................          16
Dilution.......................................          17
Pro Forma Condensed Consolidated Financial
 Statements....................................          17
Selected Consolidated Financial Data...........          23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          25
Business.......................................          31
Management.....................................          46
Ownership of Common Stock......................          59
Certain Relationships and Related
 Transactions..................................          61
Description of Credit Agreement................          63
Description of Other Debt Obligations..........          73
Description of Collateral Trust................          86
Description of Capital Stock...................          87
Certain United States Federal Tax Consequences
 for Non-U.S. Stockholders.....................          92
Underwriting...................................          94
Legal Matters..................................          97
Experts........................................          98
Additional Information.........................          98
Index to Financial Statements..................          99


12,500,000 SHARES
USG CORPORATION


COMMON STOCK
($.10 PAR VALUE)

[LOGO]

SALOMON BROTHERS INC
LAZARD FRERES & CO.
SMITH BARNEY SHEARSON INC.


PROSPECTUS
DATED MARCH 9, 1994

     Certain photographs used with permission of Herr, -C- Hedrich-Blessing

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                [ALTERNATIVE PAGE FOR INTERNATIONAL PROSPECTUS]


PROSPECTUS          SUBJECT TO COMPLETION               [LOGO]
12,500,000 SHARES       MARCH 9, 1994
USG CORPORATION
COMMON STOCK
($.10 PAR VALUE)



Of the 12,500,000 shares of common stock ("Common Stock") of USG Corporation ("USG" or the "Corporation") being offered, 7,000,000 shares are being sold by the Corporation and 5,500,000 shares are being sold by Water Street Corporate Recovery Fund I, L.P. (the "Selling Stockholder" or "Water Street"). See "Ownership of Common Stock -- Selling Stockholder and its Affiliates." The Corporation will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder.



Of the 12,500,000 shares of Common Stock being offered, 1,875,000 shares are being offered hereby outside the United States and Canada (the "International Offering") and 10,625,000 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering" and, collectively with the International Offering, the "Offering"), subject to transfers between the U.S. Underwriters (as defined herein) and the International Underwriters (as defined herein). The offering price and underwriting discounts for the U.S. Offering and the International Offering will be identical. The closing of the U.S. Offering is conditioned upon the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering. See "Underwriting."



The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "USG." On March 8, 1994, the last reported sale price of the Common Stock as reported on the NYSE Composite Tape was $29.875 per share. See "Price Range of Common Stock." Potential investors are encouraged to obtain current trading price information.


PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                             PROCEEDS TO     PROCEEDS TO
                             PRICE TO        UNDERWRITING    CORPORATION     SELLING
                             PUBLIC          DISCOUNT        (1)             STOCKHOLDER
Per Share..................  $29.875         $1.344          $28.531         $28.531
Total (2)..................  $373,437,500    $16,800,000     $199,717,000    $156,920,500

(1) Before deduction of expenses payable by the Corporation, estimated to be $1,350,000.
(2) The Corporation and the Selling Stockholder have each granted to the International Underwriters a 30-day option to purchase up to 135,000 and 146,250 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. Additionally, the Corporation and the Selling Stockholder have each granted to the U.S. Underwriters a 30-day option to purchase up to 765,000 and 828,750 additional shares of Common Stock, respectively, at the Price to Public, less the Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such options in full, the total Price to Public, Underwriting Discount, Proceeds to Corporation and Proceeds to Selling Stockholder will be 429,453,125, 19,320,000, 225,394,900, and
    184,738,225, respectively. See "Underwriting."



The shares of Common Stock are offered subject to receipt and acceptance by the International Underwriters, to prior sale and to the International Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository Trust Company, on or about March 16, 1994.


SALOMON BROTHERS INTERNATIONAL LIMITED            LAZARD BROTHERS & CO., LIMITED
                           SMITH BARNEY SHEARSON INC.


The date of this Prospectus is March 9, 1994.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

    Subject to the terms and the conditions set forth in an agreement among the Corporation, the Selling Stockholder and the International Underwriters ("the International Underwriting Agreement"), the Corporation and the Selling Stockholder have agreed to sell to each of the International Underwriters named below (the "International Underwriters"), and each of the International Underwriters, for whom Salomon Brothers International Limited, Lazard Brothers & Co., Limited and Smith Barney Shearson Inc. are acting as representatives (the "International Representatives"), has severally agreed to purchase from the Corporation and the Selling Stockholder the respective number of shares of Common Stock set forth opposite its name below:

                                                                                 NUMBER OF
                                                                                   SHARES
                         INTERNATIONAL UNDERWRITER                            TO BE PURCHASED
- ----------------------------------------------------------------------------  ----------------
Salomon Brothers International Limited......................................         537,500
Lazard Brothers & Co., Limited..............................................         537,500
Smith Barney Shearson Inc...................................................         537,500
ABN AMRO Bank N.V...........................................................          43,750
Banque Paribas..............................................................          43,750
Barclays de Zoete Wedd Limited..............................................          43,750
Deutsche Bank Aktiengesellschaft............................................          43,750
NatWest Securities Limited..................................................          43,750
Yamaichi International (Europe) Limited.....................................          43,750
                                                                              ----------------
  Total.....................................................................       1,875,000
                                                                              ----------------
                                                                              ----------------


    In the International Underwriting Agreement, the several International Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 1,875,000 shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment options described below) if any such shares are purchased. In the event of a default by any International Underwriter, the International Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting International Underwriters may be increased or the International Underwriting Agreement may be terminated. The Corporation and the Selling Stockholder have been advised by the International Representatives that the several International Underwriters propose initially to offer such shares of Common Stock to the public at the price to public set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.80 per share. The International Underwriters may allow and such dealers may reallow a concession not in excess of $0.10 per share to other dealers. After the initial public offering, the public offering price and such concessions may be changed.



    The Corporation and the Selling Stockholder have entered into a U.S. Underwriting Agreement with the U.S. Underwriters named therein (the "U.S. Underwriters," and together with the International Underwriters, the "Underwriters"), for whom Salomon Brothers Inc, Lazard Freres & Co., and Smith Barney Shearson Inc., are acting as the representatives (the "U.S. Representatives"), providing for the concurrent offer and sale of 10,625,000 shares of Common Stock in the United States and Canada. Both the International Underwriting Agreement and the U.S. Underwriting Agreement provide that the obligations of the International Underwriters and the U.S. Underwriters are such that if any of the shares of Common Stock are purchased by the International Underwriters pursuant to the International Underwriting Agreement or by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the International Underwriters or the U.S. Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The initial

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] public offering price and underwriting discount per share for the International Offering and the U.S. Offering will be identical. The closing of the U.S.
Offering is a condition to the closing of the International Offering, and the closing of the International Offering is conditioned upon the closing of the U.S. Offering.


    Each International Underwriter  has severally  agreed that, as  part of  the distribution of the 1,875,000 shares of Common Stock offered by the International Underwriters, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person within the United States or Canada or to any United States or Canadian Person. Each U.S. Underwriter has severally agreed that, as part of the distribution of the 10,625,000 shares of Common Stock by the U.S. Underwriters, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the U.S. Offering to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or any political subdivision thereof and any estate or trust which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than a foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.



    The Corporation and the Selling Stockholder have each granted to the International Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 135,000 and 146,250 additional shares of Common Stock, respectively. Additionally, the Corporation and the Selling Stockholder have each granted to the U.S. Underwriters options, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 765,000 and 828,750 additional shares of Common Stock, respectively. Both such options are exercisable at the price to public set forth on the cover page of this Prospectus, less underwriting discount. The Underwriters may exercise such options solely to cover over-allotments, if any, made in connection with the Offering. Either or both options may be exercised at any time up to 30 days after the date of this Prospectus. To the extent that the Underwriters exercise such options, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.


    Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the initial public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares of Common Stock initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

    Each  International Underwriter  has severally represented  and agreed that:
(i) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom by means of any document other than to persons whose ordinary business it is to buy and sell shares or debentures (whether as principal or agent) in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS] will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock to any person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

    The U.S. and International Underwriting Agreements provide that the Corporation and the Selling Stockholder will indemnify the several U.S. Underwriters and International Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters and the International Underwriters may be required to make in respect thereof.

    The Corporation has agreed not to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, or exercisable into, shares of Common Stock, except the shares of Common Stock offered in the Offering, for a period of 120 days from the date hereof without the prior written consent of the U.S. Representatives and the International Representatives; provided, however, the Corporation may issue and sell Common Stock (or options exercisable for Common Stock) pursuant to any employee or non-employee director stock option plan or stock ownership plan of the Corporation in effect on the date hereof and the Corporation may issue Common Stock or any securities convertible into, or exchangeable for, or exercisable into shares of Common Stock pursuant to the terms of any securities outstanding on the date hereof or other obligations binding upon the Corporation and in effect on the date hereof.

    The Selling Stockholder has agreed not to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, or exercisable into, shares of Common Stock, for a period of 120 days from the date hereof, without the prior written consent of the U.S. Representatives and the International Representatives, except for the shares of Common Stock offered in the Offering and except that at any time after 90 days after the date hereof, Water Street may distribute any such shares and securities to the partners in Water Street. In the event of any such distribution by Water Street, the partners (other than Goldman, Sachs & Co.) would not be subject to the restriction on selling shares of Common Stock during the remainder of the 120-day period. The partners in Water Street shall not request a demand registration of such shares or securities for a period of 120 days from the date hereof without the prior written consent of the U.S. Representatives and the International Representatives. See "Certain Relationships and Related Transactions -- Agreement with Water Street Entities."

    From April 1991 to May 1993, Salomon Brothers Inc ("Salomon") and Lazard Freres & Co. ("Lazard") advised the Corporation in connection with the development and implementation of the Restructuring for which they received customary fees and reimbursement of expenses. Salomon has also provided other financial advisory and investment banking services to the Corporation from time to time including, during the past two years, with respect to the divestiture of DAP and certain business strategy issues for which it received customary fees and reimbursement of expenses. In addition, Smith Barney Shearson Inc. acted as financial advisor to certain holders of the Company's subordinated debt in connection with the Restructuring and received customary fees and reimbursement of expenses.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Corporation by Kirkland & Ellis, Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Wachtell, Lipton, Rosen & Katz, New York, New York.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                    EXPERTS

    The financial statements and schedules included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said reports, which (1) for the Restructured Company, includes an explanatory paragraph with respect to the
asbestos  litigation  as  discussed  in   Notes  to  the  Financial   Statements
- --"Litigation"   note;  and  (2)  for   the  Predecessor  Company,  includes  an
explanatory paragraph with respect to the asbestos litigation as discussed in Notes to the Financial Statements -- "Litigation" note and an explanatory paragraph with respect to the changes in the methods of accounting for post retirement benefits other than pensions and accounting for income taxes as discussed in Notes to Financial Statements -- "Cumulative Effect of Changes in Accounting Principles" note.

                             ADDITIONAL INFORMATION

    The Corporation has filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-1 (the "Registration Statement") (which term shall encompass all amendments, exhibits and schedules thereto) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Such additional information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the public reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports and other information with the Commission. Such reports and other information filed with the Commission, as well as the Registration Statement, can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports and other information with respect to the Corporation are available for inspection at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                USG CORPORATION
                            ------------------------

                         INDEX TO FINANCIAL STATEMENTS

    On May 6, 1993, the Corporation completed the Restructuring through implementation of the Prepackaged Plan as described elsewhere in this Prospectus. See "Prospectus Summary" and "The Restructuring." The consolidated financial statements, notes to financial statements and supplementary financial data for the period of May 7 through December 31, 1993, presented on pages F-1 through F-36, report the financial results for the restructured USG Corporation. As a result of the Restructuring and implementation of fresh start accounting, these restructured company financial results are not comparable to results reported in the periods prior to May 7, 1993 for the predecessor USG Corporation which are presented separately on pages F-37 through F-80. Because the Restructuring was implemented on May 6, 1993, the Restructuring transaction and accounting adjustments associated with the implementation of fresh start accounting are reflected in the results of the predecessor company. All historical financial information presented on pages F-1 through F-82 should be read in conjunction with the information included in this Prospectus under "Capitalization," "Pro Forma Condensed Consolidated Financial Statements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                     PAGE
                                                                                                   ---------
RESTRUCTURED COMPANY:
  Consolidated Statement of Earnings -- May 7 through December 31, 1993..........................        F-1
  Consolidated Balance Sheet -- as of December 31, 1993..........................................        F-2
  Consolidated Statement of Cash Flows -- May 7 through December 31, 1993........................        F-3
  Notes to Financial Statements..................................................................        F-4
  Report of Independent Public Accountants.......................................................       F-29
  Schedule  V -- Property, Plant and Equipment...................................................       F-30
  Schedule  VI -- Accumulated Depreciation and Depletion of Property, Plant and Equipment........       F-31
  Schedule VIII -- Valuation and Qualifying Accounts.............................................       F-32
  Schedule  IX -- Short-Term Borrowings..........................................................       F-33
  Schedule  X -- Supplemental Statement of Earnings Information..................................       F-34
  Supplemental Note on Financial Information for United States Gypsum Company....................       F-35
  Report of Independent Public Accountants with Respect to Supplemental Note and Financial
   Statement Schedules...........................................................................       F-36
PREDECESSOR COMPANY:
  Consolidated Statement of Earnings -- January 1 through May 6, 1993 and the years ended
   December 31, 1992 and 1991....................................................................       F-37
  Consolidated Balance Sheet -- as of May 6, 1993 and December 31, 1992..........................       F-38
  Consolidated Statement of Cash Flows -- January 1 through May 6, 1993 and the years ended
   December 31, 1992 and 1991....................................................................       F-39
  Notes to Financial Statements..................................................................       F-40
  Report of Independent Public Accountants.......................................................       F-73
  Schedule  V -- Property, Plant and Equipment...................................................       F-74
  Schedule  VI -- Accumulated Depreciation and Depletion of Property, Plant and Equipment........       F-75
  Schedule VIII -- Valuation and Qualifying Accounts.............................................       F-76
  Schedule  IX -- Short-Term Borrowings..........................................................       F-77
  Schedule  X -- Supplemental Statement of Earnings Information..................................       F-78
  Supplemental Note on Financial Information for United States Gypsum Company                           F-79
  Report of Independent Public Accountants with Respect to Supplemental Note and Financial
   Statement Schedules...........................................................................       F-80
SELECTED QUARTERLY FINANCIAL DATA................................................................       F-81
COMPARATIVE FIVE-YEAR SUMMARY....................................................................       F-82

    All other schedules have been omitted because they are not applicable, are not required, or the information is included in the financial statements or notes thereto.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE SELLING STOCKHOLDER OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.


                           --------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Summary Financial Information..................           7
Risk Factors...................................           9
The Restructuring..............................          12
Purpose of the Offering and Use of Proceeds....          13
Capitalization.................................          15
Price Range of Common Stock....................          16
Dividend Policy................................          16
Dilution.......................................          17
Pro Forma Condensed Consolidated Financial
 Statements....................................          17
Selected Consolidated Financial Data...........          23
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          25
Business.......................................          31
Management.....................................          46
Ownership of Common Stock......................          59
Certain Relationships and Related
 Transactions..................................          61
Description of Credit Agreement................          63
Description of Other Debt Obligations..........          73
Description of Collateral Trust................          86
Description of Capital Stock...................          87
Certain United States Federal Tax Consequences
 for Non-U.S. Stockholders.....................          92
Underwriting...................................          94
Legal Matters..................................          96
Experts........................................          97
Additional Information.........................          97
Index to Financial Statements..................          98


12,500,000 SHARES
USG CORPORATION


COMMON STOCK
($.10 PAR VALUE)

[LOGO]

SALOMON BROTHERS
INTERNATIONAL LIMITED
LAZARD BROTHERS & CO., LIMITED
SMITH BARNEY SHEARSON INC.


PROSPECTUS
DATED MARCH 9, 1994

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses of the issuance and distribution of the Common Stock being registered, including fees and expenses previously incurred by the Corporation, other than any underwriting compensation.

                                                                                AMOUNT
                                 ITEM                                   (DOLLARS IN THOUSANDS)
- ----------------------------------------------------------------------  ----------------------
Securities and Exchange Commission Registration Fees..................        $      150
Stock Exchange Filing Fees............................................                30
NASD Filing Fee.......................................................                30
Blue Sky Fees and Expenses (including attorneys' fees and expenses)...                30
Printing and Engraving Expenses.......................................               420
Transfer Agent's Fees and Expenses....................................                30
Accounting Fees and Expenses..........................................               100
Legal Fees and Expenses...............................................               400
Miscellaneous Expenses................................................               160
                                                                                 -------
    Total.............................................................        $    1,350
                                                                                 -------
                                                                                 -------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
    Section 145 of the Delaware General Corporation Law ("SECTION 145") (a) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, (b) gives a director or officer who successfully defends an action the right to be so indemnified and (c) authorizes the corporation to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

    A bylaw provides that the Corporation (a) shall indemnify every person who is or was a director or officer of the Corporation or is or was serving at the Corporation's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (b) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the Corporation or is or was serving at the Corporation's request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent, in the manner, and subject to compliance with the applicable standards of conduct, provided by Section 145 as the same (or any substitute provision therefor) may be in effect from time to time.

    Any such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Corporation has procured insurance for the purpose of substantially covering its future potential liability for indemnification under Section 145 as discussed above and certain future potential liability of individual officers or directors incurred in their capacity as such which is not subject to indemnification.

    The Corporation has entered into Indemnification Agreements with each of its officers and directors. The Indemnification Agreements provide that the Corporation shall indemnify and keep indemnified the indemnitee to the fullest extent authorized by Section 145 as it may be in effect from time to time from and against any expenses (including expenses of investigation and preparation and reasonable fees and disbursements of legal counsel, accountants and other experts), judgments, fines and amounts paid in settlement by the indemnitee in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not the cause of action, suit or proceeding incurred before or after the date of the Indemnification Agreement. The Indemnification Agreements further provide for advancement of amounts to cover expenses incurred by the indemnitee in defending any such action, suit or proceeding subject to an undertaking by the indemnitee to repay any expenses advanced which it is later determined he or she was not entitled to receive.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Corporation has not sold any unregistered securities, except in the Note Placement (as defined in the Prospectus included in this Registration Statement).

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) The following is a complete list of Exhibits filed as a part of this Registration Statement:

        See Exhibit Index

    (b) The following is a complete list of financial statement Schedules filed as a part of this Registration Statement and included with the financial statements filed as a part of this Registration Statement:

1.         Schedule V    --         Property, Plant and Equipment
2.         Schedule VI   --         Accumulation Depreciation and Depletion of Property, Plant and
                                    Equipment
3.         Schedule      --         Valuation and Qualifying Accounts
           VIII
4.         Schedule IX   --         Short-Term Borrowings
5.         Schedule X    --         Supplemental Statement of Earnings Information

    All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (2) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to provisions described in this Registration Statement or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on March 9, 1994.


                                          USG CORPORATION

                                          By:       /s/ Richard H. Fleming
                                          --------------------------------------
                                                     Richard H. Fleming
                                             VICE PRESIDENT AND CHIEF FINANCIAL
                                                         OFFICER


    Pursuant  to  the  requirements  of   the  Securities  Act  of  1933,   this
Registration Statement has been signed on March 9, 1994, by the following persons in the capacities indicated:


                   SIGNATURE                                                TITLE
- ------------------------------------------------  ---------------------------------------------------------
                                *
     --------------------------------------       Chairman of the Board, Chief Executive Officer, and
               Eugene B. Connolly                  Director (Principal Executive Officer)
     --------------------------------------       President, Chief Operating Officer, and Director
                William C. Foote
                 /s/ Richard H. Fleming
     --------------------------------------       Vice President and Chief Financial Officer (Principal
               Richard H. Fleming                  Financial Officer)
                   /s/ Raymond T. Belz
     --------------------------------------       Vice President and Controller
                Raymond T. Belz                    (Principal Accounting Officer)
                                *
     --------------------------------------       Director
               Robert L. Barnett
                                *
     --------------------------------------       Director
                 Keith A. Brown
                                *
     --------------------------------------       Director
                   W.H. Clark
                                *
     --------------------------------------       Director
                James C. Cotting
                                *
     --------------------------------------       Director
              Lawrence M. Crutcher

                   SIGNATURE                                                TITLE
- ------------------------------------------------  ---------------------------------------------------------
                                *
     --------------------------------------       Director
                Wade Fetzer III
                                *
     --------------------------------------       Director
                  David W. Fox
                                *
     --------------------------------------       Director
             Philip C. Jackson, Jr.
                                *
     --------------------------------------       Director
                Marvin E. Lesser
                                *
     --------------------------------------       Director
                John B. Schwemm
     --------------------------------------       Director
               Judith A. Sprieser
                                *
     --------------------------------------       Director
                 Alan G. Turner
                                *
     --------------------------------------       Director
                Barry L. Zubrow

*By:                            /s/ Richard H. Fleming

                          ----------------------------
                                 Richard H. Fleming
                                  Attorney-in-fact

                                 EXHIBIT INDEX

    The following documents are the exhibits to this Registration Statement on Form S-1. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K. The page number, if any, listed opposite an exhibit indicates the page number in the sequential numbering system in the manually signed original of this Registration Statement on Form S-1 where such exhibit can be found. Exhibits followed by an (*) constitute management contracts or compensatory plans or arrangements. Exhibits followed by an (**) have been filed previously.

 EXHIBIT
   NO.                                                                                                            PAGE
- ---------                                                                                                       ---------
       1.  Underwriting Agreements
           (a)        U.S. Underwriting Agreement.                                                              **
           (b)        International Underwriting Agreement.                                                     **
       3.  Articles of incorporation and by-laws:
           (a)        Restated Certificate of Incorporation of  USG Corporation (incorporated by reference  to
                      Exhibit 3.1 of USG Corporation's Form 8-K, dated May 7, 1993.)
           (b)        Amended  and Restated By-Laws of USG Corporation, dated as of May 12, 1993 (incorporated by reference  to Exhibit  3(b) of  Amendment  No. 1  to USG  Corporation's  Registration
                      Statement No. 33-61162 on Form S-1, dated June 16, 1993).
       4.  Instruments defining the rights of security holders, including indentures:
           (a)        Indenture  dated as  of October  1, 1986  between USG  Corporation and  Harris Trust and
                      Savings Bank, Trustee (incorporated  by reference to Exhibit  4(a) of USG  Corporation's
                      Registration Statement No. 33-9294 on Form S-3, dated October 7, 1986).
           (b)        Resolutions  dated December  16, 1986  of a  Special Committee  created by  the Board of
                      Directors of  USG  Corporation  (incorporated  by  reference  to  Exhibit  4(b)  of  USG
                      Corporation's 1993 Annual Report on Form 10-K, filed on February 24, 1994).
           (c)        Resolutions dated March 5, 1987 of a Special Committee created by the Board of Directors of  USG Corporation (incorporated by reference to Exhibit 4(c) of USG Corporation's 1993
                      Annual Report on Form 10-K, filed on February 24, 1994).
           (d)        Resolutions dated March 6, 1987 of a Special Committee created by the Board of Directors of USG Corporation (incorporated by reference to Exhibit 4(d) of USG Corporation's  1993
                      Annual Report on Form 10-K, filed on February 24, 1994).
           (e)        Resolutions  dated  April  26, 1993  of  a Special  Committee  created by  the  Board of
                      Directors of USG Corporation relating to USG Corporation's 8% Senior Notes due 1995  and
                      9%  Senior Notes due 1998 (incorporated by reference to Exhibit 4.1 of USG Corporation's
                      Form 8-K, dated May 7, 1993).
           (f)        Consent Resolutions adopted by a Special Committee created by the Board of Directors  of
                      USG Corporation relating to USG Corporation's 9 1/4% Senior Notes due 2001.               **
           (g)        Indenture dated as of April 26, 1993 among USG Corporation, certain guarantors and State
                      Street Bank and Trust Company, as Trustees, relating to USG Corporation's 10 1/4% Senior
                      Notes  due 2002 (incorporated by reference to Exhibit 4.2 of USG Corporation's Form 8-K, dated May 7, 1993).
           (h)        Indenture dated as  of August  10, 1993 among  USG Corporation,  certain guarantors  and
                      State  Street Bank and Trust Company, as  Trustee, relating to USG Corporation's 10 1/4%
                      Senior Notes  due 2002,  Series B  (incorporated by  reference to  Exhibit 4(f)  of  USG
                      Corporation's  Quarterly Report on Form  10-Q for the quarter  ended June 30, 1993 dated
                      August 12, 1993.
           (i)        Warrant Agreement dated May 6, 1993 between USG Corporation and Harris Trust and Savings
                      Bank, as  Warrant  Agent,  relating  to  USG  Corporation's  Warrants  (incorporated  by reference to Exhibit 4.3 of USG Corporation's Form 8-K, dated May 7, 1993).

 EXHIBIT
   NO.                                                                                                            PAGE
- ---------                                                                                                       ---------
           (j)        Form  of Warrant Certificate (incorporated by reference to Exhibit 4(g) of Amendment No.
                      4 to USG Corporation's Registration Statement  No. 33-40136 on Form S-4, dated  November
                      12, 1992).
           (k)        Rights  Agreement dated May 6, 1993 between USG Corporation and Harris Trust and Savings
                      Bank, as Rights Agent  (incorporated by reference to  Exhibit 10.1 of USG  Corporation's
                      Form 8-K, dated May 7, 1993).
           (l)        Form  of  Common Stock  certificate (incorporated  by  reference to  Exhibit 4.4  to USG
                      Corporation's Form 8-K, dated May 7, 1993).
                      The Corporation and certain  of its consolidated subsidiaries  are parties to  long-term debt  instruments under which the total amount  of securities authorized does not exceed
                      10% of the total assets of the Corporation and its subsidiaries on a consolidated basis.
                      Pursuant to paragraph  (b)(4)(iii)(A) of  Item 601  of Regulation  S-K, the  Corporation
                      agrees  to furnish a copy of such  instruments to the Securities and Exchange Commission upon request.
       5.  Opinions of counsel as to the legality of the securities being registered.
      10.  Material contracts:
           (a)        Management Performance Plan of USG Corporation (incorporated by reference to Annex C  of
                      Amendment  No. 8 to USG  Corporation's Registration Statement No.  33-40136 on Form S-4,
                      dated February 3, 1993).*
           (b)        1991-1993 Management  Incentive  Compensation Program  --  USG Corporation,  as  amended
                      (incorporated  by reference to Exhibit 10(b) of  USG Corporation's 1991 Annual Report on
                      Form 10-K, dated March 5, 1992).*
           (c)        Amendment and Restatement of USG Corporation Supplemental Retirement Plan, effective  as
                      of July 1, 1993 and dated November 30, 1993.*                                             **
           (d)        First  Amendment  of  USG  Corporation Supplemental  Retirement  Plan,  effective  as of
                      November 15, 1993 and dated December 2, 1993.*                                            **
           (e)        Termination Compensation Agreements (incorporated by  reference to Exhibit 10(h) of  USG
                      Corporation's 1991 Annual Report on Form 10-K, dated March 5, 1992).*
           (f)        USG  Corporation Severance Plan  for Key Managers,  dated May 15,  1991 (incorporated by reference to Exhibit 10(i) of USG Corporation's  1991 Annual Report on Form 10-K,  dated
                      March 5, 1992).*
           (g)        Indemnification Agreements *.                                                             **
           (h)        Form  of Change  of Control Waiver  (incorporated by  reference to Exhibit  10(t) of USG
                      Corporation's 1992 Annual Report on Form 10-K dated March 26, 1993).*
           (i)        Incentive Recovery  Program --  Waiver of  Full Payment  (incorporated by  reference  to
                      Exhibit  10(u) of  USG Corporation's 1992  Annual Report  on Form 10-K,  dated March 26,
                      1993).*
           (j)        Rights Agreement dated May 6, 1993 between USG Corporation and Harris Trust and  Savings
                      Bank,  as Rights Agent (incorporated  by reference to Exhibit 10.1  of Form 8-K filed by
                      USG Corporation on May 7, 1993).
           (k)        Warrant Agreement dated May 6, 1993 between USG Corporation and Harris Trust and Savings
                      Bank, as  Warrant  Agent,  relating  to  USG  Corporation's  Warrants  (incorporated  by reference to Exhibit 4.3 of Form 8-K filed by USG Corporation on May 7, 1993).
           (l)        Amended  and Restated Credit Agreement dated as of May 6, 1993 among USG Corporation and
                      USG Interiors, Inc., as  borrowers; the Financial Institutions  listed on the  signature pages  thereof, as  Senior Lenders; Bankers  Trust Company, Chemical  Bank and Citibank,
                      N.A., as Agents; and Citibank, N.A., as Administrative Agent (incorporated by  reference to Exhibit 10.2 of Form 8-K filed by USG Corporation on May 7, 1993).

 EXHIBIT
   NO.                                                                                                            PAGE
- ---------                                                                                                       ---------
           (m)        First Amendment to Amended and Restated Credit Agreement between USG Corporation and USG
                      Interiors,  Inc. as borrowers; the Financial  Institutions listed on the signature pages thereof, as Senior Lenders; Bankers Trust Company, Chemical Bank and Citibank, N.A.,  as
                      Agents;  and  Citibank,  N.A., as  Administrative  Agent (incorporated  by  reference to
                      Exhibit 4M of USG Corporation's Registration  Statement No. 35-65804 on Form S-1,  dated
                      July 9, 1993).
           (n)        Second  Amendment to Amended  and Restated Credit Agreement  between USG Corporation and
                      USG Interiors, Inc.  as borrowers; the  Financial Institutions listed  on the  signature pages  thereof, as  Senior Lenders; Bankers  Trust Company, Chemical  Bank and Citibank,
                      N.A., as Agents; and Citibank, N.A., as Administrative Agent.                             **
           (o)        Letter of Credit Issuance and  Reimbursement Agreement dated as  of May 6, 1993  between
                      USG  Interiors, Inc. and  Chemical Bank (incorporated  by reference to  Exhibit 10.12 of
                      Form 8-K filed by USG Corporation on May 7, 1993).
           (p)        Amended and  Restated Collateral  Trust Agreement  dated as  of May  6, 1993  among  USG
                      Corporation,  USG Interiors,  Inc. and USG  Foreign Investments, Ltd.,  as grantors, and
                      Wilmington Trust Company and William J. Wade, as Trustees (incorporated by reference  to
                      Exhibit 10.6 of Form 8-K filed by USG Corporation on May 7, 1993).
           (q)        Amended  and  Restated  Company Pledge  Agreement  dated as  of  May 6,  1993  among USG
                      Corporation, Wilmington Trust Company and William J. Wade (incorporated by reference  to
                      Exhibit 10.7 of Form 8-K filed by USG Corporation on May 7, 1993).
           (r)        Amended  and Restated  Subsidiary Pledge  Agreement dated  as of  May 6,  1993 among USG
                      Interiors, Inc., Wilmington Trust Company and William J. Wade (incorporated by reference to Exhibit 10.8 of Form 8-K filed by USG Corporation on May 7, 1993).
           (s)        Amended and Restated  Subsidiary Pledge  Agreement dated  as of  May 6,  1993 among  USG
                      Foreign Investments, Ltd., Wilmington Trust Company and William J. Wade (incorporated by reference to Exhibit 10.9 of Form 8-K filed by USG Corporation on May 7, 1993).
           (t)        Amended  and Restated Share Pledge  Agreement dated as of May  6, 1993 among USG Foreign
                      Investments, Ltd.,  Wilmington  Trust  Company  and William  J.  Wade  (incorporated  by reference to Exhibit 10.10 of Form 8-K filed by USG Corporation on May 7, 1993).
           (u)        Amended  and  Restated  Deed  of Charge  dated  as  of  May 6,  1993  among  USG Foreign
                      Investments, Ltd.,  Wilmington  Trust  Company  and William  J.  Wade  (incorporated  by reference to Exhibit 10.11 of Form 8-K filed by USG Corporation on May 7, 1993).
           (v)        Amended  and Restated Company Guaranty  dated as of May 6,  1993 made by USG Corporation
                      (incorporated by reference to Exhibit 10.3 of  Form 8-K filed by USG Corporation on  May
                      7, 1993).
           (w)        Amended  and Restated Subsidiary Guaranty dated as of May 6, 1993 made by USG Interiors,
                      Inc. (incorporated by reference to Exhibit 10.1 of Form 8-K filed by USG Corporation  on
                      May 7, 1993).
           (x)        Form of Amended and Restated Subsidiary Guaranty dated as of May 6, 1993 made by each of
                      United States Gypsum Company, USG Foreign Investments, Ltd., L&W Supply Corporation, USG
                      Interiors  International, Inc., La Mirada Products Co., Inc., Westbank Planting Company,
                      American Metals  Corporation and  USG  Industries, Inc.  (incorporated by  reference  to
                      Exhibit 10.5 of Form 8-K filed by USG Corporation on May 7, 1993).
           (y)        Consent  and  Agreement dated  as of  August 22,  1991  with respect  to the  Old Credit
                      Agreement dated as of July 1, 1988  (incorporated by reference to Exhibit 10(ai) of  USG
                      Corporation's Form 8-K, dated August 23, 1991).

 EXHIBIT
   NO.                                                                                                            PAGE
- ---------                                                                                                       ---------
           (z)        First  Amendment dated as  of March 12, 1993  with respect to  the Consent and Agreement dated as  of  August 22,  1991  (incorporated by  reference  to Exhibit  10(ap)  of  USG
                      Corporation's 1992 Annual Report on Form 10-K, dated March 26, 1993).
           (aa)       Deposit  Agreement dated as of September 19,  1991 (incorporated by reference to Exhibit
                      10(aq) of USG Corporation's 1992 Annual Report on Form 10-K, dated March 26, 1993).
           (ab)       First Amendment dated as  of March 12,  1993 to the  Deposit Agreement (incorporated  by reference  to Exhibit 10(ar) of USG Corporation's 1992 Annual Report on Form 10-K, dated
                      March 26, 1993).
           (ac)       Agreement among USG Corporation and  the Ad Hoc Committee of  Holders of 13 1/4%  Senior
                      Subordinated  Debentures  of  USG Corporation  due  2000 (incorporated  by  reference to
                      Exhibit 10(aq)  of Amendment  No.  4 to  USG  Corporation's Registration  Statement  No.
                      33-40136 on Form S-4).
           (ad)       Letter  Agreement dated February 25, 1993  among USG Corporation, Water Street Corporate
                      Recovery Fund  I  L.P.,  The  Goldman  Sachs  Group,  L.P.  and  Goldman,  Sachs  &  Co.
                      (incorporated  by reference to Exhibit 10(au) of USG Corporation's 1992 Annual Report on
                      Form 10-K, dated March 26, 1993).
           (ae)       First Amendment to Letter Agreement dated February 22, 1994 among USG Corporation, Water
                      Street Corporate Recovery  Fund I,  L.P., The Goldman  Sachs Group,  L.P., and  Goldman,
                      Sachs & Co.                                                                               **
           (af)       Bankruptcy  Court Order issued  April 23, 1993  confirming USG Corporation's Prepackaged
                      Plan of Reorganization (incorporated by reference to  Exhibit 28.1 of Form 8-K filed  by
                      USG Corporation on May 7, 1993).
           (ag)       Consulting  Agreement  dated  July 1,  1990,  as  amended March  23,  1992,  between USG
                      Corporation and  William  L. Weiss  (incorporated  by  reference to  Exhibit  10(au)  of
                      Amendment No. 4 to USG Corporation's Registration Statement No. 33-40136 on Form S-4).
           (ah)       Consulting Agreement dated May 6, 1993 between USG Corporation and Jack D. Sparks.        **
           (ai)       Consulting Agreement dated August 11, 1993 between USG Corporation and James W. Cozad.    **
           (aj)       1993  Annual Management Incentive Program --  USG Corporation (incorporated by reference to Exhibit 10(b)  of Amendment  No. 1 to  USG Corporation's  Registration Statement  No.
                      33-61152 on Form S-1).
           (ak)       Form  of Employment Agreement dated  May 12, 1993 (incorporated  by reference to Exhibit
                      10(h) of Amendment  No. 1 to  USG Corporation's Registration  Statement No. 33-61152  on
                      Form S-1).
           (al)       Amendment  of Termination Compensation Agreements  (incorporated by reference to Exhibit
                      10(j) of Amendment  No. 1 to  USG Corporation's Registration  Statement No. 33-61152  on
                      Form S-1).
           (am)       Form  of Nonqualified  Stock Option  Agreement effective  June 1,  1993 (incorporated by reference to  Exhibit  10(l)  of  Amendment No.  1  on  USG  Corporation's  Registration
                      Statement No. 33-61152 on Form S-1).
           (an)       Form of Nonqualified Stock Option Agreement with Anthony J. Falvo, Jr. effective June 1,
                      1993 (incorporated by reference to Exhibit 10(m) of Amendment No. 1 to USG Corporation's
                      Registration Statement No. 33-61152 on Form S-1).
           (ao)       Form of First Amendment to Amended and Restated Collateral Trust Agreement (incorporated by  reference to  Exhibit 10(w)  of Amendment  No. 1  to USG  Corporation's Registration
                      Statement No. 33-61152 on Form S-1).
           (ap)       Form of First  Amendment to Amended  and Restated Subsidiary  Guaranty (incorporated  by reference  to  Exhibit  10(ae) of  Amendment  No.  2 to  USG  Corporation's Registration
                      Statement No. 33-61152 on Form S-1).
           (aq)       First Amendment to Management Performance Plan,  effective November 15, 1993, and  dated
                      February 1, 1994.                                                                         **

 EXHIBIT
   NO.                                                                                                            PAGE
- ---------                                                                                                       ---------
           (ar)       Modification  letter dated February 1, 1994 to Nonqualified Stock Option Agreement dated
                      June 1, 1993 between USG Corporation and Eugene B. Connolly.                              **
           (as)       Form of Nonqualified Stock Option Agreement effective February 9, 1994.                   **
           (at)       Executive Consulting  Agreement effective  March  1, 1994  between USG  Corporation  and
                      Anthony J. Falvo, Jr.                                                                     **
      24.  Consents of Experts and Counsel
           (a)        Consent of Arthur Andersen & Co.
           (b)        Consents of counsel (included in Exhibit 5).
      25.  Power of Attorney                                                                                    **

                         APPENDIX TO FORM S-1

The following graphics have been omitted from the EDGAR submission to Form S-1:


Inside front cover page of Prospectus:

     An assortment of four photographs of the Corporation's products and applications of those products.


Page 33:

     A line graph depicting United States gypsum wallboard industry shipments and United States total housing starts for the years 1982 through 1993 was replaced with a table providing such data.


Inside back cover page of Prospectus:

     An assortment of four photographs of the Corporation's products and applications of those products.